Filed Pursuant to Rule 424(b)(3)
Registration File No. 333-165437

Dear Shareholder:

You are cordially invited to attend the annual meeting of FedFirst Financial Corporation described in the attached document. In addition to the election of directors and the ratification of the appointment of our independent auditor, FedFirst Financial is soliciting shareholder votes regarding the conversion of First Federal Savings Bank from the partially public mutual holding company form of organization to the fully-public stock holding company structure. The conversion involves the formation of a new holding company for First Federal Savings Bank, which is also to be called FedFirst Financial Corporation, the exchange of shares of new FedFirst Financial for your shares of the existing FedFirst Financial, and the sale by new FedFirst Financial of up to up to 2,587,500 shares of common stock. Upon completion of the transactions, the existing FedFirst Financial will cease to exist.

The Proxy Vote—Your Vote Is Very Important

We have received conditional regulatory approval to implement the conversion, however we must also receive the approval of our shareholders. Specifically, we must receive the affirmative vote of (1) the holders of at least two-thirds of the outstanding shares of FedFirst Financial common stock, including shares held by FedFirst Financial Mutual Holding Company (which intends to vote in favor of the plan of conversion) and (2) the holders of a majority of the outstanding shares of FedFirst Financial common stock entitled to vote at the annual meeting, excluding shares held by FedFirst Financial Mutual Holding Company. Enclosed is a proxy statement/prospectus describing the proposal before our shareholders. Please promptly vote the enclosed proxy card. Our Board of Directors urges you to vote “FOR” the plan of conversion.

The Exchange

At the conclusion of the conversion, your shares of FedFirst Financial common stock will be exchanged for shares of common stock of new FedFirst Financial. The number of new shares of FedFirst Financial common stock that you receive will be based on an exchange ratio that is described in the proxy statement/prospectus. Shortly after the completion of the conversion, our exchange agent will send a transmittal form to each shareholder of FedFirst Financial who holds stock certificates. The transmittal form will explain the procedure to follow to exchange your shares. Please do not deliver your certificate(s) before you receive the transmittal form. Shares of FedFirst Financial that are held in street name (e.g. in a brokerage account) will be converted automatically at the conclusion of the conversion; no action or documentation is required of you.

The Stock Offering

We are offering the shares of common stock of new FedFirst Financial for sale at $10.00 per share. The shares are being offered in a “subscription offering” to eligible depositors and borrowers of First Federal Savings Bank. If all shares are not subscribed for in the subscription offering, shares are expected to be available in a “community offering” to FedFirst Financial public shareholders and others not eligible to place orders in the subscription offering. If you are interested in purchasing shares of our common stock, you may request a stock order form and prospectus by calling our Stock Information Center at the phone number in the Questions and Answers section herein. The stock offering period is expected to expire on June 24, 2010.

If you have any questions please refer to the Questions & Answers section herein. We thank you for your support as a shareholder of FedFirst Financial.

Sincerely,

Patrick G. O’Brien

President and Chief Executive Officer

This letter is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the prospectus. These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

(Proposed Holding Company for First Federal Savings Bank)

PROSPECTUS OF FEDFIRST FINANCIAL CORPORATION (NEW)

PROXY STATEMENT OF FEDFIRST FINANCIAL CORPORATION

First Federal Savings Bank is converting from the partially public mutual holding company form of organization to the fully-public stock holding company structure. Currently, First Federal Savings Bank is a wholly-owned subsidiary of FedFirst Financial Corporation and FedFirst Financial Mutual Holding Company owns 57.5% of FedFirst Financial’s common stock. The remaining 42.5% of FedFirst Financial’s common stock is owned by public shareholders. As a result of the conversion, our newly formed company, also called FedFirst Financial Corporation, will become the parent of First Federal Savings Bank. Each share of FedFirst Financial common stock owned by the public will be exchanged for between 0.5259 and 0.7115 shares (subject to increase to 0.8182 shares) of common stock of new FedFirst Financial so that FedFirst Financial’s existing public shareholders will own approximately the same percentage of new FedFirst Financial common stock as they owned of FedFirst Financial’s common stock immediately prior to the conversion. The actual number of shares that you will receive will depend on the percentage of FedFirst Financial common stock held by the public at the completion of the conversion and the number of shares of new FedFirst Financial common stock sold in the offering described in the following paragraph. The exchange ratio will not depend on the market price of FedFirst Financial common stock. See “Proposal 1—Approval of the Plan of Conversion—Share Exchange Ratio” for a discussion of the exchange ratio.

Concurrently with the exchange offer, we are offering up to 2,587,500 shares of common stock (subject to increase to 2,975,625 shares) for sale on a best efforts basis, subject to certain conditions. We must sell a minimum of 1,912,500 shares to complete the offering. All shares are offered at a price of $10.00 per share. The shares we are offering represent the 57.5% ownership interest in FedFirst Financial Corporation, a federal corporation, now owned by FedFirst Financial Mutual Holding Company. We are offering the shares of common stock in a “subscription offering” to eligible depositors and certain borrowers of First Federal Savings Bank. Shares of common stock not purchased in the subscription offering may be offered for sale to the general public in a “community offering,” with a preference given to our local communities and the shareholders of FedFirst Financial as of May 4, 2010. We also may offer for sale shares of common stock not purchased in the subscription offering or community offering in a “syndicated community offering” through a syndicate of selected dealers.

The conversion of FedFirst Financial Mutual Holding Company and the offering and exchange of common stock by new FedFirst Financial is referred to herein as the “conversion and offering.” After the conversion and offering are completed, First Federal Savings Bank will be a wholly-owned subsidiary of new FedFirst Financial, and 100% of the common stock of new FedFirst Financial will be owned by public shareholders. As a result of the conversion and offering, the present FedFirst Financial and FedFirst Financial Mutual Holding Company will cease to exist.

FedFirst Financial’s common stock is currently listed on the Nasdaq Capital Market under the symbol “FFCO.” We expect that new FedFirst Financial’s common stock will trade on the Nasdaq Capital Market under the trading symbol FFCOD for a period of 20 trading days after the completion of the offering. Thereafter, the trading symbol will revert to FFCO.

The conversion and offering will be conducted pursuant to the plan of conversion and reorganization (the “plan of conversion”) of First Federal Savings Bank, FedFirst Financial and FedFirst Financial Mutual Holding Company. In order for us to implement the plan of conversion, we must receive the affirmative vote of (1) the holders of at least two-thirds of the outstanding shares of FedFirst Financial common stock, including shares held by FedFirst Financial Mutual Holding Company (which intends to vote in favor of the plan of conversion) and (2) the holders of a majority of the outstanding shares of FedFirst Financial common stock entitled to vote at the annual meeting, excluding shares held by FedFirst Financial Mutual Holding Company. Shareholders of FedFirst Financial will consider and vote upon the plan of conversion at FedFirst Financial’s annual meeting of shareholders at the Monessen Business Development Center, Fourth Floor Conference Room, 435 Donner Avenue, Monessen, Pennsylvania, on June 28, 2010 at 1:00 p.m., local time. FedFirst Financial’s board of directors unanimously recommends that shareholders vote “FOR” the plan of conversion.

This document serves as the proxy statement for the annual meeting of shareholders of FedFirst Financial and the prospectus for the shares of new FedFirst Financial common stock to be issued in exchange for shares of FedFirst Financial common stock. We urge you to read this entire document carefully. You can also obtain information about our companies from documents that we have filed with the Securities and Exchange Commission and the Office of Thrift Supervision. This document does not serve as the prospectus relating to the offering by new FedFirst Financial of its shares of common stock in the offering, which will be made pursuant to a separate prospectus.

This proxy statement/prospectus contains information that you should consider in evaluating the plan conversion. In particular, you should carefully read the section captioned “Risk Factors” beginning on page 12 for a discussion of certain risk factors relating to the conversion and offering.

These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

None of the Securities and Exchange Commission, the Office of Thrift Supervision or any state securities regulator has approved or disapproved of these securities or determined if this proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this proxy statement/prospectus is May 14, 2010, and is first being mailed to shareholders of FedFirst Financial Corporation on or about May 24, 2010.

FedFirst Financial Corporation

Donner at Sixth Street

Monessen, Pennsylvania 15062

(724) 684-6800

Notice of Annual Meeting of Shareholders

On June 28, 2010, FedFirst Financial Corporation will hold its annual meeting of shareholders at the Monessen Business Development Center, Fourth Floor Conference Room, 435 Donner Avenue, Monessen, Pennsylvania. The meeting will begin at 1:00 p.m., local time. At the meeting, shareholders will consider and act on the following:

1.	The approval of a plan of conversion and reorganization pursuant to which: (A) FedFirst Financial Mutual Holding Company, which currently owns 57.5% of the common stock of FedFirst Financial, will merge with and into FedFirst Financial, with FedFirst Financial being the surviving entity; (B) FedFirst Financial will merge with and into new FedFirst Financial, with new FedFirst Financial being the surviving entity; (C) the outstanding shares of FedFirst Financial, other than those held by FedFirst Financial Mutual Holding Company, will be converted into shares of common stock of new FedFirst Financial; and (D) new FedFirst Financial will offer shares of its common stock for sale in a subscription offering and community offering.

2.	The following informational proposals:

2a	Approval of a provision in new FedFirst Financial’s articles of incorporation requiring a super-majority vote to approve certain amendments to new FedFirst Financial’s articles of incorporation; and

2b	Approval of a provision in new FedFirst Financial’s articles of incorporation to limit the voting rights of shares beneficially owned in excess of 10% of new FedFirst Financial’s outstanding voting stock.

3.	The election of three directors with terms of three years each, one director with a term of two years, and one director with a term of one year.

4.	The ratification of the appointment of ParenteBeard LLC as independent registered public accountants for the fiscal year ending December 31, 2010.

5.	The approval of the adjournment of the annual meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the annual meeting to approve the plan of conversion.

6.	Such other business that may properly come before the meeting.

NOTE: The board of directors is not aware of any other business to come before the meeting.

The provisions of new FedFirst Financial’s articles of incorporation which are summarized as informational proposals 2a and 2b were approved as part of the process in which the board of directors of FedFirst Financial approved the plan of conversion. These proposals are informational in nature only, because the Office of Thrift Supervision’s regulations governing mutual-to-stock conversions do not provide for votes on matters other than the plan of conversion. While we are asking you to vote with respect to each of the informational proposals listed above, the proposed provisions for which an informational vote is requested will become effective if shareholders approve the plan of conversion, regardless of whether shareholders vote to approve any or all of the informational proposals.

Only shareholders as of May 4, 2010 are entitled to receive notice of the meeting and to vote at the meeting and any adjournments or postponements of the meeting.

Please complete and sign the enclosed form of proxy, which is solicited by the board of directors, and mail it promptly in the enclosed envelope. The proxy will not be used if you attend the meeting and vote in person.

BY ORDER OF THE BOARD OF DIRECTORS

Jennifer L. George
Corporate Secretary

Monessen, Pennsylvania

May 24, 2010

Questions and Answers

You should read this document for more information about the conversion and offering. The plan of conversion described in this document has been conditionally approved by the Office of Thrift Supervision.

The Proxy Vote

Q.	What am I being asked to approve?

A.	FedFirst Financial shareholders as of May 4, 2010 are asked to vote on the plan of conversion. Under the plan of conversion, First Federal Savings Bank will convert from the mutual holding company form of organization to the stock holding company form, and as part of such conversion, new FedFirst Financial will offer for sale, in the form of shares of its common stock, FedFirst Financial Mutual Holding Company’s 57.5% ownership interest in FedFirst Financial. In addition to the shares of common stock to be issued to those who purchase shares in the offering, public shareholders of FedFirst Financial as of the completion of the conversion and offering will receive shares of new FedFirst Financial common stock in exchange for their existing shares of FedFirst Financial common stock. The exchange will be based on an exchange ratio that will result in FedFirst Financial’s existing public shareholders owning approximately the same percentage of new FedFirst Financial common stock as they owned of FedFirst Financial immediately prior to the conversion and offering.

Your prompt vote is very important. We cannot complete the conversion and offering unless the plan of conversion receives the affirmative vote of a majority of the shares held by our public shareholders.

Shareholders also are asked to vote on the following informational proposals with respect to the articles of incorporation of new FedFirst Financial:

•	Approval of a provision in new FedFirst Financial’s articles of incorporation requiring a super-majority vote to approve certain amendments to new FedFirst Financial’s articles of incorporation; and

•

Approval of a provision in new FedFirst Financial’s articles of incorporation to limit the voting rights of shares beneficially owned in excess of 10% of new FedFirst Financial’s outstanding voting stock.

The provisions of new FedFirst Financial’s articles of incorporation which are summarized as informational proposals were approved as part of the process in which the board of directors of FedFirst Financial approved the plan of conversion. These proposals are informational in nature only, because the Office of Thrift Supervision’s regulations governing mutual-to-stock conversions do not provide for votes on matters other than the plan of conversion. While we are asking you to vote with respect to each of the informational proposals listed above, the proposed provisions for which an informational vote is requested will become effective if shareholders approve the plan of conversion, regardless of whether shareholders vote to approve any or all of the informational proposals. The provisions of new FedFirst Financial’s articles of incorporation which are summarized as informational proposals may have the effect of deterring or rendering more difficult attempts by third parties to obtain control of new FedFirst Financial, if such attempts are not approved by the board of directors, or may make the removal of the board of directors or management, or the appointment of new directors, more difficult.

In addition, shareholders will vote on the election of directors, the ratification of the appointment of auditors, and a proposal to adjourn the annual meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the annual meeting to approve the plan of conversion.

Q.	What is the conversion?

A.	First Federal Savings Bank is converting from a mutual holding company structure to a fully-public stock holding company structure. Currently, FedFirst Financial Mutual Holding Company owns 57.5% of FedFirst Financial’s common stock. The remaining 42.5% of FedFirst Financial’s common stock is owned by public shareholders. As a result of the conversion, our newly formed company, also called new FedFirst Financial Corporation, will become the parent of First Federal Savings Bank.

Shares of common stock of new FedFirst Financial, representing the 57.5% ownership interest of FedFirst Financial Mutual Holding Company in FedFirst Financial, are being offered for sale to eligible depositors of First Federal Savings Bank and, possibly, to the public. At the completion of the conversion and offering, public shareholders of FedFirst Financial will exchange their shares of FedFirst Financial common stock for shares of common stock of new FedFirst Financial.

i

After the conversion and offering are completed, First Federal Savings Bank will be a wholly-owned subsidiary of new FedFirst Financial, and 100% of the common stock of new FedFirst Financial will be owned by public shareholders. As a result of the conversion and offering, FedFirst Financial and FedFirst Financial Mutual Holding Company will cease to exist.

See “Proposal 1—Approval of the Plan of Conversion” beginning on page 30 of this proxy statement/prospectus, for more information about the conversion and offering.

Q.	What are reasons for the conversion and offering?

A.	The primary reasons for the conversion and offering are to increase capital to support the growth of our interest-earning assets, create a more liquid and active market than currently exists for FedFirst Financial common stock, structure our business in a form that will provide access to capital markets, and facilitate acquisitions of other financial institutions. Although First Federal Savings Bank is categorized as “well-capitalized” and does not require additional capital, the board of directors has determined that opportunities for continued growth make pursuing the conversion and offering at this time desirable.

Q.	Why should I vote?

A.	You are not required to vote, but your vote is very important. We believe that the conversion is in the best interests of our customers, shareholders and communities. In order for us to implement the plan of conversion, we must receive the affirmative vote of a majority of the outstanding shares of FedFirst Financial common stock held by public shareholders. Your board of directors recommends that you vote “FOR” the plan of conversion.

Q.	What happens if I don’t vote?

A.	Your prompt vote is very important. Not voting will have the same effect as voting “Against” the plan of conversion. Without sufficient favorable votes “FOR” the plan of conversion, we will not proceed with the conversion and offering.

Q.	How do I vote?

A.	You should mark your vote, sign your proxy card and return it in the enclosed proxy reply envelope. PLEASE VOTE PROMPTLY. NOT VOTING HAS THE SAME EFFECT AS VOTING “AGAINST” THE PLAN OF CONVERSION.

Q.	If my shares are held in street name, will my broker automatically vote on my behalf?

A.	No. Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares, using the directions that your broker provides to you.

Q.	What if I do not give voting instructions to my broker?

A.	Your vote is important. If you do not instruct your broker to vote your shares, the unvoted proxy will have the same effect as a vote against the plan of conversion.

The Exchange

Q:	I currently own shares of FedFirst Financial common stock. What will happen to my shares as a result of the conversion?

A:	At the completion of the conversion, your shares of FedFirst Financial common stock will be canceled and exchanged for shares of common stock of new FedFirst Financial, a newly formed Maryland corporation. The number of shares you will receive will be based on an exchange ratio, determined as of the completion of the conversion and offering, that is intended to result in FedFirst Financial’s existing public shareholders owning approximately 42.5% of new FedFirst Financial’s common stock, which is the same percentage of FedFirst Financial common stock currently owned by existing public shareholders.

Q:	Does the exchange ratio depend on the market price of FedFirst Financial common stock?

A:	No, the exchange ratio will not be based on the market price of FedFirst Financial common stock. Therefore, changes in the price of FedFirst Financial common stock between now and the completion of the conversion and offering will not effect the calculation of the exchange ratio.

Q:	How will the actual exchange ratio be determined?

A:	Because the purpose of the exchange ratio is to maintain the ownership percentage of the existing public shareholders of FedFirst Financial, the actual exchange ratio will depend on the number of shares of new FedFirst Financial’s common stock sold in the offering and, therefore, cannot be determined until the completion of the conversion and offering.

Q:	How many shares will I receive in the exchange?

A:	You will receive between 0.5259 and 0.7115 (subject to increase to 0.8182) shares of new FedFirst Financial common stock for each share of FedFirst Financial common stock you own on the date of the completion of the conversion and offering. For example, if you own 100 shares of FedFirst Financial common stock, and the exchange ratio is 0.6187 (at the midpoint of the offering range), you will receive 61 shares of new FedFirst Financial common stock and $8.70 in cash, the value of the fractional share, based on the $10.00 per share purchase price in the offering. Shareholders who hold shares in street-name at a brokerage firm will receive new shares and funds in lieu of fractional shares in their brokerage account. Shareholders with stock certificates will receive checks when they receive their new stock certificates.

Q:	Why doesn’t FedFirst Financial wait to conduct the conversion until the stock market improves so that current shareholders can receive a higher exchange ratio?

A:	The board of directors believes that because the stock holding company form of organization offers important advantages, it is in the best interests of our shareholders to complete the conversion and offering sooner rather than later. There is no way to know when market conditions will change or how they might change, or how changes in market conditions might affect stock prices for financial institutions. The board of directors concluded that it would be better to complete the conversion and offering now, under a valuation that offers a fair exchange ratio to existing shareholders and an attractive price to new investors, rather than wait an indefinite amount of time for market conditions that may result in a higher exchange ratio but a less attractive valuation for new investors.

Q.	Should I submit my stock certificates now?

A.	No. If you hold a stock certificate for FedFirst Financial common stock, instructions for exchanging your certificate will be sent to you after completion of the conversion and offering. Until you submit the transmittal form and certificate, you will not receive your new certificate and check for cash in lieu of fractional shares, if any. If your shares are held in street name at a brokerage firm, the share exchange will occur automatically upon completion of the conversion and offering, without any action on your part. Please do not send in your stock certificate until you receive a transmittal form and instructions.

Stock Offering

Q.	May I place an order to purchase shares in the offering, in addition to the shares that I will receive in the exchange?

A.	Yes. Eligible depositors and borrowers of First Federal Savings Bank have priority subscription rights allowing them to purchase common stock in the subscription offering. Shares not purchased in the subscription offering may be available for sale to the public in a community offering. FedFirst Financial shareholders have a preference in the community offering after orders submitted by residents of our communities. If you would like to receive a prospectus and stock order form, please call our Stock Information Center toll-free at (877) 892-9472 from 10:00 a.m. to 4:00 p.m. Eastern time, Monday through Friday. Order forms, along with full payment, must be received (not postmarked) no later than 2:00 p.m., Eastern time on June 24, 2010.

Other Questions?

For answers to questions about the conversion or voting, please read this proxy statement/prospectus. Questions about voting may be directed to our proxy information agent, Laurel Hill Advisory Group, LLC, by calling toll-free (888) 742-1305, Monday through Friday from 9:00 a.m. to 5:00 p.m.

For answers to questions about the stock offering, you may call our Stock Information Center at (877) 892-9472 from Monday through Friday, 10:00 a.m. to 4:00 p.m.

Summary

This summary highlights material information from this document and may not contain all the information that is important to you. To understand the conversion and offering fully, you should read this entire document carefully.

Annual Meeting of Shareholders

Date, Time and Place; Record Date

The annual meeting of FedFirst Financial shareholders is scheduled to be held at the Monessen Business Development Center, Fourth Floor Conference Room, 435 Donner Avenue, Monessen, Pennsylvania at 1:00 p.m., local time, on June 28, 2010. Only FedFirst Financial shareholders of record as of the close of business on May 4, 2010 are entitled to notice of, and to vote at, the annual meeting of shareholders and any adjournments or postponements of the meeting.

Purpose of the Meeting

Shareholders will be voting on the following proposals at the annual meeting:

1.	Approval of the plan of conversion;

2.	The following informational proposals:

2a	Approval of a provision in new FedFirst Financial’s articles of incorporation requiring a super-majority vote to approve certain amendments to new FedFirst Financial’s articles of incorporation; and

2b	Approval of a provision in new FedFirst Financial’s articles of incorporation to limit the voting rights of shares beneficially owned in excess of 10% of new FedFirst Financial’s outstanding voting stock;

3.	The election of three directors with terms of three years each, one director with a term of two years, and one director with a term of one year;

4.	The ratification of the appointment of ParenteBeard LLC as independent registered public accountants for the fiscal year ending December 31, 2010; and

5.	The approval of the adjournment of the annual meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the annual meeting to approve the plan of conversion.

The provisions of new FedFirst Financial’s articles of incorporation which are summarized as informational proposals 2a and 2b were approved as part of the process in which the board of directors of FedFirst Financial approved the plan of conversion. These proposals are informational in nature only, because the Office of Thrift Supervision’s regulations governing mutual-to-stock conversions do not provide for votes on matters other than the plan of conversion. While we are asking you to vote with respect to each of the informational proposals listed above, the proposed provisions for which an informational vote is requested will become effective if shareholders approve the plan of conversion, regardless of whether shareholders vote to approve any or all of the informational proposals. The provisions of new FedFirst Financial’s articles of incorporation which are summarized as informational proposals may have the effect of deterring or rendering more difficult attempts by third parties to obtain control of new FedFirst Financial, if such attempts are not approved by the board of directors, or may make the removal of the board of directors or management, or the appointment of new directors, more difficult.

Vote Required

Proposal 1: Approval of the Plan of Conversion. Approval of the plan of conversion requires the affirmative vote of holders of at least two-thirds of the outstanding shares of FedFirst Financial, including shares held by FedFirst Financial Mutual Holding Company and a majority of the votes eligible to be cast by shareholders of FedFirst Financial, excluding shares held by FedFirst Financial Mutual Holding Company.

Informational Proposals 2a and 2b. While we are asking you to vote with respect to each of the informational proposals listed above, the proposed provisions for which an informational vote is requested will become effective if shareholders approve the plan of conversion, regardless of whether shareholders vote to approve any or all of the informational proposals.

Proposal 3: Election of Directors. Directors are elected by a plurality of the votes cast at the annual meeting. This means that the nominees receiving the greatest number of votes will be elected.

Proposal 4: Ratification of Auditor. Ratification of the selection of ParenteBeard LLC as our independent registered public accounting firm for 2010 requires the affirmative vote of a majority of the shares represented at the meeting and entitled to vote.

Proposal 5: Approval of the adjournment of the annual meeting. We must obtain the affirmative vote of a majority of the shares represented at the meeting and entitled to vote to adjourn the annual meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the annual meeting to approve the proposal to approve the plan of conversion.

As of the record date, there were 6,325,772 shares of FedFirst Financial common stock outstanding, of which FedFirst Financial Mutual Holding Company owned 3,636,875. The directors and executive officers of FedFirst Financial (and their affiliates), as a group, beneficially owned 171,716 shares of FedFirst Financial common stock (excluding shares that may be acquired upon the exercise of stock options), representing 2.7% of the outstanding shares of FedFirst Financial common stock and 6.2% of the shares held by persons other than FedFirst Financial Mutual Holding Company as of such date. FedFirst Financial Mutual Holding Company and our directors and executive officers intend to vote their shares in favor of the plan of conversion.

Our Company

FedFirst Financial Corporation. FedFirst Financial Corporation is, and new FedFirst Financial Corporation following the completion of the conversion and offering will be, the unitary savings and loan holding company for First Federal Savings Bank, a federally chartered savings bank. The common stock of the current FedFirst Financial is traded on the Nasdaq Capital Market under the symbol “FFCO.” At December 31, 2009, FedFirst Financial had consolidated total assets of $353.3 million, net loans of $240.4 million, total deposits of $193.6 million and total stockholders’ equity of $42.4 million.

For a description of important provisions in new FedFirst Financials’ articles of incorporation and bylaws, see “Restrictions on Acquisition of New FedFirst Financial.”

First Federal Savings Bank. First Federal Savings Bank is headquartered in Monessen, Pennsylvania and has provided community banking services to its customers since 1922. We currently operate nine full-service locations in Fayette, Washington and Westmoreland counties in southwestern Pennsylvania. At December 31, 2009, First Federal Savings Bank exceeded all regulatory capital requirements and was not a participant in any of the U.S. Treasury’s capital raising programs for financial institutions.

Our principal executive offices are located at Donner at Sixth Street, Monessen, Pennsylvania 15062 and our telephone number is (724) 684-6800. Our web site address is www.firstfederal-savings.com. Information on our website should not be considered a part of this prospectus.

The Conversion

Description of the Conversion (page 30)

In 1999, we reorganized First Federal Savings Bank into a stock savings bank with a mutual holding company structure. As a part of that reorganization, we formed FedFirst Financial as the mid-tier holding company for First Federal Savings Bank. In 2005, we sold a minority of FedFirst Financial common stock to our depositors and our employee stock ownership plan in a subscription offering. The majority of FedFirst Financial’s shares were issued to FedFirst Financial Mutual Holding Company, a mutual holding company organized under federal law. As a mutual holding company, FedFirst Financial Mutual Holding Company does not have any shareholders, does not hold any significant assets other than the common stock of FedFirst Financial, and does not engage in any significant business activity. Our current ownership structure is as follows:

The “second-step” conversion process that we are now undertaking involves a series of transactions by which we will convert our organization from the partially public mutual holding company form to the fully public stock holding company structure. In the stock holding company structure, all of First Federal Savings Bank’s common stock will be owned by new FedFirst Financial, and all of new FedFirst Financial’s common stock will be owned by the public. We are conducted the conversion and offering under the terms of our plan of conversion. Upon completion of the conversion and offering, the present FedFirst Financial and FedFirst Financial Mutual Holding Company will cease to exist.

As part of the conversion, we are offering for sale common stock representing the 57.5% ownership interest of FedFirst Financial that is currently held by FedFirst Financial Mutual Holding Company. At the conclusion of the conversion and offering, existing public shareholders of FedFirst Financial will receive shares of common stock in new FedFirst Financial in exchange for their existing shares of common stock of FedFirst Financial, based upon an exchange ratio of 0.5259 to 0.7115. The actual exchange ratio will be determined at the conclusion of the conversion and the offering based on the total number of shares sold in the offering, and is intended to result in FedFirst Financial’s existing public shareholders owning the same percentage interest, 42.5%, of new FedFirst Financial common stock as they currently own of FedFirst Financial common stock, without giving effect to cash paid in lieu of issuing fractional shares or shares that existing public shareholders may purchase in the offering.

After the conversion and offering, our ownership structure will be as follows:

We may cancel the conversion and offering at any time prior to the meetings of members of FedFirst Financial Mutual Holding Company and shareholders of FedFirst Financial to vote on the plan of conversion. We may also cancel the conversion and offering after the meetings with the concurrence of the Office of Thrift Supervision.

The normal business operations of First Federal Savings Bank will continue without interruption during the conversion and offering, and the same officers and directors who currently serve First Federal Savings Bank in the mutual holding company structure will serve the new holding company and First Federal Savings Bank in the fully converted stock form.

Reasons for the Conversion and Offering (page 30)

Our primary reasons for the conversion and offering are the following:

•

While First Federal Savings Bank currently exceeds all regulatory capital requirements, the proceeds from the sale of common stock will increase our capital, which will support our continued growth. Our board of directors considered current market conditions, the amount of capital needed for continued lending and operational growth, the fact that the offering will not raise excessive capital, and the interests of existing shareholders in deciding to conduct the conversion and offering at this time.

•

The larger number of shares that will be in the hands of public investors after completion of the conversion and offering is expected to result in a more liquid and active market than currently exists for FedFirst Financial common stock. A more liquid and active market would make it easier for our shareholders to buy and sell our common stock. See “Market for the Common Stock.”

•

The stock holding company structure is a more familiar form of organization, which we believe will make our common stock more appealing to investors, and will give us greater flexibility to access the capital markets through possible future equity and debt offerings and to acquire other financial institutions or financial service companies. Our current mutual holding structure limits our ability to raise capital or issue stock in an acquisition transaction because FedFirst Financial Mutual Holding Company must own at least 50.1% of the shares of FedFirst Financial. Currently, however, we have no plans, agreements or understandings regarding any additional securities offerings or acquisitions.

•

As a mutual holding company, we are currently regulated by the Office of Thrift Supervision. Proposed financial regulatory reforms may result in changes to our primary bank regulator and holding company regulator, as well as changes in regulations applicable to us, including, but not limited to, capital requirements, payment of dividends and conversion to full stock form. While it is impossible to predict whether such reforms will be enacted or the form they may take, our board of directors believes that the conversion will eliminate some of the uncertainties associated with the proposed legislation, and better position us to meet all future regulatory requirements.

Conditions to Completing the Conversion and Offering

We cannot complete the conversion and offering unless:

•	the plan of conversion is approved by at least a majority of votes eligible to be cast by depositors and certain borrowers of First Federal Savings Bank;

•	the plan of conversion is approved by at least two-thirds of the outstanding shares of FedFirst Financial, including shares held by FedFirst Financial Mutual Holding Company;

•	the plan of conversion is approved by at least a majority of the votes eligible to be cast by shareholders of FedFirst Financial, excluding shares held by FedFirst Financial Mutual Holding Company;

•	we sell at least the minimum number of shares offered; and

•	we receive the final approval of the Office of Thrift Supervision to complete the conversion and offering.

The Exchange of Existing Shares of FedFirst Financial Common Stock (page 31)

If you are a shareholder of FedFirst Financial on the date we complete the conversion and offering, your existing shares will be cancelled and exchanged for shares of new FedFirst Financial. The exchange will be effective as of the date we complete the conversion and offering. The number of shares you will receive will be based on an exchange ratio determined as of the completion of the conversion and offering that is intended to result in FedFirst Financial’s existing public shareholders owning approximately 42.5% of new FedFirst Financial’s common stock, which is the same percentage of FedFirst Financial common stock currently owned by existing public shareholders. The following table shows how the exchange ratio will adjust, based on the number of shares sold in the offering. The table also shows how many shares a hypothetical owner of 100 shares of FedFirst Financial common stock would receive in the exchange, based on the number of shares sold in the offering.

	Shares to be Sold in the Offering		Shares to be Exchanged for Existing Shares of FedFirst Financial		Total Shares of Common Stock to be Outstanding	Exchange Ratio	Equivalent Per Share Value (1)	Shares to be Received for 100 Existing Shares (2)
	Amount	Percent	Amount	Percent
Minimum	1,912,500	57.5%	1,414,361	42.5%	3,326,861	0.5259	$5.26	52
Midpoint	2,250,000	57.5%	1,663,954	42.5%	3,913,954	0.6187	$6.19	61
Maximum	2,587,500	57.5%	1,913,547	42.5%	4,501,047	0.7115	$7.12	71
Maximum, as adjusted	2,975,625	57.5%	2,200,579	42.5%	5,176,204	0.8182	$8.18	81

(1)	Represents the value of shares of new FedFirst Financial common stock received in the conversion by a holder of one share of FedFirst Financial common stock at the exchange ratio, assuming a value of $10.00 per share.
(2)	Cash will be paid instead of issuing any fractional shares.

At the midpoint shown in the preceding table, a shareholder owning 100 shares of FedFirst Financial common stock would receive 61 shares of FedFirst Financial common stock plus $8.70 in cash, which is equivalent to a value of $9.63 per share of FedFirst Financial common stock based on the $10.00 per share offering price of FedFirst Financial common stock.

If you hold shares of FedFirst Financial with a bank or broker in “street name,” you do not need to take any action to exchange your shares. If you are the recordholder of FedFirst Financial shares, you will receive a transmittal form with instructions to surrender stock certificates after the conversion and offering are completed. New certificates of common stock will be mailed to you after the exchange agent receives a properly executed transmittal form and certificates.

No fractional shares of new FedFirst Financial common stock will be issued in the conversion and offering. For each fractional share that would otherwise be issued, we will pay in cash in an amount equal to the product obtained by multiplying the fractional share interest to which the holder would otherwise be entitled by the $10.00 per share offering price.

We also will convert options previously awarded under the 2006 Equity Incentive Plan into options to purchase new FedFirst Financial common stock. At December 31, 2009, there were outstanding options to purchase 217,000 shares of FedFirst Financial common stock. The number of outstanding options and related per share exercise prices will be adjusted based on the exchange ratio. The aggregate exercise price, term and vesting period of the outstanding options will remain unchanged. If any options are exercised before we complete the offering, the number of shares of FedFirst Financial common stock outstanding will increase and the exchange ratio could be adjusted.

Effect of the Conversion on Shareholders of FedFirst Financial

The following table compares historical information for FedFirst Financial with similar information on a pro forma and per equivalent FedFirst Financial share basis. The information listed as “per equivalent FedFirst Financial share” was obtained by multiplying the pro forma amounts by the exchange ratio indicated in the table. Dividends per share have been omitted from this table because FedFirst Financial does not currently pay a cash dividend on its common stock.

	FedFirst Financial Historical	Pro Forma	Exchange Ratio	Per Equivalent FedFirst Financial Share
Book value per share at December 31, 2009:
Sale of 1,192,500 shares	$6.71	$17.79	0.5259	$9.36
Sale of 2,250,000 shares	6.71	$15.91	0.6187	9.84
Sale of 2,587,500 shares	6.71	$14.54	0.7115	10.35
Sale of 2,975,625 shares	6.71	$13.33	0.8182	10.91

Earnings per share for year ended December 31, 2009:
Sale of 1,192,500 shares	$0.09	$0.18	0.5259	$0.09
Sale of 2,250,000 shares	0.09	0.15	0.6187	0.09
Sale of 2,587,500 shares	0.09	0.13	0.7115	0.09
Sale of 2,975,625 shares	0.09	0.12	0.8182	0.10

Price per share (1):
Sale of 1,192,500 shares	$3.60	$10.00	0.5259	$5.26
Sale of 2,250,000 shares	3.60	10.00	0.6187	$6.19
Sale of 2,587,500 shares	3.60	10.00	0.7115	$7.12
Sale of 2,975,625 shares	3.60	10.00	0.8182	$8.18

(1)	At February 23, 2010, which was the day prior to the announcement of the adoption of the plan of conversion.

How We Determined the Offering Range and Exchange Ratio (page 32)

Federal regulations require that the aggregate purchase price of the securities sold in the offering be based upon our estimated pro forma market value after the conversion (i.e., taking into account the expected receipt of proceeds from the sale of securities in the offering), as determined by an independent appraisal. We have retained RP Financial, LC., which is experienced in the evaluation and appraisal of financial institutions, to prepare the appraisal. RP Financial has indicated that in its opinion as of February 26, 2010, our common stock’s estimated full market value ranged from $33.3 million to $45.0 million, with a midpoint of $39.1 million. Based on this valuation, we are selling the number of shares representing the 57.5% of FedFirst Financial currently owned by FedFirst Financial Mutual Holding Company. This results in an offering range of $19.1 million to $25.9 million, with a midpoint of $22.5 million. RP Financial will receive fees totaling $40,000 for its appraisal report, plus $5,000 for any appraisal updates (of which there will be at least one) and reimbursement of out-of-pocket expenses.

The appraisal was based in part upon FedFirst Financial’s financial condition and results of operations, the effect of the additional capital we will raise from the sale of common stock in this offering, and an analysis of a peer group of ten publicly traded savings and loan holding companies that RP Financial considered comparable to FedFirst Financial. The appraisal peer group consists of the companies listed below. Total assets are as of December 31, 2009.

Company Name and Ticker Symbol	Exchange	Headquarters	Total Assets
			(in millions)
Citizens Community Bancorp, Inc. (CZWI)	Nasdaq	Eau Claire, WI	$567
The Elmira Savings Bank, FSB (ESBK)	Nasdaq	Elmira, NY	506	(1)
Newport Bancorp, Inc. (NFSB)	Nasdaq	Newport, RI	459
First Capital, Inc. (FCAP)	Nasdaq	Corydon, IN	457
Liberty Bancorp, Inc. (LBCP)	Nasdaq	Liberty, MO	406
Wayne Savings Bancshares, Inc. (WAYN)	Nasdaq	Woosler, OH	403
WVS Financial Corp. (WVFC)	Nasdaq	Pittsburgh, PA	392
River Valley Bancorp (RIVR)	Nasdaq	Madison, IN	385
LSB Financial Corp. (LSBI)	Nasdaq	Lafayette, IN	364	(1)
Rome Bancorp, Inc. (ROME)	Nasdaq	Rome, NY	330	(1)

(1)	As of September 30, 2009.

In preparing its appraisal, RP Financial considered the information in this prospectus, including our financial statements. RP Financial also considered the following factors, among others:

•

our historical and projected operating results and financial condition, including, but not limited to, net interest income, the amount and volatility of interest income and interest expense relative to changes in market conditions and interest rates, asset quality, levels of loan loss provisions, the amount and sources of non-interest income, and the amount of non-interest expenses;

•

the economic, demographic and competitive characteristics of our market area, including, but not limited to, employment by industry type, unemployment trends, size and growth of the population, trends in household and per capita income, and deposit market share;

•

a comparative evaluation of our operating and financial statistics with those of other similarly-situated, publicly-traded savings associations and savings association holding companies, which included a comparative analysis of balance sheet composition, income statement and balance sheet ratios, credit and interest rate risk exposure;

•

the effect of the capital raised in this offering on our net worth and earnings potential, including, but not limited to, the increase in consolidated equity resulting from the offering, the estimated increase in earnings resulting from the investment of the net proceeds of the offering, and the estimated impact on consolidated equity and earnings resulting from adoption of the proposed employee stock benefit plans; and

•	the trading market for FedFirst Financial common stock and securities of comparable institutions and general conditions in the market for such securities.

Two measures that some investors use to analyze whether a stock might be a good investment are the ratio of the offering price to the issuer’s “book value” and “tangible book value” and the ratio of the offering price to the issuer’s core earnings. RP Financial considered these ratios in preparing its appraisal, among other factors. Book value is the same as total stockholders’ equity and represents the difference between the issuer’s assets and liabilities. Tangible book value is equal to total stockholders’ equity minus intangible assets. Core earnings, for purposes of the appraisal, was defined as net earnings after taxes, excluding the after-tax portion of income from nonrecurring items. RP Financial’s appraisal also incorporates an analysis of a peer group of publicly traded companies that RP Financial considered to be comparable to us. In applying each of the valuation methods, RP Financial considered adjustments to our pro forma market value based on a comparison of FedFirst Financial with the peer group. RP Financial made a slight upward adjustment for financial condition; slight downward adjustments for profitability, growth and viability of earnings, and marketing of the issue; and a moderate downward adjustment for primary market area. No adjustments were made for asset growth, dividends, liquidity of the shares, management, and effect of government regulations and regulatory reform.

The following table presents a summary of selected pricing ratios for the peer group companies utilized by RP Financial in its appraisal and the pro forma pricing ratios for us as calculated by RP Financial in its appraisal report, based on financial data as of and for the 12 months ended December 31, 2009. The pricing ratios for FedFirst Financial are based on financial data as of or for the 12 months ended December 31, 2009.

	Price to Earnings Multiple	Price to Core Earnings Multiple	Price to Book Value Ratio	Price to Tangible Book Value Ratio
New FedFirst Financial (pro forma):
Minimum	56.40x	64.11x	56.21%	57.67%
Midpoint	65.39x	74.19x	62.85%	64.39%
Maximum	74.12x	83.94x	68.78%	70.37%
Maximum, as adjusted	83.87x	94.77x	75.02%	76.69%
Pricing ratios of peer group companies as of February 26, 2010:
Average	15.98x	17.16x	73.09%	80.22%
Median	14.42x	17.79x	80.21%	83.09%

Compared to the average pricing ratios of the peer group, at the maximum of the offering range our common stock would be priced at a premium of 364% to the peer group on a price-to-earnings basis, a premium of 389% on a price-to-core earnings basis, a discount of 5.9% to the peer group on a price-to-book basis, and a discount of 12.3% to the peer group on a price-to-tangible book basis. This means that, at the maximum of the offering range, a share of our common stock would be more expensive than the peer group on an earnings and core earnings basis and less expensive than the peer group on a book value and tangible book value basis.

Compared to the average pricing ratios of the peer group, at the minimum of the offering range our common stock would be priced at a premium of 253% to the peer group on a price-to-earnings basis, a premium of 274% on a price-to-core earnings basis, a discount of 23.1% to the peer group on a price-to-book basis, and a discount of 28.1% to the peer group on a price-to-tangible book basis. This means that, at the minimum of the offering range, a share of our common stock would be more expensive than the peer group on an earnings and core earnings basis and less expensive than the peer group on a book value and tangible book value basis.

Our board of directors reviewed RP Financial’s appraisal report, including the methodology and the assumptions used by RP Financial, and determined that the offering range was reasonable and adequate. Our board of directors has decided to offer the shares for a price of $10.00 per share. The purchase price of $10.00 per share was determined by us, taking into account, among other factors, the market price of our stock prior to adoption of the plan of conversion, the requirement under Office of Thrift Supervision regulations that the common stock be offered in a manner that will achieve the widest distribution of the stock, and desired liquidity in the common stock after the offering. Our board of directors also established the formula for determining the exchange ratio. Based upon such formula and the offering range, the exchange ratio ranged from a minimum of 0.5259 to a maximum of 0.7115 shares of new FedFirst Financial common stock for each current share of FedFirst Financial common stock, with a midpoint of 0.6187. Based upon this exchange ratio, we expect to issue between 1,414,361 and 1,913,547 shares of new FedFirst Financial common stock to the holders of FedFirst Financial common stock outstanding immediately prior to the completion of the conversion and offering.

Because of differences in important factors such as operating characteristics, location, financial performance, asset size, capital structure, and business prospects between us and other fully converted institutions, you should not rely on these comparative valuation ratios as an indication as to whether or not our common stock is an appropriate investment for you. The appraisal is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing our common stock. The appraisal does not indicate market value. You should not assume or expect that the appraisal described above means that our common stock will trade at or above the $10.00 purchase price after the offering.

Our board of directors makes no recommendation of any kind as to the advisability of purchasing shares of common stock in the offering.

Possible Change in Offering Range

RP Financial will update its appraisal before we complete the conversion and offering. If, as a result of regulatory considerations, demand for the shares or changes in financial market conditions, RP Financial determines that our estimated pro forma market value has increased, we may sell up to 2,975,625 shares without further notice to you. If our pro forma market value at that time is either below $33.3 million or above $51.8 million, then, after consulting with the Office of Thrift Supervision, we may: terminate the offering and promptly return all funds; promptly return all funds, set a new offering range and give all subscribers the opportunity to place a new order; or take such other actions as may be permitted by the Office of Thrift Supervision and the Securities and Exchange Commission.

How We Intend to Use the Proceeds of the Offering (page 49)

The following table summarizes how we intend to use the proceeds of the offering, based on the sale of shares at the minimum and maximum of the offering range.

(In thousands)	1,912,500 Shares at $10.00 Per Share	2,587,500 Shares at $10.00 Per Share
Offering proceeds	$19,125	$25,875
Less: offering expenses	1,764	2,034

Net offering proceeds	$17,361	$23,841

We intend to contribute half of the net offering proceeds to First Federal Savings Bank. Initially, we intend to invest the proceeds of the offering retained by new FedFirst Financial in short-term investments consistent with our investment policy. In the future, new FedFirst Financial may use the funds it retains to invest in securities, to pay cash dividends, to repurchase shares of its common stock, subject to regulatory restrictions, or for general corporate purposes.

First Federal Savings Bank initially intends to use the portion of the proceeds from the offering that it receives to repay outstanding Federal Home Loan Bank advances. Over time, First Federal Savings Bank intends to use the portion of the proceeds that it receives to fund new loans. First Federal Savings Bank may also use the proceeds to further expand its branch network. The amount of time that it will take to deploy the proceeds of the offering into loans will depend primarily on the level of loan demand. We may also use the proceeds of the offering to diversify our business or acquire other financial institutions, although we have no specific plans to do so at this time.

Benefits of the Conversion to Management

Management and directors of FedFirst Financial have an interest in the approval of the plan of conversion because new FedFirst Financial intends to adopt a new equity incentive plan.

We intend to implement a new equity incentive plan no earlier than six months after completion of the conversion and offering. We will submit this plan to our shareholders for their approval. Under this plan, we may grant stock options in an amount up to 8.5% of the number of shares sold in the offering and restricted stock awards in an amount equal to 3.4% of the shares sold in the offering. Stock options will be granted at an exercise price equal to 100% of the fair market value of our common stock on the option grant date. Shares of restricted stock will be awarded at no cost to the recipient. We will incur additional compensation expense as a result of this plan. The actual expense will depend on the market value of our common stock and will increase if the value of our common stock increases. As reflected under “Pro Forma Data,” based upon assumptions set forth therein, the annual expense related to the new equity incentive plan would have been $320,000 for the year ended December 31, 2009, assuming shares are sold at the maximum of the offering range and all available shares were awarded. If awards under the new equity incentive plan are funded from authorized but unissued stock, your ownership interest would be diluted by up to approximately 6.4%. The new equity incentive plan will comply with all applicable Office of Thrift Supervision regulations. The new equity incentive plan will supplement our existing 2006 Equity Incentive Plan, which will continue as a plan of new FedFirst Financial.

The following table summarizes, at the maximum of the offering range, the total number and value of all restricted stock awards and stock options that are expected to be available under the new equity incentive plan. At the maximum of the offering range, we will sell 2,587,500 shares and have 4,501,047 shares outstanding. The table also shows the dilution to shareholders if all such shares are issued from authorized by unissued shares instead of shares purchased in the open market. The number of shares reflected for the benefit plans in the table below assumes that First Federal Savings Bank’s tangible capital will be 10% or more following the completion of the offering and the application of the net proceeds as described under “Use of Proceeds.”

	Number of Shares to be Granted or Purchased
(Dollars in thousands)	At Maximum of Offering Range	As of % of Common Stock Sold	As of % of Common Stock Outstanding	Dilution Resulting from Issuance of Additional Shares	Total Estimated Value
Restricted stock awards (1)	87,827	3.4%	2.0%	1.9%	$878
Stock options (2)	219,568	8.5%	4.9%	4.7%	1,194

Total	307,395	11.9%	6.9%	6.4%	$2,072

(1)	Assumes the value of new FedFirst Financial common stock is $10.00 per share for purposes of determining the total estimated value.
(2)	Assumes the value of a stock option is $5.44. See “Pro Forma Data.”

We may fund our plans through open market purchases, as opposed to new issuances of common stock; however, if any options previously granted under our 2006 Equity Incentive Plan are exercised during the first year following completion of the offering, they will be funded with newly-issued shares as Office of Thrift Supervision regulations do not permit us to repurchase our shares during the first year following the completion of this offering except to fund the grants of restricted stock under the stock-based incentive plan or, with prior regulatory approval, under extraordinary circumstances. The Office of Thrift Supervision has previously advised that the exercise of outstanding options and cancellation of treasury shares in the conversion will not constitute an extraordinary circumstance or a compelling business purpose for satisfying this test.

The following table presents information regarding our existing employee stock ownership plan, options and restricted stock previously awarded or available for future awards under our 2006 Equity Incentive Plan and our proposed new equity incentive plan. The table below assumes that 4,501,047 shares are outstanding after the offering, which includes the sale of 2,587,500 shares in the offering at the maximum of the offering range and the issuance of 1,913,547 shares in exchange for shares of FedFirst Financial using an exchange ratio of 0.7115. It is also assumed that the value of the stock is $10.00 per share.

Existing and New Stock Benefit Plans	Eligible Participants	Number of Shares at Maximum of Offering Range		Estimated Value of Shares		Percentage of Shares Outstanding After the Conversion and Offering
				(Dollars in thousands)
Employee Stock Ownership Plan:	Employees
Shares purchased in 2005 offering (1)		184,428	(2)	$1,844		4.1%
Shares to be purchased in this offering		—		—		—

Total employee stock ownership plan		184,428		1,844		4.1
Restricted Stock Awards:	Directors and officers
2006 Equity Incentive Plan (1)		92,214	(3)	922	(4)	2.0
New shares of restricted stock		87,827		878	(4)	2.0

Total shares of restricted stock		180,041		1,800		4.0
Stock Options:	Directors and officers
2006 Equity Incentive Plan (1)		230,535	(5)	1,001	(6)	5.1
New stock options		219,568		1,194	(7)	4.9

Total stock options		450,103		2,195		10.0

Total stock benefit plans		814,572		$5,839		18.1%

(1)	Number of shares has been adjusted for the 0.7115 exchange ratio at the maximum of the offering range.

(2)	As of December 31, 2009, of these shares, 61,477 (86,405 prior to adjustment) have been allocated to the accounts of participants or earned and committed to be released.
(3)	As of December 31, 2009, of these shares, 15,727 (22,105 prior to adjustment) remain available for future awards. As of December 31, 2009, awards covering 58,800 shares have vested and the shares have been distributed.
(4)	The actual value of restricted stock grants will be determined based on their fair value as of the date grants are made. For purposes of this table, fair value is assumed to be the same as the offering price of $10.00 per share.
(5)	As of December 31, 2009, of these shares, options for 76,139 shares (107,012 shares prior to adjustment) remain available for future grants. As of December 31, 2009, no options had been exercised.
(6)	The fair value of stock options granted and outstanding under the 2006 Equity Incentive Plan has been estimated using the Black-Scholes-Merton option pricing model. Prior to the adjustment for the exchange ratio, there were 217,000 outstanding options with a weighted average fair value of $3.09 per option. Using this value and adjusting for the exchange ratio at the maximum of the offering range, the fair value of stock options granted or available for grant under the 2006 Equity Incentive Plan has been estimated at $4.34 per option.
(7)	For purposes of this table, the fair value of stock options to be granted under the new equity incentive plan has been estimated at $5.44 per option using the Black-Scholes option pricing model with the following assumptions: exercise price, $10.00; trading price on date of grant, $10.00; dividend yield, 0.0%; expected life, 10 years; expected volatility, 36.45%; and risk-free interest rate, 3.85%.

Purchases by Directors and Executive Officers (page 99)

We expect that our directors and executive officers, together with their associates, will subscribe for 13,000 shares. Our directors and executive officers will pay the same $10.00 per share price as everyone else who purchases shares in the offering. Like all of our depositors, our directors and executive officers have subscription rights based on their deposits and, in the event of an oversubscription, their orders will be subject to the allocation provisions set forth in our plan of conversion. Purchases by our directors and executive officers will count towards the minimum number of shares we must sell to close the offering. Following the conversion and offering, and including shares received in exchange for shares of FedFirst Financial, our directors and executive officers, together with their associates, are expected to own 93,385 shares of new FedFirst Financial common stock, which would equal 2.4% of our outstanding shares if shares are sold at the midpoint of the offering range.

Market for New FedFirst Financial’s Common Stock (page 51)

FedFirst Financial common stock is listed on the Nasdaq Capital Market under the symbol “FFCO.” We expect that new FedFirst Financial’s common stock will trade on the Nasdaq Capital Market under the trading symbol FFCOD for a period of 20 trading days after the completion of the conversion and offering. Thereafter, the trading symbol will revert to FFCO. After shares of the common stock begin trading, you may contact a stock broker to buy or sell shares. There can be no assurance that persons purchasing the common stock in the offering will be able to sell their shares at or above the $10.00 offering price, and brokerage firms typically charge commissions related to the purchase or sale of securities.

FedFirst Financial’s Dividend Policy (page 50)

FedFirst Financial does not currently pay a cash dividend on its common stock. After the conversion and offering, we intend to adopt a policy of paying regular cash dividends. We have not determined the amount or frequency of dividends or when we may commence paying dividends. Our ability to pay dividends will depend on a number of factors, including our capital requirements, our financial condition and results of operations, tax considerations, statutory and regulatory limitations and general economic conditions.

Dissenters’ Rights

Shareholders of FedFirst Financial do not have dissenters’ rights in connection with the conversion and offering.

Differences in Shareholder Rights (page 107)

As a result of the conversion, existing shareholders of FedFirst Financial will become shareholders of new FedFirst Financial. The rights of shareholders of new FedFirst Financial will be less than the rights shareholders currently have. The decrease in shareholder rights results from differences between the articles of incorporation and bylaws of new FedFirst

Financial and the charter and bylaws of FedFirst Financial and from distinctions between Maryland and federal law. The differences in shareholder rights under the articles of incorporation and bylaws of new FedFirst Financial are not mandated by Maryland law but have been chosen by management as being in the best interests of the corporation and all of its shareholders. However, the provisions in new FedFirst Financial’s articles of incorporation and bylaws may make it more difficult to pursue a takeover attempt that management opposes. These provisions will also make the removal of the board of directors or management, or the appointment of new directors, more difficult.

The differences in shareholder rights include the following:

•	supermajority voting requirements for certain business combinations and changes to some provisions of the articles of incorporation and bylaws;

•	limitation on the right to vote shares;

•	a majority of shareholders required to call annual meetings of shareholders; and

•	greater lead time required for shareholders to submit business proposals or director nominations.

Tax Consequences (page 40)

As a general matter, the conversion will not be a taxable transaction for purposes of federal or state income taxes to shareholders of FedFirst Financial, except that shareholders of FedFirst Financial who receive cash in lieu of fractional share interests in shares of new FedFirst Financial will recognize gain or loss equal to the difference between the cash received and the tax basis of the fractional share. Kilpatrick Stockton LLP and ParenteBeard LLC have issued us opinions to this effect.

Risk Factors

You should consider carefully the following risk factors when deciding how to vote on the conversion and before purchasing shares of new FedFirst Financial common stock.

Risks Related to Our Business

Turmoil in the financial markets could have an adverse effect on our financial position or results of operations.

Beginning in 2008, United States and global financial markets experienced severe disruption and volatility, and general economic conditions have declined significantly. Adverse developments in credit quality, asset values and revenue opportunities throughout the financial services industry, as well as general uncertainty regarding the economic and regulatory environment, have had a negative impact on the industry. The United States and the governments of other countries have taken steps to try to stabilize the financial system, including investing in financial institutions, and have implemented programs intended to improve general economic conditions. The U.S. Department of the Treasury created the Capital Purchase Program under the Troubled Asset Relief Program, pursuant to which the Treasury Department provided additional capital to participating financial institutions through the purchase of preferred stock or other securities. Other measures include homeowner relief that encourages loan restructuring and modification; the establishment of significant liquidity and credit facilities for financial institutions and investment banks; the lowering of the federal funds rate; regulatory action against short selling practices; a temporary guaranty program for money market funds; the establishment of a commercial paper funding facility to provide back-stop liquidity to commercial paper issuers; and coordinated international efforts to address illiquidity and other weaknesses in the banking sector. Notwithstanding the actions of the United States and other governments, there can be no assurances that these efforts will be successful in restoring industry, economic or market conditions to their previous levels and that they will not result in adverse unintended consequences. Factors that could continue to pressure financial services companies, including FedFirst Financial, are numerous and include (1) worsening credit quality, leading among other things to increases in loan losses and reserves, (2) continued or worsening disruption and volatility in financial markets, leading among other things to continuing reductions in asset values, (3) capital and liquidity concerns regarding financial institutions generally, (4) limitations resulting from or imposed in connection with governmental actions intended to stabilize or provide additional regulation of the financial system, or (5) recessionary conditions that are deeper or last longer than currently anticipated.

The recent economic recession could result in increases in our level of nonperforming loans and/or reduce demand for our products and services, which would lead to lower revenue, higher loan losses and lower earnings.

Our business activities and earnings are affected by general business conditions in the United States and in our local market area. These conditions include short-term and long-term interest rates, inflation, unemployment levels, monetary supply, consumer confidence and spending, fluctuations in both debt and equity capital markets, and the strength of the economy in the United States generally and in our market area in particular. The national economy has recently experienced a recession, with rising unemployment levels, declines in real estate values and an erosion in consumer confidence. Dramatic declines in the U.S. housing market over the past few years, with falling home prices and increasing foreclosures, have negatively affected the credit performance of mortgage loans and resulted in significant write-downs of asset values by many financial institutions. Our local economy has mirrored the overall economy. A prolonged or more severe economic downturn, continued elevated levels of unemployment, further declines in the values of real estate, or other events that affect household and/or corporate incomes could impair the ability of our borrowers to repay their loans in accordance with their terms. Most of our loans are secured by real estate or made to businesses in the southern suburban area of metropolitan Pittsburgh. As a result of this concentration, a prolonged or more severe downturn in the local economy could result in significant increases in nonperforming loans, which would negatively impact our interest income and result in higher provisions for loan losses, which would hurt our earnings. The economic downturn could also result in reduced demand for credit or fee-based products and services, which would negatively impact our revenues.

Changes in interest rates could reduce our net interest income and earnings.

Our net interest income is the interest we earn on loans and investments less the interest we pay on our deposits and borrowings. Our net interest spread is the difference between the yield we earn on our assets and the interest rate we pay for deposits and our other sources of funding. Changes in interest rates—up or down—could adversely affect our net interest spread and, as a result, our net interest income and net interest margin. Although the yield we earn on our assets and our funding costs tend to move in the same direction in response to changes in interest rates, one can rise or fall faster than the other, causing our net interest margin to expand or contract. Our liabilities tend to be shorter in duration than our assets, so they may adjust faster in response to changes in interest rates. As a result, when interest rates rise, our funding costs may rise faster than the yield we earn on our assets, causing our net interest margin to contract. This contraction could be more severe following a prolonged period of lower interest rates, as a larger proportion of our fixed rate residential loan portfolio will have been originated at those lower rates and borrowers may be more reluctant or unable to sell their homes in a higher interest rate environment. Changes in the slope of the “yield curve”—or the spread between short-term and long-term interest rates—could also reduce our net interest margin. Normally, the yield curve is upward sloping, meaning short-term rates are lower than long-term rates. Because our liabilities tend to be shorter in duration than our assets, when the yield curve flattens or even inverts, we could experience pressure on our net interest margin as our cost of funds increases relative to the yield we can earn on our assets.

At December 31, 2009, our interest rate risk analysis indicated that the market value of our equity would decrease by 16.6% if there was an instantaneous parallel 200 basis point increase in market interest rates. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Risk Management—Interest Rate Risk Management.”

Our emphasis on residential mortgage loans exposes us to a risk of loss due to a decline in property values.

At December 31, 2009, $158.1 million, or 64.6%, of our loan portfolio consisted of residential mortgage loans, and $27.1 million, or 11.1%, of our loan portfolio consisted of home equity loans. We currently originate home equity lines of credit with maximum combined loan-to-value ratios of up to 100%. Until 2007, such loans were offered with combined loan-to-value ratios of up to 125%. Recent declines in the housing market have resulted in declines in real estate values in our market areas. These declines in real estate values could cause some of our mortgage and home equity loans to be inadequately collateralized—particularly those home equity loans that were originated with combined loan-to-value ratios in excess of 100%—which would expose us to a greater risk of loss in the event that we seek to recover on defaulted loans by selling the real estate collateral.

Increases in the unemployment rate may result in more borrowers being unable to repay their loans. According to the U.S. Department of Labor, as of December 31, 2009, the employment rate was 10.5% in Fayette County, 8.3% in Washington County and 8.4% in Westmoreland County, compared to 8.0%, 6.3% and 6.4%, respectively, as of December 31, 2008.

Commercial lending may expose us to increased lending risks.

At December 31, 2009, $53.9 million, or 22.0%, of our loan portfolio consisted of commercial and multi-family real estate loans, commercial construction loans and commercial business loans. Commercial lending is an important part of our business strategy, and we expect this portion of our loan portfolio to continue to grow. While portions of our market area continue to see strong demand for commercial real estate and stable lease rates, in other portions of our market area commercial real estate activity has slowed considerably and market values and lease rates have declined. Commercial loans generally expose a lender to greater risk of non-payment and loss than residential mortgage loans because repayment of the loans often depends on the successful operation of the borrower’s business. Such loans typically involve larger loan balances to single borrowers or groups of related borrowers compared to residential mortgage loans. Also, many of our commercial borrowers have more than one loan outstanding with us. Consequently, an adverse development with respect to one loan or one credit relationship can expose us to a significantly greater risk of loss compared to an adverse development with respect to a residential mortgage loan.

The unseasoned nature of our commercial loan portfolio may expose us to increased lending risks.

Many of our commercial real estate and commercial business loans are unseasoned, meaning that they were originated recently. Our limited experience with these loans does not provide us with a significant payment history pattern with which to judge future collectibility. As a result, it may be difficult to predict the future performance of this part of our loan portfolio. These loans may have delinquency or charge-off levels above our expectations, which could negatively affect our future performance.

If we conclude that the decline in value of any of our investment securities is other than temporary, we are required to write down the value of that security through a charge to earnings.

As of December 31, 2009, our investment portfolio included 28 securities with unrealized losses of $3.0 million that we considered for other-than-temporary impairment. We evaluate our securities portfolio for other-than-temporary impairment throughout the year. Each investment that has a fair value less than book value is reviewed on a quarterly basis. An impairment charge is recorded against individual securities if management concludes that the decline in value is other than temporary. Any charges for other-than-temporary impairment would not impact cash flow, tangible capital or liquidity.

Included in securities with unrealized losses are three trust preferred securities with an amortized cost basis of $4.0 million and a fair value of $2.1 million at December 31, 2009. The trust preferred securities were issued by two issuer pools consisting of insurance companies. A number of factors or combinations of factors could cause us to conclude in future reporting periods that these securities have experienced other-than-temporary impairment. These factors include, but are not limited to, failure to make scheduled interest payments, an increase in the unrealized loss on a particular security, an increase in the continuous duration of the unrealized loss without an improvement in value or changes in market conditions, and industry or issuer-specific factors that would render us unable to forecast a full recovery of the amortized cost basis.

Higher loan losses could require us to increase our allowance for loan losses through a charge to earnings.

When we loan money we incur the risk that our borrowers will not repay their loans. We reserve for loan losses by establishing an allowance through a charge to earnings. The amount of this allowance is based on our assessment of loan losses inherent in our loan portfolio. The process for determining the amount of the allowance is critical to our financial results and condition. It requires subjective and complex judgments about the future, including forecasts of economic or market conditions that might impair the ability of our borrowers to repay their loans. We might underestimate the loan losses inherent in our loan portfolio and have loan losses in excess of the amount reserved. We might increase the allowance because of changing economic conditions. For example, in a rising interest rate environment, borrowers with adjustable-rate loans could see their payments increase. There may be a significant increase in the number of borrowers who are unable or unwilling to repay their loans, resulting in our charging off more loans and increasing our allowance. In addition, when real estate values decline, the potential severity of loss on a real estate-secured loan can increase significantly, especially in the case of loans with high combined loan-to-value ratios. The recent decline in the national economy and the local economies of the areas in which our loans are concentrated could result in an increase in loan delinquencies, foreclosures or repossessions resulting in increased charge-off amounts and the need for additional loan loss provisions in future periods. In addition, our determination as to the amount of our allowance for loan losses is subject to review by our primary regulator, the Office of Thrift Supervision, as part of its examination process, which may result in the establishment of an additional allowance based upon the judgment of the Office of Thrift Supervision after a review of the information available at the time of its examination. Our allowance for loan losses amounted to 1.03% of total loans outstanding and 204% of nonperforming loans at December 31, 2009. Our allowance for loan losses at December 31, 2009, may not be sufficient to cover future loan losses. A large loss could deplete the allowance and require increased provisions to replenish the allowance, which would negatively affect earnings.

We do not control the premiums on which our insurance commissions are based, and volatility or declines in premiums may negatively impact the revenues of our insurance agency.

Exchange Underwriters derives most of its revenues from commissions for brokerage services. We do not determine insurance premiums on which our commissions are generally based. Fluctuations in premiums charged by the insurance carriers have a direct and potentially material impact on Exchange Underwriters’ results of operations. Commission levels generally follow the same trend as premium levels, as commissions are derived from a percentage of the premiums paid by the insureds. Due to their cyclical nature, insurance premiums may vary widely between periods. Such variations can have a potentially material impact on our commission revenues.

Contingent commissions paid by insurance companies are less predictable than standard commissions, and any decrease in the amount of contingent commissions received by Exchange Underwriters could adversely affect its results of operations.

Exchange Underwriters derives a portion of its revenues from contingent commissions paid by insurance companies. Contingent commissions are special revenue-sharing commissions paid by insurance companies based upon the profitability, volume and/or growth of the business placed with such companies during the prior year. If, due to the current economic environment or for any other reason, Exchange Underwriters is unable to meet insurance companies’ profitability, volume and/or growth thresholds, and/or insurance companies increase their estimate of loss reserves, over which Exchange Underwriters has no control, actual contingent commissions received by Exchange Underwriters could be less than anticipated, which could negatively affect Exchange Underwriters’ revenues.

Our market area limits our growth potential.

Our offices are located primarily in small industrial communities in the southern suburban area of metropolitan Pittsburgh. Most of these communities have experienced population and economic decline as a result of the decline of the United States steel industry. The population of Fayette County has declined from its peak in 1940 of 201,000 to 145,000 in 2009, while the populations of Washington and Westmoreland Counties have declined from their peak in 1980 of 217,000 and 392,000, respectively, to 209,000 and 366,000, respectively, in 2009. Because we have an aging customer base and there is little new real estate development in several of the communities where our offices are located, the opportunities for originating loans and growing deposits in our primary market area are limited. If we are unable to grow our business it will be difficult for us to increase our earnings.

Our branching strategy may not be successful.

A key component of our strategy to grow and improve profitability is to expand into communities that are experiencing population growth and economic expansion. In July 2006, we opened a new branch in Peters Township in Washington County. In June 2007, we opened a new branch located in the downtown area of Washington, Pennsylvania. We can provide no assurance that we will be successful in increasing the volume of our loans and deposits by expanding our branch network. Building and/or staffing new branch offices will increase our operating expenses. We can provide no assurance that we will be able to manage the costs and implementation risks associated with this strategy so that expansion of our branch network will be profitable.

We own stock in the Federal Home Loan Bank of Pittsburgh, which is experiencing financial difficulties.

Our agreement with the Federal Home Loan Bank of Pittsburgh requires us to purchase capital stock in the Federal Home Loan Bank commensurate with the amount of our advances and unused borrowing capacity. This stock is carried at cost and was $6.9 million at December 31, 2009. If the Federal Home Loan Bank of Pittsburgh is unable to meet minimum regulatory capital requirements or is required to aid the remaining Federal Home Loan Banks, our holding of Federal Home Loan Bank stock may be determined to be other than temporarily impaired and may require a charge to our earnings, which could have a material impact on our financial condition, results of operations and cash flows.

Additionally, in December 2008, the Federal Home Loan Bank of Pittsburgh announced that, as a result of deterioration in earnings, it did not intend to pay a dividend on its common stock for the foreseeable future, which resulted in it not paying a dividend for all of 2009. Moreover, the Federal Home Loan Bank of Pittsburgh indicated that it would not redeem any common stock associated with member advance repayments and that it may increase its individual member stock investment requirements. The absence of a dividend, the inability to redeem our Federal Home Loan Bank stock, and the obligation to increase our investment in the Federal Home Loan Bank would hurt our interest income. If we are unable to fund our operations with borrowings from the Federal Home Loan Bank system, we would be required to seek alternative sources of funding, which may not be available at rates comparable to what we have received from the Federal Home Loan Bank of Pittsburgh. An increase in our cost of funds would have a negative impact on our net interest income.

Our purchase of out-of-state loans may expose us to increased lending risks.

Prior to 2006, we purchased newly originated residential and multi-family real estate loans secured by properties throughout the United States in order to supplement our own loan originations. At December 31, 2009, we had $23.8 million of purchased residential mortgage loans, of which $227,000 were non-performing, and $6.0 million of purchased multi-family real estate loans, of which $634,000 were non-performing. It is difficult to assess the future performance of this part of our loan portfolio because the properties securing these loans are located outside of our market area, which makes them more difficult to monitor. We can give no assurance that these loans will not have delinquency or charge-off levels above our historical experience, which would adversely affect our future performance.

We are dependent upon the services of key executives.

We rely heavily on our President and Chief Executive Officer, Patrick G. O’Brien. We also rely heavily on the President of Exchange Underwriters, Richard B. Boyer, to manage our insurance operations. The loss of Mr. O’Brien or Mr. Boyer could have a material adverse impact on our operations because, as a small company, we have fewer management-level personnel that have the experience and expertise to readily replace these individuals. Changes in key personnel and their responsibilities may be disruptive to our business and could have a material adverse effect on our business, financial condition, and results of operations. We have employment agreements with Messrs. O’Brien and Boyer. We maintain life insurance covering Mr. Boyer under a bank-owned life insurance program.

Increased and/or special FDIC assessments will hurt our earnings.

The recent economic recession has caused a high level of bank failures, which has dramatically increased FDIC resolution costs and led to a significant reduction in the balance of the Deposit Insurance Fund. As a result, the FDIC has significantly increased the initial base assessment rates paid by financial institutions for deposit insurance. Increases in the base assessment rate have increased our deposit insurance costs and negatively impacted our earnings. In addition, in May 2009, the FDIC imposed a special assessment on all insured institutions. Our special assessment, which was reflected in earnings for the quarter ended June 30, 2009, was $155,000. In lieu of imposing an additional special assessment, the FDIC required all institutions to prepay their assessments for the fourth quarter of 2009 and all of 2010, 2011 and 2012. Additional increases in the base assessment rate or special assessments would negatively impact our earnings.

Strong competition within our market area could reduce our profits and slow growth.

We face intense competition both in making loans and attracting deposits. This competition has made it more difficult for us to make new loans and at times has forced us to offer higher deposit rates. Price competition for loans and deposits might result in us earning less on our loans and paying more on our deposits, which would reduce net interest income. Competition also makes it more difficult to grow loans and deposits. As of June 30, 2009, which is the most recent date for which information is available, we held 0.26% of the deposits in the Pittsburgh metropolitan area and less than 2.0% of the deposits in each of the counties in which our offices are located. Several of the institutions with which we compete have substantially greater resources and lending limits than we have and may offer services that we do not provide. We expect competition to increase in the future as a result of legislative, regulatory and technological changes and the continuing trend of consolidation in the financial services industry. Our profitability depends upon our continued ability to compete successfully in our market area.

We operate in a highly regulated environment and we may be adversely affected by changes in laws and regulations.

We are subject to extensive regulation, supervision and examination by the Office of Thrift Supervision, our primary federal regulator, and by the Federal Deposit Insurance Corporation, as insurer of our deposits. Such regulation and supervision governs the activities in which an institution and its holding company may engage and are intended primarily for the protection of the insurance fund and the depositors and borrowers of First Federal Savings Bank rather than for holders of our common stock. Regulatory authorities have extensive discretion in their supervisory and enforcement activities, including the imposition of restrictions on our operations, the classification of our assets and determination of the level of our allowance for loan losses. Any change in such regulation and oversight, whether in the form of regulatory policy, regulations, legislation or supervisory action, may have a material impact on our operations.

Proposed regulatory reform may have a material impact on our operations.

The Obama Administration has published a comprehensive regulatory reform plan that is intended to modernize and protect the integrity of the United States financial system and has offered proposed legislation to accomplish these reforms. The U.S. House of Representatives has passed financial regulatory reform legislation and the Senate is considering its own version. These various plans contain several elements that would have a direct effect on FedFirst Financial and First Federal Savings Bank. Under the proposed legislation, the federal thrift charter and the Office of Thrift Supervision would be eliminated and all companies that control an insured depository institution must register as a bank holding company. Existing federal thrifts, such as First Federal Savings Bank, would become a national bank or could choose to adopt a state charter. Registration as a bank holding company would represent a significant change, as there currently exist significant differences between savings and loan holding company and bank holding company supervision and regulation. For example, the Federal

Reserve imposes leverage and risk-based capital requirements on bank holding companies whereas the Office of Thrift Supervision does not impose any capital requirements on savings and loan holding companies. The Administration has also proposed the creation of a new federal agency, the Consumer Financial Protection Agency, that would be dedicated to protecting consumers in the financial products and services market. The creation of this agency could result in new regulatory requirements and raise the cost of regulatory compliance. In addition, legislation stemming from the reform plan could require changes in regulatory capital requirements, loan loss provisioning practices, and compensation practices. If implemented, the foregoing regulatory reforms may have a material impact on our operations. However, because the final legislation may differ significantly from the reform plan proposed by the President or passed by the House of Representatives, we cannot determine the specific impact of regulatory reform at this time.

Risks Related to the Offering and Share Exchange

The market value of new FedFirst Financial common stock received in the share exchange may be less than the market value of FedFirst Financial common stock exchanged.

The number of shares of new FedFirst Financial common stock you receive will be based on an exchange ratio that will be determined as of the date of completion of the conversion and offering. The exchange ratio will be based on the percentage of FedFirst Financial common stock held by the public prior to the completion of the conversion and offering and the number of shares of common stock sold in the offering. The exchange ratio will ensure that existing public shareholders of FedFirst Financial common stock will own approximately the same percentage of new FedFirst Financial common stock after the conversion and offering as they owned of FedFirst Financial common stock immediately prior to completion of the conversion and offering, exclusive of the effect of their purchase of additional shares in the offering and the receipt of cash in lieu of fractional shares. The exchange ratio will not depend on the market price of FedFirst Financial common stock.

The exchange ratio ranges from a minimum of 0.5259 to a maximum of 0.7115 shares of new FedFirst Financial common stock per share of FedFirst Financial common stock (subject to increase to 0.8182 shares). Shares of new FedFirst Financial common stock issued in the share exchange will have an initial value of $10.00 per share. Depending on the exchange ratio and the market value of FedFirst Financial common stock at the time of the exchange, the initial market value of the new FedFirst Financial common stock that you receive in the share exchange could be less than the market value of the FedFirst Financial common stock that you currently own. Based on the closing price of FedFirst Financial common stock as of the date of this proxy statement/prospectus, which was $5.46, unless at least 1,985,352 shares of new FedFirst Financial common stock are sold in the offering (between the minimum and the midpoint of the offering range), the initial value of the new FedFirst Financial common stock you receive in the share exchange would be less than the market value of the FedFirst Financial common stock you currently own. See “Proposal 1—Approval of the Plan of Conversion—The Share Exchange Ratio.”

Our share price will fluctuate.

The market price of our common stock could be subject to significant fluctuations due to changes in sentiment in the market regarding our operations or business prospects. Factors that may affect market sentiment include:

•	operating results that vary from the expectations of our management or of securities analysts and investors;

•	developments in our business or in the financial services sector generally;

•	regulatory or legislative changes affecting our industry generally or our business and operations;

•	operating and securities price performance of companies that investors consider to be comparable to us;

•	changes in estimates or recommendations by securities analysts;

•	announcements of strategic developments, acquisitions, dispositions, financings and other material events by us or our competitors; and

•	changes in financial markets and national and local economies and general market conditions, such as interest rates and stock, commodity, credit or asset valuations or volatility.

Beginning in 2008 and through the present, the business environment for financial services firms has been extremely challenging. During this period many publicly traded financial services companies have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance or prospects of such companies. We may experience market fluctuations that are not directly related to our operating performance but are influenced by the market’s perception of the state of the financial services industry in general and, in particular, the market’s assessment of general credit quality conditions, including default and foreclosure rates in the industry.

While the U.S. and other governments continue efforts to restore confidence in financial markets and promote economic growth, we cannot assure you that further market and economic turmoil will not occur in the near- or long-term, negatively affecting our business, financial condition and results of operations, as well as the price, trading volume and volatility of our common stock.

Additional expenses following the offering from new equity benefit plans will adversely affect our profitability.

Following the offering, we will recognize additional annual employee compensation expenses stemming from options and shares granted to employees, directors and executives under our new benefit plan. Stock options and restricted stock may be granted under a new equity incentive plan adopted following the offering, if approved by shareholders. These additional expenses will adversely affect our profitability. We cannot determine the actual amount of these new stock-related compensation expenses at this time because applicable accounting practices generally require that these expenses be based on the fair market value of the options or shares of common stock at the date of the grant; however, they may be material. We will recognize expenses for restricted stock awards and stock options over the vesting period of awards made to recipients. Pro forma benefits expenses for the year ended December 31, 2009 were $320,000 at the maximum of the offering range, as set forth in the pro forma financial information under “Pro Forma Data” assuming the $10.00 per share purchase price as fair market value. Actual expenses, however, may be higher or lower, depending on the price of our common stock, the number of shares awarded under the plans and the timing of the implementation of the plans. For further discussion of these plans, see “Our Management—Benefit Plans.”

Our stock price may decline when trading commences.

If you purchase shares in the offering, you might not be able to sell them later at or above the $10.00 purchase price. After the shares of our common stock begin trading, the trading price of the common stock will be determined by the marketplace, and will be influenced by many factors outside of our control, including prevailing interest rates, investor perceptions, securities analyst research reports and general industry, geopolitical and economic conditions.

There may be a limited market for our common stock, which may adversely affect our stock price.

Although our common stock is listed on the Nasdaq Capital Market and will continue to be listed following the conversion and offering, the shares might not be actively traded. If an active trading market for our common stock does not develop, you may not be able to sell all of your shares of common stock on short notice, and the sale of a large number of shares at one time could temporarily depress the market price. There also may be a wide spread between the bid and ask price for our common stock. When there is a wide spread between the bid and ask price, the price at which you may be able to sell our common stock may be significantly lower than the price at which you could buy it at that time.

Our return on equity will initially be low compared to other publicly traded financial institutions. A low return on equity may negatively impact the trading price of our common stock.

Net income divided by average equity, known as “return on equity,” is a ratio used by many investors to compare the performance of a financial institution with its peers. For the year ended December 31, 2009, our return on equity was 1.36%. Although we expect that our net income will increase following the offering, we expect that our return on equity will remain low as a result of the additional capital that we will raise in the offering. For example, our pro forma return on equity for the year ended December 31, 2009 is 1.36%, assuming the sale of shares at the maximum of the offering range. In comparison, the peer group used by RP Financial in its appraisal had an average return on equity of 3.68% for the 12 months ended December 31, 2009. Over time, we intend to use the net proceeds from the offering to increase earnings per share and book value per share, without assuming undue risk, with the goal of achieving a return on equity that is competitive with other similarly situated publicly held companies. This goal could take a number of years to achieve, and we might not attain it. Consequently, you should not expect a competitive return on equity in the near future. Failure to achieve a competitive return on equity might make an investment in our common stock unattractive to some investors and might cause our common stock to trade at lower prices than comparable companies with higher returns on equity. See “Pro Forma Data” for an illustration of the financial impact of the offering.

We have broad discretion in allocating the proceeds of the offering. Our failure to effectively utilize such proceeds would reduce our profitability.

We intend to contribute approximately 50% of the net proceeds of the offering to First Federal Savings Bank. We may use the proceeds retained by the holding company to, among other things, invest in securities, pay cash dividends or repurchase shares of common stock, subject to regulatory restrictions. First Federal Savings Bank may use the portion of the proceeds that it receives to fund new loans, repay outstanding borrowings, invest in securities and expand its business activities. We may also use the proceeds of the offering to open new branches, diversify our business and acquire other companies, although we have no specific plans to do so at this time. We have not allocated specific amounts of proceeds for any of these purposes, and we will have significant flexibility in determining how much of the net proceeds we apply to different uses and the timing of such applications. Our failure to utilize these funds effectively would reduce our profitability.

Issuance of shares for benefit programs may dilute your ownership interest.

We intend to adopt a new equity incentive plan following the offering, subject to shareholder approval. We may fund the equity incentive plan through the purchase of common stock in the open market (subject to regulatory restrictions) or by issuing new shares of common stock. If we fund the awards under the equity incentive plan with new shares of common stock, your ownership interest would be diluted by approximately 6.4%, assuming we award all of the shares and options available under the plan. We currently have outstanding options and shares available for future grants under our 2006 Equity Incentive Plan. If we fund outstanding options and future options and awards under our new and existing plans with new shares of stock, your ownership interest would be diluted by approximately 11.0%, assuming we award all of the shares and options available under the plans. See “Pro Forma Data” and “Our Management—Benefit Plans.”

The articles of incorporation and bylaws of new FedFirst Financial and certain laws and regulations may prevent or make more difficult certain transactions, including a sale or merger of new FedFirst Financial.

Provisions of the articles of incorporation and bylaws of new FedFirst Financial, state corporate law and federal banking regulations may make it more difficult for companies or persons to acquire control of new FedFirst Financial. As a result, our shareholders may not have the opportunity to participate in such a transaction and the trading price of our common stock may not rise to the level of other institutions that are more vulnerable to hostile takeovers. The factors that may discourage takeover attempts or make them more difficult include:

•

Articles of incorporation and bylaws. Provisions of the articles of incorporation and bylaws of new FedFirst Financial may make it more difficult and expensive to pursue a takeover attempt that the board of directors opposes. Some of these provisions currently exist in the charter and bylaws of FedFirst Financial. These provisions also make more difficult the removal of current directors or management, or the election of new directors. These provisions include:

•	limitation on the right to vote shares;

•	the election of directors to staggered terms of three years;

•	provisions regarding the timing and content of shareholder proposals and nominations;

•	provisions restricting the calling of special meetings of shareholders;

•	the absence of cumulative voting by shareholders in the election of directors;

•	the removal of directors only for cause; and

•	supermajority voting requirements for changes to some provisions of the articles of incorporation and bylaws.

•

Maryland anti-takeover statute. Under Maryland law, any person who acquires more than 10% of a Maryland corporation without prior approval of its board of directors is prohibited from engaging in any type of business combination with the corporation for a five-year period. Any business combination after the five-year period would be subject to super-majority shareholder approval or minimum price requirements.

•

Office of Thrift Supervision regulations. Office of Thrift Supervision regulations prohibit, for three years following the completion of a mutual-to-stock conversion, including a second-step conversion, the offer to acquire or the acquisition of more than 10% of any class of equity security of a converted institution without the prior approval of the Office of Thrift Supervision. See “Restrictions on Acquisition of New FedFirst Financial.”

A Warning About Forward-Looking Statements

This proxy statement/prospectus contains forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions. Forward-looking statements include, but are not limited to:

•	statements of our goals, intentions and expectations;

•	statements regarding our business plans, prospects, growth and operating strategies;

•	statements regarding the quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.

These forward-looking statements are subject to significant risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the following factors:

•	general economic conditions, either nationally or in our market area, that are worse than expected;

•	changes in the interest rate environment that reduce our interest margins or reduce the fair value of financial instruments;

•	increased competitive pressures among financial services companies;

•	changes in consumer spending, borrowing and savings habits;

•	legislative or regulatory changes that adversely affect our business;

•	adverse changes in the securities markets; and

•	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies or the Financial Accounting Standards Board.

Any of the forward-looking statements that we make in this proxy statement/prospectus and in other public statements we make may later prove incorrect because of inaccurate assumptions, the factors illustrated above or other factors that we cannot foresee. Consequently, no forward-looking statement can be guaranteed.

Selected Consolidated Financial and Other Data

The summary financial information presented below is derived in part from our consolidated financial statements. The following is only a summary and you should read it in conjunction with the consolidated financial statements and notes beginning on page F-1. The information at December 31, 2009 and 2008 and for the years ended December 31, 2009 and 2008 is derived in part from the audited consolidated financial statements that appear in this prospectus. The information presented below does not include the financial condition, results of operations or other data of FedFirst Financial Mutual Holding Company.

	At or For the Year Ended December 31,
	2009	2008		2007	2006	2005
	(Dollars in thousands, except per share amounts)
Financial Condition Data:
Total assets	$353,293	$349,761		$305,273	$283,517	$276,176
Securities	79,559	85,433		89,073	83,045	77,947
Loans, net	240,387	230,184		187,954	174,718	171,162
Deposits	193,581	172,804		155,558	143,495	124,897
Borrowings	112,511	132,410		101,074	89,323	102,404
Total stockholders’ equity	42,443	39,424		43,853	46,425	45,466

Operating Data:
Interest income	$18,051	$17,959		$15,251	$13,869	$13,431
Interest expense	8,661	9,637		8,753	7,663	7,047

Net interest income	9,390	8,322		6,498	6,206	6,384
Provision for loan losses	1,090	878		1,119	84	85

Net interest income after provision for loan losses	8,300	7,444		5,379	6,122	6,299
Noninterest income (loss)	3,219	(1,343	)(1)	933	2,240	2,214
Noninterest expenses	10,553	9,410		9,114	7,630	8,489

Income (loss) before income tax expense (benefit) and noncontrolling interest in net income of consolidated subsidiary	966	(3,309)		(2,802)	732	24
Income taxes expense (benefit)	358	(1,239)		(899)	337	88

Net income (loss) before noncontrolling interest in net income of consolidated subsidiary	608	(2,070)		(1,903)	395	(64)
Noncontrolling interest in net income of consolidated subsidiary	51	75		52	51	38

Net income (loss) of FedFirst Financial Corporation	$557	$(2,145)		$(1,955)	$344	$(102)

Per Share Data:
Earnings (loss) per share, basic	$0.09	$(0.36)		$(0.31)	$0.05	N/M
Earnings (loss) per share, diluted	$0.09	$(0.36)		$(0.31)	$0.05	N/M

N/M	Earnings per share for year ended December 31, 2005 was not meaningful because FedFirst Financial Corporation had no publicly held shares outstanding prior to its initial public offering on April 6, 2005.
(1)	Includes impairment charge of $4.8 million on available for sale securities.

	At or For the Year Ended December 31,
	2009	2008	2007	2006	2005
Performance Ratios:
Return on average assets	0.16%	(0.64)%	(0.68)%	0.13%	(0.04)%
Return on average equity	1.36	(5.14)	(4.30)	0.75	(0.26)
Interest rate spread (1)	2.56	2.15	1.85	1.88	2.03
Net interest margin (2)	2.89	2.61	2.43	2.39	2.41
Noninterest expense to average assets	3.01	2.80	3.19	2.78	3.02
Efficiency ratio (3)	84.49	81.24	103.06	90.69	98.72

Other Financial Ratios:
Average interest-earning assets to average interest-bearing liabilities	112.27	114.94	117.40	117.40	114.12
Average equity to average assets	11.72	12.41	15.93	16.75	14.10
Tangible equity to tangible assets (4)	11.64	11.00	14.06	16.05	16.13

Capital Ratios (5):
Tier 1 (core) capital (to adjusted total assets)	10.12	9.76	9.86	11.19	11.23
Total risk-based capital (to risk-weighted assets)	19.45	19.93	21.54	24.61	25.05
Tier 1 risk-based capital (to risk-weighted assets)	18.20	18.93	20.54	23.95	24.42
Tangible capital (to tangible assets)	10.12	9.76	9.86	11.19	11.23

Asset Quality Ratios:
Non-performing loans as a percent of total loans	0.50	0.27	0.67	0.43	0.16
Non-performing assets as a percent of total assets	0.47	0.27	0.79	0.47	0.11
Allowance for loan losses as a percent of total loans	1.03	0.76	0.76	0.49	0.46
Allowance for loan losses as a percent of nonperforming loans	203.82	283.96	113.74	112.91	295.20
Net charge-offs (recoveries) to average outstanding loans during the period	0.16	0.25	0.29	0.01	0.01

Other Data:
Number of offices	9	9	8	7	7

(1)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities.
(2)	Represents net interest income as a percent of average interest-earning assets.
(3)	Represents noninterest expense divided by the sum of net interest income and noninterest income, excluding gains or losses on the sale of securities and real estate owned and impairment charge on AFS securities.
(4)	Tangible equity and tangible assets are non-GAAP financial measures calculated using GAAP amounts. We calculate tangible equity by excluding the balance of goodwill and other intangible assets from our calculation of stockholders’ equity. We calculate tangible assets by excluding the balance of goodwill and other intangible assets from our calculation of total assets. We believe that this non-GAAP financial measure provides information to investors that is useful in understanding our financial condition. Because not all companies use the same calculation of tangible equity and tangible assets, this presentation may not be comparable to other similarly titled measures calculated by other companies. A reconciliation of the non-GAAP ratio of tangible equity to tangible assets is provided below.

	At December 31,
	2009	2008	2007	2006	2005
Stockholder’s equity	$42,443	$39,424	$43,853	$46,425	$45,466
Goodwill	(1,080)	(1,080)	(1,080)	(1,080)	(1,080)
Other intangible assets	(402)	—	—	—	—

Tangible equity	$40,961	$38,344	$42,773	$45,345	$44,386

Total assets	$353,293	$349,761	$305,273	$283,517	$276,176
Goodwill	(1,080)	(1,080)	(1,080)	(1,080)	(1,080)
Other intangible assets	(402)	—	—	—	—

Tangible assets	$351,811	$348,681	$304,193	$282,437	$275,096

(5)	Capital ratios are for First Federal Savings Bank.

Recent Developments

The following tables contain certain information concerning the financial position and results of operations of FedFirst Financial Corporation. The information at March 31, 2010 and for the three month periods ended March 31, 2010 and 2009 was not audited, but in the opinion of management, reflects all adjustments necessary for a fair presentation. All of these adjustments are normal and recurring. The information at December 31, 2009 is derived in part from the audited consolidated financial statements that appear in this prospectus. The results of operations for the three months ended March 31, 2010 are not necessarily indicative of the results of operations that may be expected for the entire year.

(Dollars in thousands, except per share amounts)	At March 31, 2010	At December 31, 2009
	(Unaudited)
Financial Condition Data:
Total assets	$349,359	$353,293
Securities	76,689	79,559
Loans, net	233,428	240,387
Deposits	204,478	193,581
Borrowings	96,539	112,511
Total stockholders’ equity	43,220	42,443

	Three Months Ended March 31,
	2010	2009
	(Unaudited)
Operating Data:
Interest income	$4,364	$4,570
Interest expense	1,864	2,350

Net interest income	2,500	2,220
Provision for loan losses	200	160

Net interest income after provision for loan losses	2,300	2,060
Noninterest income	926	913
Noninterest expenses	2,582	2,398

Income before income tax expense and noncontrolling interest in net income of consolidated subsidiary	644	575
Income tax expense	237	218

Net income before noncontrolling interest in net income of consolidated subsidiary	407	357
Noncontrolling interest in net income of consolidated subsidiary	33	38

Net income of FedFirst Financial Corporation	$374	$319

Per Share Data:
Earnings per share, basic	$0.06	$0.05
Earnings per share, diluted	$0.06	$0.05

Performance Ratios (1):
Return on average assets	0.43%	0.37%
Return on average equity	3.48	3.20
Interest rate spread (2)	2.81	2.43
Net interest margin (3)	3.09	2.75
Noninterest expense to average assets	0.74	0.69
Efficiency ratio (4)	74.95	76.54

(footnotes on the following page)

	At or For Three Months Ended March 31,
	2010	2009
	(Unaudited)
Other Financial Ratios:
Average interest-earning assets to average interest-bearing liabilities	112.57%	111.08%
Average equity to average assets	12.23	11.41
Tangible equity to tangible assets (5)	12.01	11.50

Capital Ratios (6):
Tier 1 (core) capital (to adjusted total assets)	10.40	10.15
Total risk-based capital (to risk-weighted assets)	20.25	18.93
Tier 1 risk-based capital (to risk-weighted assets)	19.00	17.91
Tangible capital (to tangible assets)	10.40	10.15

Asset Quality Ratios:
Nonperforming loans to total loans	0.70	0.35
Nonperforming assets to total assets	0.78	0.33
Allowance for loan losses to total loans	1.10	0.83
Allowance for loan losses to nonperforming loans	156.52	239.05
Net charge-offs to average outstanding loans during the period	0.04	0.01

(1)	Ratios are calculated on an annualized basis.
(2)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3)	Represents net interest income as a percent of average interest-earning assets.
(4)	Represents noninterest expense divided by the sum of net interest income and noninterest income, excluding gains or losses on the sale of securities and real estate owned.
(5)	Tangible equity and tangible assets are non-GAAP financial measures calculated using GAAP amounts. We calculate tangible equity by excluding the balance of goodwill and other intangible assets from our calculation of stockholders’ equity. We calculate tangible assets by excluding the balance of goodwill and other intangible assets from our calculation of total assets. We believe that this non-GAAP financial measure provides information to investors that is useful in understanding our financial condition. Because not all companies use the same calculation of tangible equity and tangible assets, this presentation may not be comparable to other similarly titled measures calculated by other companies. A reconciliation of the non-GAAP ratio of tangible equity to tangible assets is provided below.

	March 31, 2010	March 31, 2009
Stockholder’s equity	$43,220	$40,155
Goodwill	(1,080)	(1,080)
Other intangible assets	(341)	—

Tangible equity	$41,799	$39,075

Total assets	$349,359	$340,936
Goodwill	(1,080)	(1,080)
Other intangible assets	(341)	—

Tangible assets	$347,938	$339,856

(6)	Capital ratios are for First Federal Savings Bank.

Balance Sheet Analysis

Total assets at March 31, 2010 were $349.4 million, a decrease of $3.9 million, or 1.1%, from total assets of $353.3 million at December 31, 2009.

Securities available-for-sale decreased $2.9 million, or 3.6%, to $76.7 million at March 31, 2010 compared to $79.6 million at December 31, 2009. The decrease was primarily the result of $3.4 million of paydowns. Other securities-related activity included the purchase of $8.1 million of debt securities of Government-sponsored enterprises and REMICs and $8.0 million of sales of mortgage-backed securities. In addition, the securities portfolio reflects an unrealized gain of $474,000 at March 31, 2010 compared to an unrealized loss of $64,000 at December 31, 2009.

Loans, net, decreased $7.0 million, or 2.9%, to $233.4 million at March 31, 2010 from $240.4 million at December 31, 2009. The decrease was primarily the result of paydowns, $3.7 million of payoffs of residential real estate and commercial loans, and soft loan demand. In addition, $724,000 of loans was transferred to real estate owned, which included two multi-family real estate loans totaling $634,000.

Total liabilities at March 31, 2010 were $306.1 million, compared to $310.9 million at December 31, 2009, a decrease of $4.7 million, or 1.5%. Total deposits increased $10.9 million, or 5.6%, to $204.5 million at March 31, 2010 compared to $193.6 million at December 31, 2009. The increase in deposits was primarily in money market accounts and certificates of deposit. Borrowings decreased $16.0 million, or 14.2%, to $96.5 million at March 31, 2010 compared to $112.5 million at December 31, 2009. Funds generated through deposit growth and loan and securities paydowns were used to reduce borrowings.

Stockholders’ equity was $43.2 million at March 31, 2010, an increase of $777,000 from December 31, 2009. The increase is primarily the result of $374,000 in net income for the three months ended March 31, 2010 and a $327,000 increase in the unrealized gain position of the securities portfolio, net of tax.

Nonperforming assets. The following table provides information with respect to our nonperforming assets at the dates indicated.

	(Unaudited) At March 31, 2010	At December 31, 2009
	(Dollars in thousands)
Nonaccrual loans:
Real estate—mortgage	$1,455	$1,096
Consumer	217	135

Total	1,672	1,231
Accruing loans past due 90 days or more	—	—

Total of nonaccrual and 90 days or more past due loans	1,672	1,231
Real estate owned	1,055	419

Total nonperforming assets	2,727	1,650
Troubled debt restructurings	—	—

Troubled debt restructurings and total nonperforming assets	$2,727	$1,650

Total nonperforming loans to total loans	0.70%	0.50%
Total nonperforming assets to total assets	0.78	0.47

The following table shows the aggregate amounts of our classified and criticized assets at the dates indicated (dollars in thousands).

	(Unaudited) At March 31, 2010	At December 31, 2009
Special mention assets	$1,710	$3,562
Substandard assets	5,127	2,339
Doubtful assets	—	—
Loss assets	—	—

Total classified assets	$6,837	$5,901

Results of Operations for the Three Months Ended March 31, 2010 and March 31, 2009

General. The Company had net income of $374,000 for the three months ended March 31, 2010, compared to $319,000 for the same period in 2009.

Net Interest Income. Net interest income for the three months ended March 31, 2010 increased $280,000 to $2.5 million compared to $2.2 million for the three months ended March 31, 2009. Interest rate spread and net interest margin were 2.81% and 3.09%, respectively, for the three months ended March 31, 2010 compared to 2.43% and 2.75%, respectively, for the three months ended March 31, 2009. The improvement in interest rate spread and net interest margin is primarily attributable to lower costs on deposits coupled with a reduction in borrowings.

Interest income decreased $206,000, or 4.5%, to $4.4 million for the three months ended March 31, 2010 compared to the three months ended March 31, 2009 due to a decrease of 26 basis points in yield on interest-earning assets. Interest income on securities decreased $261,000 due to a decrease of 69 basis points in yield and $9.1 million in the average balance, primarily due to paydowns and sales of higher yielding Government-sponsored enterprise and mortgage-backed securities, which were reinvested in lower yielding securities with shorter durations. Interest income on loans increased $58,000 due to an increase of $7.4 million in the average balance, primarily driven by increases in commercial real estate and home equity loans.

Interest expense decreased $486,000, or 20.7%, to $1.9 million for the three months ended March 31, 2010 compared to the three months ended March 31, 2009 due to a decrease of 64 basis points in cost and $3.6 million in the average balance of interest-bearing liabilities. Interest expense on borrowings decreased $247,000 due to a decrease of $19.7 million in the average balance, as deposit growth was used to reduce borrowings. Interest expense on deposits decreased $239,000 due to a decrease of 77 basis points in cost, primarily related to the repricing of money market accounts and maturing certificates of deposit at lower rates, partially offset by an increase of $16.1 million in the average balance, primarily in money market accounts and certificates of deposit.

Provision for Loan Losses. The provision for loan losses was $200,000 for the three months ended March 31, 2010 compared to $160,000 for the three months ended March 31, 2009. The increase in the provision is primarily related to an increase in nonperforming loans. Total nonperforming loans increased to $1.7 million at March 31, 2010 compared to $1.2 million at December 31, 2009 and $817,000 at March 31, 2009. Nonperforming loans at March 31, 2010 were comprised of nine residential real estate loans totaling $873,000, three consumer loans totaling $217,000 and two commercial real estate loans totaling $582,000. The increase in nonperforming loans from December 31, 2009 to March 31, 2010 is primarily related to six residential and one commercial real estate loans totaling $1.1 million at March 31, 2010 partially offset by two multi-family real estate loans totaling $634,000 that were transferred to real estate owned in the first quarter of 2010. Current conditions in the housing and credit markets also contributed to the increase in the provision. Net charge-offs were $92,000 for the three months ended March 31, 2010 compared to $232,000 for the three months ended December 31, 2009 and $13,000 for the three month ended March 31, 2009.

Noninterest Income. Noninterest income increased $13,000, or 1.4%, to $926,000 for the three months ended March 31, 2010 compared to $913,000 for the three months ended March 31, 2009. Insurance commissions increased $45,000 due in part to the acquisition of Allsurance Insurance Agency in March 2009. This was partially offset by the recognition of a loss of $14,000 on the sale of a real estate owned property and a net loss of $5,000 on sales of available-for-sale securities in the current period.

Noninterest Expense. Noninterest expense increased $184,000, or 7.7%, to $2.6 million for the three months ended March 31, 2010 compared to the three months ended March 31, 2009, primarily due to an increase in FDIC insurance premiums as a result of a change in the assessment calculation. Also contributing to the increase over the prior year were an increase in professional services expense, which increased due to the consulting agreement with the Company’s former President and Chief Executive Officer entered into in May 2009, and amortization of intangibles in the current period related to the Allsurance Insurance Agency acquisition that occurred in March 2009.

Income Taxes. Income tax expense for the three months ended March 31, 2010 was $237,000 compared to $218,000 for the same period in 2009.

Annual Meeting of FedFirst Financial Shareholders

Date, Place, Time and Purpose

FedFirst Financial’s board of directors is sending you this document for the purpose of requesting that you allow your shares of FedFirst Financial to be represented at the annual meeting by the persons named in the enclosed proxy card. At the annual meeting, the FedFirst Financial board of directors will ask you to vote on a proposal to approve the plan of conversion. You will also be asked to vote on informational provisions regarding new FedFirst Financial’s articles of incorporation, the election of directors, and the ratification of the appointment of auditors. You also may be asked to vote on a proposal to adjourn the annual meeting if necessary to permit further solicitation of proxies if there are not sufficient votes at the time of the meeting to approve the plan of conversion. The annual meeting will be held at the Monessen Business Development Center, Fourth Floor Conference Room, 435 Donner Avenue, Monessen, Pennsylvania, at 1:00 p.m., local time, on June 28, 2010.

Who Can Vote at the Meeting

You are entitled to vote your FedFirst Financial common stock if our records show that you held your shares as of the close of business on May 4, 2010. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name and these proxy materials are being forwarded to you by your broker or nominee. As the beneficial owner, you have the right to direct your broker or nominee how to vote.

As of the close of business on May 4, 2010, there were 6,325,772 shares of FedFirst Financial common stock outstanding. Each share of common stock has one vote. FedFirst Financial’s articles of incorporation provide that a record owner of FedFirst Financial common stock (other than FedFirst Financial Mutual Holding Company) who beneficially owns, either directly or indirectly, in excess of 10% of FedFirst Financial’s outstanding shares, is not entitled to vote the shares held in excess of the 10% limit.

Attending the Meeting

If you are a shareholder as of the close of business on May 4, 2010, you may attend the meeting. However, if you hold your shares in street name, you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or a letter from a bank or broker are examples of proof of ownership. If you want to vote your shares of FedFirst Financial common stock held in street name in person at the meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.

Vote Required

The annual meeting will be held only if there is a quorum. A quorum exists if a majority of the outstanding shares of common stock entitled to vote, represented in person or by proxy, is present at the meeting. If you return valid proxy instructions or attend the meeting in person, your shares will be counted for purposes of determining whether there is a quorum, even if you abstain from voting. Broker non-votes also will be counted for purposes of determining the existence of a quorum. A broker non-vote occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

Proposal 1: Approval of the Plan of Conversion. To be approved, the plan of conversion requires the affirmative vote of at least two-thirds of the outstanding shares of FedFirst Financial common stock, including the shares held by FedFirst Financial Mutual Holding Company, and the affirmative vote of a majority of votes eligible to be cast at the meeting, excluding shares of FedFirst Financial Mutual Holding Company. Abstentions and broker non-votes will have the same effect as a vote against the plan of conversion.

Informational Proposals 2a and 2b: Approval of certain provisions in new FedFirst Financial’s articles of incorporation. While we are asking you to vote with respect to each of the informational proposals, the proposed provisions for which an informational vote is requested will become effective if shareholders approve the plan of conversion, regardless of whether shareholders vote to approve any or all of the informational proposals.

Proposal 3: Election of Directors. Directors are elected by a plurality of the votes cast at the annual meeting. This means that the nominees receiving the greatest number of votes will be elected.

Proposal 4: Ratification of Auditor. Ratification of the selection of ParenteBeard LLC as our independent registered public accounting firm for 2010 requires the affirmative vote of a majority of the shares represented at the meeting and entitled to vote.

Proposal 5: Approval of the adjournment of the annual meeting. We must obtain the affirmative vote of a majority of the shares represented at the meeting and entitled to vote to adjourn the annual meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the annual meeting to approve the proposal to approve the plan of conversion.

Shares Held by FedFirst Financial Mutual Holding Company and Our Officers and Directors

As of May 4, 2010, FedFirst Financial Mutual Holding Company beneficially owned 3,636,875 shares of FedFirst Financial common stock. This equals 57.5% of our outstanding shares. FedFirst Financial Mutual Holding Company intends to vote all of its shares in favor of the plan of conversion.

As of May 4, 2010, our officers and directors beneficially owned 171,716 shares of FedFirst Financial common stock, not including shares that they may acquire upon the exercise of outstanding stock options. This equals 2.7% of our outstanding shares and 6.4% of shares held by persons other than FedFirst Financial Mutual Holding Company.

Voting by Proxy

Our board of directors is sending you this proxy statement to request that you allow your shares of FedFirst Financial common stock to be represented at the annual meeting by the persons named in the enclosed proxy card. All shares of FedFirst Financial common stock represented at the meeting by properly executed proxies will be voted according to the instructions indicated on the proxy card. If you sign, date and return a proxy card without giving voting instructions, your shares will be voted as recommended by our board of directors. Our board of directors recommends that you vote “FOR” approval of the plan of conversion and reorganization, “FOR” each of the Informational Proposals 2a and 2b, “FOR” the election of directors, “FOR” the ratification of the appointment of auditors, and “FOR” approval of the adjournment of the annual meeting.

If any matters not described in this proxy statement are properly presented at the annual meeting, the persons named in the proxy card will use their judgment to determine how to vote your shares. We do not know of any other matters to be presented at the annual meeting.

You may revoke your proxy at any time before the vote is taken at the meeting. To revoke your proxy, you must either advise the Corporate Secretary of FedFirst Financial in writing before your common stock has been voted at the annual meeting, deliver a later-dated proxy or attend the annual meeting and vote your shares in person. Attendance at the annual meeting will not in itself constitute revocation of your proxy.

If your FedFirst Financial common stock is held in street name, you will receive instructions from your broker, bank or other nominee that you must follow to have your shares voted. Your broker, bank or other nominee may allow you to deliver your voting instructions via the telephone or the Internet. Please see the instruction form provided by your broker, bank or other nominee that accompanies this proxy statement/prospectus.

Solicitation of Proxies

FedFirst Financial will pay for this proxy solicitation. In addition to soliciting proxies by mail, directors, officers and employees of FedFirst Financial may solicit proxies personally and by telephone. None of these persons will receive additional or special compensation for soliciting proxies. FedFirst Financial will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions. FedFirst Financial has retained Laurel Hill Advisory Group, LLC, a proxy solicitation firm, to assist it in soliciting proxies and has agreed to pay them a fee of $4,500 for shareholder solicitation services and $1,500 for shareholder information agent services, plus reasonable out-of-pocket expenses and charges for telephone calls made and received in connection with the solicitation.

Participants in the Employee Stock Ownership Plan and 401(k) Plan

If you participate in the First Federal Savings Bank Employee Stock Ownership Plan (the “ESOP”) or if you hold shares through the First Federal Savings Bank Retirement Plan (“401(k) Plan”), you will receive a voting instruction form for each plan that reflects all shares you may direct the trustees to vote on your behalf under the plans. Under the terms of the ESOP, the ESOP trustee votes all shares held by the ESOP, but each ESOP participant may direct the trustee how to vote the shares of common stock allocated to his or her account. The ESOP trustee, subject to the exercise of its fiduciary duties, will vote all unallocated shares of FedFirst Financial common stock held by the ESOP and allocated shares for which no voting instructions are received in the same proportion as shares for which it has received timely voting instructions. Under the terms of the 401(k) Plan, a participant is entitled to direct the trustee as to the shares in the FedFirst Financial Corporation Stock Fund credited to his or her account. The trustee will vote all shares for which no directions are given or for which instructions were not timely received in the same proportion as shares for which the trustee received voting instructions. The deadline for returning your voting instructions to each plan’s trustee is June 21, 2010.

Proposal 1—Approval of the Plan of Conversion

This conversion is being conducted pursuant to a plan of conversion approved by the boards of directors of FedFirst Financial Mutual Holding Company, FedFirst Financial and First Federal Savings Bank. The Office of Thrift Supervision has conditionally approved the plan of conversion; however, such approval does not constitute a recommendation or endorsement of the plan of conversion by such agency.

General

On February 23, 2010, the boards of directors of FedFirst Financial Mutual Holding Company, FedFirst Financial and First Federal Savings Bank unanimously adopted the plan of conversion. The plan of conversion was subsequently amended on March 9, 2010 and April 27, 2010. The second-step conversion that we are now undertaking involves a series of transactions by which we will convert our organization from the partially public mutual holding company form to the fully public stock holding company structure. Under the plan of conversion, First Federal Savings Bank will convert from the mutual holding company form of organization to the stock holding company form of organization and become a wholly owned subsidiary of new FedFirst Financial, a newly formed Maryland corporation. Current shareholders of FedFirst Financial, other than FedFirst Financial Mutual Holding Company, will receive shares of new FedFirst Financial common stock in exchange for their shares of FedFirst Financial common stock. Following the conversion and offering, FedFirst Financial and FedFirst Financial Mutual Holding Company will no longer exist.

The conversion to a stock holding company structure also includes the offering by new FedFirst Financial of its common stock to eligible depositors and certain borrowers of First Federal Savings Bank in a subscription offering and, if necessary, to members of the general public through a community offering and/or a syndicate of registered broker-dealers. The amount stock offered for sale is based on an independent appraisal of new FedFirst Financial. Most of the terms of the offering are required by the regulations of the Office of Thrift Supervision.

Consummation of the conversion and offering requires the approval of the Office of Thrift Supervision. In addition, pursuant to Office of Thrift Supervision regulations, consummation of the conversion and offering is conditioned upon the approval of the plan of conversion by (1) at least a majority of the total number of votes eligible to be cast by the depositors and certain borrowers of First Federal Savings Bank, (2) the holders of at least two-thirds of the outstanding shares of FedFirst Financial common stock and (3) the holders of at least a majority of the outstanding shares of common stock of FedFirst Financial, excluding shares held by FedFirst Financial Mutual Holding Company.

The Office of Thrift Supervision approved our plan of conversion, subject to, among other things, approval of the plan of conversion by depositors and certain borrowers of First Federal Savings Bank and FedFirst Financial’s shareholders. Meetings have been called for this purpose on June 28, 2010.

The following is a brief summary of the pertinent aspects of the conversion and offering. A copy of the plan of conversion is available from FedFirst Financial upon request and is available for inspection at the offices of First Federal Savings Bank and at the Office of Thrift Supervision. The plan of conversion is also filed as an exhibit to the registration statement, of which this prospectus forms a part, that new FedFirst Financial has filed with the Securities and Exchange Commission. See “Where You Can Find More Information.”

The board of directors recommends that you vote “FOR” the adoption of the plan of conversion.

Reasons for the Conversion and Offering

After considering the advantages and disadvantages of the conversion and offering, the boards of directors of FedFirst Financial Mutual Holding Company, FedFirst Financial and First Federal Savings Bank unanimously approved the conversion and offering as being in the best interests of FedFirst Financial and First Federal Savings Bank and their respective shareholders and customers. The board of directors concluded that the conversion and offering provides a number of advantages that will be important to our future growth and performance and that outweigh the disadvantages of the conversion and offering.

The conversion and offering will result in the raising of additional capital that will support First Federal Savings Bank’s future lending and operational growth and may also support future branching activities or the acquisition of other financial institutions or financial service companies or their assets. Although First Federal Savings Bank is categorized as “well-capitalized” and does not require additional capital, the board of directors has determined that opportunities for continued growth make pursuing the conversion and offering at this time desirable.

We expect that the larger number of shares that will be in the hands of public investors after completion of the conversion and offering will result in a more liquid and active market than currently exists for FedFirst Financial common stock. A more liquid and active market would make it easier for investors to buy and sell our common stock.

After completion of the conversion and offering, the unissued common and preferred stock authorized by new FedFirst Financial’s articles of incorporation will permit us to raise additional capital through further sales of securities. Although FedFirst Financial currently has the ability to raise additional capital through the sale of additional shares of FedFirst Financial common stock, that ability is limited by the mutual holding company structure, which, among other things, requires that FedFirst Financial Mutual Holding Company hold a majority of the outstanding shares of FedFirst Financial common stock.

As a fully converted stock holding company, we will have greater flexibility in structuring mergers and acquisitions, including the form of consideration paid in a transaction. Our current mutual holding company structure, by its nature, limits our ability to offer our common stock as consideration in a merger or acquisition because we cannot now issue stock in an amount that would cause FedFirst Financial Mutual Holding Company to own less than a majority of the outstanding shares of FedFirst Financial. Our new stock holding company structure will enhance our ability to compete with other bidders when acquisition opportunities arise by better enabling us to offer stock or cash consideration, or a combination of the two.

If FedFirst Financial had undertaken a standard conversion in 2005 rather than a minority stock offering, applicable regulations would have required a greater amount of FedFirst Financial common stock to be sold than the amount that was sold in the minority offering. If a standard conversion had been conducted in 2005, management of FedFirst Financial believed that it would have been difficult to prudently invest the larger amount of capital that would have been raised, when compared to the net proceeds raised in connection with the minority offering. In addition, a standard conversion in 2005 would have immediately eliminated all aspects of the mutual form of organization.

A disadvantage of the conversion and offering considered by board of directors was that current shareholder would receive a lower exchange ratio compared to transactions that took place under better market and economic conditions. The board of directors recognized that there is no way to know when market conditions will change or how they might change, or how changes in market conditions might affect stock prices for financial institutions. The board of directors concluded that it would be better to complete the conversion and offering now, under a valuation that offers a fair exchange ratio to existing shareholders and an attractive price to new investors, rather than wait an indefinite amount of time for market conditions that may result in a higher exchange ratio but a less attractive valuation for new investors.

Another disadvantage considered by the board of directors was that the additional capital generated from the conversion and offering would result in a lower return on equity in the initial periods following completion of the conversion.

The board of directors determined that the advantages of the conversion and offering outweighed this disadvantage.

Description of the Conversion

New FedFirst Financial has been incorporated under Maryland law as a first-tier wholly owned subsidiary of FedFirst Financial. To effect the conversion, the following will occur:

•	FedFirst Financial Mutual Holding Company will merge with and into FedFirst Financial, with FedFirst Financial as the surviving entity; and

•	FedFirst Financial will merge with and into new FedFirst Financial, with new FedFirst Financial as the surviving entity.

As a result of the series of mergers described above, First Federal Savings Bank will become a wholly owned subsidiary of new FedFirst Financial and the outstanding shares of FedFirst Financial common stock held by persons other than FedFirst Financial Mutual Holding Company (i.e., “public shareholders”) will be converted into a number of shares of new FedFirst Financial common stock that will result in the holders of such shares owning in the aggregate approximately the same percentage of new FedFirst Financial common stock to be outstanding upon the completion of the conversion and offering (i.e., the common stock issued in the offering plus the shares issued in exchange for shares of FedFirst Financial common stock) as the percentage of FedFirst Financial common stock owned by them in the aggregate immediately before consummation of the conversion and offering before giving effect to (1) the payment of cash in lieu of issuing fractional exchange shares and (2) any shares of common stock purchased by public shareholders in the offering.

Share Exchange Ratio

Office of Thrift Supervision regulations provide that in a conversion from mutual holding company to stock holding company form, the public shareholders will be entitled to exchange their shares for common stock of the stock holding company, provided that the mutual holding company demonstrates to the satisfaction of the Office of Thrift Supervision that the basis for the exchange is fair and reasonable. Under the plan of conversion, each publicly held share of FedFirst Financial common stock will, on the effective date of the conversion and offering, be converted automatically into and become the right to receive a number of new shares of new FedFirst Financial common stock. The number of new shares of common stock will be determined pursuant to an exchange ratio that ensures that the public shareholders of FedFirst Financial common stock will own approximately the same percentage of common stock in new FedFirst Financial after the conversion and offering as they held in FedFirst Financial immediately before the conversion and offering, before giving effect to (1) the payment of cash in lieu of fractional shares and (2) their purchase of additional shares in the offering. At May 4, 2010, there were 6,325,772 shares of FedFirst Financial common stock outstanding, of which 2,688,897 were held by persons other than FedFirst Financial Mutual Holding Company. The exchange ratio is not dependent on the market value of FedFirst Financial common stock. It will be calculated based on the percentage of FedFirst Financial common stock held by the public, the appraisal of FedFirst Financial prepared by RP Financial and the number of shares sold in the offering.

The following table shows how the exchange ratio will adjust, based on the number of shares sold in the offering. The table also shows how many shares an owner of 100 shares of FedFirst Financial common stock would receive in the exchange, based on the number of shares sold in the offering.

	Shares to be Sold in the Offering		Shares to be Exchanged for Existing Shares of FedFirst Financial		Total Shares of Common Stock to be Outstanding	Exchange Ratio	Equivalent Per Share Value (1)	Shares to be Received for 100 Existing Shares (2)
	Amount	Percent	Amount	Percent
Minimum	1,912,500	57.5%	1,414,361	42.5%	3,326,861	0.5259	$5.26	52
Midpoint	2,250,000	57.5%	1,663,954	42.5%	3,913,954	0.6187	$6.19	61
Maximum	2,587,500	57.5%	1,913,547	42.5%	4,501,047	0.7115	$7.12	71
Maximum, as adjusted	2,975,625	57.5%	2,200,579	42.5%	5,176,204	0.8182	$8.18	81

(1)	Represents the value of shares of new FedFirst Financial common stock received in the conversion by a holder of one share of FedFirst Financial common stock at the exchange ratio, assuming a market price of $10.00 per share.
(2)	Cash will be paid instead of issuing any fractional shares.

Outstanding options to purchase shares of FedFirst Financial common stock will be converted into and become options to purchase new FedFirst Financial common stock. The number of shares of common stock to be received upon exercise of these options and the related exercise price will be adjusted for the exchange ratio. The aggregate exercise price, duration and vesting schedule of these options will not be affected. At December 31, 2009, there were 217,000 outstanding options to purchase FedFirst Financial common stock, of which 104,700 were exercisable.

How We Determined the Offering Range and the $10.00 Purchase Price

Federal regulations require that the aggregate purchase price of the securities sold in connection with the offering be based upon our estimated pro forma market value after the conversion (i.e., taking into account the expected receipt of proceeds from the sale of securities in the offering), as determined by an appraisal by an independent person experienced and expert in corporate appraisal. We have retained RP Financial, LC., which is experienced in the evaluation and appraisal of business entities, to prepare the appraisal. RP Financial will receive fees totaling $40,000 for its appraisal report, plus $5,000 for each appraisal update (of which there will be at least one) and reasonable out-of-pocket expenses. We have agreed to indemnify RP Financial under certain circumstances against liabilities and expenses, including legal fees, arising out of, related to, or based upon the offering. RP Financial has not received any other compensation from us in the past two years.

RP Financial prepared the appraisal taking into account the pro forma impact of the offering. For its analysis, RP Financial undertook substantial investigations to learn about our business and operations. We supplied financial information, including annual financial statements, information on the composition of assets and liabilities, and other financial schedules. In addition to this information, RP Financial reviewed our conversion application as filed with the Office of Thrift Supervision and our registration statement as filed with the Securities and Exchange Commission. Furthermore, RP Financial visited our facilities and had discussions with our management. RP Financial did not perform a detailed individual analysis of the separate components of our assets and liabilities. We did not impose any limitations on RP Financial in connection with its appraisal.

In connection with its appraisal, RP Financial reviewed the following factors, among others:

•	the economic make-up of our primary market area;

•	our financial performance and condition in relation to publicly traded, fully converted financial institution holding companies that RP Financial deemed comparable to us;

•	the specific terms of the offering of our common stock;

•	the pro forma impact of the additional capital raised in the offering;

•	our proposed dividend policy;

•	conditions of securities markets in general; and

•	the market for thrift institution common stock in particular.

RP Financial’s independent valuation also utilized certain assumptions as to the pro forma earnings of new FedFirst Financial after the offering. These assumptions included estimated expenses, an assumed after-tax rate of return on the net offering proceeds, and expenses related to the stock-based benefit plans of new FedFirst Financial, including the employee stock ownership plan and the new equity incentive plan. The new equity incentive plan is assumed to purchase 3.4% of the shares of new FedFirst Financial common stock sold in the offering. The new equity incentive plan is assumed to grant options to purchase the equivalent of 8.5% of the shares of new FedFirst Financial common stock sold in the offering. See “Pro Forma Data” for additional information concerning these assumptions. The use of different assumptions may yield different results.

Consistent with Office of Thrift Supervision appraisal guidelines, the RP Financial applied three primary methodologies to estimate the pro forma market value of our common stock: the pro forma price-to-book value approach applied to both reported book value and tangible book value; the pro forma price-to-earnings approach applied to reported and estimated core earnings; and the pro forma price-to-assets approach. The market value ratios applied in the three methodologies were based upon the current market valuations of a peer group of companies considered by RP Financial to be comparable to us, subject to valuation adjustments applied by RP Financial to account for differences between FedFirst Financial and the peer group. The peer group is comprised of publicly-traded thrifts all selected based on asset size, market area and operating strategy. In preparing its appraisal, RP Financial placed emphasis on the price-to-earnings and the price-to-book approaches and placed lesser emphasis on the price-to-assets approaches in estimating pro forma market value. The peer group consisted of ten publicly traded, fully converted, financial institution holding companies based in the mid-Atlantic region of the United States. The peer group included companies with:

•	average assets of $427 million;

•	average nonperforming assets of 1.57% of total assets;

•	average loans of 68.6% of total assets;

•	average tangible equity of 9.80% of total assets; and

•	average core income of 0.41% of average assets.

RP Financial prepared a valuation dated February 26, 2010. RP Financial has advised us that the estimated pro forma market value, or valuation range, of our common stock, including shares sold in the offering and exchange shares, ranged from a minimum of $33.3 million to a maximum of $45.0 million, with a midpoint of $39.1 million. The aggregate offering price of the shares of common stock will be equal to the valuation range multiplied by the 57.5% ownership interest that FedFirst Financial Mutual Holding Company has in FedFirst Financial. The number of shares offered will be equal to the aggregate offering price divided by the price per share. Based on the valuation range, the percentage of FedFirst Financial common stock owned by FedFirst Financial Mutual Holding Company and the $10.00 price per share, the minimum of the offering range is 1,912,500 shares, the midpoint of the offering range is 2,250,000 shares, the maximum of the offering range is 2,587,500 shares, and 15% above the maximum of the offering range is 2,975,625 shares. RP Financial will update its independent valuation before we complete our offering.

The following table presents a summary of selected pricing ratios for the peer group companies and for all publicly traded thrifts and the resulting pricing ratios for new FedFirst Financial reflecting the pro forma impact of the offering, as calculated by RP Financial in its appraisal report of February 26, 2010.

	Price to Earnings Multiple	Price to Core Earnings Multiple	Price to Book Value Ratio	Price to Tangible Book Value Ratio
New FedFirst Financial (pro forma) (1):
Minimum	56.40x	64.11x	56.21%	57.67%
Midpoint	65.39x	74.19x	62.85%	64.39%
Maximum	74.12x	83.94x	68.78%	70.37%
15% above the Maximum	83.87x	94.77x	75.02%	76.69%

Pricing ratios for peer group companies as of February 26, 2010 (2):
Average	15.98x	17.16x	73.09%	80.22%
Median	14.42x	17.79x	80.21%	83.09%

(1)	Based on FedFirst Financial financial data as of and for the 12 months ended December 31, 2009.
(2)	Based on earnings for the 12 months ended December 31, 2009 and book value and tangible book value as of December 31, 2009.

Compared to the average pricing ratios of the peer group, at the maximum of the offering range our common stock would be priced at a premium of 364% to the peer group on a price-to-earnings basis, a premium of 389% on a price-to-core earnings basis, a discount of 5.9% to the peer group on a price-to-book basis, and a discount of 12.3% to the peer group on a price-to-tangible book basis. This means that, at the maximum of the offering range, a share of our common stock would be more expensive than the peer group on an earnings and core earnings basis and less expensive than the peer group on a book value and tangible book value basis.

Compared to the average pricing ratios of the peer group, at the minimum of the offering range our common stock would be priced at a premium of 253% to the peer group on a price-to-earnings basis, a premium of 274% on a price-to-core earnings basis, a discount of 23.1% to the peer group on a price-to-book basis, and a discount of 28.1% to the peer group on a price-to-tangible book basis. This means that, at the minimum of the offering range, a share of our common stock would be more expensive than the peer group on an earnings and core earnings basis and less expensive than the peer group on a book value and tangible book value basis.

Our board of directors reviewed RP Financial’s appraisal report, including the methodology and the assumptions used by RP Financial, and determined that the offering range was reasonable and adequate. Our board of directors has decided to offer the shares for a price of $10.00 per share. The purchase price of $10.00 per share was determined by us, taking into account, among other factors, the market price of our stock prior to adoption of the plan of conversion, the requirement under Office of Thrift Supervision regulations that the common stock be offered in a manner that will achieve the widest distribution of the stock, and desired liquidity in the common stock after the offering. Our board of directors also established the formula for determining the exchange ratio. Based upon such formula and the offering range, the exchange ratio ranged from a minimum of 0.5259 to a maximum of 0.7115 shares of new FedFirst Financial common stock for each current share of FedFirst Financial common stock, with a midpoint of 0.6187. Based upon this exchange ratio, we expect to issue between 1,414,361 and 1,913,547 shares of new FedFirst Financial common stock to the holders of FedFirst Financial common stock outstanding immediately prior to the completion of the conversion and offering.

Our board of directors considered the appraisal when recommending that shareholders and depositors approve the plan of conversion. However, our board of directors makes no recommendation of any kind as to the advisability of purchasing shares of common stock.

Since the outcome of the offering relates in large measure to market conditions at the time of sale, it is not possible for us to determine the exact number of shares that we will issue at this time. The offering range may be amended, with the approval of the Office of Thrift Supervision, if necessitated by developments following the date of the appraisal in, among other things, market conditions, our financial condition or operating results, regulatory guidelines or national or local economic conditions.

If, upon expiration of the offering, at least the minimum number of shares are subscribed for, RP Financial, after taking into account factors similar to those involved in its prior appraisal, will determine its estimate of our pro forma market value. If, as a result of regulatory considerations, demand for the shares, or changes in market conditions, RP Financial determines that our pro forma market value has increased, we may sell up to 2,975,625 shares without any further notice to you.

No shares will be sold unless RP Financial confirms that, to the best of its knowledge and judgment, nothing of a material nature has occurred that would cause it to conclude that the actual total purchase price of the shares on an aggregate basis was materially incompatible with its appraisal. If, however, the facts do not justify that statement, a new offering range may be set, in which case all funds would be promptly returned and holds on funds authorized for withdrawal from deposit accounts would be released and all subscribers would be given the opportunity to place a new order. If the offering is terminated, all subscriptions will be cancelled and subscription funds will be returned promptly with interest, and holds on funds authorized for withdrawal from deposit accounts will be released. If RP Financial establishes a new valuation range, it must be approved by the Office of Thrift Supervision.

In formulating its appraisal, RP Financial relied upon the truthfulness, accuracy and completeness of all documents we furnished to it. RP Financial also considered financial and other information from regulatory agencies, other financial institutions, and other public sources, as appropriate. While RP Financial believes this information to be reliable, RP Financial does not guarantee the accuracy or completeness of the information and did not independently verify the financial statements and other data provided by us or independently value our assets or liabilities. The appraisal is not intended to be, and must not be interpreted as, a recommendation of any kind as to the advisability of purchasing shares of common stock. Moreover, because the appraisal must be based on many factors that change periodically, there is no assurance that purchasers of shares in the offering will be able to sell shares after the offering at prices at or above the purchase price.

Copies of the appraisal report of RP Financial, including any amendments to the report, and the detailed memorandum of the appraiser setting forth the method and assumptions for such appraisal are available for inspection at our main office and the other locations specified under “Where You Can Find More Information.”

Subscription Offering and Subscription Rights

Under the plan of conversion, we have granted rights to subscribe for our common stock to the following persons in the following order of priority:

1.	Persons with deposits in First Federal Savings Bank with balances aggregating $50 or more (“qualifying deposits”) as of the close of business on January 31, 2009 (“eligible account holders”).

2.	Persons with qualifying deposits in First Federal Savings Bank as of the close of business on March 31, 2010 who are not eligible account holders, excluding our officers, directors and their associates (“supplemental eligible account holders”).

3.	Depositors of First Federal Savings Bank as of the close of business on May 4, 2010, who are not eligible or supplemental eligible account holders and borrowers as of December 1, 1990 whose loans continue to be outstanding at May 4, 2010 (“other members”).

The amount of common stock that any person may purchase will depend on the availability of the common stock after satisfaction of all subscriptions having prior rights in the subscription offering and to the maximum and minimum purchase limitations set forth in the plan of conversion.

Purchase of Shares

Eligible depositors and borrowers of First Federal Savings Bank have priority subscription rights allowing them to purchase common stock in the subscription offering. Shares not purchased in the subscription offering may be available for sale to the public in a community offering. You, as a shareholder on the record date, will be given a preference in the community offering after natural persons and trusts of natural persons residing in Fayette, Washington and Westmoreland Counties, Pennsylvania. For more information regarding the purchase of shares of common stock of new FedFirst Financial or to receive a prospectus and stock order form you may call our Stock Information Center, toll-free, at (877) 892-9472, Monday through Friday, between 9:00 a.m. and 4:00 p.m., Eastern time. The Stock Information Center will be closed on weekends and bank holidays. The stock offering is expected to terminate at 2:00 p.m., Eastern Time, on June 24, 2010.

Marketing Arrangements

To assist in the marketing of our common stock, we have retained Stifel, Nicolaus & Company, Incorporated, which is a broker-dealer registered with the Financial Industry Regulatory Authority. Stifel, Nicolaus & Company, Incorporated will assist us on a best efforts basis in the offering by:

(i)	acting as our financial advisor for the conversion and offering;

(ii)	providing administrative services and managing the Stock Information Center;

(iii)	educating our employees regarding the offering;

(iv)	targeting our sales efforts, including assisting in the preparation of marketing materials; and

(v)	soliciting orders for common stock.

For these services, Stifel, Nicolaus & Company, Incorporated will receive an advisory and administrative fee of $30,000 and 1% of the dollar amount of all shares of common stock sold in the subscription and community offering. The sales fee will be reduced by the advisory and administrative fee. No sales fee will be payable to Stifel, Nicolaus & Company, Incorporated with respect to shares purchased by officers, directors and employees or their immediate families and shares purchased by our tax-qualified and non-qualified employee benefit plans. In the event that Stifel, Nicolaus & Company, Incorporated sells common stock through a group of broker-dealers in a syndicated community offering, it will be paid a fee equal to 1% of the dollar amount of total shares sold in the syndicated community offering, which fee along with the fee payable to selected dealers (which may include Stifel, Nicolaus & Company, Incorporated) shall not exceed 6% in the aggregate. Alternatively, in the event that Stifel, Nicolaus & Company, Incorporated sells common stock through a group of broker-dealers in a “stand-by” firm commitment underwritten public offering (for which Stifel, Nicolaus & Company, Incorporated will serve as sole book running manager), the underwriters will be paid a fee which shall not exceed 6% of the dollar amount of total shares sold in such offering. Stifel, Nicolaus & Company, Incorporated also will be reimbursed for allocable expenses in amounts not to exceed $30,000 for the subscription offering and community offering and not to exceed an additional $50,000 for the syndicated offering, and for attorney’s fees in an amount not to exceed $75,000.

In the event that we are required to resolicit subscribers for shares of our common stock in the subscription and community offerings, Stifel, Nicolaus & Company, Incorporated will be required to provide significant additional services in connection with the resolicitation (including repeating the services described above), and we may pay Stifel, Nicolaus & Company, Incorporated an additional fee for those services that will not exceed $30,000. Under such circumstances, with our consent, Stifel, Nicolaus & Company, Incorporated may be reimbursed for additional allowable expenses not to exceed $10,000 and additional reimbursable attorney’s fees not to exceed $20,000, provided that the aggregate of all reimbursable expenses and legal fees shall not exceed $185,000.

We will indemnify Stifel, Nicolaus & Company, Incorporated against liabilities and expenses, including legal fees, incurred in connection with certain claims or litigation arising out of or based upon untrue statements or omissions contained in the offering materials for the common stock, including liabilities under the Securities Act of 1933, as amended.

Some of our directors and executive officers may participate in the solicitation of offers to purchase common stock. These persons will be reimbursed for their reasonable out-of-pocket expenses incurred in connection with the solicitation. Other regular employees of First Federal Savings Bank may assist in the offering, but only in ministerial capacities, and may provide clerical work in effecting a sales transaction. No offers or sales may be made by tellers or at the teller counters. No sales activity will be conducted in a First Federal Savings Bank banking office. Investment-related questions of prospective purchasers will be directed to executive officers or registered representatives of Stifel, Nicolaus & Company, Incorporated. Our other employees have been instructed not to solicit offers to purchase shares of common stock or provide advice regarding the purchase of common stock. We will rely on Rule 3a4-1 under the Securities Exchange Act of 1934, as amended, and sales of common stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of common stock. None of our officers, directors or employees will be compensated in connection with their participation in the offering.

In addition, we have engaged Stifel, Nicolaus & Company, Incorporated to act as our records management agent in connection with the conversion and offering. In its role as records management agent, Stifel, Nicolaus & Company, Incorporated will coordinate with our data processing contacts and interface with the Stock Information Center to provide the records processing and the proxy and stock order services, including but not limited to: (1) consolidation of deposit accounts and vote calculation; (2) preparation of information for order forms and proxy cards; (3) interface with our financial printer; (4) record stock order information; and (5) tabulate proxy votes. For these services, Stifel, Nicolaus & Company, Incorporated will receive a fee of $15,000 and we will have made an advance payment of $5,000 with respect to this fee. We will also reimburse Stifel, Nicolaus & Company, Incorporated for its reasonable out-of-pocket expenses associated with its acting as information agent in an amount not to exceed $5,000.

Delivery of Certificates

After completion of the conversion, each holder of a certificate(s) evidencing shares of FedFirst Financial common stock (other than FedFirst Financial Mutual Holding Company), upon surrender of the certificate to our transfer agent, which is anticipated to serve as the exchange agent for the conversion, will receive a certificate(s) representing the number of full shares of New FedFirst Financial common stock into which the holder’s shares have been converted based on the exchange ratio. Promptly following the consummation of the conversion, the exchange agent will mail to each such holder of record of FedFirst Financial common stock a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to such certificate shall pass, only upon delivery of such certificate to the exchange agent) advising such holder of the terms of the exchange and of the procedure for surrendering to the exchange agent such certificate in exchange for a certificate(s) evidencing New FedFirst Financial common stock. FedFirst Financial shareholders should not forward their certificates to FedFirst Financial or the exchange agent until they have received the transmittal letter. If you hold shares of FedFirst Financial common stock in street name, your account will automatically be credited with shares of New FedFirst Financial common stock following consummation of the conversion. No transmittal forms will be mailed relating to shares held in street name.

We will not issue any fractional shares of New FedFirst Financial common stock. For each fractional share that would otherwise be issued as a result of the exchange of New FedFirst Financial common stock for FedFirst Financial common stock, we will pay an amount equal to the product obtained by multiplying the fractional share interest to which the former FedFirst Financial shareholder would otherwise be entitled by $10.00. Payment for fractional shares will be made by check as soon as practicable after receipt by the exchange agent of surrendered FedFirst Financial stock certificates. If you hold shares of FedFirst Financial common stock in street name, your account should automatically be credited with cash in lieu of fractional shares.

No holder of a certificate representing shares of FedFirst Financial common stock will be entitled to receive any dividends on New FedFirst Financial common stock until the certificate representing such holder’s shares of FedFirst Financial common stock is surrendered in exchange for certificates representing shares of New FedFirst Financial common stock. If we declare dividends after the conversion but before surrender of certificates representing shares of FedFirst Financial common stock, dividends payable on shares of New FedFirst Financial common stock not then issued shall accrue without interest. Any such dividends shall be paid without interest upon surrender of the certificates representing shares of FedFirst Financial common stock. We will be entitled, after the completion of the conversion, to treat certificates representing shares of FedFirst Financial common stock as evidencing ownership of the number of full shares of New FedFirst Financial common stock into which the shares of FedFirst Financial common stock represented by such certificates shall have been converted, notwithstanding the failure on the part of the holder thereof to surrender such certificates.

We will not be obligated to deliver a certificate(s) representing shares of New FedFirst Financial common stock to which a holder of FedFirst Financial common stock would otherwise be entitled as a result of the conversion until such holder surrenders the certificate(s) representing the shares of FedFirst Financial common stock for exchange as provided above, or provides an appropriate affidavit of loss and indemnity agreement and/or a bond. If any certificate evidencing shares of FedFirst Financial common stock is to be issued in a name other than that in which the certificate evidencing FedFirst Financial common stock surrendered in exchange therefor is registered, it shall be a condition of the issuance that the certificate so surrendered shall be properly endorsed and otherwise be in proper form for transfer and that the person requesting such exchange pay to the exchange agent any transfer or other tax required by reason of the issuance of a certificate for shares of common stock in any name other than that of the registered holder of the certificate surrendered or otherwise establish to the satisfaction of the exchange agent that such tax has been paid or is not payable.

Restrictions on Repurchase of Stock

Under Office of Thrift Supervision regulations, for a period of one year from the date of the completion of the offering we may not repurchase any of our common stock from any person, except (1) in an offer made to all shareholders to repurchase the common stock on a pro rata basis, approved by the Office of Thrift Supervision, (2) the repurchase of qualifying shares of a director, or (3) repurchases to fund restricted stock plans or tax-qualified employee stock benefit plans. Where extraordinary circumstances exist, the Office of Thrift Supervision may approve the open market repurchase of up to 5% of our common stock during the first year following the conversion and offering. To receive such approval, we must establish compelling and valid business purposes for the repurchase to the satisfaction of the Office of Thrift Supervision. If any options previously granted under the 2005 Equity Incentive Plan are exercised during the first year following the conversion and offering, they will be funded with newly issued shares, as the Office of Thrift Supervision does not view pre-existing stock options as an extraordinary circumstance or compelling business purpose for a stock repurchase in the first year after conversion. Based on the foregoing restrictions, we anticipate that we will not repurchase any shares of our common stock in the year following completion of the conversion and offering.

Effects of Conversion on Depositors and Borrowers

General. Each depositor in First Federal Savings Bank currently has both a deposit account in the institution and a pro rata ownership interest in the net worth of FedFirst Financial Mutual Holding Company based upon the balance in his or her account. However, this ownership interest is tied to the depositor’s account and has no value separate from such deposit account. Furthermore, this ownership interest may only be realized in the unlikely event that FedFirst Financial Mutual Holding Company is liquidated. In such event, the depositors of record at that time, as owners, would share pro rata in any residual surplus and reserves of FedFirst Financial Mutual Holding Company after other claims are paid. Any depositor who opens a deposit account at First Federal Savings Bank obtains a pro rata ownership interest in the net worth of FedFirst Financial Mutual Holding Company without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his or her account receives a portion or all of the balance in the account but nothing for his or her ownership interest in the net worth of FedFirst Financial Mutual Holding Company, which is lost to the extent that the balance in the account is reduced. When a mutual holding company converts to stock holding company form, depositors lose all rights to the net worth of the mutual holding company, except the right to claim a pro rata share of funds representing the liquidation account established in connection with the conversion.

Continuity. While the conversion and offering are being accomplished, the normal business of First Federal Savings Bank will continue without interruption, including being regulated by the Office of Thrift Supervision. After the conversion and offering, First Federal Savings Bank will continue to provide services for depositors and borrowers under its current policies by its present management and staff.

The directors of First Federal Savings Bank at the time of conversion will serve as directors of First Federal Savings Bank after the conversion and offering. The board of directors of new FedFirst Financial is composed of the individuals who serve on the board of directors of FedFirst Financial. All officers of First Federal Savings Bank at the time of conversion will retain their positions after the conversion and offering.

Deposit Accounts and Loans. The conversion and offering will not affect any deposit accounts or borrower relationships with First Federal Savings Bank. All deposit accounts in First Federal Savings Bank after the conversion and offering will continue to be insured up to the legal maximum by the Federal Deposit Insurance Corporation in the same manner as such deposit accounts were insured immediately before the conversion and offering. The conversion and offering will not change the interest rate or the maturity of deposits at First Federal Savings Bank.

After the conversion and offering, all loans of First Federal Savings Bank will retain the same status that they had before the conversion and offering. The amount, interest rate, maturity and security for each loan will remain as they were contractually fixed before the conversion and offering.

Effect on Liquidation Rights. If FedFirst Financial Mutual Holding Company were to liquidate, all claims of FedFirst Financial Mutual Holding Company’s creditors would be paid first. Thereafter, if there were any assets remaining, members of FedFirst Financial Mutual Holding Company would receive such remaining assets, pro rata, based upon the deposit balances in their deposit accounts at First Federal Savings Bank immediately before liquidation. In the unlikely event that First Federal Savings Bank were to liquidate after the conversion and offering, all claims of creditors (including those of depositors, to the extent of their deposit balances) also would be paid first, followed by distribution of the “liquidation account” to certain depositors (see “—Liquidation Rights” below), with any assets remaining thereafter distributed to new FedFirst Financial as the holder of First Federal Savings Bank’s capital stock.

Liquidation Rights

Liquidation Prior to the Conversion. In the unlikely event of a complete liquidation of FedFirst Financial Mutual Holding Company or Eagle Bancorp prior to the conversion, all claims of creditors of Eagle Bancorp, including those of depositors of First Federal Savings Bank (to the extent of their deposit balances), would be paid first. Thereafter, if there were any assets of Eagle Bancorp remaining, these assets would be distributed to shareholders, including FedFirst Financial Mutual Holding Company. Then, if there were any assets of FedFirst Financial Mutual Holding Company remaining, members of FedFirst Financial Mutual Holding Company would receive those remaining assets, pro rata, based upon the deposit balances in their deposit account in First Federal Savings Bank immediately prior to liquidation.

Liquidation Following the Conversion. In the unlikely event that new FedFirst Financial and First Federal Savings Bank were to liquidate after the conversion, all claims of creditors, including those of depositors, would be paid first, followed by distribution of the “liquidation account” maintained by FedFirst Financial pursuant to the plan of conversion to certain depositors, with any assets remaining thereafter distributed to FedFirst Financial as the holder of First Federal Savings Bank capital stock.

The plan of conversion provides for the establishment, upon the completion of the conversion, of a liquidation account by new FedFirst Financial for the benefit of eligible account holders and supplemental eligible account holders in an amount equal to FedFirst Financial Mutual Holding Company’s ownership interest in the retained earnings of FedFirst Financial as of the date of its latest balance sheet contained in this prospectus. The plan of conversion also provides that new FedFirst Financial shall cause the establishment of a bank liquidation account.

The liquidation account established by new FedFirst Financial is designed to provide payments to depositors of their liquidation interests in the event of a liquidation of new FedFirst Financial and First Federal Savings Bank or of First Federal Savings Bank. Specifically, in the unlikely event that new FedFirst Financial and First Federal Savings Bank were to completely liquidate after the conversion, all claims of creditors, including those of depositors, would be paid first, followed by distribution to depositors as of January 31, 2009 and March 31, 2010 of the liquidation account maintained by new FedFirst Financial. In a liquidation of both entities, or of First Federal Savings Bank, when new FedFirst Financial has insufficient assets to fund the distribution due to eligible account holders and First Federal Savings Bank has positive net worth, First Federal Savings Bank will pay amounts necessary to fund new FedFirst Financial’s remaining obligations under the liquidation account. The plan of conversion also provides that if new FedFirst Financial is sold or liquidated apart from a sale or liquidation of First Federal Savings Bank, then the rights of eligible account holders in the liquidation account maintained by new FedFirst Financial will be surrendered and treated as a liquidation account in First Federal Savings Bank. Depositors will have an equivalent interest in the bank liquidation account and the bank liquidation account will have the same rights and terms as the liquidation account.

Pursuant to the plan of conversion, after two years from the date of conversion and upon the written request of the Office of Thrift Supervision, new FedFirst Financial will eliminate or transfer the liquidation account and the interests in such account to First Federal Savings Bank and the liquidation account shall thereupon become the liquidation account of First Federal Savings Bank and not be subject in any manner or amount to new FedFirst Financial’s creditors.

Also, under the rules and regulations of the Office of Thrift Supervision, no post-conversion merger, consolidation, or similar combination or transaction with another depository institution in which new FedFirst Financial or First Federal Savings Bank is not the surviving institution would be considered a liquidation and, in such a transaction, the liquidation account would be assumed by the surviving institution.

Each eligible account holder and supplemental eligible account holder would have an initial interest in the liquidation account for each deposit account, including savings accounts, transaction accounts such as negotiable order of withdrawal accounts, money market deposit accounts, and certificates of deposit, with a balance of $50.00 or more held in First Federal Savings Bank on January 31, 2009 or March 31, 2010, as applicable. Each eligible account holder and supplemental eligible account holder would have a pro rata interest in the total liquidation account for each such deposit account, based on the proportion that the balance of each such deposit account on January 31, 2009 or March 31, 2010 bears to the balance of all deposit accounts in First Federal Savings Bank on such date.

If, however, on any December 31 annual closing date commencing after the effective date of the conversion, the amount in any such deposit account is less than the amount in the deposit account on January 31, 2009 or March 31, 2010 or any other annual closing date, then the interest in the liquidation account relating to such deposit account would be reduced from time to time by the proportion of any such reduction, and such interest will cease to exist if such deposit account is closed. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related deposit account. Payment pursuant to liquidation rights of eligible account holders and supplemental eligible account holders would be separate and apart from the payment of any insured deposit accounts to such depositor. Any assets remaining after the above liquidation rights of eligible account holders and supplemental eligible account holders are satisfied would be distributed to new FedFirst Financial as the sole shareholder of First Federal Savings Bank.

Material Income Tax Consequences

Although the conversion may be effected in any manner approved by the Office of Thrift Supervision that is consistent with the purposes of the plan of conversion and applicable law, regulations and policies, it is intended that the conversion will be effected through various mergers. Completion of the conversion and offering is conditioned upon prior receipt of either a ruling or an opinion of counsel with respect to federal tax laws, and either a ruling or an opinion with respect to Pennsylvania tax laws, that no gain or loss will be recognized by First Federal Savings Bank, FedFirst Financial or FedFirst Financial Mutual Holding Company as a result of the conversion or by account holders receiving subscription rights, except to the extent, if any, that subscription rights are deemed to have fair market value on the date such rights are issued. We believe that the tax opinions summarized below address all material federal income tax consequences that are generally applicable to First Federal Savings Bank, FedFirst Financial, FedFirst Financial Mutual Holding Company, new FedFirst Financial, persons receiving subscription rights and shareholders of FedFirst Financial.

Kilpatrick Stockton LLP has issued an opinion to FedFirst Financial, FedFirst Financial Mutual Holding Company and new FedFirst Financial that, for federal income tax purposes:

1. The merger of FedFirst Financial Mutual Holding Company with and into FedFirst Financial (the mutual holding company merger) will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code. (Section 368(a)(l)(A) of the Internal Revenue Code.)

2. FedFirst Financial Mutual Holding Company will not recognize any gain or loss on the transfer of its assets to FedFirst Financial and FedFirst Financial’s assumption of its liabilities, if any, in constructive exchange for a liquidation interest in FedFirst Financial or on the constructive distribution of such liquidation interest to FedFirst Financial Mutual Holding Company’s members who remain depositors of First Federal Savings Bank. (Sections 361(a), 361(c) and 357(a) of the Internal Revenue Code.)

3. No gain or loss will be recognized by FedFirst Financial upon the receipt of the assets of FedFirst Financial Mutual Holding Company in the mutual holding company merger in exchange for the constructive transfer to the members of FedFirst Financial Mutual Holding Company of a liquidation interest in FedFirst Financial. (Section 1032(a) of the Internal Revenue Code.)

4. Persons who have an interest in FedFirst Financial Mutual Holding Company will recognize no gain or loss upon the constructive receipt of a liquidation interest in FedFirst Financial in exchange for their voting and liquidation rights in FedFirst Financial Mutual Holding Company. (Section 354(a) of the Internal Revenue Code.)

5. The basis of the assets of FedFirst Financial Mutual Holding Company (other than stock in FedFirst Financial) to be received by FedFirst Financial will be the same as the basis of such assets in the hands of FedFirst Financial Mutual Holding Company immediately prior to the transfer. (Section 362(b) of the Internal Revenue Code.)

6. The holding period of the assets of FedFirst Financial Mutual Holding Company in the hands of FedFirst Financial will include the holding period of those assets in the hands of FedFirst Financial Mutual Holding Company. (Section 1223(2) of the Internal Revenue Code.)

7. The merger of FedFirst Financial with and into new FedFirst Financial (the holding company merger) will constitute a mere change in identity, form or place of organization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code and therefore will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code. (Section 368(a)(1)(F) of the Internal Revenue Code.)

8. FedFirst Financial will not recognize any gain or loss on the transfer of its assets to new FedFirst Financial and new FedFirst Financial’s assumption of its liabilities in exchange for shares of common stock in new FedFirst Financial or on the constructive distribution of such stock to shareholders of FedFirst Financial other than FedFirst Financial Mutual Holding Company and the liquidation accounts to the eligible account holders and supplemental eligible account holders. (Sections 361(a), 361(c) and 357(a) of the Internal Revenue Code.)

9. No gain or loss will be recognized by new FedFirst Financial upon the receipt of the assets of FedFirst Financial in the holding company merger. (Section 1032(a) of the Internal Revenue Code.)

10. The basis of the assets of FedFirst Financial (other than stock in First Federal Savings Bank) to be received by new FedFirst Financial will be the same as the basis of such assets in the hands of FedFirst Financial immediately prior to the transfer. (Section 362(b) of the Internal Revenue Code.)

11. The holding period of the assets of FedFirst Financial (other than stock in First Federal Savings Bank) to be received by new FedFirst Financial will include the holding period of those assets in the hands of FedFirst Financial immediately prior to the transfer. (Section 1223(2) of the Internal Revenue Code.)

12. FedFirst Financial shareholders will not recognize any gain or loss upon their exchange of FedFirst Fiancial common stock for new FedFirst Financial common stock. (Section 354 of the Internal Revenue Code.)

13. Eligible account holders and supplemental eligible account holders will not recognize any gain or loss upon their constructive exchange of their liquidation interests in FedFirst Financial for the liquidation accounts in new FedFirst Financial. (Section 354 of the Internal Revenue Code.)

14. The payment of cash to shareholders of FedFirst Financial in lieu of fractional shares of new FedFirst Financial common stock will be treated as though the fractional shares were distributed as part of the holding company merger and then redeemed by new FedFirst Financial. The cash payments will be treated as distributions in full payment for the fractional shares deemed redeemed under Section 302(a) of the Internal Revenue Code, with the result that such shareholders will have short-term or long-term capital gain or loss to the extent that the cash they receive differs from the basis allocable to such fractional shares. (Rev. Rul. 66-365, 1966-2 C.B. 116 and Rev. Proc. 77-41, 1977-2 C.B. 574.)

15. It is more likely than not that the fair market value of the nontransferable subscription rights to purchase FedFirst Financial common stock is zero. Accordingly, it is more likely than not that no gain or loss will be recognized by eligible account holders, supplemental eligible account holders and other voting members upon distribution to them of nontransferable subscription rights to purchase shares of FedFirst Financial common stock. (Section 356(a) of the Internal Revenue Code.) Eligible account holders, supplemental eligible account holders and other voting members will not realize any taxable income as the result of the exercise by them of the nontransferable subscriptions rights. (Rev. Rul. 56-572, 1956-2 C.B. 182.)

16. It is more likely than not that the fair market value of the benefit provided by the bank liquidation account supporting the payment of the liquidation account in the event new FedFirst Financial lacks sufficient net assets is zero. Accordingly, it is more likely than not that no gain or loss will be recognized by eligible account holders and supplemental eligible account holders upon the constructive distribution to them of such rights in the bank liquidation account as of the effective date of the holding company merger. (Section 356(a) of the Internal Revenue Code.)

17. It is more likely than not that the basis of common stock purchased in the offering by the exercise of the nontransferable subscription rights will be the purchase price thereof. (Section 1012 of the Internal Revenue Code.)

18. Each shareholder’s holding period in his or her new FedFirst Financial common stock received in the exchange will include the period during which the common stock surrendered was held, provided that the common stock surrendered is a capital asset in the hands of the shareholder on the date of the exchange. (Section 1223(1) of the Internal Revenue Code.)

19. The holding period of the common stock purchased pursuant to the exercise of subscriptions rights shall commence on the date on which the right to acquire such stock was exercised. (Section 1223(5) of the Internal Revenue Code.)

20. No gain or loss will be recognized by new FedFirst Financial on the receipt of money in exchange for common stock sold in the offering. (Section 1032 of the Internal Revenue Code.)

The statements set forth in paragraph (15) above are based on the position that the subscription rights do not have any market value at the time of distribution or at the time they are exercised. Whether subscription rights have a market value for federal income tax purposes is a question of fact, depending upon all relevant facts and circumstances. According to our counsel, the Internal Revenue Service will not issue rulings on whether subscription rights have a market value. Counsel has also advised us that they are unaware of any instance in which the Internal Revenue Service has taken the position that nontransferable subscription rights have a market value. Counsel also noted that the subscription rights will be granted at no cost to the recipients, will be nontransferable and of short duration, and will afford the recipients the right only to purchase our common stock at a price equal to its estimated fair market value, which will be the same price as the purchase price for the unsubscribed shares of common stock.

The statements set forth in paragraph 16 above are based on the position that the benefit provided by the bank liquidation account supporting the payment of the liquidation account in the event new FedFirst Financial lacks sufficient net assets has a fair market value of zero. According to our counsel: (i) there is no history of any holder of a liquidation account receiving any payment attributable to a liquidation account; (ii) the interests in the liquidation account and bank liquidation account are not transferable; (iii) the amounts due under the liquidation account with respect to each eligible account holder and supplemental eligible account holder will be reduced as their deposits in First Federal Savings Bank are reduced as described in the plan of conversion; and (iv) the bank liquidation account payment obligation arises only if new FedFirst Financial lacks sufficient net assets to fund the liquidation account. If such bank liquidation account rights are subsequently found to have an economic value, income may be recognized by each eligible account holder and supplemental eligible account holder in the amount of such fair market value as of the effective date of the holding company merger.

ParenteBeard LLC has issued an opinion to us to the effect that, more likely than not, the income tax consequences under Pennsylvania law of the conversion are not materially different than for federal tax purposes.

Unlike a private letter ruling issued by the Internal Revenue Service, an opinion of counsel is not binding on the Internal Revenue Service and the Internal Revenue Service could disagree with the conclusions reached in the opinion. If there is a disagreement, no assurance can be given that the conclusions reached in an opinion of counsel would be sustained by a court if contested by the Internal Revenue Service.

The opinions of Kilpatrick Stockton LLP and ParenteBeard LLC are filed as an exhibit to the registration statement that we have filed with the Securities and Exchange Commission. See “Where You Can Find More Information.”

Accounting Consequences

The conversion will be accounted for as a change in legal organization and form and not a business combination. Accordingly, the carrying amount of the assets and liabilities of First Federal Savings Bank will remain unchanged from their historical cost basis.

Interpretation, Amendment and Termination

All interpretations of the plan of conversion by our board of directors will be final, subject to the authority of the Office of Thrift Supervision. The plan of conversion provides that, if deemed necessary or desirable by the board of directors, the plan of conversion may be substantively amended by a majority vote of the board of directors as a result of comments from regulatory authorities or otherwise, at any time prior to the submission of proxy materials to the members of FedFirst Financial Mutual Holding Company and shareholders of FedFirst Financial. Amendment of the plan of conversion thereafter requires a majority vote of the board of directors, with the concurrence of the Office of Thrift Supervision. The plan of conversion may be terminated by a majority vote of the board of directors at any time prior to the earlier of the date of the annual meeting of shareholders and the date of the annual meeting of members of FedFirst Financial Mutual Holding Company, and may be terminated by the board of directors at any time thereafter with the concurrence of the Office of Thrift Supervision. The plan of conversion will terminate if the conversion and offering are not completed within 24 months from the date on which the members of FedFirst Financial Mutual Holding Company approve the plan of conversion, and may not be extended by us or the Office of Thrift Supervision.

Proposals 2a and 2b—Informational Proposals Related to the

Articles of Incorporation of New FedFirst Financial

By their approval of the plan of conversion as set forth in Proposal 1, the board of directors of FedFirst Financial has approved each of the informational proposals numbered 2a and 2b, both of which relate to provisions included in the articles of incorporation of new FedFirst Financial. Each of these informational proposals is discussed in more detail below.

As a result of the conversion, the public shareholders of FedFirst Financial, whose rights are presently governed by the charter and bylaws of FedFirst Financial, will become shareholders of new FedFirst Financial, whose rights will be governed by the articles of incorporation and bylaws of new FedFirst Financial. The following informational proposals address the material differences between the governing documents of the two companies. This discussion is qualified in its entirety by reference to the charter of FedFirst Financial and the articles of incorporation of new FedFirst Financial. See “Where You Can Find Additional Information” for procedures for obtaining a copy of those documents.

The provisions of new FedFirst Financial’s articles of incorporation which are summarized as informational proposals 2a and 2b were approved as part of the process in which the board of directors of FedFirst Financial approved the plan of conversion. These proposals are informational in nature only, because the Office of Thrift Supervision’s regulations governing mutual-to-stock conversions do not provide for votes on matters other than the plan of conversion. FedFirst Financial’s shareholders are not being asked to approve these informational proposals at the annual meeting. While we are asking you to vote with respect to each of the informational proposals set forth below, the proposed provisions for which an informational vote is requested will become effective if shareholders approve the plan of conversion, regardless of whether shareholders vote to approve any or all of the informational proposals. The provisions of new FedFirst Financial’s articles of incorporation which are summarized as informational proposals may have the effect of deterring or rendering more difficult attempts by third parties to obtain control of new FedFirst Financial, if such attempts are not approved by the board of directors, or may make the removal of the board of directors or management, or the appointment of new directors, more difficult.

Informational Proposal 2a.—Approval of a Provision in new FedFirst Financial’s Articles of Incorporation Requiring a Super-Majority Vote to Approve Certain Amendments to new FedFirst Financial’s Articles of incorporation. No amendment of the charter of FedFirst Financial may be made unless it is first proposed by the board of directors, then preliminarily approved by the Office of Thrift Supervision, and thereafter approved by the holders of a majority of the total votes eligible to be cast at a legal meeting. The articles of incorporation of new FedFirst Financial generally may be amended by the holders of a majority of the shares entitled to vote; provided, however, that any amendment of Section C of Article Sixth (limitation on common stock voting rights), Section B of Article Seventh (classification of board of directors and director terms), Section F of Article Eighth (amendment of bylaws) , Section J of Article Eighth (elimination of director and officer liability), and Article Tenth (amendment of articles of incorporation), must be approved by the affirmative vote of the holders of at least 75% of the outstanding shares entitled to vote, except that the board of directors may amend the articles of incorporation without any action by the shareholders to the fullest extent allowed under Maryland law.

These limitations on amendments to specified provisions of new FedFirst Financial’s articles of incorporation are intended to ensure that the referenced provisions are not limited or changed upon a simple majority vote. While this limits the ability of shareholders to amend those provisions, FedFirst Financial Mutual Holding Company, as the holder of a majority of the outstanding shares o f FedFirst Financial, currently can effectively block any shareholder proposed change to the charter.

This provision in new FedFirst Financial’s articles of incorporation could have the effect of discouraging a tender offer or other takeover attempt where to ability to make fundamental changes through amendments to the articles of incorporation is an important element of the takeover strategy of the potential acquiror. The board of directors believes that the provisions limiting certain amendments to the articles of incorporation will put the board of directors in a stronger position to negotiate with third parties with respect to transactions potentially affecting the corporate structure of new FedFirst Financial and the fundamental rights of its shareholders, and to preserve the ability of all shareholders to have an effective voice in the outcome of such matters.

The board of directors recommends that you vote “FOR” the approval of a provision in new FedFirst Financial’s articles of incorporation requiring a super-majority vote to approve certain amendments to new FedFirst Financial’s articles of incorporation.

Informational Proposal 2b.—Approval of a Provision in new FedFirst Financial’s Articles of Incorporation to Limit the Voting Rights of Shares Beneficially Owned in Excess of 10% of new FedFirst Financial’s Outstanding Voting Stock. The articles of incorporation of new FedFirst Financial provide that in no event shall any person who directly or indirectly beneficially owns in excess of 10% of the then-outstanding shares of common stock as of the record date for the determination of shareholders entitled or permitted to vote on any matter (the “10% limit”) be entitled or permitted to any vote in respect of the shares held in excess of the 10% limit. This 10% limit restriction does not apply if the beneficial owner’s ownership of shares in excess of the 10% limit was approved by a majority of unaffiliated directors. Beneficial ownership is determined pursuant to the federal securities laws and includes, but is not limited to, shares as to which any person and his or her affiliates (1) have the right to acquire upon the exercise of conversion rights, exchange rights, warrants or options and (2) have or share investment or voting power (but shall not be deemed the beneficial owner of any voting shares solely by reason of a revocable proxy granted for a particular meeting of shareholders, and that are not otherwise beneficially, or deemed by new FedFirst Financial to be beneficially, owned by such person and his or her affiliates).

The foregoing restriction does not apply to:

•	any director or officer acting solely in their capacities as directors and officers; or

•	any employee benefit plans of new FedFirst Financial or any subsidiary or a trustee of a plan.

The charter of FedFirst Financial provides that, for a period of five years from the effective date of First Federal Savings Bank’s minority stock offering, no person, other than FedFirst Financial Mutual Holding Company, shall directly or indirectly offer to acquire or acquire more than 10% of the then-outstanding shares of common stock. The foregoing restriction does not apply to:

•	the purchase of shares by underwriters in connection with a public offering; or

•	the purchase of shares by any employee benefit plans of FedFirst Financial or any subsidiary.

This provision is intended to limit the ability of any person to acquire a significant number of shares of new FedFirst Financial common stock and thereby gain sufficient voting control so as to cause new FedFirst Financial to effect a transaction that may not be in the best interests of new FedFirst Financial and its shareholders generally. This provision will not prevent a shareholder from seeking to acquire a controlling interest in new FedFirst Financial, but it will prevent a shareholder from voting more than 10% of the outstanding shares of common stock unless that shareholder has first persuaded the board of directors of the merits of the course of action proposed by the shareholder. The board of directors of new FedFirst Financial believes that fundamental transactions generally should be first considered and approved by the board of directors as the board generally believes that it is in the best position to make an initial assessment of the merits of any such transactions and that the board of directors’ ability to make the initial assessment could be impeded if a single shareholder could acquire a sufficiently large voting interest so as to control a shareholder vote on any given proposal. This provision in new FedFirst Financial’s articles of incorporation makes an acquisition, merger or other similar corporate transaction less likely to occur, even if such transaction is supported by most shareholders, because it can prevent a holder of shares in excess of the 10% limit from voting the excess shares in favor of the transaction. Thus, it may be deemed to have an anti-takeover effect.

The board of directors recommends that you vote “FOR” the approval of a provision in new FedFirst Financial’s articles of incorporation to limit the voting rights of shares beneficially owned in excess of 10% of new FedFirst Financial’s outstanding voting stock.

Proposal 3—Election of Directors

Our board of directors consists of seven members. The Board is divided into three classes with three-year staggered terms, with approximately one-third of the directors elected each year. The board of directors’ nominees for election this year, to serve for a three-year term or until their respective successors have been elected and qualified are Richard B. Boyer, John M. Kish and David L. Wohleber; the nominee for election this year, to serve for a one-year term or until her successor has been elected and qualified is R. Carlyn Belczyk; and the nominee for election this year, to serve for a two-year term or until his successor has been elected and qualified is John M. Swiatek.

Unless you indicate otherwise on the proxy card, the board of directors intends that the proxies solicited by it will be voted for the election of the board’s nominees. If any nominee is unable to serve, the persons named in the proxy card would vote your shares to approve the election of any substitute proposed by the board of directors. At this time, the board of directors knows of no reason why any of the nominees might be unable to serve.

The board of directors recommends a vote “FOR” the election of R. Carlyn Belczyk, Richard B. Boyer, John M. Kish, John M. Swiatek and David L. Wohleber.

Information regarding the board of directors’ nominees and the directors continuing in office is provided below. Unless otherwise stated, each individual has held his current occupation for the last five years. The age indicated for each individual is as of December 31, 2009. The indicated period of service as a director includes the period of service as a director of First Federal.

Board Nominees for Election of Directors

The following directors are nominees for election for terms ending in 2013:

Richard B. Boyer has been President of Exchange Underwriters, Inc. since 1989. In June 2002, First Federal purchased an 80% interest in Exchange Underwriters, Inc., which had previously been 100% owned by Mr. Boyer. Mr. Boyer has also served as Vice President-Insurance of First Federal since 2003. Age 51. Director since 2002.

As President of our insurance agency subsidiary, Mr. Boyer brings to the board knowledge of the insurance industry and the operations of Exchange Underwriters, which he has managed for over 20 years.

John M. Kish is a retired banker. Mr. Kish served as the Chairman and Chief Executive Officer of GA Financial, Inc. and its wholly-owned subsidiary, Great American Federal, from 1996 until May 2004. Age 64. Director since 2005.

Mr. Kish brings to the board perspective and experience gained as a director and Chief Executive Officer of a financial institution that operated in the Pittsburgh market area. Mr. Kish also brings his experience as an attorney.

David L. Wohleber is a Certified Public Accountant and Executive Vice President of Eat’n Park Hospitality Group, Inc. Mr. Wohleber served as Chief Financial Officer of Eat’n Park Hospitality Group, Inc. for over 30 years through 2008. He joined Eat’n Park in 1977 after serving as a senior audit manager with Price Waterhouse & Co. Age 66. Director since 2006.

Mr. Wohleber brings to the board extensive finance experience as well as a background in public accounting.

The following director is a nominee for election for a term ending in 2012:

John M. Swiatek is currently the Director of the Sports, Entertainment and Marketing division of GSP Consulting Corporation. Prior to joining GSP Consulting in 2009, Mr. Swiatek co-founded and served as the President and Managing Partner of the Washington Wild Things, a minor league professional baseball team in Washington, Pennsylvania. Age 52. Director since 2010.

Mr. Swiatek brings to the board extensive business background in finance, management and marketing. In addition, Mr. Swiatek brings his familiarity with our market areas and the surrounding area into which we may expand.

The following director is a nominee for election for a term ending in 2011:

R. Carlyn Belczyk is a certified public accountant and a Shareholder of Guthrie, Belczyk & Associates, P.C. in Washington, Pennsylvania. Ms. Belczyk has been employed by Guthrie, Belczyk & Associates, P.C. since 1993. Age 58. Director since 2009.

Ms. Belczyk brings to the board experience and skills in public accounting, as well as experience serving small and medium-sized businesses in the southern Pittsburgh area. In addition, Ms. Belczyk lives and works in the communities that we serve.

Directors Continuing in Office

The following director has a terms ending in 2011:

John J. LaCarte has been the President of Model Cleaners, Uniforms & Apparel LLC since 1992. Age 43. Director since 1998 and Chairman of the board since 2006.

Mr. LaCarte brings to the board entrepreneurial and business management experience from successfully managing a business with over 20 locations and 200 employees. In addition, Mr. LaCarte lives and works in the communities that we serve.

The following director has a term ending in 2012:

Patrick G. O’Brien became President and Chief Executive Officer in May 2009. Mr. O’Brien served as Executive Vice President and Chief Operating Officer of FedFirst Financial and First Federal from September 2005 to May 2009. Prior to working with FedFirst Financial, Mr. O’Brien served as Regional President and Senior Lender – Commercial Lending with WesBanco Bank, Inc., Washington, Pennsylvania, from March 2002 to August 2005. Before serving with WesBanco Bank, Mr. O’Brien was Senior Vice President of Commercial Lending with Wheeling National Bank from August 1999 to March 2002, and Vice President and District Manager (Retail Banking) at PNC from 1993 to 1999. Age 48. Director since 2009.

As President and Chief Executive Officer, Mr. O’Brien brings to the board knowledge of FedFirst Financial’s operations as well as perspective on its strengths, challenges and opportunities. Mr. O’Brien also brings his extensive experience in community banking and his familiarity with our market area.

Proposal 4—Ratification of the Independent

Registered Public Accounting Firm

The Audit Committee of the board of directors has appointed ParenteBeard LLC to be FedFirst Financial’s independent auditors for the 2010 fiscal year, subject to ratification by shareholders. A representative of ParenteBeard LLC is expected to be present at the annual meeting to respond to appropriate questions from shareholders and will have the opportunity to make a statement should he or she desire to do so.

If the ratification of the appointment of the independent auditors is not approved by a majority of the votes cast by shareholders at the annual meeting, the Audit Committee will consider other independent auditors.

FedFirst Financial was notified that the audit practice of Beard Miller Company LLP (“Beard Miller”), its independent registered public accounting firm for the 2008 and 2007 fiscal years, was combined with ParenteBeard LLC on October 1, 2009. As of that same date, Beard Miller resigned as the auditors of FedFirst Financial and with the approval of the Audit Committee of our board of directors and ParenteBeard was engaged as its independent registered public accounting firm.

The reports of Beard Miller regarding FedFirst Financial’s consolidated financial statements as and for the fiscal years ended December 31, 2008 and 2007 did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the years ended December 31, 2008 and 2007, and during the interim period from the end of the most recently completed fiscal year through October 1, 2009, the date of resignation, there were no disagreements with Beard Miller on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Beard Miller would have caused it to make reference to the subject matter of the disagreements in connection with its audit reports on our consolidated financial statements.

During the fiscal years ended December 31, 2008 and 2007 and subsequent interim period preceding the engagement of ParenteBeard, FedFirst Financial did not consult with ParenteBeard or its predecessor regarding: (1) the application of accounting principles to a specified transaction, either completed or proposed; (2) the type of audit opinion that might be rendered on FedFirst Financial’s financial statements, and ParenteBeard did not provide any written or oral advice that was an important factor considered by us in reaching a decision as to any such accounting, auditing or financial reporting issue; or (3) any matter that was either the subject of a disagreement with Beard Miller on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure or the subject of a reportable event.

The board of directors recommends that shareholders vote “FOR” the ratification of the appointment of independent auditors.

Proposal 5—Adjournment of the Annual Meeting

If there are not sufficient votes to constitute a quorum or to approve the plan of conversion at the time of the annual meeting, the plan of conversion may not be approved unless the annual meeting is adjourned to a later date or dates in order to permit further solicitation of proxies. In order to allow proxies that have been received by FedFirst Financial at the time of the annual meeting to be voted for an adjournment, if necessary, FedFirst Financial has submitted the question of adjournment to its shareholders as a separate matter for their consideration. The board of directors of FedFirst Financial recommends that shareholders vote “FOR” the adjournment proposal. If it is necessary to adjourn the annual meeting, no notice of the adjourned annual meeting is required to be given to shareholders (unless the adjournment is for more than 30 days or if a new record date is fixed), other than an announcement at the annual meeting of the hour, date and place to which the annual meeting is adjourned.

The board of directors recommends that you vote “FOR” the adjournment of the annual meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the annual meeting to approve the proposal to approve the plan of conversion.

Use of Proceeds

The following table shows how we intend to use the net proceeds of the offering. The actual net proceeds will depend on the number of shares of common stock sold in the offering and the expenses incurred in connection with the offering. Payments for shares made through withdrawals from deposit accounts at First Federal Savings Bank will reduce First Federal Savings Bank’s deposits and will not result in the receipt of new funds for investment. See “Pro Forma Data” for the assumptions used to arrive at these amounts.

	Minimum of the Offering Range	Midpoint of the Offering Range	Maximum of the Offering Range	15% Above the Maximum of the Offering Range
(Dollars in thousands)	1,912,500 Shares at $10.00 Per Share	2,250,000 Shares at $10.00 Per Share	2,587,500 Shares at $10.00 Per Share	2,975,625 Shares at $10.00 Per Share
Offering proceeds	$19,125	$22,500	$25,875	$29,756
Less: offering expenses	1,764	1,899	2,034	2,189

Net offering proceeds	$17,361	$20,601	$23,841	$27,567

We intend to contribute half of the net offering proceeds to First Federal Savings Bank and retain the remaining half at new FedFirst Financial.

Initially, we intend to invest the proceeds retained from the offering by FedFirst Financial in short-term investments, such as U.S. treasury and government agency securities, mortgage-backed securities and cash and cash equivalents. The actual amounts to be invested in different instruments will depend on the interest rate environment and new FedFirst Financial’s liquidity requirements. In the future, new FedFirst Financial may liquidate its investments and use those funds:

•	to pay dividends to shareholders;

•	to repurchase shares of its common stock, subject to regulatory restrictions;

•	to finance the possible acquisition of financial institutions or other businesses that are related to banking; and

•	for general corporate purposes, including contributing additional capital to First Federal Savings Bank.

Under current Office of Thrift Supervision regulations, we may not repurchase shares of our common stock during the first year following completion of the conversion and offering, except to fund equity benefit plans other than stock options or, with prior regulatory approval, when extraordinary circumstances exist. For a discussion of our dividend policy and regulatory matters relating to the payment of dividends, see “Our Dividend Policy.”

First Federal Savings Bank initially intends to use the proceeds it receives from the offering, which is shown in the table above as the amount contributed to First Federal Savings Bank, to reduce outstanding Federal Home Loan Bank advances. Over time, First Federal Savings Bank may use the proceeds that it receives from the offering:

•	to fund new loans;

•	to invest in securities;

•	to finance the possible expansion of its business activities, including developing new branch locations; and

•	for general corporate purposes.

We may need regulatory approvals to engage in some of the activities listed above.

We currently do not have any specific plans for any expansion or diversification activities that would require funds from this offering. Except as described above, we have no specific plans for the investment of the proceeds of the offering and have not allocated a specific portion of the proceeds to any particular use. For a discussion of our business reasons for undertaking the offering, see “Proposal 1—Approval of the Plan of Conversion—Reasons for the Conversion and Offering.”

Our Dividend Policy

FedFirst Financial does not currently pay a cash dividend on its common stock. After the conversion and offering, our board of directors intends to adopt a policy of paying regular cash dividends. In determining the amount of any dividends, the board of directors will take into account our financial condition and results of operations, tax considerations, capital requirements and alternative uses for capital, industry standards and economic conditions. We cannot guarantee that we will pay dividends or that, if paid, we will not reduce or eliminate dividends in the future.

New FedFirst Financial is subject to Maryland law, which generally permits a corporation to pay dividends on its common stock unless, after giving effect to the dividend, the corporation would be unable to pay its debts as they become due in the usual course of its business or the total assets of the corporation would be less than its total liabilities. Pursuant to Office of Thrift Supervision regulations, new FedFirst Financial may not make a distribution that would constitute a return of capital during the three years following the completion of the conversion and offering.

New FedFirst Financial’s ability to pay dividends may depend, in part, upon its receipt of dividends from First Federal Savings Bank. Any payment of dividends by First Federal Savings Bank to new FedFirst Financial that would be deemed to be drawn out of First Federal Savings Bank’s bad debt reserves would require the payment of federal income taxes by First Federal Savings Bank at the then current income tax rate on the amount deemed distributed. See “Federal and State Taxation—Federal Income Taxation” and note 9 of the notes to consolidated financial statements included elsewhere in this prospectus. New FedFirst Financial does not contemplate any distribution by First Federal Savings Bank that would result in this type of tax liability.

Market for the Common Stock

The common stock of FedFirst Financial is currently listed on the Nasdaq Capital Market under the symbol “FFCO.” Upon completion of the conversion and offering, the shares of common stock of new FedFirst Financial will replace FedFirst Financial’s common stock. We expect that new FedFirst Financial’s shares of common stock will trade on the Nasdaq Capital Market under the trading symbol “FFCOD” for a period of 20 trading days after completion of the offering. Thereafter, our trading symbol will revert to “FFCO.” In order to list our common stock on the Nasdaq Capital Market we are required to have at least three broker-dealers who will make a market in our common stock. FedFirst Financial currently has approximately nine registered market makers.

The development of a public market having the desirable characteristics of depth, liquidity and orderliness depends on the existence of willing buyers and sellers, the presence of which is not within our control or that of any market maker. The number of active buyers and sellers of our common stock at any particular time may be limited, which may have an adverse effect on the price at which our common stock can be sold. There can be no assurance that persons purchasing the common stock will be able to sell their shares at or above the $10.00 price per share in the offering. Purchasers of our common stock should recognize that there are risks involved in their investment and that there may be a limited trading market in the common stock.

The following table sets forth high and low sales prices for FedFirst Financial’s common stock for the periods indicated. FedFirst Financial did not pay any dividends during these periods.

	High	Low
Year Ending December 31, 2010:
Second Quarter (through May 14, 2010)	6.66	5.00
First Quarter	6.95	3.45
Year Ending December 31, 2009:
Fourth Quarter	4.21	3.20
Third Quarter	5.10	3.05
Second Quarter	4.35	3.11
First Quarter	4.55	3.05
Year Ended December 31, 2008:
Fourth Quarter	6.20	4.21
Third Quarter	8.00	5.35
Second Quarter	8.30	5.41
First Quarter	9.30	8.00

At May 4, 2010, FedFirst Financial had approximately 191 shareholders of record, not including those who hold shares in “street name.” On the effective date of the conversion, all publicly held shares of FedFirst Financial common stock, including shares held by our officers and directors, will be converted automatically into and become the right to receive a number of shares of new FedFirst Financial common stock determined pursuant to the exchange ratio. See “Proposal 1—Approval of the Plan of Conversion and Offering—Share Exchange Ratio.” Options to purchase shares of FedFirst Financial common stock will be converted into options to purchase a number of shares of new FedFirst Financial common stock adjusted pursuant to the exchange ratio, for the same aggregate exercise price.

Capitalization

The following table presents the historical capitalization of FedFirst Financial at December 31, 2009 and the capitalization of new FedFirst Financial reflecting the offering (referred to as “pro forma” information). The pro forma capitalization gives effect to the assumptions listed under “Pro Forma Data,” based on the sale of the number of shares of common stock indicated in the table. This table does not reflect the issuance of additional shares as a result of the exercise of options granted under the 2006 Equity Incentive Plan or the proposed new equity incentive plan. A change in the number of shares to be issued in the offering may materially affect pro forma capitalization. We must sell a minimum of 1,912,500 shares to complete the offering.

		Pro Forma Capitalization Based Upon the Sale of
(In thousands)	At December 31, 2009	Minimum of Offering Range	Midpoint of Offering Range	Maximum of Offering Range	15% Above Maximum of Offering Range
		1,912,500 Shares at $10.00 Per Share	2,250,000 Shares at $10.00 Per Share	2,587,500 Shares at $10.00 Per Share	2,975,625 Shares at $10.00 Per Share
Deposits (1)	$193,581	$193,581	$193,581	$193,581	$193,581
Borrowings	112,511	112,511	112,511	112,511	112,511

Total deposits and borrowed funds	$306,092	$306,092	$306,092	$306,092	$306,092

Stockholders’ equity:
Preferred stock:
10,000,000 shares, $0.01 value, authorized; none issued or outstanding	$—	$—	$—	$—	$—
Common stock:
20,000,000 shares, $0.01 par value per share, authorized; specified number of shares assumed to be issued and outstanding (2)	67	33	39	45	52
Additional paid-in capital	29,558	46,953	50,187	53,421	57,140
Retained earnings (3)	17,619	17,619	17,619	17,619	17,619
Mutual holding company capital consolidation	—	24	24	24	24
Accumulated other comprehensive loss	(39)	(39)	(39)	(39)	(39)
Less:
Treasury stock	(3,113)	(3,113)	(3,113)	(3,113)	(3,113)
Common stock acquired by employee stock ownership plan	(1,728)	(1,728)	(1,728)	(1,728)	(1,728)
Common stock to be acquired by equity incentive plan (4)	—	(649)	(764)	(878)	(1,010)

Total FedFirst Financial stockholders’ equity	42,364	59,100	62,225	65,351	68,945
Noncontrolling interest in subsidiary	79	79	79	79	79

Total stockholders’ equity	$42,443	$59,179	$62,304	$65,430	$69,024

Total FedFirst Financial stockholders’ equity as a percentage of total assets	11.99%	15.99%	16.70%	17.39%	18.17%

(1)	Does not reflect withdrawals from deposit accounts for the purchase of common stock in the offering. Withdrawals to purchase common stock will reduce pro forma deposits by the amounts of the withdrawals.
(2)	Reflects total issued and outstanding shares of 3,326,861, 3,913,954, 4,501,047 and 5,176,204 at the minimum, midpoint, maximum, and 15% above the maximum of the offering range, respectively.
(3)	Retained earnings are restricted by applicable regulatory capital requirements.
(4)	Assumes the purchase in the open market at $10.00 per share, for restricted stock awards under the proposed equity incentive plan, of a number of shares equal to 3.4% of the shares of common stock sold in the offering. The shares are reflected as a reduction of stockholders’ equity. The equity incentive plan will be submitted to shareholders for approval at a meeting following the offering. See “Risk Factors—Issuance of shares for benefit programs may dilute your ownership interest,” “Pro Forma Data” and “Our Management—Benefit Plans—Future Equity Incentive Plan.”

Regulatory Capital Compliance

At December 31, 2009, First Federal Savings Bank exceeded all regulatory capital requirements. The following table presents First Federal Savings Bank’s capital position relative to its regulatory capital requirements at December 31, 2009, on a historical and a pro forma basis. The table reflects receipt by First Federal Savings Bank of 50% of the net proceeds of the offering. For a discussion of the assumptions underlying the pro forma capital calculations presented below, see “Use of Proceeds,” “Capitalization” and “Pro Forma Data.” The definitions of the terms used in the table are those provided in the capital regulations issued by the Office of Thrift Supervision. For a discussion of the capital standards applicable to First Federal Savings Bank, see “Regulation and Supervision—Federal Banking Regulation—Capital Requirements.”

			Pro Forma at December 31, 2009
			Minimum of Offering Range		Midpoint of Offering Range		Maximum of Offering Range		15% Above Maximum of Offering Range
	Historical at December 31, 2009		1,912,500 Shares at $10.00 Per Share		2,250,000 Shares at $10.00 Per Share		2,587,500 Shares at $10.00 Per Share		2,975,625 Shares At $10.00 Per Share
(Dollars in thousands)	Amount	Percent of Assets (1)	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets
Total equity under generally accepted accounting principles	$37,113	10.49%	$45,168	12.46%	$46,673	12.82%	$48,179	13.17%	$49,911	13.58%

Tier 1 leverage capital:
Actual (2)	$35,670	10.12%	$43,725	12.11%	$45,230	12.47%	$46,736	12.83%	$48,468	13.24%
Requirement	14,094	4.00%	14,441	4.00%	14,506	4.00%	14,570	4.00%	14,645	4.00%

Excess	$21,576	6.12%	$29,284	8.11%	$30,724	8.47%	$32,166	8.83%	$33,823	9.24%

Tier 1 risk-based capital:
Actual	$35,670	18.20%	$43,725	22.12%	$45,230	22.84%	$46,736	23.57%	$48,468	24.39%
Requirement	7,838	4.00%	7,907	4.00%	7,920	4.00%	7,933	4.00%	7,948	4.00%

Excess	$27,832	14.20%	$35,818	18.12%	$37,310	18.84%	$38,803	19.57%	$40,520	20.39%

Total risk-based capital:
Actual (3)	$38,119	19.45%	$46,174	23.36%	$47,679	24.08%	$49,185	24.80%	$50,917	25.63%
Requirement	15,675	8.00%	15,814	8.00%	15,840	8.00%	15,866	8.00%	15,896	8.00%

Excess	$22,444	11.45%	$30,360	15.36%	$31,839	16.08%	$33,319	16.80%	$35,021	17.63%

Reconciliation of capital contributed to First Federal Savings Bank:
Net proceeds contributed to First Federal Savings Bank			$8,680		$10,300		$11,920		$13,784
Assets received from mutual holding company			24		24		24		24
Less common stock acquired by equity incentive plan			(649)		(764)		(878)		(1,010)

Pro forma increase in GAAP and regulatory capital			$8,055		$9,560		$11,066		$12,798

(1)	Tier 1 leverage capital level is shown as a percentage of adjusted total assets of $352,341. Risk-based capital levels are shown as a percentage of risk-weighted assets of $195,938.
(2)	Net unrealized losses on available-for-sale securities and investments in nonincludable subsidiaries account for the difference between capital calculated under generally accepted accounting principles and Tier 1 leverage capital. See note 10 of the notes to the consolidated financial statements for additional information.
(3)	Pro forma amounts and percentages include capital contributed to First Federal Savings Bank from the offering and assume net proceeds are invested in assets that carry a 20% risk-weighting.

Pro Forma Data

The following tables illustrate the pro forma impact of the conversion and offering on our net income and stockholders’ equity based on the sale of common stock at the minimum, the midpoint, the maximum, and 15% above the maximum of the offering range. The actual net proceeds from the sale of the common stock cannot be determined until the offering is completed. Net proceeds indicated in the following tables are based upon the following assumptions:

•	40% of the shares of common stock will be sold in the subscription and community offerings and 60% of the shares will be sold in a syndicated community offering;

•

Stifel, Nicolaus & Company, Incorporated will receive an aggregate management fee equal to 1.0% of the aggregate purchase price of the shares sold in the subscription and community offerings, except that no fee will be paid with respect to shares purchased by our officers, directors and employees or members of their immediate families;

•

The sales commission and management fee for shares sold in the syndicated community offering will be equal to 6.0% of the aggregate purchase price of the shares sold in the syndicated community offering; and

•	Total expenses of the offering, excluding sales commissions and management fees referenced above, will be approximately $1.0 million.

Actual expenses may vary from this estimate, and the amount of fees paid will depend upon the number of shares sold in the subscription and community offerings, as opposed to the syndicated community offering.

Pro forma net income for the year ended December 31, 2009 has been calculated as if the offering were completed at the beginning of the period, and the net proceeds had been invested at 2.69%, which represents the five-year Treasury note rate at December 31, 2009. We believe that the five-year Treasury note rate represents a more realistic yield on the investment of the offering proceeds than the arithmetic average of the weighted average yield earned on our interest-earning assets and the weighted average rate paid on our deposits, which is the reinvestment rate specified by Office of Thrift Supervision regulations. A pro forma after-tax return of 1.61% is used for the year ended December 31, 2009, after giving effect to a combined federal and state income tax rate of 40%. The actual rate experienced by new FedFirst Financial may vary. Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the number of shares of common stock indicated in the tables.

When reviewing the following tables you should consider the following:

•

Since funds on deposit at First Federal Savings Bank may be withdrawn to purchase shares of common stock, the funds available for investment will be reduced by the amount of withdrawals for stock purchases. The pro forma tables do not reflect withdrawals from deposit accounts.

•

Historical per share amounts have been computed as if the shares of common stock expected to be issued in the offering had been outstanding at the beginning of the period covered by the table. However, neither historical nor pro forma stockholders’ equity has been adjusted to reflect the investment of the estimated net proceeds from the sale of the shares in the offering or the proposed equity incentive plan.

•

Pro forma stockholders’ equity (“book value”) represents the difference between the stated amounts of our assets and liabilities. Book value amounts do not represent fair market values or amounts available for distribution to shareholders in the unlikely event of liquidation. The amounts shown do not reflect the federal income tax consequences of the restoration to income of First Federal Savings Bank’s special bad debt reserves for income tax purposes or liquidation accounts, which would be required in the unlikely event of liquidation. See “Federal and State Taxation.”

•	The amounts shown as pro forma stockholders’ equity per share do not represent possible future price appreciation of our common stock.

The following pro forma data, which are based on FedFirst Financial’s stockholders’ equity at December 31, 2009, and net income for the year ended December 31, 2009, may not represent the actual financial effects of the offering or our operating results after the offering. The pro forma data rely exclusively on the assumptions outlined above and in the notes to the pro forma tables. The pro forma data do not represent the fair market value of our common stock, the current fair market value of our assets or liabilities, or the amount of money that would be available for distribution to shareholders if we were to be liquidated after the conversion.

At or For the Year Ended December 31, 2009

	Minimum of Offering Range	Midpoint of Offering Range	Maximum of Offering Range	15% Above Maximum of Offering Range
(Dollars in thousands, except per share amounts)	1,912,500 Shares at $10.00 Per Share	2,250,000 Shares at $10.00 Per Share	2,587,500 Shares at $10.00 Per Share	2,975,625 Shares at $10.00 Per Share
Gross proceeds	$19,125	$22,500	$25,875	$29,756
Plus: Shares issued in exchange for shares of FedFirst Financial	14,144	16,640	19,135	22,006

Pro forma market capitalization	$33,269	$39,140	$45,010	$51,762

Gross proceeds	$19,125	$22,500	$25,875	$29,756
Less: estimated expenses	1,764	1,899	2,034	2,189

Estimated net proceeds	17,361	20,601	23,841	27,567
Less: common stock to be acquired by equity incentive plan (1)	649	764	878	1,010
Assets received from mutual holding company	24	24	24	24

Net investable proceeds	$16,736	$19,861	$22,987	$26,581

Pro Forma Net Income:
Pro forma net income (2):
Historical	$557	$557	$557	$557
Pro forma income on net investable proceeds	270	320	371	429
Less: pro forma restricted stock award expense (1)	(78)	(92)	(105)	(121)
Less: pro forma stock option expense (2)	(159)	(187)	(215)	(247)

Pro forma net income	$590	$598	$608	$618

Pro forma net income per share (2):
Historical	$0.17	$0.14	$0.12	$0.11
Pro forma income on net investable proceeds	0.08	0.08	0.08	0.08
Less: pro forma restricted stock award expense (1)	(0.02)	(0.02)	(0.02)	(0.02)
Less: pro forma stock option expense (2)	(0.05)	(0.05)	(0.05)	(0.05)

Pro forma net income per share	$0.18	$0.15	$0.13	$0.12

Offering price as a multiple of pro forma net income per share	55.56x	66.67x	76.92x	83.33x
Number of shares used to calculate pro forma net income per share (3)	3,326,861	3,913,954	4,501,047	5,176,204

Pro Forma Stockholders’ equity:
Pro forma stockholders’ equity (book value):
Historical	$42,443	$42,443	$42,443	$42,443
Assets received from mutual holding company	24	24	24	24
Estimated net proceeds	17,361	20,601	23,841	27,567
Less: common stock to be acquired by equity incentive plan (1)	(649)	(764)	(878)	(1,010)

Pro forma stockholders’ equity	59,179	62,304	65,430	69,024
Less: goodwill and other intangible assets	(1,482)	(1,482)	(1,482)	(1,482)

Pro forma tangible stockholders’ equity	$57,697	$60,822	$63,948	$67,542

Pro forma stockholders’ equity per share:
Historical	$12.76	$10.84	$9.43	$8.20
Assets received from mutual holding company	0.01	0.01	0.01	0.00
Estimated net proceeds	5.22	5.26	5.30	5.33
Less: common stock to be acquired by equity incentive plan (1)	(0.20)	(0.20)	(0.20)	(0.20)

Pro forma stockholders’ equity per share	17.79	15.91	14.54	13.33
Less: goodwill and other intangible assets	(0.45)	(0.38)	(0.33)	(0.29)

Pro forma tangible stockholders’ equity per share	$17.34	$15.53	$14.21	$13.04

Offering price as a percentage of pro forma stockholders’ equity per share	56.21%	62.85%	68.78%	75.02%
Offering price as a percentage of pro forma tangible stockholders’ equity per share	57.67%	64.39%	70.37%	76.69%
Number of shares used to calculate pro forma stockholders’ equity per share (3)	3,326,861	3,913,954	4,501,047	5,176,204

(1)	Assumes that new FedFirst Financial will purchase in the open market a number of shares of common stock equal to 3.4% of the shares sold in the offering (64,915, 76,371, 87,827 and 101,001 shares at the minimum, midpoint, maximum and 15% above the maximum of the offering range, respectively), that will be reissued as restricted stock awards under a new equity incentive plan to be adopted following the offering. Purchases will be funded with cash on hand at new FedFirst Financial or with dividends paid to new FedFirst Financial by First Federal Savings Bank. The cost of these shares has been reflected as a reduction from gross proceeds to determine estimated net investable proceeds. In calculating the pro forma effect of the restricted stock awards, it is assumed that the required shareholder approval has been received, that the shares used to fund the awards were acquired at the beginning of the respective period and that the shares were acquired at the $10.00 per share purchase price. The issuance of authorized but unissued shares of the common stock instead of shares repurchased in the open market would dilute the ownership interests of existing shareholders by approximately 1.9%.

The adjustment to pro forma net income for the restricted stock awards reflects the after-tax compensation expense associated with the awards. It is assumed that the fair market value of a share of new FedFirst Financial common stock was $10.00 at the time the awards were made, that shares of restricted stock issued under the equity incentive plan vest 20% per year, that compensation expense is recognized on a straight- line basis over each vesting period so that 20% of the value of the shares awarded was an amortized expense during each year, and that the combined federal and state income tax rate was 40%. If the fair market value per share is greater than $10.00 per share on the date shares are awarded under the equity incentive plan, total equity incentive plan expense would be greater.

(2)	The adjustment to pro forma net income for stock options reflects the after-tax compensation expense associated with the stock options that may be granted under the new equity incentive plan to be adopted following the offering. If the new equity incentive plan is approved by shareholders, a number of shares equal to 8.5% of the number of shares sold in the offering (162,290, 190,929, 219,568 and 252,504 shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively), will be reserved for future issuance upon the exercise of stock options that may be granted under the plan. Compensation cost relating to share-based payment transactions will be recognized in the financial statements over the period the employee is required to provide services for the award. The cost will be measured based on the fair value of the equity instruments issued. Applicable accounting standards do not prescribe a specific valuation technique to be used to estimate the fair value of employee stock options. For purposes of this table, the fair value of stock options to be granted under the new equity incentive plan has been estimated at $5.44 per option using the Black-Scholes-Merton option pricing model with the following assumptions: exercise price, $10.00; trading price on date of grant, $10.00; dividend yield, 0%; expected life, 10.0 years; expected volatility, 36.45%; and risk-free interest rate, 3.85%. It is assumed that stock options granted under the equity incentive plan vest 20% per year, that compensation expense is recognized on a straight-line basis over the vesting period so that 20% of the value of the options awarded was an amortized expense during each year, that 25% of the options awarded are non-qualified options and that the combined federal and state income tax rate was 39.9%. We plan to use the Black-Scholes-Merton option-pricing formula; however, if the fair market value per share is different than $10.00 per share on the date options are awarded under the equity incentive plan, or if the assumptions used in the option-pricing formula are different from those used in preparing this pro forma data, the value of the stock options and the related expense would be different. The issuance of authorized but unissued shares of common stock to satisfy option exercises instead of shares repurchased in the open market would dilute the ownership interests of existing shareholders by approximately 4.7%.
(3)	The total number of shares to be outstanding upon completion of the conversion and offering includes the number of shares sold in the offering plus the number of shares issued in exchange for outstanding shares of FedFirst Financial common stock held by persons other than FedFirst Financial Mutual Holding Company. The number of shares used to calculate pro forma net income per share and pro forma stockholders’ equity per share is equal to the total number of shares to be outstanding upon completion of the offering.

Our Business

General

FedFirst Financial Corporation is a federally chartered holding company established in 1999 to be the holding company for First Federal Savings Bank. FedFirst Financial’s business activity is the ownership of the outstanding capital stock of First Federal. New FedFirst Financial Corporation was incorporated in March, 2010 to become the holding company for First Federal Savings Bank upon completion of the conversion and offering. Following completion of the conversion and offering, new FedFirst Financial will have no significant assets other than the capital stock of First Federal Savings Bank and the net proceeds it retains from the offering. In the future, new FedFirst Financial may pursue other business activities or acquire other financial services companies; however, there are no current definitive agreements or understandings to do so.

First Federal Savings Bank operates as a community-oriented financial institution offering residential, multi-family and commercial mortgages, consumer loans and commercial business loans as well as a variety of deposit products for individuals and businesses from nine locations in southwestern Pennsylvania. First Federal conducts insurance brokerage activities through Exchange Underwriters, Inc. Exchange Underwriters is a full-service, independent insurance agency that offers property and casualty, commercial liability, surety, life, health, and other insurance for individuals and small businesses.

Our website address is www.firstfederal-savings.com. Information on our website should not be considered a part of this prospectus.

Market Area

Our nine banking offices are located in Fayette, Washington and Westmoreland counties, which is located in the southern suburban area of metropolitan Pittsburgh. Generally, our offices are located in small industrial communities that, in the past, relied extensively on the steel industry. Until the mid-1970s, these communities flourished. However, in the past 30 years, the economy of our market area has diminished in direct correlation with the decline in the United States steel industry. With the decline of the steel industry, Fayette, Washington and Westmoreland counties now have smaller and more diversified economies, with employment in services constituting the primary source of employment in all three counties. The largest private sector employers in our market area are providers of health care services.

In the past, the communities in which our offices are located provided a stable customer base for traditional thrift products, such as statement savings, certificates of deposit and residential mortgages. Following the closing of the area’s steel mills, population and employment trends declined. The population in many of the smaller communities in our market area continues to shrink as the younger population leaves to seek better and more reliable employment. As a result, the median age of our customers has been increasing. With an aging customer base and little new real estate development, the lending opportunities in our primary market area are limited. To counter these trends, we expanded into communities that are experiencing population growth and economic expansion. In July 2006, we opened an office in Peters Township in Washington County. In June 2007, we opened an office in the downtown area of Washington, Pennsylvania.

According to the U.S. Census Bureau, the total population of our three-county market area was approximately 712,000 as of July 2008. Fayette and Westmoreland Counties have experienced shrinking populations, while Washington County has experienced slight growth since the last census in 2000. Our market areas are stable with median household income estimated to be $35,421 in Fayette County, $50,169 in Washington County, and $48,828 in Westmoreland County in 2009. In addition, according to the U.S. Department of Labor, as of December 2009, the unemployment rate in our market area was 10.5% in Fayette County, 8.3% in Washington County and 8.4% in Westmoreland County, compared to 8.5% for the entire state of Pennsylvania and 10.0% for the United States.

Competition

We face significant competition for the attraction of deposits and origination of loans. Our most direct competition for deposits has historically come from the several financial institutions operating in our market area and from other financial service companies, such as brokerage firms, credit unions and insurance companies. We also face competition for investors’ funds from money market funds, mutual funds and other corporate and government securities. At June 30, 2009, which is the most recent date for which data is available from the FDIC, we held approximately 0.26% of the deposits in the Pittsburgh metropolitan area. Banks owned by The PNC Financial Services Group, Inc., First Niagara Financial Group, Inc. and

Citizens Financial Group, Inc. also operate in our market area. These institutions, as well as many other banking institutions operating in our market area, are significantly larger than us and, therefore, have significantly greater resources.

Our competition for loans comes primarily from financial institutions in our market area and, to a lesser extent, from other financial service providers, such as mortgage companies and mortgage brokers. Competition for loans also comes from the increasing number of non-depository financial service companies entering the mortgage market, such as insurance companies, securities companies and specialty finance companies.

We expect competition to increase in the future as a result of legislative, regulatory and technological changes and the continuing trend of consolidation in the financial services industry. Technological advances, for example, have lowered barriers to entry, allowed banks to expand their geographic reach by providing services over the Internet and made it possible for non-depository institutions to offer products and services that traditionally have been provided by banks. Changes in federal law permit affiliation among banks, securities firms and insurance companies, which promotes a competitive environment in the financial services industry. Competition for deposits and the origination of loans could limit our growth in the future.

Lending Activities

Residential Mortgage Loans. Our primary lending activity is the origination of mortgage loans to enable borrowers to purchase or refinance existing homes located in the greater Pittsburgh metropolitan area. We offer fixed and adjustable rate mortgage loans with terms up to 30 years.

Interest rates and payments on our adjustable rate mortgage loans generally adjust annually after an initial fixed period that ranges from one to ten years. Interest rates and payments on our adjustable rate loans generally are adjusted to a rate typically equal to 2.75% or 3.00% above the applicable index. We use the one-year constant maturity Treasury index for loans that adjust annually and the three-year constant maturity Treasury index for loans that adjust every three years. The maximum amount by which the interest rate may be increased or decreased is generally 2% per adjustment period and the lifetime interest rate cap is generally 6% over the initial interest rate of the loan. Borrower demand for adjustable versus fixed rate loans is a function of the level of interest rates, the expectations of changes in the level of interest rates, and the difference between the interest rates and loan fees offered for fixed rate mortgage loans and the initial period interest rates and loan fees for adjustable rate loans. The relative amount of fixed and adjustable rate mortgage loans that can be originated at any time is largely determined by the demand for each in a competitive environment. We currently have a low demand for our adjustable rate mortgage loans. The loan fees charged, interest rates and other provisions of mortgage loans are determined by us on the basis of our own pricing criteria and competitive market conditions.

Prior to 2006, we purchased newly originated single family, fixed-rate mortgage loans to supplement our origination activities. The properties securing the loans are located in 16 states around the country. We underwrote all of the purchased loans to the same standards as loans originated by us. We may purchase additional loans in the future to supplement our origination activities. At December 31, 2009, we had 132 purchased residential loans that totaled $23.8 million. Of these, 54 loans totaling $8.0 million were secured by homes in Michigan and 26 loans totaling $5.4 million were secured by homes in Ohio. As of December 31, 2009, two purchased residential loans totaling $227,000 were on nonaccrual status, two purchased residential loans totaling $216,000 were 60-89 days past due, and three purchased residential loans totaling $371,000 were 30-59 days past due. The remaining purchased residential loans were performing in accordance with their original terms at December 31, 2009.

While residential real estate loans are normally originated with up to 30-year terms, such loans may remain outstanding for shorter periods because borrowers often prepay their loans in full upon sale of the property pledged as security or upon refinancing the original loan. Therefore, average loan maturity is a function of, among other factors, the level of purchase and sale activity in the real estate market, prevailing interest rates and the interest rates payable on outstanding loans.

We generally do not make conventional loans with loan-to-value ratios exceeding 97%. Loans with loan-to-value ratios in excess of 80% generally require private mortgage insurance or additional collateral. We require all properties securing mortgage loans to be appraised by a board-approved, independent appraiser. We generally require title insurance on all first mortgage loans. Borrowers must obtain hazard insurance, and flood insurance for loans on property located in a flood zone, before closing the loan.

In an effort to provide financing for low and moderate income and first-time buyers, we offer a special home buyers program. We offer residential mortgage loans through this program to qualified individuals and originate the loans using modified underwriting guidelines, including reduced fees and loan conditions. We do not engage in subprime or alt-A lending.

Commercial and Multi-Family Real Estate Loans. We offer a variety of fixed and adjustable rate mortgage loans secured by commercial property and multi-family real estate. These loans generally have terms of ten years with a 20 year amortization and are typically secured by apartment buildings, office buildings, or manufacturing facilities. Loans are secured by first mortgages, and amounts generally do not exceed 80% of the property’s appraised value. In addition to originating these loans, we also participate in loans originated at other financial institutions in the region.

Prior to 2006, we purchased newly originated multi-family real estate loans as part of our efforts to increase our loan portfolio. The properties securing the loans are located in seven states throughout the country. We desired geographic diversification among the purchased loans so that we would not concentrate exposure to changes in any particular local or regional economy. We underwrote all of the purchased loans to the same standards as loans originated by us. At December 31, 2009, purchased multi-family real estate loans totaled $6.0 million.

At December 31, 2009, our largest multi-family real estate loan was $1.7 million and was secured by multi-family apartment buildings. Our largest commercial real estate loan was $2.5 million and was secured by a commercial property. These loans were performing in accordance with their original terms at December 31, 2009.

At December 31, 2009, loan participations totaled $9.7 million. All of the properties securing these loans are located in the Pittsburgh metropolitan area. Our largest participation loan was $2.5 million.

Construction Loans. We originate loans to individuals to finance the construction of residential dwellings. We also make loans for the construction of commercial properties, including apartment buildings and owner-occupied properties used for businesses. Our residential construction loans generally provide for the payment of interest only during the construction phase, which is usually 12 months. At the end of the construction phase, the loan generally converts to a permanent mortgage loan. Loans generally can be made with a maximum loan-to-value ratio of 97% on residential construction and 80% on commercial construction. Loans with loan-to-value ratios in excess of 80% on residential construction generally require private mortgage insurance or additional collateral. Before making a commitment to fund a construction loan, we require an appraisal of the property by an independent licensed appraiser. We also will require an inspection of the property before disbursement of funds during the term of the construction loan.

At December 31, 2009, our largest outstanding residential construction loan commitment was for $800,000, of which none has been disbursed. At December 31, 2009, our largest outstanding commercial construction commitment was for $1.3 million, of which $1.2 million had been disbursed. These loans were performing in accordance with their original terms at December 31, 2009.

Commercial Business Loans. We originate commercial business loans to professionals and small businesses in our market area. We offer installment loans for a variety of business needs including capital improvements and equipment acquisition. Other commercial loans are secured by business assets such as accounts receivable, inventory, and equipment, and are typically backed by the personal guarantee of the borrower. We originate working capital lines of credit to finance the short-term needs of businesses. These credit lines are repaid by seasonal cash flows from operations and are also typically backed by the personal guarantee of the borrower.

We also originate commercial leases through a Pittsburgh area machinery and equipment leasing company. These leases are secured by machinery and equipment. At December 31, 2009, we had 20 equipment leases totaling $3.5 million.

When evaluating commercial business loans, we perform a detailed financial analysis of the borrower and/or guarantor which includes but is not limited to: cash flow and balance sheet analysis, debt service capabilities, review of industry (geographic and economic conditions) and collateral analysis. We independently underwrite in accordance with our commercial loan policy all of the equipment leases that we originate through the third-party leasing company.

At December 31, 2009, our largest commercial business loan relationship was a $2.0 million warehouse line of credit, of which $520,000 was outstanding. This loan was performing in accordance with its original terms at December 31, 2009.

Consumer Loans. Our consumer loans include home equity lines of credit, home equity installment loans, loans on savings accounts, and personal lines of credit and installment loans.

The procedures for underwriting consumer loans include an assessment of the applicant’s payment history on other debts and ability to meet existing obligations and payments on the proposed loan. Although the applicant’s creditworthiness is a primary consideration, the underwriting process also includes a comparison of the value of the collateral, if any, to the proposed loan amount.

We offer home equity installment loans and home equity lines of credit with a maximum combined loan-to-value ratio of 100%. In 2007, we discontinued offering home equity loans with a maximum loan-to-value ratio greater than 100%. Home equity lines of credit have adjustable rates of interest that are indexed to the prime rate as reported in The Wall Street Journal. Home equity installment loans have fixed interest rates and terms that range up to 30 years.

We offer secured consumer loans in amounts up to $20,000. These loans have fixed interest rates and terms that range from one to 10 years. We offer unsecured consumer loans in amounts up to $10,000. These loans have fixed interest rates and terms that range from one to five years.

We no longer offer home improvement loans. In the past, we offered these loans in amounts up to $25,000 with fixed interest rates and terms that ranged up to 20 years. Our home improvement loans were made under the U.S. Department of Housing and Urban Development’s Title I program and are insured by the Federal Housing Administration against the risk of default for up to 90% of the loan amount.

Loan Underwriting Risks

Adjustable Rate Loans. While we anticipate that adjustable rate loans will better offset the adverse effects of an increase in interest rates as compared to fixed rate mortgages, the increased mortgage payments required of adjustable rate loan borrowers in a rising interest rate environment could cause an increase in delinquencies and defaults. In addition, although adjustable rate mortgage loans help make our asset base more responsive to changes in interest rates, the extent of this interest sensitivity is limited by the annual and lifetime interest rate adjustment limits.

Commercial and Multi-Family Real Estate Loans. Loans secured by commercial and multi-family real estate generally have larger balances and involve a greater degree of risk than residential mortgage loans. Of primary concern in commercial and multi-family real estate lending is the borrower’s creditworthiness and cash flow potential of the project. Payments on loans secured by income properties often depend on successful operation and management of the properties. As a result, repayment of such loans may be subject to a greater extent than residential real estate loans to adverse conditions in the real estate market or the economy. To monitor cash flow on income properties, we require borrowers and/or guarantors to provide annual financial statements regarding the commercial and multi-family real estate. In reaching a decision on whether to grant a commercial or multi-family real estate loan, we consider the cash flow of the property, the borrower’s expertise, credit history and profitability, and the value of the underlying property. We also may look to the financial strength of any related entities in approving the request.

We have generally required that the properties securing these real estate loans have a debt service coverage ratio (cash flow available to service debt / debt service) of at least 1.25x and a leverage ratio (debt to worth) of less than 3.0x. Environmental surveys are obtained for requests greater than $1.0 million or when circumstances suggest the possibility of the presence of hazardous materials.

We underwrite all commercial loan participations to the same standards as loans originated by us. In addition, we also consider the financial strength and reputation of the lead lender. We require the lead lender to provide a full closing package as well as annual financial statements for the borrower and related entities so that we can conduct an annual loan review for all loan participations.

Construction Loans. Construction financing is generally considered to involve a higher degree of risk of loss than long-term financing on improved, occupied real estate. Risk of loss on a construction loan depends largely upon the accuracy of the initial estimate of the property’s value at completion of construction and the estimated cost (including interest) of construction. During the construction phase, a number of factors could result in delays and cost overruns. If the estimate of construction costs proves to be inaccurate, we may be required to advance funds beyond the amount originally committed to permit completion of the building. If the estimate of value proves to be inaccurate, we may be confronted, at or before the maturity of the loan, with a building having a value which is insufficient to assure full repayment. If we are forced to foreclose on a building before or at completion due to a default, there can be no assurance that we will be able to recover all of the unpaid balance of, and accrued interest on, the loan as well as related foreclosure and holding costs.

Commercial Business Loans. Unlike residential mortgage loans, which generally are made on the basis of the borrower’s ability to make repayment from his or her employment or other income, and which are secured by real property whose value tends to be more easily ascertainable, commercial business loans are of higher risk and typically are made on the basis of the borrower’s ability to make repayment from the cash flow of the business. As a result, the availability of funds for the repayment of commercial loans may depend substantially on the success of the business itself. A debt service coverage ratio of at least 1.25x and a leverage ratio of less than 3.0x are also applicable to commercial business loans. Further, any collateral securing such loans may depreciate over time, may be difficult to appraise and may fluctuate in value. We also maintain allowable advance rates for each collateral type to ensure coverage.

Consumer Loans. Consumer loans may entail greater risk than do residential mortgage loans, particularly in the case of consumer loans that are unsecured or secured by assets that depreciate rapidly. In such cases, repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment for the outstanding loan and the remaining deficiency often does not warrant further substantial collection efforts against the borrower. In addition, consumer loan collections depend on the borrower’s continuing financial stability, and therefore are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy. Furthermore, the application of various federal and state laws, including federal and state bankruptcy and insolvency laws, may limit the amount that can be recovered on such loans.

Loan Originations, Purchases and Sales. Loan originations come from a number of sources. The primary source of loan originations are telephone marketing efforts, existing customers, walk-in traffic, loan brokers, advertising and referrals from customers. We have a relationship with a mortgage broker through which we originate a substantial portion of our residential mortgage loans, and we have a relationship with a commercial leasing company through which we originate commercial equipment leases. We generally originate loans for our portfolio and have not sold any loans in recent years with the exception of the sale of our student loan portfolio in 2006. Prior to 2006, we had purchased loans to supplement our own loan originations.

Loan Approval Procedures and Authority. Our lending activities follow written, nondiscriminatory, underwriting standards and loan origination procedures established by our board of directors and management. The board of directors has granted certain loan approval authority to a committee of officers. The loan committee approves all residential mortgages, construction loans and all consumer loans that exceed the authority level of certain officers. All commercial and multi-family loans over $500,000 and loans or extensions of credit to insiders require the approval of the board of directors. All commercial loans up to $500,000 require approval from a committee that includes two executive officers.

Loans to One Borrower. The maximum amount that we may lend to one borrower and the borrower’s related entities is limited, by regulation, to generally 15.0% of our unimpaired capital and surplus. At December 31, 2009, our regulatory limit on loans to one borrower was $5.4 million. At that date, our largest lending relationship was a $2.5 million commercial real estate loan. This loan was performing in accordance with its original terms at December 31, 2009.

Loan Commitments. We issue commitments for fixed and adjustable rate mortgage and commercial loans conditioned upon the occurrence of certain events. Commitments to originate mortgage loans are legally binding agreements to lend to our customers. Generally, our loan commitments expire after 45 days.

Investment Activities

We have legal authority to invest in various types of liquid assets, including U.S. Treasury obligations, Government-sponsored enterprise securities and securities of various federal agencies and of state and municipal governments, mortgage-backed securities and certificates of deposit of federally insured institutions. Within certain regulatory limits, we also may invest a portion of our assets in corporate securities and mutual funds. We also are required to maintain an investment in Federal Home Loan Bank (“FHLB”) of Pittsburgh stock. While we have the authority under applicable law and our investment policies to invest in derivative securities, we have never invested in such investments at December 31, 2009.

At December 31, 2009, our investment portfolio consisted of mortgage-backed securities issued primarily by Fannie Mae, Freddie Mac and Ginnie Mae, guaranteed and private label REMIC pass-through certificates, Government-sponsored enterprise securities, municipal bonds, and corporate debt securities.

Our investment objectives are to provide and maintain liquidity, to provide collateral for pledging requirements, to establish an acceptable level of interest rate and credit risk, to provide an alternate source of investment when demand for loans is weak and to generate a favorable return. Our board of directors has the overall responsibility for the investment portfolio, including approval of the investment policy and appointment of the Investment Committee. The Investment Committee consists of five of our executive officers. The Investment Committee is responsible for implementation of the investment policy and monitoring our investment performance. Individual investment transactions are reviewed and ratified by the board of directors on a monthly basis.

We purchased insurance on the lives of certain executive officers and directors. The policies accumulate asset values to meet future liabilities, including the payment of employee benefits. Increases in the cash surrender value and proceeds upon the death of an insured employee or director are recorded as noninterest income. The cash surrender value of bank-owned life insurance is recorded as an asset. Office of Thrift Supervision policy generally limits bank-owned life insurance to 25% of an institution’s capital. At December 31, 2009, we had $7.7 million of bank-owned life insurance, which is below the regulatory limitation.

Insurance Activities

We conduct insurance brokerage activities through our 80%-owned subsidiary, Exchange Underwriters. Exchange Underwriters is a full-service, independent insurance agency that offers a variety of property and casualty, liability, and other insurance products for small businesses and individuals through over 25 insurance carriers. Exchange Underwriters is licensed in more than 35 states. In addition to serving businesses and individuals in the Pittsburgh metropolitan areas, Exchange Underwriters has developed specialty programs that are sold nationwide.

Exchange Underwriters generates revenues primarily from commissions paid by insurance companies with respect to the placement of insurance products. Commission revenue includes contingent commissions, which are commissions paid by an insurance carrier that are based on the overall profit and/or volume of the business placed with that insurance carrier during a particular calendar year.

In March 2009, Exchange Underwriters expanded its operation through the acquisition of the Allsurance Insurance Agency, which is a full service independent insurance agency that offers insurance for individuals and small businesses.

Deposit Activities and Other Sources of Funds

General. Deposits, borrowings and loan repayments are the major sources of our funds for lending and other investment purposes. Loan repayments are a relatively stable source of funds, while deposit inflows and outflows and loan prepayments are significantly influenced by general interest rates and economic conditions.

Deposit Accounts. Substantially all of our depositors are residents of Pennsylvania. Deposits are attracted from within our market area through the offering of a broad selection of deposit products such as noninterest-bearing demand deposits (such as checking accounts), interest-bearing demand accounts (such as NOW and money market accounts), statement savings accounts and certificates of deposit (including individual retirement accounts). Deposit products are supported by services including internet banking, bill pay and telephone banking. Deposit account terms vary according to the minimum balance required, the time periods the funds must remain on deposit and the interest rate, among other factors. In determining the terms of our deposit accounts, we consider the rates offered by our competition, liquidity needs, profitability, matching deposit and loan products and customer preferences and concerns. We generally review our deposit mix and pricing weekly. Our current strategy is to offer competitive rates on all types of deposit products.

In addition to accounts for individuals, we also offer deposit accounts designed for the businesses operating in our market area. Our business banking deposit products include commercial checking accounts, money market accounts, sweep services and remote electronic deposit.

At December 31, 2009, we did not have any brokered deposits.

Borrowings. We utilize advances from the FHLB and, to a limited extent, repurchase agreements to supplement our supply of investable funds. First Federal Savings Bank also has the ability to borrow from the Federal Reserve based upon eligible collateral. The FHLB functions as a central reserve bank providing credit for member financial institutions. As a member, we are required to own capital stock in the FHLB and are authorized to apply for advances on the security of such stock and certain of our mortgage loans and other assets (principally securities which are obligations of, or guaranteed by, the United States or Government-sponsored enterprises), provided certain standards related to creditworthiness have been met. Advances are made under several different programs, each having its own interest rate and range of maturities. Depending on the program, limitations on the amount of advances are based either on a fixed percentage of an institution’s net worth or on the FHLB’s assessment of the institution’s creditworthiness.

Properties

We currently conduct our banking business through nine full-service offices in Monessen (2), Monongahela, Belle Vernon, Uniontown, Donora, Perryopolis, McMurray and Washington, Pennsylvania. Our administrative offices are in Monessen. Exchange Underwriters has offices in Canonsburg and Mt. Lebanon, Pennsylvania. We own all of our banking offices except for those in McMurray, Washington and one of the two offices in Monessen. The lease for our McMurray office expires in 2011 and has an option for an additional five years. The lease for our Washington office expires in 2017 and has an option for two additional five year periods. The lease for our Monessen office expires in 2012. In addition, the Uniontown office is subject to a ground lease that expires in 2014 and has an option to extend for two separate five year periods. Both of Exchange Underwriters’ offices are under lease until 2012. The Exchange Underwriters’ offices in Canonsburg and Mt. Lebanon have options for an additional five years and two years, respectively. The net book value of the land, buildings, furniture, fixtures and equipment owned by us was $2.4 million at December 31, 2009.

Personnel

At December 31, 2009, we had 91 full-time equivalent employees, including 16 employees of our insurance agency subsidiary, none of whom is represented by a collective bargaining unit. We believe that our relationship with our employees is good.

Legal Proceedings

Periodically, there have been various claims and lawsuits against us, such as claims to enforce liens, condemnation proceedings on properties in which we hold security interests, claims involving the making and servicing of real property loans and other issues incident to our business. We are not a party to any pending legal proceedings that we believe would have a material adverse effect on our financial condition, results of operations or cash flows.

Subsidiaries

FedFirst Financial’s only direct subsidiary is First Federal Savings Bank. First Federal Savings Bank’s only direct subsidiary is FedFirst Exchange Corporation. FedFirst Exchange Corporation owns an 80% interest in Exchange Underwriters.

Management’s Discussion and Analysis of

Results of Operations and Financial Condition

The objective of this section is to help shareholders and potential investors understand our views on our results of operations and financial condition. You should read this discussion in conjunction with the consolidated financial statements and notes to the consolidated financial statements included in this prospectus.

Overview

We conduct community banking activities by accepting deposits and making loans in our market area. Our lending products include residential mortgage loans, commercial real estate and business loans, and home equity and other consumer loans. We also maintain an investment portfolio consisting primarily of mortgage-backed securities. Our loan and investment portfolios are funded with deposits as well as collateralized borrowings from the Federal Home Loan Bank of Pittsburgh.

Income. Our primary source of pre-tax income is net interest income. Net interest income is the difference between interest income, which is the income that we earn on our loans and investments, and interest expense, which is the interest that we pay on our deposits and borrowings. A secondary source of income is noninterest income, which is revenue that we receive from providing products and services. The majority of our noninterest income generally comes from commissions from the sale of insurance products, service charges (mostly from service charges on deposit accounts) and bank-owned life insurance. In recent periods, non-interest operating income, particularly insurance commissions, has made a significant contribution to our profitability. In some years we may also recognize income from the sale of securities.

Allowance for Loan Losses. The allowance for loan losses is a valuation allowance for probable losses inherent in the loan portfolio. We evaluate the need to establish allowances against losses on loans on a quarterly basis. When additional allowances are necessary, a provision for loan losses is charged to earnings.

Expenses. The noninterest expenses we incur in operating our business consist primarily of compensation and employee benefits expenses and occupancy expenses, which include depreciation. We also incur expenses for FDIC insurance premiums, data processing and other miscellaneous items.

Compensation and employee benefits consist primarily of: salaries and wages paid to our employees; payroll taxes; and expenses for health insurance, retirement plans, equity compensation plans and other employee benefits.

Occupancy expenses, which are the fixed and variable costs of buildings and equipment, consist primarily of depreciation charges, lease expense, furniture and equipment expenses, maintenance, real estate taxes and costs of utilities.

Federal insurance premiums are payments we make to the FDIC for insurance of our deposit accounts.

Data processing expenses are the fees we pay to third parties for processing customer information, deposits, loans and general ledger activity.

Other expenses include advertising, professional services, stationary, printing, and supplies, telephone, postage, correspondent bank fees, real estate owned expenses, amortization of intangibles and other miscellaneous operating expenses.

Our Business Strategy

The following are the key elements of our business strategy:

•

Improve earnings through asset diversification. Historically, we have emphasized the origination of residential mortgage loans secured by homes in our market area. We intend to continue this emphasis going forward. However, loan diversification improves our earnings because commercial real estate and commercial business loans generally have higher interest rates than residential mortgage loans. Another benefit of commercial lending is that it improves the sensitivity of our interest-earning assets because commercial loans typically have shorter terms than residential mortgage loans and frequently have variable interest rates.

•

Use conservative underwriting practices to maintain asset quality. We have sought to maintain a high level of asset quality and moderate credit risk by using underwriting standards that we believe are conservative. While the delinquencies in our loan portfolio have increased during the recent economic recession, non-performing loans were 0.50% of our total loan portfolio at December 31, 2009. Although we intend to continue our efforts to originate commercial real estate and business loans after the offering, we intend to continue our philosophy of managing loan exposures through our conservative approach to lending.

•

Improve our funding mix by marketing core deposits. Core deposits (demand, money market and savings accounts) comprised 54.7% of our total deposits at December 31, 2009. We value core deposits because they represent longer-term customer relationships and a lower cost of funding compared to certificates of deposit. We have succeeded in growing core deposits by promoting a sales culture in our branch offices that is supported by the use of technology and by offering a variety of products for our business customers, such as treasury management products, internet banking, and remote deposit capture.

•

Supplement fee income through our insurance operations. Fee income earned through our insurance agency, Exchange Underwriters, supplements our income from banking operations. We expanded our insurance operations in 2009 through the acquisition of another insurance agency. We intend to pursue opportunities to grow this line of business, including hiring insurance producers with established books of business and through further acquisitions.

•

Grow through expansion of our branch network. Since our initial public offering in 2005 we have opened two branches in Washington County in communities that are experiencing population growth and economic expansion. We intend to continue to pursue expansion in our market area through de novo branching in strategic locations that maximize growth opportunities. We also may expand in our market area or in areas contiguous to our market area through the acquisition of branches of other financial institutions or through whole bank acquisitions.

Critical Accounting Policies

In the preparation of our consolidated financial statements, we have adopted various accounting policies that govern the application of accounting principles generally accepted in the United States. Our significant accounting polices are described in the notes to our consolidated financial statements.

Certain accounting policies involve significant judgments and assumptions by us that have a material impact on the carrying value of certain assets and liabilities. We consider these accounting policies to be critical accounting policies. The judgments and assumptions we use are based on historical experience and other factors, which we believe to be reasonable under the circumstances. Actual results could differ from these judgments and estimates under different conditions, resulting in a change that could have a material impact on the carrying values of our assets and liabilities and our results of operations.

Allowance for Loan Losses. The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that in management’s judgment should be charged-off. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a quarterly basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, peer group information, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral, prevailing economic conditions and other factors related to the collectibility of the loan portfolio. This evaluation is inherently subjective as it involves a high degree of judgment and requires estimates that are susceptible to significant revision as more information becomes available.

A loan is considered impaired when, based on current information and events, it is probable that we will be unable to collect the scheduled payments of principal or interest according to the contractual terms of the loan agreement. Management performs individual assessments of larger impaired loans to determine the existence of loss exposure and, where applicable, the extent of loss exposure based upon the present value of expected future cash flows available to pay the loan, or based upon the estimated realizable collateral where a loan is collateral dependent. Generally, loans excluded from the individual impairment analysis are collectively evaluated by management to estimate losses inherent in those loans. Management determines historical loss experience for each group of loans with similar risk characteristics within the portfolio based on loss experience for loans in each group. Loan categories will represent groups of loans with similar risk characteristics and may include types of loans by product, large credit exposures, concentrations, loan grade, or any other characteristic that causes a loan’s risk profile to be similar to another. We also consider qualitative or environmental factors that are likely to cause estimated credit losses associated with the existing portfolio to differ from historical loss experience including changes in lending policies and procedures; changes in the nature and volume of the loan portfolio; changes in experience, ability and depth of loan management; changes in the volume and severity of past due loans, non-accrual loans and adversely graded or classified loans; changes in the quality of the loan review system; changes in the value of underlying collateral for collateral dependent loans; existence of or changes in concentrations of credit; changes in economic or business conditions; and the effect of competition, legal and regulatory requirements on estimated credit losses.

Although we believe that we use the best information available to establish the allowance for loan losses, future adjustments to the allowance may be necessary if economic conditions differ substantially from the assumptions used in making the evaluation. In addition, the OTS, as an integral part of its examination process, periodically reviews our allowance for loan losses. Such agency may require us to recognize adjustments to the allowance based on its judgments about information available to it at the time of its examination. A large loss could deplete the allowance and require increased provisions to replenish the allowance, which would negatively affect earnings. See notes 1 and 3 of the notes to consolidated financial statements included in this prospectus.

Deferred Income Taxes. We use the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements’ carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The realization of deferred tax assets is assessed and a valuation allowance provided, when necessary, for that portion of the asset which is not likely to be realized.

We exercise significant judgment in evaluating the amount and timing of recognition of the resulting tax liabilities and assets. These judgments require us to make projections of future taxable income. The judgments and estimates we make in determining our deferred tax assets, which are inherently subjective, are reviewed on a continual basis as regulatory and business factors change. Any reduction in estimated future taxable income may require us to record a valuation allowance against our deferred tax assets. An increase in the valuation allowance would result in additional income tax expense in the period, which would negatively affect earnings.

Goodwill. In connection with our acquisition of Exchange Underwriters, we recorded $1.1 million of goodwill. Goodwill is not amortized but is tested for impairment annually or more frequently if impairment indicators arise. The goodwill impairment model is a two-step process. First, it requires a comparison of the book value of net assets to the fair value of the related operations that have goodwill assigned to them. If the fair value is determined to be less than book value, a second step is performed to compute the amount of the impairment. We estimate the fair values of the related operations using discounted cash flows. The forecasts of future cash flows are based on our best estimate of future revenues and operating costs, based primarily on contracts in effect, new accounts and cancellations and operating budgets. The impairment analysis requires management to make subjective judgments concerning how the acquired assets will perform in the future. Events and factors that may significantly affect the estimates include competitive forces, customer behaviors and attrition, changes in revenue growth trends, cost structures and industry and market trends. Changes in these forecasts could cause a reporting unit to either pass or fail the first step in the goodwill impairment model, which could significantly change the amount of impairment recorded. Our annual assessment of potential goodwill impairment was completed in the fourth quarter of 2009. Based on the results of this assessment, no goodwill impairment was recognized.

Other-Than-Temporary Impairment (“OTTI”). We review our investment portfolio on a quarterly basis for indications of impairment. This review includes analyzing the length of time and the extent to which the fair value has been lower than the cost, the financial condition and near-term prospects of the issuer including any specific events that may influence the operations of the issuer, and the intent and ability to hold the investment for a period of time sufficient to allow for any anticipated recovery in the market.

We recognize credit-related OTTI on debt securities in earnings while noncredit-related OTTI on debt securities not expected to be sold is recognized in accumulated other comprehensive income (“OCI”). We assess whether the credit loss existed by considering whether (a) we have the intent to sell the security, (b) it is more likely than not that we will be required to sell the security before recovery, or (c) we do not expect to recover the entire amortized cost basis of the security. We can bifurcate the OTTI on securities not expected to be sold or where the entire amortized cost of the security is not expected to be recovered into the components representing credit loss and the component representing loss related to other factors. The portion of the fair value decline attributable to credit loss is recognized through earnings.

Corporate debt securities are evaluated for OTTI by determining whether it is probable that an adverse change in estimated cash flows has occurred. Determining whether there has been an adverse change in estimated cash flows involves the calculation of the present value of remaining cash flows compared to previously projected cash flows. We consider the discounted cash flow analysis to be our primary evidence when determining whether credit-related OTTI exists on corporate debt securities.

Revenue Recognition of Insurance Commissions and Contingency Fees. Exchange Underwriters records insurance commission based on the method in which the policy is billed. For policies that Exchange Underwriters directly bills to policyholders, income is recorded when billed. For policies an insurance company directly bills to policyholders on behalf of Exchange Underwriters, income is recorded as payments are received.

Exchange Underwriters also receives guaranteed supplemental payments and contingency fees that may be significant to its financial results. Guaranteed supplemental payments and contingency fees are dependent on several factors, which include, but are not limited to, eligible written premiums, earned premiums, incurred losses, and stop loss charges. Guaranteed supplemental payments are only accrued when insurance companies offer a lock-in provision and Exchange Underwriters agrees to a stipulated amount that typically includes a predetermined percentage adjusting the final payout calculations. Otherwise, contingency fees are recorded on a cash basis when received based on final calculations. Contingency fees are typically received in the first quarter of the year. Since insurance companies are not required to provide any estimates, we are not able to accrue contingency fees in the period earned as it does with guaranteed supplemental payments.

Balance Sheet Analysis

General. Total assets increased $3.5 million, or 1.0%, to $353.3 million during the year ended December 31, 2009. During 2009, total loans, net increased $10.2 million, or 4.4%, to $240.4 million while securities available-for-sale decreased $5.9 million, or 6.9%, to $79.6 million. Loan growth was driven by increases in commercial real estate loans and home equity loans. We improved our funding mix in 2009, as deposits, primarily in the form of core deposits, increased $20.8 million, or 12.0%, and borrowings decreased $19.9 million, or 15.0%. Deposit growth was used to fund loan growth and pay down borrowings.

Loans. Our primary lending activity is the origination of loans secured by real estate. We originate residential loans, commercial and multi-family real estate loans and construction loans. We also originate commercial business and consumer loans. In order to improve the mix and profitability of our loan portfolio, we have recently emphasized the origination of commercial real estate and business loans and home equity loans.

Total loans increased $7.8 million or 3.3%, to $244.7 million at December 31, 2009 compared to $236.9 million at December 31, 2008.

The largest segment of our loan portfolio is residential loans. These loans increased $2.2 million, or 1.4%, to $158.1 million and represented 64.6% of total loans at December 31, 2009, compared to $155.9 million, or 65.7% of total loans, at December 31, 2008.

Commercial real estate loans increased $7.1 million, or 29.2%, to $31.4 million and represented 12.8% of total loans at December 31, 2009, compared to $24.3 million, or 10.3% of total loans, at December 31, 2008. The increase was the result of our focus on diversifying our loan portfolio by growing our commercial loans and becoming a greater presence in the business community.

Multi-family real estate loans decreased $1.0 million, or 8.7%, to $10.0 million and represented 4.1% of total loans at December 31, 2009, compared to $10.9 million, or 4.6% of total loans, at December 31, 2008. The decrease was the result of prepayments and pay-downs of purchased multi-family loans.

Construction loans decreased $7.7 million, or 57.8%, to $5.6 million and represented 2.3% of total loans at December 31, 2009, compared to $13.3 million, or 5.7% of total loans, at December 31, 2008.

We originate commercial business loans secured by business assets other than real estate, such as business equipment, inventory and accounts receivable. Commercial business loans increased $1.9 million, or 21.9%, to $10.3 million and represented 4.2% of total loans at December 31, 2009, compared to $8.5 million, or 3.6% of total loans, at December 31, 2008. This increase from the prior year reflects our continued focus on developing business relationships and improving the mix and profitability of our loan portfolio.

We also originate a variety of consumer loans, including home equity installment loans and lines of credit, loans on savings accounts, and personal lines of credit. Consumer loans increased $5.3 million, or 22.0%, to $29.3 million, or 12.0% of total loans, at December 31, 2009, compared to $24.1 million, or 10.1% of total loans, at December 31, 2008. Home equity loans, which increased $4.7 million, or 21.2% to $27.1 million, accounted for the majority of the increase in consumer loans.

The following table sets forth the composition of our loan portfolio at the dates indicated (dollars in thousands).

December 31,	2009		2008		2007		2006		2005
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
Real estate—mortgage:
One-to-four family residential	$158,073	64.6%	$155,871	65.7%	$135,453	70.4%	$133,821	75.2%	$133,189	76.3%
Multi-family	9,991	4.1	10,946	4.6	11,985	6.2	18,410	10.3	21,552	12.3
Commercial	31,405	12.8	24,301	10.3	14,483	7.5	5,437	3.1	4,121	2.4

Total real estate—mortgage	199,469	81.5	191,118	80.6	161,921	84.1	157,668	88.6	158,862	91.0
Real estate—construction:
Residential	3,028	1.2	9,833	4.2	6,671	3.5	5,021	2.8	4,366	2.5
Commercial	2,576	1.1	3,443	1.5	—	—	1,750	1.0	1,000	0.6

Total real estate—construction	5,604	2.3	13,276	5.7	6,671	3.5	6,771	3.8	5,366	3.1
Consumer:
Home equity	27,090	11.1	22,344	9.4	17,862	9.3	9,470	5.3	6,264	3.6
Loans on savings accounts	929	0.4	886	0.4	675	0.4	493	0.3	416	0.2
Other	1,314	0.5	821	0.3	873	0.4	912	0.5	2,425	1.4

Total consumer	29,333	12.0	24,051	10.1	19,410	10.1	10,875	6.1	9,105	5.2
Commercial business	10,327	4.2	8,474	3.6	4,341	2.3	2,616	1.5	1,271	0.7

Total loans	244,733	100.0%	236,919	100.0%	192,343	100.0%	177,930	100.0%	174,604	100.0%

Net premium on loans purchased	108		120		191		326		358
Net deferred loan costs	829		850		491		432		385
Loans in process	(2,774)		(5,899)		(3,614)		(3,104)		(3,385)
Allowance for losses	(2,509)		(1,806)		(1,457)		(866)		(800)

Loans, net	$240,387		$230,184		$187,954		$174,718		$171,162

The following table sets forth certain information at December 31, 2009 regarding the dollar amount of loans maturing during the periods indicated. The table does not include any estimate of prepayments, which significantly shorten the average life of loans and may cause our actual repayment experience to differ from that shown below. Demand loans having no stated schedule of repayments and no stated maturity are reported as due in one year or less. Real estate – construction loans will be converted to a real estate—mortgage loan at the end of the construction period and are reported based on the maturity date of the real estate—mortgage loan (dollars in thousands).

	Amounts Due in
	One Year or Less	One to Five Years	After Five Years	Total
Real estate—mortgage	$1,316	$6,906	$191,247	$199,469
Real estate—construction	—	—	5,604	5,604
Consumer	2,371	851	26,111	29,333
Commercial business	3,788	4,612	1,927	10,327

Total	$7,475	$12,369	$224,889	$244,733

The following table sets forth the dollar amount of all loans at December 31, 2009 that are due after December 31, 2010 and have either fixed or adjustable interest rates (dollars in thousands).

	Fixed	Adjustable	Total
Real estate—mortgage	$186,184	$11,969	$198,153
Real estate—construction	5,604	—	5,604
Consumer	25,595	1,367	26,962
Commercial business	6,523	16	6,539

Total	$223,906	$13,352	$237,258

Our adjustable rate mortgage loans generally do not provide for downward adjustments below the initial contract rate. This feature has prevented some loans from adjusting downwards in a declining interest rate environment. When market interest rates rise, the interest rates on these loans will not increase until the contract rate (the index plus the margin) exceeds the interest rate floor.

Securities. Our securities portfolio consists primarily of Government-sponsored enterprise securities, mortgage-backed securities, guaranteed REMIC pass-through certificates, and corporate debt securities.

REMICs (real estate mortgage investment conduits) represent a participation interest in a pool of mortgages. REMICs are created by redirecting the cash flows from the pool of mortgages underlying those securities to create two or more classes (or tranches) with different maturity or risk characteristics designed to meet a variety of investor needs and preferences. REMICs may be sponsored by private issuers, such as money center banks or mortgage bankers, or by U.S. Government agencies and Government-sponsored enterprises. We believe that these securities represent attractive alternatives relative to other investments due to the wide variety of maturity, repayment and interest rate options available.

We review our investment portfolio on a quarterly basis for indications of impairment. This review includes analyzing the length of time and the extent to which the fair value has been lower than the cost, the financial condition and near-term prospects of the issuer including any specific events that may influence the operations of the issuer, and the intent and ability to hold the investment for a period of time sufficient to allow for any anticipated recovery in the market.

We invest in and are subject to credit risk related to private label REMICs that are directly supported by underlying mortgage loans. Our private label REMICs are credit-enhanced, senior tranches of securities in which the subordinate classes of the securities provide credit support for the senior class of securities. Losses in the underlying loan pool would generally have to exceed the credit support provided by the subordinate classes of securities before the senior class of securities would experience any credit losses. At December 31, 2009, we had a total of 17 private label REMICs with an amortized cost of $9.1 million and a fair market value of $8.7 million. Based upon analysis of third party provider reports and review of key assumptions on an individual security basis, the fact that we do not expect to sell these securities, and that it is more likely than not that we will not be required to sell the securities before recovery of our amortized cost basis, we concluded that there is no additional OTTI on these securities at December 31, 2009.

At December 31, 2008, we had a total of 17 private label REMICs with an amortized cost of $14.3 million and a fair market value of $9.2 million. As part of our review of our available for sale securities at December 31, 2008, it was determined that 11 private label REMICs for vintages 2005 through 2007 with an unrealized loss of $4.8 million had OTTI. Of these securities, 9 were significantly downgraded by the rating agencies in December 2008 with all but one assigned below investment grade status. In addition to the decrease in fair market value, the underlying assets reflected further deterioration with respect to delinquencies, foreclosures and payment speed which identified a potential loss of principle based on cash flow analysis.

In the second quarter of 2009, we adopted accounting standards related to the recognition and presentation of OTTI, which require the recognition of credit-related OTTI on debt securities in earnings while noncredit- related OTTI on debt securities not expected to be sold is recognized in accumulated OCI. The standards require us to assess whether the credit loss existed by considering whether (a) we have the intent to sell the security, (b) it is more likely than not that we will be required to sell the security before recovery, or (c) we do not expect to recover the entire amortized cost basis of the security. The guidance allows us to bifurcate the OTTI on securities not expected to be sold or where the entire amortized cost of the security is not expected to be recovered into the components representing credit loss and the component representing loss related to other factors. The portion of the fair value decline attributable to credit loss must be recognized through earnings.

In accordance with the guidance, we evaluated the previously recognized $4.8 million of OTTI charges for private label REMICs. We determined that $3.1 million of the OTTI charges were credit-related and $1.7 million of the OTTI charges were noncredit-related. Since we do not expect to sell these securities and it is more likely than not that we will not be required to sell the securities before recovery of their amortized cost basis, we recorded a $1.1 million increase to retained earnings (net of $584,000 of taxes) and a corresponding increase to accumulated other comprehensive loss (“OCL”) as the cumulative effect adjustment for the noncredit-related portion at April 1, 2009.

We also invest in corporate debt and are subject to credit risk related to pooled trust preferred insurance company term obligations. Corporate debt securities generally have greater credit risk than Government-sponsored enterprises securities and generally have higher yields than government securities of similar duration. Therefore, we limit the amount of the portfolio based on these concerns. At December 31, 2009, we held corporate debt securities with a carrying value of $2.1 million.

At December 31, 2009, we had three debt securities that were in an unrealized loss position for 12 months or greater at an amount of $1.9 million. These securities consisted of two pools of insurance company-issued preferred trust obligations. These securities were downgraded from their original rating at issuance to below investment grade. The lack of liquidity in the market for this type of security, credit rating downgrades and market uncertainties were factors contributing to the unrealized losses on these securities. These securities are evaluated for OTTI by determining whether it is probable that an adverse change in estimated cash flows has occurred. Determining whether there has been an adverse change in estimated cash flows involves the calculation of the present value of remaining cash flows compared to previously projected cash flows. We consider the discounted cash flow analysis to be primary evidence when determining whether credit-related OTTI exists. Additionally, reports are reviewed that provide information for the amount of deferral/defaults that would have to occur to prevent the tranche from collecting contractual cash flows (principal and interest). With respect to one issuer pool, actual deferrals and defaults as a percentage of current collateral was 9.0% and excess subordination as a percentage of current performing collateral was 7.38%. With respect to other issuer pool, there were no deferrals or defaults and excess subordination as a percentage of current performing collateral was 14.32%. Based on the analysis performed, the fact that we do not expect to sell these securities, and that it is more likely than not that we will not be required to sell the securities before recovery of our amortized cost basis, we concluded that there is no OTTI on these securities at December 31, 2009.

Securities at amortized cost decreased $7.6 million, or 8.8%, to $79.6 million at December 31, 2009. In 2009, there were paydowns of $13.8 million, calls of $9.4 million, and security sales of $4.1 million, which were partially offset by purchases of $18.0 million of Government-sponsored enterprises, mortgage-backed securities, municipal bonds and REMICs. In addition, the securities portfolio reflects an unrealized loss of $64,000 at December 31, 2009 compared to $1.8 million at December 31, 2008.

The following table sets forth the amortized cost and fair value of the securities portfolio at the dates indicated (dollars in thousands).

	2009		2008		2007
December 31,	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Government-sponsored enterprises	$5,954	$5,745	$9,267	$9,366	$22,321	$22,674
Municipal bonds	4,014	4,271	—	—	—	—
Mortgage-backed	35,467	36,936	41,359	41,980	34,948	35,153
REMICs	30,144	30,465	32,590	32,383	27,875	27,477
Corporate debt	3,995	2,093	3,995	1,655	3,995	3,720
Equities	49	49	49	49	49	49

Total securities available-for-sale	$79,623	$79,559	$87,260	$85,433	$89,188	$89,073

At December 31, 2009, we had no investments in a single company or entity (other than with Government-sponsored enterprises) that had an aggregate book value in excess of 10% of our equity.

The following table sets forth the stated maturities and weighted average yields of our mortgage-backed and debt securities at December 31, 2009. Certain mortgage-backed securities have adjustable interest rates and will reprice periodically within the various maturity ranges. These repricing schedules are not reflected in the table below. At December 31, 2009, mortgage-backed securities and REMICs with adjustable rates totaled $8.2 million (dollars in thousands).

	Amounts due in
	One Year or Less		One Year to Five Years		Five Years to Ten Years		After Ten Years		Total
	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield
Government-sponsored enterprises	$—	—%	$—%		$2,970	3.50%	$2,775	5.00%	$5,745	4.26%
Municipal bonds	—	—	2,070	5.15	2,201	5.87	—		4,271	5.51
Mortgage-backed	—	—	3	6.18	3,741	3.74	33,192	4.96	36,936	4.83
REMICs	—	—	—	—	2,871	4.86	27,594	4.97	30,465	4.96
Corporate debt	—	—	—	—	—	—	2,093	2.31	2,093	2.31

Total available-for-sale debt securities	$—	—%	$2,073	5.15%	$11,783	4.33%	$65,654	4.80%	$79,510	5.00%

Equity securities									49

Total securities available-for-sale									$79,559

Deposits. Our deposit base is comprised of demand deposits, savings accounts, money market accounts and certificates of deposits. We consider demand deposits, savings accounts and money market accounts to be core deposits. Total deposits increased $20.8 million, or 12.0%, for the year ended December 31, 2009, as money market deposit accounts increased $9.4 million, certificates of deposit increased $4.4 million, noninterest-bearing deposits increased $4.0 million, and interest-bearing demand deposits increased $3.9 million. These increases were partially offset by a $917,000 decrease in savings accounts. Money market account and certificate of deposit growth was due to the marketing of promotional rates.

The following table sets forth the balances of our deposit products at the dates indicated (dollars in thousands).

	2009		2008		2007
December 31,	Amount	Percent	Amount	Percent	Amount	Percent
Noninterest-bearing demand deposits	$15,963	8.2%	$12,005	6.9%	$8,918	5.7%
Interest-bearing demand deposits	15,214	7.9	11,336	6.6	11,864	7.6
Savings accounts	21,560	11.1	22,477	13.0	23,056	14.8
Money market accounts	53,282	27.5	43,873	25.4	13,676	8.8
Certificates of deposit	87,562	45.3	83,113	48.1	98,044	63.1

Total deposits	$193,581	100.0%	$172,804	100.0%	$155,558	100.0%

The following table indicates the amount of jumbo certificates of deposit by time remaining until maturity at December 31, 2009. Jumbo certificates of deposit require minimum deposits of $100,000 (dollars in thousands).

Maturity Period	Certificates of Deposit
Three months or less	$4,552
Over three through six months	2,536
Over six through twelve months	3,861
Over twelve months	9,329

Total jumbo certificates	$20,278

The following table sets forth certificates of deposit classified by rates at the dates indicated (dollars in thousands).

December 31,	2009	2008	2007
1.01 – 2.00%	$22,052	$—	$—
2.01 – 3.00%	19,367	24,950	4,415
3.01 – 4.00%	26,167	30,358	16,024
4.01 – 5.00%	15,118	20,674	51,507
5.01 – 6.00%	2,284	4,543	23,177
6.01 – 7.00%	2,574	2,588	2,921

Total certificates of deposits	$87,562	$83,113	$98,044

The following table sets forth the amount and maturities of certificates of deposit at December 31, 2009 (dollars in thousands).

	Amounts Due in
	One Year or Less	One to Two Years	Two to Three Years	Three to Four Years	After Four Years	Total	Percent of Total
1.01 – 2.00%	$21,323	$729	$—	$—	$—	$22,052	25.2%
2.01 – 3.00%	3,398	10,844	2,115	136	2,874	19,367	22.1
3.01 – 4.00%	17,368	1,751	2,161	642	4,245	26,167	29.9
4.01 – 5.00%	4,440	1,288	3,222	1,580	4,588	15,118	17.3
5.01 – 6.00%	580	1,048	473	—	183	2,284	2.6
6.01 – 7.00%	1,693	881	—	—	—	2,574	2.9

Total	$48,802	$16,541	$7,971	$2,358	$11,890	$87,562	100.0%

The following table sets forth deposit activity for the periods indicated (dollars in thousands).

Years Ended December 31,	2009	2008	2007
Beginning balance	$172,804	$155,558	$143,495
Increase before interest credited	16,335	12,019	6,801
Interest credited	4,442	5,227	5,262

Net increase in deposits	20,777	17,246	12,063

Deposits at end of year	$193,581	$172,804	$155,558

Borrowings. We utilize borrowings from the FHLB of Pittsburgh and, to a limited extent, repurchase agreements to supplement our funding for loans and securities (dollars in thousands).

Years Ended December 31,	2009	2008	2007
Maximum amount outstanding at any month end during the year	$127,559	$135,337	$101,074
Average amounts outstanding during the year	118,987	120,704	82,880
Weighted average rate during the year	3.86%	3.99%	4.32%
Balance outstanding at end of year	$112,511	$132,410	$101,074
Weighted average rate at end of year	3.67%	3.87%	4.30%

Borrowings decreased $19.9 million, or 15.0%, in the year ended December 31, 2009. These advances mature in 2010 through 2014. Funds generated through deposit growth and security related transactions were used to reduce borrowings.

Stockholders’ Equity. Stockholders’ equity increased $3.0 million, or 7.7%, to $42.4 million at December 31, 2009 As a result of adopting accounting standards related to the recognition and presentation of OTTI, a $1.1 million increase to retained earnings (net of $584,000 of taxes) and a corresponding increase to accumulated OCL were recorded as the cumulative effect adjustment for the noncredit-related portion of OTTI losses previously recognized in earnings. In addition, there was a $2.2 million decrease in the unrealized loss position of the securities portfolio, net of tax, as increased market activity resulted in improved pricing on mortgage-backed securities, and we had $557,000 in net income for the year ended December 31, 2009.

Results of Operations for the Years Ended December 31, 2009 and 2008

Overview.

(Dollars in thousands)	2009	2008
Net income (loss)	$557	$(2,145)
Return on average assets	0.16%	(0.64)%
Return on average equity	1.36	(5.14)
Average equity to average assets	11.72	12.41

Net income was $557,000 for 2009, compared to a net loss of $2.1 million for 2008. The net loss for 2008 was primarily due to the recognition of a $4.8 million impairment on securities. Exchange Underwriters contributed $203,000 to the net income of FedFirst Financial in 2009 compared to $300,000 in 2008.

Net Interest Income. Net interest income increased $1.1 million, or 12.8%, to $9.4 million for the year ended December 31, 2009 compared to $8.3 million for the year ended December 31, 2008. Net interest spread and net interest margin were 2.56% and 2.89%, respectively, for the year ended December 31, 2009 as compared to 2.15% and 2.61%, respectively, for the year ended December 31, 2008. The improvement in interest rate spread and net interest margin is primarily attributable to growth in the loan portfolio coupled with lower funding costs.

Total interest income increased $92,000 to $18.1 million for the year ended December 31, 2009. Interest income on loans increased $1.4 million, or 11.0%, to $13.7 million due to an increase in average loan volume of $26.7 million, of which residential, commercial real estate, home equity and commercial business were the primary contributors. Interest income on securities decreased $986,000, or 18.6%, to $4.3 million. This decrease was primarily due to a decrease in the average volume of $15.2 million related to paydowns and calls. Other interest-earning assets income decreased $282,000 to $17,000 primarily as a result of the suspension of dividends by the Federal Home Loan Bank of Pittsburgh.

Total interest expense decreased $976,000, or 10.1%, to $8.7 million for the year ended December 31, 2009. Interest expense on deposits decreased $758,000, or 15.7%, to $4.1 million as a result of a decrease in the average cost of 70 basis points due to declining rates on our certificates of deposit and money market accounts. The decrease in the average cost was partially offset by an increase in the average balance of $14.2 million, primarily related to an increase in money market accounts. Interest expense on borrowings decreased $218,000 to $4.6 million primarily due to a decrease of $1.7 million in the average balance and a decrease in average cost of 13 basis points as new borrowings were added at lower costs.

Average Balances and Yields. The following table presents information regarding average balances of assets and liabilities, the total dollar amounts of interest income and dividends from average interest-earning assets, the total dollar amounts of interest expense on average interest-bearing liabilities, and the resulting average yields and costs. The yields and costs for the periods indicated are derived by dividing income or expense by the average balances of assets or liabilities, respectively, for the periods presented (dollars in thousands). Interest income has not been calculated on a tax-equivalent basis because the impact would be insignificant.

	At December 31, 2009	Year Ended December 31,
		2009			2008			2007
		Average Balance	Interest and Dividends	Average Yield/ Cost	Average Balance	Interest and Dividends	Average Yield/ Cost	Average Balance	Interest and Dividends	Average Yield/ Cost
Assets:
Interest-earning assets:
Loans, net (1)(2)	5.84%	$236,035	$13,707	5.81%	$209,335	$12,347	5.90%	$180,781	$10,535	5.83%
Securities (3)	5.00	82,721	4,327	5.23	97,968	5,313	5.42	77,593	4,186	5.39
Other interest-earning assets	0.02	6,551	17	0.26	11,438	299	2.61	9,534	530	5.56

Total interest-earning assets	5.53	325,307	$18,051	5.55	318,741	$17,959	5.63	267,908	$15,251	5.69
Noninterest-earning assets		25,071			17,374			17,659

Total assets		$350,378			$336,115			$285,567

Liabilities and Stockholders’ equity:
Interest-bearing liabilities:
Interest-bearing demand deposits	0.30%	$13,531	$46	0.34%	$11,792	$56	0.47%	$12,855	$61	0.47%
Savings accounts	0.50	22,536	126	0.56	23,312	183	0.79	24,887	250	1.00
Money market accounts	1.37	49,262	969	1.97	30,435	956	3.14	11,717	464	3.96
Certificates of deposit	3.13	85,444	2,925	3.42	91,058	3,629	3.99	95,856	4,399	4.59

Total interest-bearing deposits	2.04	170,773	4,066	2.38	156,597	4,824	3.08	145,315	5,174	3.56
Borrowings	3.67	118,987	4,595	3.86	120,704	4,813	3.99	82,880	3,579	4.32

Total interest-bearing liabilities	2.67	289,760	8,661	2.99	277,301	9,637	3.48	228,195	8,753	3.84
Noninterest-bearing liabilities		19,568			17,088			11,881

Total liabilities		309,328			294,389			240,076
Stockholders’ equity		41,050			41,726			45,491

Total liabilities and stockholders’ equity		$350,378			$336,115			$285,567

Net interest income			$9,390			$8,322			$6,498

Interest rate spread				2.56%			2.15%			1.85%
Net interest margin				2.89			2.61			2.43
Average interest-earning assets to average interest-bearing liabilities				112.27%			114.94%			117.40%

(1)	Amount is net of deferred loan costs, loans in process, and estimated allowance for loan losses.
(2)	Amount includes nonaccrual loans in average balances only.
(3)	Amount does not include effect of unrealized (loss) gain on securities available-for-sale.

Rate/Volume Analysis. The following table sets forth the effects of changing rates and volumes on our net interest income (dollars in thousands). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The total column represents the sum of change. Changes related to volume/rate are prorated into volume and rate components.

	2009 Compared to 2008
	Increase (Decrease) Due to
	Volume	Rate	Total
Interest and dividend income:
Loans, net	$1,551	$(191)	$1,360
Securities	(805)	(181)	(986)
Other interest-earning assets	(91)	(191)	(282)

Total interest-earning assets	655	(563)	92

Interest expense:
Deposits	409	(1,167)	(758)
Borrowings	(62)	(156)	(218)

Total interest-bearing liabilities	347	(1,323)	(976)

Change in net interest income	$308	$760	$1,068

	2008 Compared to 2007
	Increase (Decrease) Due to
	Volume	Rate	Total
Interest and dividend income:
Loans, net	$1,684	$128	$1,812
Securities	1,104	23	1,127
Other interest-earning assets	91	(322)	(231)

Total interest-earning assets	2,879	(171)	2,708

Interest expense:
Deposits	382	(732)	(350)
Borrowings	1,526	(292)	1,234

Total interest-bearing liabilities	1,908	(1,024)	884

Change in net interest income	$971	$853	$1,824

Provision for Loan Losses. The following table summarizes the activity in the allowance for loan losses for the years ended December 31, 2009 and 2008 (dollars in thousands).

Years Ended December 31,	2009	2008
Allowance at beginning of year	$1,806	$1,457
Provision for loan losses	1,090	878
Charge-offs	(390)	(529)
Recoveries	3	—

Net charge-offs	(387)	(529)

Allowance at end of year	$2,509	$1,806

Provisions for loan losses were $1.1 million for 2009 compared to $878,000 for 2008. We had net charge-offs of $387,000 in 2009, primarily in residential and multi-family loans, compared to $529,000 in 2008, primarily in residential loans. The allowance for loan losses to total loans ratio increased to 1.03% at December 31, 2009 compared to 0.76% at December 31, 2008. The increase in the provision was primarily related to growth and composition of the loan portfolio, predominantly in commercial real estate and business, residential and home equity loans. In addition, the provision increased to account for estimated losses on nonperforming loans and current conditions in the housing and credit markets

An analysis of the changes in the allowance for loan losses is presented under “Risk Management—Analysis and Determination of the Allowance for Loan Losses.”

Noninterest Income. The following table summarizes noninterest (loss) income for the years ended December 31, 2009 and 2008 (dollars in thousands).

Years Ended December 31,	2009	2008
Fees and service charges	$572	$487
Insurance commissions	2,219	1,929
Income from bank-owned life insurance	288	813
Impairment loss on securities	—	(4,806)
Net (gain) loss on sales of securities	73	202
Net gain on sale of real estate owned	46	—
Other	21	32

Total noninterest (loss) income	$3,219	$(1,343)

Noninterest income was $3.2 million for the year ended December 31, 2009 compared to a loss of $1.3 million for the same period in 2008. The prior period includes an impairment of $4.8 million on securities and recognition of $541,000 in bank-owned life insurance income related to the death of a board member. Excluding these items, noninterest income increased $297,000, primarily due to insurance commissions increasing $290,000 to $2.2 million for the year ended December 31, 2009 compared to $1.9 million for the year ended December 31, 2008. The increase in insurance commissions is primarily related to the acquisition of the Allsurance Insurance Agency in March 2009.

Noninterest Expense. The following table summarizes noninterest expense for the years ended December 31, 2009 and 2008 (dollars in thousands).

Years Ended December 31,	2009	2008
Compensation and employee benefits	$5,764	$5,632
Occupancy	1,424	1,329
FDIC insurance premiums	571	28
Data processing	431	425
Professional services	628	579
Advertising	200	119
Stationery, printing and supplies	139	116
Telephone	63	58
Postage	138	136
Correspondent bank fees	168	153
Real estate owned expense	139	120
Amortization of intangibles	98	—
All other	790	715

Total noninterest expense	$10,553	$9,410

Noninterest expense increased $1.1 million, or 12.1%, to $10.6 million for the year ended December 31, 2009 compared to $9.4 million for the same period in 2008 primarily due to an increase of $543,000 in FDIC insurance premiums. In 2009, the FDIC imposed an industry-wide special five basis point assessment to cover losses in the Deposit Insurance Fund. We paid $155,000 for our portion of the special assessment. Increased premiums were also the result of a change in the assessment calculation and depletion of credits that were available in 2008 to offset premiums. Compensation and employee benefits expense increased $132,000 primarily related to the Allsurance Insurance Agency acquisition in March 2009 and the hiring of additional commercial lending personnel in the fourth quarter of the prior year.

Other significant changes in noninterest expense are as follows: Included in all other noninterest expense in the current period is $98,000 in amortization expense related to intangible assets acquired in the purchase of the Allsurance Insurance Agency. Advertising increased $81,000 as compared to the prior year due to marketing of loan, deposit and insurance products and an image-related campaign.

Income Taxes. In 2009, we had income tax expense of $358,000 compared to a benefit of $1.2 million in 2008. We determined that we were not required to establish a valuation allowance for deferred tax assets since it is more likely than not that the deferred tax assets will be realized through future taxable income and future reversals of existing taxable temporary differences. For more information, see note 9 of the notes to consolidated financial statements.

Results of Operations of Exchange Underwriters

Exchange Underwriters had net income of $254,000 in 2009 compared to $375,000 in 2008. Growth in commission revenues was partially offset by higher operating expenses and amortization of intangibles resulting from an acquisition in 2009.

Substantially all of the revenue of Exchange Underwriters comes from commissions received for the sale of insurance. Insurance commissions increased $290,000 to $2.2 million for the year ended December 31, 2009 compared to $1.9 million for the year ended December 31, 2008. The increase in insurance commissions was primarily related to the acquisition of the Allsurance Insurance Agency in March 2009.

Total expenses increased $468,000 to $1.8 million for the year ended December 31, 2009 compared to $1.3 million for the year ended December 31, 2008. The increase reflects increased compensation and occupancy expense resulting from the acquisition of Allsurance and amortization expense of $98,000 relating to intangible assets recorded in connection with the acquisition.

Risk Management

Overview. Managing risk is an essential part of successfully managing a financial institution. Our most prominent risk exposures are credit risk, interest rate risk and market risk. Credit risk is the risk of not collecting the interest and/or the principal balance of a loan or investment when it is due. Interest rate risk is the potential reduction of interest income as a result of changes in interest rates. Market risk arises from fluctuations in interest rates that may result in changes in the values of financial instruments, such as available-for-sale securities that are accounted for on a mark-to-market basis. Other risks that we face are operational risks, liquidity risks and reputation risk. Operational risks include risks related to fraud, regulatory compliance, processing errors, technology and disaster recovery. Liquidity risk is the possible inability to fund obligations to depositors, lenders or borrowers. Reputation risk is the risk that negative publicity or press, whether true or not, could cause a decline in our customer base or revenue.

Credit Risk Management. Our strategy for credit risk management focuses on having well-defined credit policies and uniform underwriting criteria and providing prompt attention to potential problem loans.

When a borrower fails to make a required loan payment, we take a number of steps to have the borrower cure the delinquency and restore the loan to current status. When the loan becomes 15 days past due a past due notice is generated and sent to the borrower. If the payment is not received within five days, a second past due notice is sent. If payment is not then received by the 30th day of delinquency, additional letters and phone calls generally are made. Generally, when a mortgage loan becomes 60 days past due, we send a letter notifying the borrower that he or she may apply for assistance under a state mortgage assistance program. If the borrower does not apply for assistance within the allotted time period or applies for assistance and is rejected, we will commence foreclosure proceedings. If a foreclosure action is instituted and the loan is not brought current, paid in full, or refinanced before the foreclosure sale, the real property securing the loan generally is sold at foreclosure. Generally, when a consumer loan becomes 60 days past due, we institute collection proceedings and attempt to repossess any personal property that secures the loan. We may consider loan workout arrangements with certain borrowers under certain circumstances.

Management informs the board of directors monthly of the amount of loans delinquent more than 30 days, all loans in foreclosure and all foreclosed and repossessed property that we own.

Market Risk Management. The process by which we manage our interest rate risk is called asset/liability management. The goal of our asset/liability management is to increase net interest income without taking undue interest rate risk while maintaining adequate liquidity. The Asset Liability Committee is responsible for the identification and management of interest rate risk exposure and continuously evaluates strategies to manage our exposure to interest rate fluctuations.

Analysis of Nonperforming and Classified Assets. We consider repossessed assets and loans that are 90 days or more past due to be nonperforming assets. Loans are generally placed on nonaccrual status when they become 90 days delinquent at which time the accrual of interest ceases and all previously accrued and unpaid interest is reversed against earnings.

Real estate that we acquire as a result of foreclosure or by deed-in-lieu of foreclosure is classified as real estate owned until it is sold. When property is acquired it is recorded at the lower of its cost, which is the unpaid balance of the loan plus foreclosure costs, or fair market value at the date of foreclosure. Holding costs and declines in fair value after acquisition of the property result in charges against income.

The following table provides information with respect to our nonperforming assets at the dates indicated (dollars in thousands).

December 31,	2009	2008	2007	2006	2005
Nonaccrual loans:
Real estate—mortgage	$1,096	$632	$1,264	$592	$212
Real estate—construction	—	—	—	—	—
Consumer	135	4	17	175	43
Commercial business	—	—	—	—	—

Total	1,231	636	1,281	767	255

Accruing loans past due 90 days or more:
Real estate—mortgage	—	—	—	—	12
Real estate—construction	—	—	—	—	—
Consumer	—	—	—	—	4
Commercial business	—	—	—	—	—

Total	—	—	—	—	16

Total of nonaccrual and 90 days or more past due loans	1,231	636	1,281	767	271
Real estate owned	419	295	1,119	569	21

Total nonperforming assets	1,650	931	2,400	1,336	292
Troubled debt restructurings	—	—	—	—	—

Troubled debt restructurings and total nonperforming assets	$1,650	$931	$2,400	$1,336	$292

Total nonperforming loans to total loans	0.50%	0.27%	0.67%	0.43%	0.16%
Total nonperforming assets to total assets	0.47%	0.27%	0.79%	0.47%	0.11%

Interest income that would have been recorded for the years ended December 31, 2009 and December 31, 2008 had nonaccruing loans been current according to their original terms amounted to $80,000 and $81,000, respectively. No interest related to nonaccrual loans was included in interest income for the year ended December 31, 2009 and 2008.

At December 31, 2009, nonaccrual mortgage loans consisted of two multi-family real estate loans to one borrower that totaled $634,000, four residential mortgage loans that totaled $364,000, and one commercial real estate loan in the amount of $98,000. The properties securing the two multi-family real estate loans were foreclosed on in the first quarter of 2010.

Federal regulations require us to review and classify our assets on a regular basis. In addition, the OTS has the authority to identify problem assets and, if appropriate, require them to be classified. There are three classifications for problem assets: substandard, doubtful and loss. “Substandard” assets must have one or more defined weaknesses and are characterized by the distinct possibility that we will sustain some loss if the deficiencies are not corrected. “Doubtful” assets have the weaknesses of substandard assets with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a high possibility of loss. An asset classified “loss” is considered uncollectible and of such little value that continuance as an asset of the institution is not warranted. The regulations also provide for a “special mention” category, described as assets which do not currently expose us to a sufficient degree of risk to warrant classification but do possess credit deficiencies or potential weaknesses deserving our close attention. When we classify an asset as substandard or doubtful we establish a general valuation allowance for loan losses and in some cases charge-off a portion of loans classified as doubtful. If we classify an asset as loss, we charge-off an amount equal to 100% of the portion of the asset classified loss.

The following table shows the aggregate amounts of our classified and criticized assets at the dates indicated (dollars in thousands).

December 31,	2009	2008	2007
Special mention assets	$3,562	$1,944	$1,061
Substandard assets	2,339	745	2,630
Doubtful assets	—	187	—
Loss assets	—	—	—

Total classified and criticized assets	$5,901	$2,876	$3,691

At December 31, 2009, special mention assets consisted of five relationships with eight commercial real estate loans totaling $3.2 million and one relationship with three commercial business loans totaling $406,000, and substandard assets consisted of all non-accrual loans, real estate owned and one commercial real estate loan in the amount of $689,000.

Delinquencies. The following table provides information about delinquencies in our loan portfolio at the dates indicated (dollars in thousands).

	2009		2008		2007
December 31,	30-59 Days Past Due	60-89 Days Past Due	30-59 Days Past Due	60-89 Days Past Due	30-59 Days Past Due	60-89 Days Past Due
Real estate—mortgage	$1,798	$944	$2,171	$222	$1,143	$645
Real estate—construction	—	—	872	—	—	—
Consumer	8	—	181	11	71	6
Commercial business	—	—	—	—	—	—

Total delinquencies	$1,806	$944	$3,224	$233	$1,214	$651

Analysis and Determination of the Allowance for Loan Losses. The allowance for loan losses is a valuation allowance for probable losses inherent in the loan portfolio. We evaluate the need to establish allowances against losses on loans on a quarterly basis. When additional allowances are necessary, a provision for loan losses is charged to earnings.

Our methodology for assessing the appropriateness of the allowance for loan losses consists of: (1) a valuation allowance on impaired loans; and (2) a valuation allowance on the remainder of the loan portfolio. Although we determine the amount of each element of the allowance separately, the entire allowance for loan losses is available for the entire portfolio.

Allowance on Impaired Loans. We establish an allowance for loans that are individually evaluated and determined to be impaired. The allowance is determined by utilizing one of the three impairment measurement methods. A loan is impaired when, based upon current information and events, it is probable that we will be unable to collect the scheduled payments of principal or interest according to the contractual terms of the loan agreement. Management performs individual assessments of larger impaired loans to determine the existence of loss exposure and, where applicable, the extent of loss exposure based upon the present value of expected future cash flows available to pay the loan, or based upon the estimated realizable collateral where a loan is collateral dependent. Generally, loans excluded from the individual impairment analysis are collectively evaluated by management to estimate reserves for loan losses inherent in those loans.

Allowance on the Remainder of the Loan Portfolio. We establish another allowance for loans that are not determined to be impaired. Management determines historical loss experience for each group of loans with similar risk characteristics within the portfolio based on loss experience for loans in each group. Loan categories will represent groups of loans with similar risk characteristics and may include types of loans categorized by product, large credit exposures, concentrations, loan grade, or any other characteristic that causes a loan’s risk profile to be similar to another. We also consider qualitative or environmental factors that are likely to cause estimated credit losses associated with our existing portfolio to differ from historical loss experience including changes in lending policies and procedures; changes in the nature and volume of the loan portfolio; changes in experience, ability and depth of loan management; changes in the volume and severity of past due loans, nonaccrual loans and adversely graded or classified loans; changes in the quality of the loan review system; changes in the value of underlying collateral for collateral dependent loans; existence of or changes in concentrations of credit; changes in economic or business conditions; and the effect of competition, legal and regulatory requirements on estimated credit losses.

We identify loans that may need to be charged-off as a loss by reviewing all delinquent loans, classified loans and other loans about which management may have concerns about collectibility. For individually reviewed loans, the borrower’s inability to make payments under the terms of the loan or a shortfall in collateral value would result in our charging off the loan or the portion of the loan that was impaired.

The OTS, as an integral part of its examination process, periodically reviews our allowance for loan losses. The OTS may require us to make additional provisions for loan losses based on judgments different from ours.

At December 31, 2009, our allowance for loan losses represented 1.03% of total loans and 203.82% of nonperforming loans. The allowance for loan losses increased at December 31, 2009 from December 31, 2008 due to current conditions in the housing and credit markets and the changes in the composition of and increase in the loan portfolio, primarily in commercial real estate and business loans.

Our historical loss experience and qualitative and environmental factors are reviewed on a quarterly basis to ensure they are reflective of current conditions in our loan portfolio and economy. In 2009, the historical loss experience factors were adjusted for each group of loans with emphasis on recent los experience data. The qualitative and environmental factors related to changes in the nature and volume of the loan portfolio and changes in the value of underlying collateral for collateral dependent loans were adjusted upwards due to current market conditions, the unseasoned nature of the commercial and consumer portfolios and our dependence on underlying collateral within the entire loan portfolio. We also increased the qualitative and environmental factor for changes in concentrations of credit, which relates to our purchased single and multi-family loans. Our purchased loans are servicer-dependent with loans located throughout the country. Each month, the servicer provides to us a report on delinquent loans that are serviced on behalf of First Federal Savings Bank. Because the servicers’ reports are the only method for us to learn of delinquent purchased loans and because we do not receive the reports until three to four weeks after the end of the month, we do not receive information on delinquent serviced loans until 30 to 60 days after the loan becomes delinquent. As a result of this information time lag, we utilize a higher loss factor on our purchased loans.

The following table sets forth the allowance for loan losses by loan category at the dates indicated (dollars in thousands).

	2009		2008		2007		2006		2005
December 31,	Amount	Percent of Total Loans (1)	Amount	Percent of Total Loans (1)	Amount	Percent of Total Loans (1)	Amount	Percent of Total Loans (1)	Amount	Percent of Total Loans (1)
Real estate—mortgage	$1,740	81.5%	$1,195	80.6%	$868	84.1%	$502	88.6%	$454	91.0%
Real estate—construction	8	2.3	20	5.7	16	3.5	22	3.8	10	3.1
Consumer	520	12.0	424	10.1	170	10.1	147	6.1	71	5.2
Commercial business	160	4.2	121	3.6	95	2.3	74	1.5	32	0.7
Unallocated	81	—	46	—	308	—	121	—	233	—

Total allowance for loan losses	$2,509	100.0%	$1,806	100.0%	$1,457	100.0%	$866	100.0%	$800	100.0%

(1)	Represents percentage of loans in each category to total loans.

Although we believe that we use the best information available to establish the allowance for loan losses, future adjustments to the allowance for loan losses may be necessary and our results of operations could be adversely affected if circumstances differ substantially from the assumptions used in making the determinations. Furthermore, while we believe we have established our allowance for loan losses in conformity with GAAP, there can be no assurance that regulators, in reviewing our loan portfolio, will not request us to increase our allowance for loan losses. In addition, because future events affecting borrowers and collateral cannot be predicted with certainty, there can be no assurance that the existing allowance for loan losses is adequate or that increases will not be necessary should the quality of any loans deteriorate as a result of the factors discussed above. Any material increase in the allowance for loan losses may adversely affect our financial condition and results of operations.

Analysis of Loan Loss Experience. The following table sets forth an analysis of the allowance for loan losses for the periods indicated (dollars in thousands).

Years Ended December 31,	2009	2008	2007	2006	2005
Allowance at beginning of year	$1,806	$1,457	$866	$800	$725
Provision for loan losses	1,090	878	1,119	84	85
Charge-offs:
Real estate—mortgage	(330)	(482)	(355)	(18)	(10)
Real estate—construction	—	—	—	—	—
Consumer	(60)	(47)	(173)	—	—
Commercial business	—	—	—	—	—

Total charge-offs	(390)	(529)	(528)	(18)	(10)
Recoveries	3	—	—	—	—

Net charge-offs	(387)	(529)	(528)	(18)	(10)

Allowance at end of year	$2,509	$1,806	$1,457	$866	$800

Allowance to nonperforming loans	203.82%	283.96%	113.74%	112.91%	295.20%
Allowance to total loans	1.03%	0.76%	0.76%	0.49%	0.46%
Net charge-offs to average loans	0.16%	0.25%	0.29%	0.01%	0.01%

Interest Rate Risk Management. We manage the interest rate sensitivity of our interest-bearing liabilities and interest-earning assets in an effort to minimize the adverse effects of changes in the interest rate environment. Deposit accounts typically react more quickly to changes in market interest rates than mortgage loans because of the shorter maturities of deposits. As a result, sharp increases in interest rates may adversely affect our earnings while decreases in interest rates may beneficially affect our earnings. We currently do not participate in hedging programs, interest rate swaps or other activities involving the use of derivative financial instruments.

We have an Asset/Liability Committee, which includes members of executive management, to communicate, coordinate and control all aspects of our business involving asset/liability management. The committee establishes and monitors the volume, maturities, pricing and mix of assets and funding sources with the objective of managing assets and funding sources to provide results that are consistent with liquidity, growth, risk limits and profitability goals.

We use an interest rate sensitivity analysis prepared by the OTS to review our level of interest rate risk. This analysis measures interest rate risk by computing changes in net portfolio value of our cash flows from assets, liabilities and off-balance sheet items in the event of a range of assumed changes in market interest rates. Net portfolio value represents the market value of portfolio equity and is equal to the market value of assets minus the market value of liabilities, with adjustments made for off-balance sheet items. This analysis assesses the risk of loss in market risk sensitive instruments in the event of a sudden and sustained 50 to 300 basis point increase or 50 to 100 basis point decrease in market interest rates with no effect given to any steps that we might take to counter the effect of that interest rate movement. Because of the low level of market interest rates, this analysis is not performed for decreases of more than 100 basis points. We measure interest rate risk by modeling the changes in net portfolio value over a variety of interest rate scenarios. The following table, which is based on information that we provide to the OTS, presents the change in our net portfolio value at December 31, 2009 that would occur in the event of an immediate change in interest rates based on OTS assumptions, with no effect given to any steps that we might take to counteract that change (dollars in thousands).

December 31, 2009	Net Portfolio Value (“NPV”)			NPV as a Percent of Portfolio Value of Assets
Basis Point (“bp”) Change in Rates	Dollar Amount	Dollar Change	Percent Change	NPV Ratio	Change
300 bp	$21,591	$(24,479)	(53.1)%	6.49%	(610	)bp
200	30,018	(16,052)	(34.8)	8.73	(386)
100	38,440	(7,630)	(16.6)	10.82	(177)
50	42,653	(3,417)	(7.4)	11.82	(77)
Static	46,070	—	—	12.59	—
(50)	48,538	2,468	5.4	13.11	52
(100)	50,785	4,715	10.2	13.58	99

The OTS uses certain assumptions in assessing the interest rate risk of savings associations. These assumptions relate to interest rates, loan prepayment rates, deposit decay rates, and the market values of certain assets under differing interest rate scenarios, among others. As with any method of measuring interest rate risk, certain shortcomings are inherent in the method of analysis presented in the foregoing table. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable rate mortgage loans, have features that restrict changes in interest rates on a short-term basis and over the life of the asset. Further, in the event of a change in interest rates, expected rates of prepayments on loans and early withdrawals from certificates could deviate significantly from those assumed in calculating the table.

Liquidity Management. Liquidity is the ability to meet current and future financial obligations of a short-term nature. Our primary sources of funds consist of deposit inflows, loan repayments, maturities and sales of available-for-sale securities and borrowings from the Federal Home Loan Bank of Pittsburgh. While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition.

We regularly adjust our investments in liquid assets based upon our assessment of (1) expected loan demand, (2) expected deposit flows, (3) yields available on interest-earning deposits and securities and (4) the objectives of our asset/liability management policy.

Our most liquid assets are cash and cash equivalents and interest-bearing deposits. The levels of these assets depend on our operating, financing, lending and investing activities during any given period. At December 31, 2009, cash and cash equivalents totaled $7.5 million. Securities classified as available-for-sale that are not pledged as collateral, and which provide additional sources of liquidity, totaled $67.2 million at December 31, 2009. In addition, at December 31, 2009, we had a maximum remaining borrowing capacity at the FHLB of approximately $69.9 million. We also have the ability to borrow $11.4 million from the Federal Reserve based upon eligible collateral.

At December 31, 2009, we had $10.8 million of commitments to lend, which was comprised of $2.8 million of loans in process, $413,000 of mortgage loan commitments, $283,000 of consumer loan commitments, $3.1 million of unused lines of credit and $4.2 million of unused commercial lines of credit. Certificates of deposit due within one year of December 31, 2009 totaled $48.8 million, or 55.7% of certificates of deposit. The large percentage of certificates of deposit that mature within one year reflects customers’ hesitancy to invest their funds for long periods in the recent interest rate environment. If these maturing deposits do not remain with us, we will be required to seek other sources of funds including other certificates of deposit and borrowings. We believe, however, based on past experience, that a significant portion of our maturing certificates of deposit will remain with us. We have the ability to attract and retain deposits by adjusting the interest rates offered.

The following table presents certain of our contractual obligations as of December 31, 2009 (dollars in thousands).

	Amounts Due in
	Total	One Year or Less	One to Three Years	Three to Five Years	After Five Years
Borrowings	$112,511	$31,778	$42,950	$37,783	$—
Operating lease obligations (1)	827	187	246	191	203

Total	$113,338	$31,965	$43,196	$37,974	$203

(1)	Payments are for lease of real property.

Our primary investing activities are the origination of loans and the purchase of securities. Our primary financing activities consist of activity in deposit accounts and FHLB advances. Deposit flows are affected by the overall level of interest rates, the interest rates and products offered by us and our local competitors and other factors. We generally manage the pricing of our deposits to be competitive and to increase core deposit relationships. Occasionally, we offer promotional rates on certain deposit products to attract deposits. No further changes in our funding mix are currently planned or expected, other than changes in the ordinary course of business resulting from deposit flows. For information about our costs of funds, see “Results of Operations for the Years Ended December 31, 2009 and 2008—Net Interest Income.”

The following table presents our primary investing and financing activities during the periods indicated (dollars in thousands).

Years Ended December 31,	2009	2008
Investing activities:
Loans disbursed or closed	$(55,419)	$(75,752)
Loan principal repayments	43,688	33,075
Proceeds from maturities and principal repayments of securities	23,152	16,819
Proceeds from sales of securities available-for-sale	4,094	29,783
Purchases of securities	(17,973)	(49,096)
Financing activities:
Increase in deposits	20,777	17,246
Increase (decrease) in borrowings	(19,899)	31,336

FedFirst Financial Corporation is a separate legal entity from First Federal Savings Bank and must provide for its own liquidity. FedFirst Financial’s financial obligations consist primarily of its operating expenses, as it has no outstanding indebtedness and has not paid any dividends to shareholders. FedFirst Financial’s primary sources of income are interest and dividends on its investments and dividends from First Federal Savings Bank. The amount of dividends that First Federal Savings Bank can pay to FedFirst Financial in any calendar year without the prior approval of the Office of Thrift Supervision cannot exceed retained net income for the year plus retained net income for the two prior calendar years.

Capital Management. We are subject to various regulatory capital requirements administered by the OTS, including a risk-based capital measure. The risk-based capital guidelines include both a definition of capital and a framework for calculating risk-weighted assets by assigning balance sheet assets and off-balance sheet items to broad risk categories. At December 31, 2009, we exceeded all of our regulatory capital requirements. We are considered “well capitalized” under regulatory guidelines.

The following table sets forth First Federal Savings Bank’s regulatory capital amounts and ratios, as well as the minimum amounts and ratios required to be well capitalized (dollars in thousands).

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action
December 31, 2009	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total capital (to risk weighted assets)	$38,119	19.45%	$15,675	8.00%	$19,594	10.00%
Tier 1 capital (to risk weighted assets)	35,670	18.20	7,838	4.00	11,756	6.00
Tier 1 capital (to adjusted total assets)	35,670	10.12	14,094	4.00	17,617	5.00
Tangible capital (to tangible assets)	35,670	10.12	5,285	1.50	N/A	N/A

December 31, 2008	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total capital (to risk weighted assets)	$35,964	19.93%	$14,435	8.00%	$18,044	10.00%
Tier 1 capital (to risk weighted assets)	34,158	18.93	7,217	4.00	10,826	6.00
Tier 1 capital (to adjusted total assets)	34,158	9.76	13,996	4.00	17,496	5.00
Tangible capital (to tangible assets)	34,158	9.76	5,249	1.50	N/A	N/A

Off-Balance Sheet Arrangements. In the normal course of operations, we engage in a variety of financial transactions that, in accordance with GAAP, are not recorded in our financial statements. These transactions involve, to varying degrees, elements of credit, interest rate and liquidity risk. Such transactions are used primarily to manage customers’ requests for funding and take the form of loan commitments and lines of credit. For information about our loan commitments and unused lines of credit, see note 13 of the notes to consolidated financial statements.

For the year ended December 31, 2009, we engaged in no off-balance sheet transactions reasonably likely to have a material effect on our financial condition, results of operations or cash flows.

Effect of Inflation and Changing Prices

The Consolidated Financial Statements and related financial data presented in this document have been prepared in accordance with GAAP, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time due to inflation. The primary impact of inflation on our operations is reflected in increased operating costs. Unlike most industrial companies, virtually all the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates generally have a more significant impact on a financial institution’s performance than do general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

Corporate Governance and Board Matters

Board Independence

All of our directors are independent under the current listing standards of the Nasdaq Stock Market, except for Mr. O’Brien, who is President and Chief Executive Officer of FedFirst Financial and First Federal Savings Bank, and Mr. Boyer, who is President of Exchange Underwriters, a subsidiary of First Federal Savings Bank. In determining the independence of its directors, the board considered transactions, relationships and arrangements between FedFirst Financial and its directors that are not required to be disclosed under the heading “Transactions with Related Persons,” including loans or lines of credit that First Federal Savings Bank has directly or indirectly made to Director John J. LaCarte and the commercial services provided to First Federal Savings Bank by the business operated by Mr. LaCarte. The amounts paid by First Federal Savings Bank for such services are not material to either First Federal Savings Bank or the business of Mr. LaCarte.

Board Leadership Structure

FedFirst Financial currently has an independent chairman from the chief executive officer. The chairman leads the board and presides at all board meetings. The board supports having an independent director in a board leadership position and has had an independent chairman for many years. Having an independent chairman enables non-management directors to raise issues and concerns for board consideration without immediately involving management. The chairman also serves as a liaison between the board and senior management.

Board’s Role in Risk Oversight

As part of its overall responsibility to oversee the management, business and strategy of our company, one of the primary responsibilities of our board of directors is to oversee the amounts and types of risk taken by management in executing the corporate strategy, and to monitor our risk experience against the policies and procedures set to control those risks. The board’s risk oversight function is carried out through its approval of various policies and procedures, such as our lending and investment polices; ratification or approval of investments and loans exceeding certain thresholds; and regular review of risk elements such as interest rate risk exposure, liquidity and problem assets. Some oversight functions are delegated to committees of the board, with such committees regularly reporting to the full board the results of their oversight activities. For example, the Audit Committee is responsible for oversight of the independent auditors and meets directly with the auditors at various times during the course of the year.

Corporate Governance Policies

The board of directors has adopted a corporate governance policy to govern certain activities, including: the duties and responsibilities of directors; the composition, responsibilities and operation of the board of directors; the establishment and operation of board committees; succession planning; convening executive sessions of independent directors; the board of directors’ interaction with management and third parties; and the evaluation of the performance of the board of directors and of the Chief Executive Officer.

Meetings and Committees of the Board of Directors

FedFirst Financial and First Federal Savings Bank conduct business through meetings and activities of their boards of directors and their committees. During the year ended December 31, 2009, the boards of directors of FedFirst Financial held eight regularly scheduled meetings and First Federal Savings Bank held 12 regularly scheduled meetings. No director attended fewer than 75% of the aggregate of total meetings of FedFirst Financial’s and First Federal Savings Bank’s respective board of directors and the committees on which such director served.

In connection with the completion of the conversion and offering, new FedFirst Financial will establish an audit committee, a compensation committee and a nominating and corporate governance committee. All of the members of these committees will be independent directors as defined in the listing standards of The Nasdaq Stock Market. Such committees will operate in accordance with the written charters currently used by the existing FedFirst Financial.

The following table identifies our standing committees and their members as of February 1, 2010. All members of each committee are independent in accordance with the listing requirements of The NASDAQ Stock Market. The Board’s Audit, Compensation, and Nominating/Corporate Governance Committees each operate under a written charter that is approved by the board of directors. Each committee reviews and reassesses the adequacy of its charter at least annually. The charters of all three committees are available in the Governance Documents portion of the Investor Relations section of our Web site (www.firstfederal-savings.com).

Director	Audit Committee		Nominating/ Corporate Governance Committee		Compensation Committee
R. Carlyn Belczyk	—		X		X
Richard B. Boyer	—		—		—
John M. Kish	X		X		X	*
John J. LaCarte	X		X	*	X
Patrick G. O’Brien	—		—		—
John M. Swiatek	X		X		X
David L. Wohleber	X	*	X		X
Number of Meetings in 2009	4		6		3

*	Denotes Chairperson

Audit Committee

The board of directors has a separately-designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. The Audit Committee meets periodically with independent auditors and management to review accounting, auditing, internal control structure and financial reporting matters. The board of directors has determined that John J. LaCarte and David L. Wohleber are “audit committee financial experts” as such term is defined by the rules and regulations of the Securities and Exchange Commission.

Compensation Committee

The Compensation Committee is responsible for all matters regarding FedFirst Financial’s and First Federal’s employee compensation and benefit programs. The Compensation Committee reviews all compensation components for the Chief Executive Officer and other highly compensated executive officers’ compensation, including base salary, annual incentive compensation, long-term incentives/equity compensation, and benefits and other perquisites. The Compensation Committee also reviews the recommendations of the Chief Executive Officer in determining the compensation of other executive officers. Decisions by the Compensation Committee with respect to the compensation of executive officers are approved by the full board of directors.

Nominating/Corporate Governance Committee

The Nominating/Corporate Governance Committee takes a leadership role in shaping governance policies and practices, including recommending to the board of directors the corporate governance policies and guidelines applicable to FedFirst Financial and monitoring compliance with these policies and guidelines. In addition, the Nominating/Corporate Governance Committee is responsible for identifying individuals qualified to become Board members and recommending to the board the director nominees for election at the next annual meeting of shareholders. It recommends director candidates for each committee for appointment by the board.

Minimum Qualifications. The Nominating/Corporate Governance Committee has adopted a set of criteria that it considers when it selects individuals to be nominated for election to the board of directors. First, a candidate must meet the eligibility requirements set forth in FedFirst Financial’s bylaws, which include a requirement that the candidate not have been subject to certain criminal or regulatory actions. A candidate also must meet any qualification requirements set forth in any board or committee governing documents.

The Nominating/Corporate Governance Committee will consider the following criteria in selecting nominees: financial, regulatory and business experience; familiarity with and participation in the local community; integrity, honesty and reputation; dedication to FedFirst Financial and its shareholders; independence; and any other factors the Nominating/Corporate Governance Committee deems relevant, including age, diversity, size of the board of directors and regulatory disclosure obligations.

In addition, prior to nominating an existing director for re-election to the board of directors, the Nominating/Corporate Governance Committee will consider and review an existing director’s Board and committee attendance and performance; length of Board service; the experience, skills and contributions that the existing director brings to the board; and independence.

Director Nomination Process. The process that the Nominating/Corporate Governance Committee follows when it identifies and evaluates individuals to be nominated for election to the board of directors is as follows:

For purposes of identifying nominees for the board of directors, the Nominating/Corporate Governance Committee relies on personal contacts of the committee members and other members of the board of directors, as well as its knowledge of members of First Federal’s local communities. The Nominating/Corporate Governance Committee will also consider director candidates recommended by shareholders in accordance with the policy and procedures set forth below. The Nominating/Corporate Governance Committee has not previously used an independent search firm in identifying nominees.

In evaluating potential nominees, the Nominating/Corporate Governance Committee determines whether the candidate is eligible and qualified for service on the board of directors by evaluating the candidate under the selection criteria set forth above. In addition, the Nominating/Corporate Governance Committee will conduct a check of the individual’s background and interview the candidate.

Consideration of Recommendations by Shareholders. It is the policy of the Nominating/Corporate Governance Committee of the board of directors to consider director candidates recommended by shareholders who appear to be qualified to serve on FedFirst Financial’s board of directors. The Nominating/Corporate Governance Committee may choose not to consider an unsolicited recommendation if no vacancy exists on the board of directors and the Nominating/Corporate Governance Committee does not perceive a need to increase the size of the board of directors. In order to avoid the unnecessary use of the Nominating/Corporate Governance Committee’s resources, the Nominating/Corporate Governance Committee will consider only those director candidates recommended in accordance with the procedures set forth below.

Procedures to be Followed by Shareholders. To submit a recommendation of a director candidate to the Nominating/Corporate Governance Committee, a shareholder should submit the following information in writing, addressed to the Chairman of the Nominating/Corporate Governance Committee, care of the Corporate Secretary, at our main office:

1.	The name of the person recommended as a director candidate;

2.	All information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended;

3.	The written consent of the person being recommended as a director candidate to being named in the proxy statement as a nominee and to serving as a director if elected;

4.	As to the shareholder making the recommendation, the name and address, as they appear on our books, of such shareholder; provided, however, that if the shareholder is not a registered holder of FedFirst Financial common stock, the shareholder should submit his or her name and address along with a current written statement from the record holder of the shares that reflects ownership of FedFirst Financial common stock; and

5.	A statement disclosing whether such shareholder is acting with or on behalf of any other person and, if applicable, the identity of such person.

In order for a director candidate to be considered for nomination at our annual meeting of shareholders, the recommendation must be received by the Nominating/Corporate Governance Committee at least 120 calendar days prior to the date FedFirst Financial’s proxy statement was released to shareholders in connection with the previous year’s annual meeting, advanced by one year.

Directors’ Compensation

The following table provides the compensation received by individuals who served as non-employee directors of FedFirst Financial during the 2009 fiscal year.

Name	Fees Earned or Paid in Cash	Stock Awards ($) (1)	Option Awards ($) (2)	Total ($)
R. Carlyn Belczyk	$5,700	$—	$—	$5,700
Joseph U. Frye(3)	$22,650	—	—	$22,650
John M. Kish	$22,650	—	—	$22,650
John J. LaCarte	$25,150	—	—	$25,150
David L. Wohleber	$24,150	—	—	$24,150

(1)	At December 31, 2009, the aggregate number of unvested shares of restricted stock held in trust for each of the non-employee directors was as follows, Ms. Belczyk, 0 shares; Mr. Frye, 2,000 shares; Mr. Kish, 2,000 shares; Mr. LaCarte, 2,000 shares; and Mr. Wohleber, 3,400 shares.
(2)	At December 31, 2009, Ms. Belczyk had no stock options; Mr. Frye, Mr. Kish and Mr. LaCarte had 7,500 vested stock options and 5,000 unvested stock options; and Mr. Wohleber had 4,000 vested stock options and 8,500 unvested stock options.
(3)	Mr. Frye retired from the board of directors in January 2010.

Cash Retainer and Meeting Fees for Non-Employee Directors. The Chairman of the Board of First Federal Savings Bank receives a monthly fee of $2,300 and the Chairman of the Audit Committee receives a monthly fee of $2,100. All other non-employee directors of First Federal Savings Bank receive a monthly fee of $1,800. Non-employee directors receive $300 for each Audit Committee meeting attended and $150 for each Nominating/Corporate Governance Committee and Compensation Committee meeting attended. Directors receive payment for only one committee meeting attended per day, with payment at the rate of the highest committee fee of the committee meeting attended that day. Neither FedFirst Financial nor FedFirst Financial Mutual Holding Company pays any fees to its directors.

Director Fee Continuation Agreement. We have entered into individual agreements with Joseph U. Frye and John J. LaCarte that provide the directors with a payment upon retirement in exchange for the directors’ continued service to First Federal Savings Bank. Each participating director is entitled to a benefit equal to $100 for each full year of service (including any partial year that a director served in the year of retirement) payable to the director, or his beneficiary, in annual installments over a period of ten years. Payments under these agreements commence on the first day of the month following the date the director retires following his 65th birthday and completion of ten full years of service with First Federal Savings Bank. In the event a director dies while serving on the board of directors, First Federal Savings Bank will pay an annual benefit equal to $100 for each full year of service from the date of first service to the date of death. The death payment will be made either in a lump sum or in installments at the discretion of First Federal Savings Bank. All payments under the agreements are subject to a vesting schedule of 10% for each full year of service with First Federal up to a maximum of 100%. The agreements terminate if a director voluntarily terminates service with First Federal prior to retirement or is terminated by First Federal without cause. The director, as severance, will then receive a sum equal to the accrued balance in his liability reserve account multiplied by his vested percentage. Severance payments under the agreements will be paid in ten annual installments.

Director Split Dollar Arrangements. We have entered into split dollar life insurance agreements with Joseph U. Frye and John J. LaCarte that provide for a cash payment in the event they die while in service with us. Under the terms of the agreements, we are the owners of and pay all the premiums on the life insurance policies under which the individuals are insured. These life insurance policies are single premium policies, the premium for which was paid in full in 1999 when the split dollar arrangements were entered into with the directors. Under the directors’ split-dollar arrangements, if a director is in service at the time of his death, his designated beneficiary is entitled to an amount equal to the lesser of $25,000, or the total insurance proceeds less the cash value of the policy. If a director is not in service at the time of his death, his designated beneficiary will receive a prorated benefit based on the director’s years of service with First Federal Savings Bank. The remainder of the death benefit under the agreements is owned by First Federal Savings Bank.

Director Emeritus Program. First Federal Savings Bank maintains a director emeritus program for retired directors. Under the program, a participating director is eligible to receive such compensation and benefits, if any, as determined from time to time by the board of directors. A director emeritus shall be eligible to participate in any plan of the First Federal Savings Bank, or any affiliate, that grants stock-based benefits to non-employee directors. Additionally, while serving as a director emeritus, any unvested or un-exercisable stock-based awards held by a director emeritus will continue to vest or become exercisable, subject to the terms and conditions of the grant or plan under which the awards were granted.

Director Attendance at Annual Meeting of Shareholders

The board of directors encourages directors to attend the annual meeting of shareholders. All of our directors attended the 2009 annual meeting of shareholders, except for Ms. Belczyk and Mr. Swiatek, who joined our board of directors after the 2009 annual meeting.

Code of Ethics and Business Conduct

FedFirst Financial has adopted a Code of Ethics and Business Conduct that is designed to ensure that our directors and employees meet the highest standards of ethical conduct. The Code of Ethics and Business Conduct, which applies to all employees and directors, addresses conflicts of interest, the treatment of confidential information, general employee conduct and compliance with applicable laws, rules and regulations. In addition, the Code of Ethics and Business Conduct is designed to deter wrongdoing and promote honest and ethical conduct, the avoidance of conflicts of interest, full and accurate disclosure and compliance with all applicable laws, rules and regulations. A copy of the Code of Ethics and Business Conduct can be found in the Investor Relations section of our website (www.firstfederal-savings.com).

Audit Related Matters

Report of the Audit Committee

Management is responsible for our internal controls and financial reporting process. The independent auditors are responsible for performing an independent audit of FedFirst Financial’s consolidated financial statements and issuing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America (“GAAP”). The Audit Committee oversees our internal controls and financial reporting process on behalf of the board of directors.

In this context, the Audit Committee has met and held discussions with management and the independent auditors. Management represented to the Audit Committee that FedFirst Financial’s consolidated financial statements were prepared in accordance with GAAP, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The Audit Committee discussed with the independent auditors matters required to be discussed pursuant to U.S. Auditing Standards No. 380 (The Auditor’s Communication With Those Charged With Governance), including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements.

In addition, the Audit Committee has received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board and has discussed with the independent auditors the auditors’ independence from FedFirst Financial and its management. In concluding that the auditors are independent, the Audit Committee considered, among other factors, whether the non-audit services provided by the auditors were compatible with its independence.

The Audit Committee discussed with our independent auditors the overall scope and plans for their audit. The Audit Committee meets with the independent auditors, with and without management present, to discuss the results of their examination, their evaluation of our internal controls, and the overall quality of our financial reporting.

In performing all of these functions, the Audit Committee acts only in an oversight capacity. In its oversight role, the Audit Committee relies on the work and assurances of our management, which has the primary responsibility for financial statements and reports, and of the independent auditors who, in their report, express an opinion on the conformity of our consolidated financial statements to GAAP. The Audit Committee’s oversight does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions with management and the independent auditors do not assure that our consolidated financial statements are presented in accordance with GAAP, that the audit of our consolidated financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board or that our independent auditors are in fact “independent.”

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the board of directors, and the board has approved, that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the Securities and Exchange Commission. The Audit Committee and the board of directors also have approved, subject to shareholder ratification, the selection of our independent auditors.

Audit Committee of the Board of Directors

of FedFirst Financial Corporation

David L. Wohleber (Chairman)

John M. Kish

John J. LaCarte

Audit Fees

The following table sets forth the fees billed to FedFirst Financial for the fiscal years ended December 31, 2009 and 2008 by its independent registered public accountants:

	2009	2008
Audit fees (1)	$103,199	$81,750
Audit related fees	24,452	—
Tax fees (2)	11,470	13,600
All other fees	—	—

(1)	Consists of fees for professional services rendered for the audit of the consolidated financial statements and the review of financial statements included in quarterly reports on Form 10-Q.
(2)	Consists of fees for professional services rendered for the preparation of income tax returns.

Policy on Pre-Approval of Audit and Permissible Non-Audit Services

The Audit Committee is responsible for appointing, setting compensation and overseeing the work of the independent auditor. In accordance with its charter, the Audit Committee approves, in advance, all audit and permissible non-audit services to be performed by the independent auditor. Such approval process ensures that the external auditor does not provide any non-audit services to us that are prohibited by law or regulation.

In addition, the Audit Committee has established a policy regarding pre-approval of all audit and permissible non-audit services provided by the independent auditor. Requests for services by the independent auditor for compliance with the auditor services policy must be specific as to the particular services to be provided.

The request may be made with respect to either specific services or a type of service for predictable or recurring services.

During the year ended December 31, 2009, all services were approved, in advance, by the Audit Committee in compliance with these procedures.

Executive Compensation

Executive Compensation

Summary Compensation Table. The following table provides information concerning total compensation earned or paid to the President and Chief Executive Officer, our former President and Chief Executive Officer, and the two other most highly compensated executive officers of FedFirst Financial who served in such capacities at December 31, 2009. These officers are referred to as the named executive officers in this document.

Name and Principal Position	Year	Salary		Bonus	Stock Awards (1)	Option Awards (2)	All Other Compensation		Total
Patrick G. O’Brien	2009	$175,000		$20,000	$15,500	$24,900	$23,105	(3)	$258,505
President and CEO	2008	168,000		5,040	—	—	22,686		195,726

Robert C. Barry, Jr.	2009	155,179		12,500	—	—	17,945	(4)	185,624
Executive Vice President and Chief Financial Officer	2008	157,500		4,725	—	—	18,212		180,437

Richard B. Boyer	2009	196,985	(5)	—	—	—	80,523	(6)	277,508
Vice President	2008	212,428		25,900	—	—	47,550		285,878

John G. Robinson	2009	74,906		—	—	—	55,000	(7)	129,906
Former President and CEO	2008	184,000		5,520	—	—	12,822		202,342

(1)	These amounts represent the aggregate grant date fair value for outstanding restricted stock awards granted during the year indicated, computed in accordance with FASB ASC Topic 718. The amounts represented were calculated based upon FedFirst Financial’s stock price of $3.10 on the date of grant. When shares become vested and are distributed from the trust in which they are held, the recipient will also receive an amount equal to accumulated cash and stock dividends (if any) paid with respect thereto, plus earnings thereon.
(2)	These amounts represent the aggregate grant date fair value for outstanding stock option awards granted during the year indicated, computed in accordance with FASB ASC Topic 718. For information on the assumptions used to compute the fair value, see note 12 to the notes to the consolidated financial statements. The actual value, if any, realized by an executive officer from any option will depend on the extent to which the market value of the common stock exceeds the exercise price of the option on the date the option is exercised. Accordingly, there is no assurance that the value realized by an executive officer will be at or near the value estimated above.
(3)	Includes $7,013 in employer contributions to 401(k) Plan, $2,822 for value of shares allocated under the employee stock ownership plan, and $13,270 in perquisites.
(4)	Includes $6,230 in employer contributions to 401 (k) Plan and $2,506 for value of shares allocated under the employee stock ownership plan, and $9,209 in perquisites.
(5)	Mr. Boyer’s salary, which includes commissions, was paid by Exchange Underwriters, Inc.
(6)	Includes $6,600 in employer contributions to 401(k) Plan, $3,658 for value of shares allocated under the employee stock ownership plan, $63,925 in employer contributions under the Supplemental Retirement Plan, and $6,340 in perquisites.
(7)	Fees associated with Mr. Robinson’s Consulting Agreement.

Employment Agreements. FedFirst Financial and First Federal Savings Bank entered into employment agreements with Patrick G. O’Brien and Robert C. Barry (collectively, the “executives”) on May 21, 2009 and March 31, 2006, respectively. Exchange Underwriters has entered into an employment agreement with Richard B. Boyer. The employment agreements are intended to ensure that we will be able to maintain a stable and competent management base.

The employment agreements provide for an initial two-year term for Mr. O’Brien and an initial eighteen month term for Mr. Barry, both subject to annual renewal by the board of directors for additional one year terms. The agreements, as amended, provide for a base salary of $190,000 for Mr. O’Brien and $167,500 for Mr. Barry, both subject to annual review by the board. In addition to the base salaries, the agreements provide for, among other things, discretionary bonuses, participation in stock benefit plans and other fringe benefits applicable to executive personnel. All reasonable costs and legal fees paid or incurred by the executive in any dispute or question of interpretation relating to the employment agreement will be paid by FedFirst Financial if the executive is successful on the merits in a legal judgment, arbitration or settlement. The employment agreements also provide that FedFirst Financial and First Federal Savings Bank will indemnify the executives to the fullest extent legally allowable.

Effective June 1, 2008, Exchange Underwriters extended its employment agreement with Richard B. Boyer, Chief Operating Officer of Exchange Underwriters. The agreement provides for an initial two-year term subject to annual renewal by the board of directors. The agreement, as amended, provides Mr. Boyer with a base salary of $167,500 per year, plus 25% of all first-year commissions generated by any salesperson of Exchange Underwriters from sales of new insurance policies and an annual bonus equal to 20% of the year-over-year growth in Exchange Underwriters’ annual audited net income. Mr. Boyer’s compensation may be reviewed by Exchange Underwriters in the event of a material change in his business responsibilities during the term of the agreement. In addition to cash compensation, Mr. Boyer is entitled to receive health and welfare benefits, including disability and life insurance, on an equivalent basis to senior officers of First Federal Savings Bank and is eligible to participate in First Federal Savings Bank’s employee stock ownership plan and retirement savings plan.

See “Retirement Benefits” and “Other Potential Post-Termination Benefits” for a discussion of the benefits and payments Messrs. O’Brien, Barry and Boyer may receive under their employment agreements upon retirement or termination of employment.

Consulting Agreement. FedFirst Financial and First Federal Savings Bank entered into a consulting agreement with John G. Robinson in May 2009 upon his retirement as our President and Chief Executive Officer. The consulting agreement provides for a period of two years during which period Mr. Robinson will receive $7,500 per month for consulting services including providing advice on matters relating to First Federal Savings Bank’s operations and such other matters as requested by the Chief Executive Officer.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information concerning unexercised options and stock awards that have not vested for each named executive officer outstanding as of December 31, 2009.

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested (3)
Patrick G. O’Brien	8/8/06	27,000	18,000	(1)	$10.11	8/8/16	6,000	(1)	$20,400
	8/7/09	—	15,000	(2)	3.10	8/7/19	5,000	(2)	17,000
Robert C. Barry, Jr	8/8/06	15,000	10,000	(1)	10.11	8/8/16	4,000	(1)	13,600
Richard B. Boyer	8/8/06	9,000	6,000	(1)	10.11	8/8/16	3,000	(1)	10,200
John G. Robinson		—	—		—	—	—		—

(1)	Remaining unexercisable stock options and unvested stock awards granted on August 8, 2006 will vest in equal annual installments on each anniversary of the grant date up to and including August 8, 2011.
(2)	Stock options and stock awards granted on August 7, 2009 will vest in five equal annual installments commencing on the first anniversary of the grant date.
(3)	Based upon FedFirst Financial’s closing stock price of $3.40 on December 31, 2009.

Option Exercises and Stock Vested

The following table provides information concerning the vesting of stock awards for each named executive officer, on an aggregate basis, during 2009. No named executive officer exercised any stock options during 2009.

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting
Patrick G. O’Brien	3,000	$9,300
Robert C. Barry, Jr.	2,000	6,200
Richard B. Boyer	1,500	4,650
John G. Robinson	—	—

Retirement Benefits

Payments Made Upon Termination for Cause. Under their employment agreements, if Mr. O’Brien, Mr. Barry or Mr. Boyer is terminated for cause (as defined in the agreements), the executive will receive his base salary through the date of termination and retain the rights to any vested benefits subject to the terms of the plan or agreement under which those benefits are provided. Under Mr. Boyer’s SERP, if he is terminated for cause, as defined in the SERP, at any time, then all benefits under the SERP shall be forfeited.

Payments Made Upon Termination for Reasons Other Than Cause. The employment agreements with Mr. O’Brien and Mr. Barry provide for termination for cause, as defined in the agreements, at any time. If FedFirst Financial chooses to terminate Mr. O’Brien or Mr. Barry for reasons other than for cause, or if either resigns after specified circumstances that would constitute constructive termination, he (or, if he dies, his beneficiary) would be entitled to receive an amount equal to the remaining base salary payments due for the remaining term of the his agreement. FedFirst Financial would also continue and/or pay for his health and dental coverage for the remaining term of the agreement.

Mr. Boyer’s employment agreement may be terminated by Exchange Underwriters with cause, as defined in the agreement, at any time. The agreement may also be terminated by FedFirst Financial without cause (as defined in the agreement) and by Mr. Boyer with at least 60 days written notice to Exchange Underwriters. In the event the agreement is terminated without cause, Mr. Boyer will be entitled to his base salary at the rate in effect upon his termination and average monthly commissions (as defined in the agreement) for the then-remaining term of the agreement. Mr. Boyer also shall be eligible for group-term life insurance, health and dental insurance, short- and long- term group disability insurance, and to participate in First Federal Savings Bank’s employee stock ownership plan and retirement savings plan for the remainder of the employment period. The agreement also restricts Mr. Boyer’s ability to compete in the market place for a period commencing on the effective date of the agreement and ending two years after the date in which Mr. Boyer ceases to be employed by Exchange Underwriters, unless Mr. Boyer is terminated without cause.

Payments Made Upon Disability. Under Mr. O’Brien and Mr. Barry’s employment agreements, if either is terminated as the result of disability, he would be entitled to monthly disability payments, each in amount equal to two-thirds (2/3) of his weekly rate of base salary in effect as of the date of his termination of employment due to disability. The disability payments will end on the earlier of: (A) the date he returns to full-time employment at First Federal Savings Bank in the same capacity as he was employed prior to his termination for disability; (B) his death; (C) his attainment of age 65; or (D) the date the then-current term of the agreement would have expired. All benefits received during active employment would continue to be provided during any period of disability.

Under Mr. Boyer’s employment agreement, if he is terminated for cause as a result of disability, Mr. Boyer would be entitled to monthly disability payments, each in an amount equal to sixty percent (60%) of his monthly rate of base salary in effect as of the date of his termination of employment due to disability and average monthly commissions (as defined in the agreement). Under the agreement the disability payments will end on the earlier of: (A) the date he returns to full-time employment with Exchange Underwriters in the same capacity as he was employed prior to his termination for disability; (B) his death; (C) his attainment of age 65; or (D) the date the then-current term of the agreement would have expired. All benefits received during active employment would continue to be provided during any period of disability.

Payments Made Upon Death. Upon termination due to death, outstanding stock options granted pursuant to our 2006 Equity Incentive Plan automatically vest and remain exercisable until the earlier of one year from the date of death or the expiration date of the stock options. Restricted stock awards granted to these officers under the plan also vest in full upon death.

Payments Made Upon a Change in Control. The employment agreements with Messrs. O’Brien, Barry and Boyer provide that if involuntary termination follows a change in control of FedFirst Financial or First Federal Savings Bank, the executive would be entitled to a severance payment equal to three times his annual base salary, and average yearly commission in the case of Mr. Boyer, in effect at the time of the change in control plus the continuation of health and dental benefits for a period not exceeding the earlier of: (A) three years from the termination date; (B) the executive’s employment with another employer; or (C) the executive’s death. Section 280G of the Internal Revenue Code provides that payments related to a change in control that equal or exceed three times the individual’s “base amount” (defined as average annual taxable compensation over the five preceding calendar years) constitute “excess parachute payments.” Individuals who receive excess parachute payments are subject to a 20% excise tax on the amount that exceeds the base amount, and the employer may not deduct such amounts. The employment agreements with Messrs. O’Brien, Barry and Boyer provide that if the total value of the benefits provided and payments made to him in connection with a change in control, either under their employment agreement alone or together with other payments and benefits that they have the right to receive from us, exceed three times their respective base amount (“280G Limit”), their severance payment will be reduced or revised so that the aggregate payments do not exceed his 280G Limit.

Under the terms of our employee stock ownership plan, upon a change in control (as defined in the plan), the plan will terminate and the plan trustee will repay in full any outstanding acquisition loan. After repayment of the acquisition loan, all remaining shares of our stock held in the loan suspense account, all other stock or securities, and any cash proceeds from the sale or other disposition of any shares of our stock held in the loan suspense account will be allocated among the accounts of all participants in the plan who were employed by us on the date immediately preceding the effective date of the change in control. The allocations of shares or cash proceeds shall be credited to each eligible participant in proportion to the opening balances in their accounts as of the first day of the valuation period in which the change in control occurred. Payments under our employee stock ownership plan are not categorized as parachute payments and, therefore, do not count towards each executive’s 280G Limit.

In the event of a change in control of FedFirst Financial outstanding stock options granted pursuant to our 2006 Equity Incentive Plan automatically vest and, if the option holder is terminated other than for cause within 12 months of the change in control, will remain exercisable until the expiration date of the stock options. Restricted stock awards granted to these officers under the plan also vest in full upon a change in control. The value of the accelerated options and restricted stock grants count towards the executive’s 280G Limit.

2006 Equity Incentive Plan

The FedFirst Financial Corporation 2006 Equity Incentive Plan was adopted by our board of directors and approved by our shareholders in May 2006. The 2006 Equity Incentive Plan authorizes the granting of up to 324,012 stock options and 129,605 shares of restricted stock. The purpose of the 2006 Equity Incentive Plan was to attract and retain qualified personnel, to provide officers, employees and directors with a proprietary interest in us as an incentive to contribute to our continued success, to align employees’ interests with those of our shareholders and to reward outstanding performance. The 2006 Equity Incentive Plan is administered by a committee of the board of directors, which has the authority to determine the eligible directors or employees to whom awards are to be granted, the number of awards to be granted, the vesting of the awards and the conditions and limitations of the awards.

As of December 31, 2009, options for 217,000 shares were outstanding and options for 107,012 shares remained available for future awards under the plan. None of the options granted under the plan have been exercised. As of December 31, 2009, 107,500 shares of restricted stock had been granted and 22,105 shares remained available for future awards.

The 2006 Equity Incentive Plan provides that in the event any merger, consolidation, share exchange or other similar corporate transaction affects the shares of FedFirst Financial in such a manner that an adjustment is required to preserve the benefits available under the plan, the committee administering the plan has the authority to adjust the number of shares which may be granted, the number of shares subject to restricted stock awards or outstanding stock options, and the exercise price of any stock option grant. As a result, upon completion of the conversion and offering, outstanding shares of restricted stock and options to purchase shares of FedFirst Financial common stock will be converted into and become shares of restricted stock and options to purchase shares of new FedFirst Financial common stock. The number of shares of restricted stock and common stock to be received upon exercise of these options and the related exercise price will be adjusted for the exchange ratio in the conversion. The aggregate exercise price, duration and vesting schedule of these awards will not be affected.

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2009 about FedFirst Financial common stock that may be issued upon the exercise of options under the 2006 Equity Incentive Plan. The plan was approved by our shareholders.

Plan Category	Number of securities to be issued upon the exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation plans approved by security holders	217,000	$9.01	107,012
Equity compensation plans not approved by security holders	—	—	—

Total	217,000	$9.01	107,012

Future Equity Incentive Plan

Following the offering, FedFirst Financial plans to adopt an equity incentive plan that will provide for grants of stock options and restricted stock. In accordance with applicable regulations, FedFirst Financial anticipates that the plan will authorize a number of stock options equal to 8.5% of the total shares sold in the offering, and a number of shares of restricted stock equal to 3.4% of the total shares sold in the offering. Therefore, the number of shares reserved under the plan will range from 227,203 shares, assuming 1,912,500 shares are issued in the offering, to 307,395 shares, assuming 2,587,500 shares are issued in the offering.

FedFirst Financial may fund the equity incentive plan through the purchase of common stock in the open market by a trust established in connection with the plan or from authorized, but unissued, shares of FedFirst Financial common stock. The issuance of additional shares after the offering would dilute the interests of existing shareholders. See “Pro Forma Data.”

FedFirst Financial will grant all stock options at an exercise price equal to 100% of the fair market value of the stock on the date of grant. FedFirst Financial will grant restricted stock awards at no cost to recipients. Restricted stock awards and stock options generally vest ratably over a five-year period (or as otherwise permitted by the Office of Thrift Supervision), but FedFirst Financial may also make vesting contingent upon the satisfaction of performance goals established by the board of directors or the committee charged with administering the plan. All outstanding awards will accelerate and become fully vested upon a change in control of FedFirst Financial.

The equity incentive plan will comply with all applicable Office of Thrift Supervision regulations. We will submit the equity incentive plan to shareholders for their approval not less than six months after completion of the conversion and offering, at which time we will provide shareholders with detailed information about the plan.

Policies and Procedures for Approval of Related Persons Transactions

FedFirst Financial maintains a Policy and Procedures Governing Related Person Transactions, which is a written policy and set of procedures for the review and approval or ratification of transactions involving related persons. Under the policy, related persons consist of directors, director nominees, executive officers, persons or entities known to us to be the beneficial owner of more than five percent of any outstanding class of the voting securities of FedFirst Financial, or immediate family members or certain affiliated entities of any of the foregoing persons.

Transactions covered by the policy consist of any financial transaction, arrangement or relationship or series of similar transactions, arrangements or relationships, in which:

•	the aggregate amount involved will or may be expected to exceed $50,000 in any calendar year;

•	FedFirst Financial is, will, or may be expected to be a participant; and

•	any related person has or will have a direct or indirect material interest.

The policy excludes certain transactions, including:

•	any compensation paid to an executive officer of FedFirst Financial if the Compensation Committee approved (or recommended that the board of directors approve) such compensation;

•	any compensation paid to a director if the board of directors or an authorized committee of the board of directors approved such compensation; and

•

any transaction with a related person involving consumer and investor financial products and services provided in the ordinary course of our business and on substantially the same terms as those prevailing at the time for comparable services provided to unrelated third parties or to our employees on a broad basis (and, in the case of loans, in compliance with the Sarbanes-Oxley Act of 2002).

Related person transactions will be approved or ratified by the Audit Committee. In determining whether to approve or ratify a related person transaction, the Audit Committee will consider all relevant factors, including:

•	whether the terms of the proposed transaction are at least as favorable to FedFirst Financial as those that might be achieved with an unaffiliated third party;

•	the size of the transaction and the amount of consideration payable to the related person;

•	the nature of the interest of the related person;

•	whether the transaction may involve a conflict of interest; and

•	whether the transaction involves the provision of goods and services to FedFirst Financial that are available from unaffiliated third parties.

A member of the Audit Committee who has an interest in the transaction will abstain from voting on approval of the transaction, but may, if so requested by the chair of the Audit Committee, participate in some or all of the discussion.

Transactions with Related Persons

The Sarbanes-Oxley Act of 2002 generally prohibits loans by FedFirst Financial to its executive officers and directors. However, the Sarbanes-Oxley Act contains a specific exemption from such prohibition for loans by First Federal to its executive officers and directors in compliance with federal banking regulations. Federal regulations require that all loans or extensions of credit to executive officers and directors of insured financial institutions must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and must not involve more than the normal risk of repayment or present other unfavorable features. First Federal Savings Bank is therefore prohibited from making any new loans or extensions of credit to executive officers and directors at different rates or terms than those offered to the general public. Notwithstanding this rule, federal regulations permit First Federal Savings Bank to make loans to executive officers and directors at reduced interest rates if the loan is made under a benefit program generally available to all other employees and does not give preference to any executive officer or director over any other employee.

From time to time, First Federal Savings Bank makes loans and extensions of credit to its executive officers and directors. The outstanding loans made to our directors and executive officers, and members of their immediate families, were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to First Federal Savings Bank, and did not involve more than the normal risk of collectibility or present other unfavorable features. As of December 31, 2009, all such loans were performing to their original terms.

Indemnification for Directors and Officers

FedFirst Financial’s articles of incorporation provide that FedFirst Financial must indemnify all directors and officers of FedFirst Financial against all expenses and liabilities reasonably incurred by them in connection with or arising out of any action, suit or proceeding in which they may be involved by reason of their having been a director or officer of FedFirst Financial. Such indemnification may include the advancement of funds to pay for or reimburse reasonable expenses incurred by an indemnified party. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of FedFirst Financial pursuant to its articles of incorporation or otherwise, FedFirst Financial has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Stock Ownership

The following table provides information as of April 30, 2010 about the persons known to FedFirst Financial to be the beneficial owners of more than 5% of our outstanding common stock. A person may be considered to beneficially own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investing power.

Name and Address	Number of Shares Owned		Percent of Common Stock Outstanding (1)
FedFirst Financial Mutual Holding Company Donner at Sixth Street Monessen, Pennsylvania 15062	3,636,875	(2)	57.4%

Third Avenue Management LLC 622 Third Avenue New York, NY 10017	490,036	(3)	7.7%

(1)	Based on 6,325,772 shares of common stock outstanding and entitled to vote as of April 30, 2010.
(2)	The members of the board of directors of FedFirst Financial also constitute the board of directors of First Federal.
(3)	Based on information contained in a Schedule 13G filed with the Securities and Exchange Commission on February 13, 2009.

Third Avenue Management, like all existing public shareholders of FedFirst Financial, will own the same percentage of new FedFirst Financial common stock as it owns of FedFirst Financial common stock immediately prior to the conversion. Assuming shares are sold and the exchange ratio is calculated at the midpoint of the offering range, Third Avenue Management would own 303,185 shares of new FedFirst Financial common stock. As a result of the purchase limitations in our plan of conversion, Third Avenue Management will not be able to purchase any shares in the offering.

The following table provides information as of April 30, 2010 about the shares of FedFirst Financial common stock that may be considered to be beneficially owned by each director, each executive officer named in the summary compensation table and all directors and executive officers of FedFirst Financial as a group. A person may be considered to beneficially own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investment power. Unless otherwise indicated, each of the named individuals has sole voting power and sole investment power with respect to the number of shares shown. The number of shares beneficially owned by all directors and executive officers as a group totaled 4.0% of our outstanding common stock as of April 30, 2010. No director or named executive officer owned more than 1% of our outstanding common stock as of that date.

Name	Common Stock (1) (2)		Options Exercisable Within 60 Days	Total
Directors
R. Carlyn Belczyk	500		—	500
Richard B. Boyer	26,450		9,000	35,450
John M. Kish	15,500		7,500	23,000
John J. LaCarte	40,500	(3)	7,500	48,000
Patrick G. O’Brien	22,686	(4)	27,000	49,686
John M. Swiatek	—		—	—
David L. Wohleber	11,500		4,000	15,500

Named Executive Officers Who Are Not Also Directors
Robert C. Barry, Jr.	12,796		15,000	27,796
All directors and executive officers as a group (13 persons)	171,716		85,600	257,314

(1)	This column includes unvested restricted stock held in trust as part of the 2006 Incentive Plan with respect to which individuals have voting but not investment power as follows: Mr. Boyer – 3,000 shares, Messrs. Kish and LaCarte—2,000 shares, Mr. O’Brien—11,000 shares and Mr. Wohleber—3,400 shares. All restricted stock awards vest in five equal annual installments commencing one year from the date of grant, which was July 24, 2007 and August 8, 2008 for Mr. Wohleber’s awards, August 7, 2009 and August 8, 2006 for Mr. O’Brien’s awards and August 8, 2006 for all other awards.

(2)	Includes shares allocated to the account of individuals under the employee stock ownership plan with respect to which individuals have voting but not investment power as follows: Mr. Boyer—5,293 shares and Mr. O’Brien—3,515 shares.
(3)	Includes 20,000 shares held by a corporation controlled by Mr. LaCarte.
(4)	Includes 1,049 shares held in trust in the 401(k) Plan.

Subscriptions by Executive Officers and Directors

The table below sets forth, for each of our directors and named executive officers and for all of the directors and named executive officers as a group, the following information:

•

the number of shares of new FedFirst Financial common stock to be received in exchange for shares of FedFirst Financial common stock upon consummation of the conversion and offering, based upon their beneficial ownership of FedFirst Financial common stock as of April 30, 2010;

•	the proposed purchases of new FedFirst Financial common stock, assuming sufficient shares are available to satisfy their subscriptions; and

•	the total amount of new FedFirst Financial common stock to be held upon consummation of the conversion and offering.

In each case, it is assumed that shares are sold and the exchange ratio is calculated at the midpoint of the offering range. No individual has entered into a binding agreement to purchase these shares and, therefore, actual purchases could be more or less than indicated. Directors and executive officers and their associates may not purchase more than 8% of the shares sold in the offering. Like all of our depositors, our directors and officers have subscription rights based on their deposits. For purposes of the following table, sufficient shares are assumed to be available to satisfy subscriptions in all categories. See “Proposal 1—Approval of the Plan of Conversion—Limitations on Purchases of Shares.”

Name of Beneficial Owner	Number of Shares Received in Exchange for Shares of FedFirst Financial	Proposed Purchases of Stock in the Offering (1)		Total Common Stock to be Held
		Number of Shares	Dollar Amount	Number of Shares (2)	Percentage of Total Outstanding
Robert C. Barry, Jr.	7,916	1,000	$10,000	8,916	*
R. Carlyn Belczyk	309	2,000	20,000	2,309	*
Richard B. Boyer	16,364	500	5,000	16,864	*
John M. Kish	9,589	2,000	20,000	11,589	*
John J. LaCarte	25,057	1,000	10,000	26,057	*
Patrick G. O’Brien	14,035	2,500	25,000	16,535	*
John M. Swiatek	—	1,500	15,000	1,500	*
David L. Wohleber	7,115	2,500	25,000	9,615	*

Total	80,385	13,000	$130,000	93,385	2.4%

*	Less than 1%.
(1)	Includes shares to be purchased by certain officers through self-directed purchases within First Federal Savings Bank’s 401(k) plan. Such purchases will receive the same purchase priorities, and be subject to the same purchase limitations, as purchases made by such officers using other funds. Also includes proposed subscriptions, if any, by associates.
(2)	Based on information presented in “Stock Ownership.” Excludes shares that may be acquired upon the exercise of outstanding stock options.

Regulation and Supervision

General

First Federal Savings Bank is subject to extensive regulation, examination and supervision by the Office of Thrift Supervision, as its primary federal regulator, and by the Federal Deposit Insurance Corporation as the insurer of its deposits. First Federal Savings Bank is a member of the Federal Home Loan Bank System and its deposit accounts are insured up to applicable limits by the Deposit Insurance Fund managed by the Federal Deposit Insurance Corporation. First Federal Savings Bank must file reports with the Office of Thrift Supervision concerning its activities and financial condition in addition to obtaining regulatory approvals before entering into certain transactions such as mergers with, or acquisitions of, other financial institutions. There are periodic examinations by the Office of Thrift Supervision to evaluate First Federal Savings Bank’s safety and soundness and compliance with various regulatory requirements. This regulatory structure is intended primarily for the protection of the insurance fund and depositors. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of an adequate allowance for loan losses for regulatory purposes. Any change in such policies, whether by the Office of Thrift Supervision, the Federal Deposit Insurance Corporation or Congress, could have a material adverse impact on new FedFirst Financial and First Federal Savings Bank and their operations. New FedFirst Financial, as a savings and loan holding company, will be required to file certain reports with, is subject to examination by, and otherwise must comply with the rules and regulations of the Office of Thrift Supervision.

Certain of the regulatory requirements that are or will be applicable to First Federal Savings Bank and new FedFirst Financial are described below. This description of statutes and regulations is not intended to be a complete explanation of such statutes and regulations and their effects on First Federal Savings Bank and new FedFirst Financial and is qualified in its entirety by reference to the actual statutes and regulations.

Federal Banking Regulation

Business Activities. The activities of federal savings banks, such as First Federal Savings Bank, are governed by federal laws and regulations. Those laws and regulations delineate the nature and extent of the business activities in which federal savings banks may engage. In particular, certain lending authority for federal savings banks, e.g., commercial, non-residential real property loans and consumer loans, is limited to a specified percentage of the institution’s capital or assets.

Capital Requirements. The Office of Thrift Supervision’s capital regulations require savings associations to meet three minimum capital standards: a 1.5% tangible capital to total assets ratio, a 4% Tier 1 capital to total assets leverage ratio (3% for institutions receiving the highest rating on the CAMELS examination rating system) and an 8% risk-based capital ratio. In addition, the prompt corrective action standards discussed below also establish, in effect, a minimum 2% tangible capital standard, a 4% leverage ratio (3% for institutions receiving the highest rating on the CAMELS system) and, together with the risk-based capital standard itself, a 4% Tier 1 risk-based capital standard. The Office of Thrift Supervision regulations also require that, in meeting the tangible, leverage and risk-based capital standards, institutions must generally deduct investments in and loans to subsidiaries engaged in activities as principal that are not permissible for a national bank.

The risk-based capital standard for savings associations requires the maintenance of Tier 1 (core) and total capital (which is defined as core capital and supplementary capital less certain specified deductions from total capital such as reciprocal holdings of depository institution capital instruments and equity investments) to risk-weighted assets of at least 4% and 8%, respectively. In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet activities, recourse obligations, residual interests and direct credit substitutes, are multiplied by a risk-weight factor of 0% to 100%, assigned by the Office of Thrift Supervision capital regulation based on the risks believed inherent in the type of asset. Tier 1 (core) capital is generally defined as common stockholders’ equity (including retained earnings), certain non-cumulative perpetual preferred stock and related surplus and minority interests in equity accounts of consolidated subsidiaries, less intangibles other than certain mortgage servicing rights and credit card relationships. The components of supplementary capital (Tier 2 capital) include cumulative preferred stock, long-term perpetual preferred stock, mandatory convertible debt securities, subordinated debt and intermediate preferred stock, the allowance for loan and lease losses limited to a maximum of 1.25% of risk-weighted assets and up to 45% of unrealized gains on available-for-sale equity securities with readily determinable fair market values. Overall, the amount of supplementary capital included as part of total capital cannot exceed 100% of core capital.

The Office of Thrift Supervision also has authority to establish individual minimum capital requirements in appropriate cases upon a determination that an institution’s capital level is or may become inadequate in light of the particular risks or circumstances. At December 31, 2009, First Federal Savings Bank met each of its capital requirements.

Prompt Corrective Regulatory Action. The Office of Thrift Supervision is required to take certain supervisory actions against undercapitalized institutions, the severity of which depends upon the institution’s degree of undercapitalization. Generally, a savings association that has a ratio of total capital to risk weighted assets of less than 8%, a ratio of Tier 1 (core) capital to risk-weighted assets of less than 4% or a ratio of core capital to total assets of less than 4% (3% or less for institutions with the highest examination rating) is considered to be “undercapitalized.” A savings association that has a total risk-based capital ratio of less than 6%, a Tier 1 capital ratio of less than 3% or a leverage ratio that is less than 3% is considered to be “significantly undercapitalized” and a savings association that has a tangible capital to assets ratio equal to or less than 2% is deemed to be “critically undercapitalized.” Subject to a narrow exception, the Office of Thrift Supervision is required to appoint a receiver or conservator within specified time frames for an institution that is “critically undercapitalized.” The regulation also provides that a capital restoration plan must be filed with the Office of Thrift Supervision within 45 days of the date a savings association is deemed to have received notice that it is “undercapitalized,” “significantly undercapitalized” or “critically undercapitalized.” Compliance with the plan must be guaranteed by any parent holding company up to the lesser of 5% of the savings association’s total assets when it was deemed to be undercapitalized or the amount necessary to achieve compliance with applicable capital requirements. In addition, numerous mandatory supervisory actions become immediately applicable to an undercapitalized institution, including, but not limited to, increased monitoring by regulators and restrictions on growth, capital distributions and expansion. The Office of Thrift Supervision could also take any one of a number of discretionary supervisory actions, including the issuance of a capital directive and the replacement of senior executive officers and directors. Significantly and critically undercapitalized institutions are subject to additional mandatory and discretionary measures.

Insurance of Deposit Accounts. First Federal Savings Bank’s deposits are insured up to applicable limits by the Deposit Insurance Fund of the Federal Deposit Insurance Corporation. Under the Federal Deposit Insurance Corporation’s risk-based assessment system, insured institutions are assigned to one of four risk categories based on supervisory evaluations, regulatory capital levels and certain other factors, with less risky institutions paying lower assessments. An institution’s assessment rate depends upon the category to which it is assigned. Effective April 1, 2009, assessment rates range from seven to 77-1/2 basis points. No institution may pay a dividend if in default of the federal deposit insurance assessment.

The Federal Deposit Insurance Corporation imposed on all insured institutions a special emergency assessment of five basis points of total assets minus Tier 1 capital, as of June 30, 2009 (capped at ten basis points of an institution’s deposit assessment base), in order to cover losses to the Deposit Insurance Fund. That special assessment was collected on September 30, 2009. The Federal Deposit Insurance Corporation provided for similar assessments during the final two quarters of 2009, if deemed necessary. However, in lieu of further special assessments, the Federal Deposit Insurance Corporation required insured institutions to prepay estimated quarterly risk-based assessments for the fourth quarter of 2009 through the fourth quarter of 2012. The estimated assessments, which include an assumed annual assessment base increase of 5%, were recorded as a prepaid expense asset as of December 30, 2009. As of December 31, 2009, and each quarter thereafter, a charge to earnings will be recorded for each regular assessment with an offsetting credit to the prepaid asset.

Due to the recent difficult economic conditions, deposit insurance per account owner has been raised to $250,000 for all types of accounts until January 1, 2014. In addition, the Federal Deposit Insurance Corporation adopted an optional Transaction Account Guarantee Program under which, for a fee, noninterest bearing transaction accounts receive unlimited insurance coverage until December 31, 2010. First Federal Savings Bank participates in the Transaction Account Guarantee Program.

In addition to the assessment for deposit insurance, institutions are required to make payments on bonds issued in the late 1980s by the Financing Corporation to recapitalize a predecessor deposit insurance fund. That payment is established quarterly and during the calendar year ending December 31, 2009 averaged 1.06 basis points of assessable deposits.

The Federal Deposit Insurance Corporation has authority to increase insurance assessments. A significant increase in insurance premiums would likely have an adverse effect on the operating expenses and results of operations of First Federal Savings Bank. Management cannot predict what insurance assessment rates will be in the future.

Insurance of deposits may be terminated by the Federal Deposit Insurance Corporation upon a finding that the institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the Federal Deposit Insurance Corporation or the Office of Thrift Supervision. The management of First Federal Savings Bank does not know of any practice, condition or violation that might lead to termination of deposit insurance.

Loans to One Borrower. Federal law provides that savings associations are generally subject to the limits on loans to one borrower applicable to national banks. Generally, subject to certain exceptions, a savings association may not make a loan or extend credit to a single or related group of borrowers in excess of 15% of its unimpaired capital and surplus. An additional amount may be lent, equal to 10% of unimpaired capital and surplus, if secured by specified readily-marketable collateral.

Qualified Thrift Lender Test. Federal law requires savings associations to meet a qualified thrift lender test. Under the test, a savings association is required to either qualify as a “domestic building and loan association” under the Internal Revenue Code or maintain at least 65% of its “portfolio assets” (total assets less: (i) specified liquid assets up to 20% of total assets; (ii) intangibles, including goodwill; and (iii) the value of property used to conduct business) in certain “qualified thrift investments” (primarily residential mortgages and related investments, including certain mortgage-backed securities but also including education, credit card and small business loans) in at least 9 months out of each 12-month period.

A savings association that fails the qualified thrift lender test is subject to certain operating restrictions and may be required to convert to a bank charter. As of December 31, 2009, First Federal Savings Bank met the qualified thrift lender test.

Limitation on Capital Distributions. Office of Thrift Supervision regulations impose limitations upon all capital distributions by a savings association, including cash dividends, payments to repurchase its shares and payments to shareholders of another institution in a cash-out merger. Under the regulations, an application to and the prior approval of the Office of Thrift Supervision is required prior to any capital distribution if the institution does not meet the criteria for “expedited treatment” of applications under Office of Thrift Supervision regulations (i.e., generally, examination and Community Reinvestment Act ratings in the two top categories), the total capital distributions for the calendar year exceed net income for that year plus the amount of retained net income for the preceding two years, the institution would be undercapitalized following the distribution or the distribution would otherwise be contrary to a statute, regulation or agreement with the Office of Thrift Supervision. If an application is not required, the institution must still provide prior notice to the Office of Thrift Supervision of the capital distribution if, like First Federal Savings Bank, it is a subsidiary of a holding company. If First Federal Savings Bank’s capital ever fell below its regulatory requirements or the Office of Thrift Supervision notified it that it was in need of increased supervision, its ability to make capital distributions could be restricted. In addition, the Office of Thrift Supervision could prohibit a proposed capital distribution by any institution, which would otherwise be permitted by the regulation, if the Office of Thrift Supervision determines that such distribution would constitute an unsafe or unsound practice.

Standards for Safety and Soundness. The federal banking agencies have adopted Interagency Guidelines prescribing Standards for Safety and Soundness in various areas such as internal controls and information systems, internal audit, loan documentation and credit underwriting, interest rate exposure, asset growth and quality, earnings and compensation, fees and benefits. The guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. If the Office of Thrift Supervision determines that a savings association fails to meet any standard prescribed by the guidelines, the Office of Thrift Supervision may require the institution to submit an acceptable plan to achieve compliance with the standard.

Community Reinvestment Act. All federal savings associations have a responsibility under the Community Reinvestment Act and related regulations to help meet the credit needs of their communities, including low- and moderate-income neighborhoods. An institution’s failure to comply with the provisions of the Community Reinvestment Act could result in restrictions on its activities. First Federal Savings Bank received a “satisfactory” Community Reinvestment Act rating in its most recently completed examination.

Transactions with Related Parties. Federal law limits First Federal Savings Bank’s authority to engage in transactions with “affiliates” (e.g., any entity that controls or is under common control with First Federal Savings Bank, including FedFirst Financial and FedFirst Financial Mutual Holding Company and their other subsidiaries). The aggregate amount of covered transactions with any individual affiliate is limited to 10% of the capital and surplus of the savings association. The aggregate amount of covered transactions with all affiliates is limited to 20% of the savings association’s capital and surplus.

Certain transactions with affiliates are required to be secured by collateral in an amount and of a type specified by federal law. The purchase of low quality assets from affiliates is generally prohibited. Transactions with affiliates must generally be on terms and under circumstances that are at least as favorable to the institution as those prevailing at the time for comparable transactions with non-affiliated companies. In addition, savings associations are prohibited from lending to any affiliate that is engaged in activities that are not permissible for bank holding companies and no savings association may purchase the securities of any affiliate other than a subsidiary.

The Sarbanes-Oxley Act of 2002 generally prohibits loans by FedFirst Financial to its executive officers and directors. However, the law contains a specific exception for loans by a depository institution to its executive officers and directors in compliance with federal banking laws. Under such laws, First Federal Savings Bank’s authority to extend credit to executive officers, directors and 10% shareholders (“insiders”), as well as entities such persons control, is limited. The laws limit both the individual and aggregate amount of loans that First Federal Savings Bank may make to insiders based, in part, on First Federal Savings Bank’s capital level and requires that certain board approval procedures be followed. Such loans are required to be made on terms substantially the same as those offered to unaffiliated individuals and not involve more than the normal risk of repayment. There is an exception for loans made pursuant to a benefit or compensation program that is widely available to all employees of the institution and does not give preference to insiders over other employees. Loans to executive officers are subject to additional limitations based on the type of loan involved.

Enforcement. The Office of Thrift Supervision has primary enforcement responsibility over savings associations and has authority to bring actions against the institution and all institution-affiliated parties, including shareholders, and any attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful actions likely to have an adverse effect on an insured institution. Formal enforcement action may range from the issuance of a capital directive or cease and desist order to removal of officers and/or directors to institution of receivership, conservatorship or termination of deposit insurance. Civil penalties cover a wide range of violations and can amount to $25,000 per day, or even $1 million per day in especially egregious cases. The Federal Deposit Insurance Corporation has the authority to recommend to the Director of the Office of Thrift Supervision that enforcement action be taken with respect to a particular savings association. If action is not taken by the Director, the Federal Deposit Insurance Corporation has authority to take such action under certain circumstances. Federal law also establishes criminal penalties for certain violations.

Assessments. Savings associations are required to pay assessments to the Office of Thrift Supervision to fund the agency’s operations. The general assessments, paid on a semi-annual basis, are computed based upon the savings association’s (including consolidated subsidiaries) total assets, financial condition and complexity of its portfolio.

Federal Home Loan Bank System. First Federal Savings Bank is a member of the Federal Home Loan Bank System, which consists of 12 regional Federal Home Loan Banks. The Federal Home Loan Bank provides a central credit facility primarily for member institutions. First Federal Savings Bank, as a member of the Federal Home Loan Bank of Pittsburgh, is required to acquire and hold shares of capital stock in that Federal Home Loan Bank. First Federal Savings Bank was in compliance with this requirement at December 31, 2009.

The Federal Home Loan Banks have been required to provide funds for the resolution of insolvent thrifts in the late 1980s and to contribute funds for affordable housing programs. These and similar requirements could reduce the amount of dividends that the Federal Home Loan Banks pay to their members and result in the Federal Home Loan Banks imposing a higher rate of interest on advances to their members. If interest on future Federal Home Loan Bank advances increased, our net interest income would likely also be reduced.

Federal Reserve System. The Federal Reserve Board regulations require savings associations to maintain non-interest earning reserves against their transaction accounts (primarily Negotiable Order of Withdrawal (NOW) and regular checking accounts). The regulations generally provide that reserves be maintained against aggregate transaction accounts as follows: a 3% reserve ratio is assessed on net transaction accounts up to and including $44.4 million; a 10% reserve ratio is applied above $44.4 million. The first $10.3 million of otherwise reservable balances (subject to adjustments by the Federal Reserve Board) are exempted from the reserve requirements. The amounts are adjusted annually and, for 2010, require a 3% ratio for up to $55.2 million and an exemption of $10.7 million. First Federal Savings Bank complies with the foregoing requirements. In October 2008, the Federal Reserve Board began paying interest on certain reserve balances.

Other Regulations

First Federal Savings Bank’s operations are also subject to federal laws applicable to credit transactions, such as the:

•	Truth-In-Lending Act, governing disclosures of credit terms to consumer borrowers;

•

Home Mortgage Disclosure Act of 1975, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

•	Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;

•	Fair Credit Reporting Act of 1978, governing the use and provision of information to credit reporting agencies;

•	Fair Debt Collection Act, governing the manner in which consumer debts may be collected by collection agencies; and

•	rules and regulations of the various federal agencies charged with the responsibility of implementing such federal laws.

The operations of First Federal Savings Bank also are subject to the:

•

Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records;

•

Electronic Funds Transfer Act and Regulation E promulgated thereunder, which govern automatic deposits to and withdrawals from deposit accounts and customers’ rights and liabilities arising from the use of automated teller machines and other electronic banking services; and

•

Check Clearing for the 21st Century Act (also known as “Check 21”), which gives “substitute checks,” such as digital check images and copies made from that image, the same legal standing as the original paper check.

Holding Company Regulation

General. New FedFirst Financial will register with the Office of Thrift Supervision and will be subject to Office of Thrift Supervision regulations, examinations, supervision, reporting requirements and regulations concerning corporate governance and activities. In addition, the Office of Thrift Supervision will have enforcement authority over new FedFirst Financial and its non-savings institution subsidiaries. Among other things, this authority permits the Office of Thrift Supervision to restrict or prohibit activities that are determined to be a serious risk to First Federal Savings Bank. As a unitary savings and loan holding company, new FedFirst Financial will be able to engage only in activities permitted to a financial holding company and those permitted for a multiple savings and loan holding company, which includes non-banking activities that the Federal Reserve Board has determined to be permissible for bank holding companies.

Acquisition of Control. Under the federal Change in Bank Control Act, a notice must be submitted to the Office of Thrift Supervision if any person (including a company), or group acting in concert, seeks to acquire “control” of a savings and loan holding company or savings association. An acquisition of “control” can occur upon the acquisition of 10% or more of the voting stock of a savings and loan holding company or savings institution or as otherwise defined by the Office of Thrift Supervision. Under the Change in Bank Control Act, the Office of Thrift Supervision has 60 days from the filing of a complete notice to act, taking into consideration certain factors, including the financial and managerial resources of the acquirer and the anti-trust effects of the acquisition. Any company that so acquires control would then be subject to regulation as a savings and loan holding company.

Regulatory Restructuring Legislation

The Obama Administration has proposed, and the House of Representatives and Senate are currently considering, legislation that would restructure the regulation of depository institutions. Proposals range from the merger of the Office of Thrift Supervision with the Comptroller of the Currency, which regulates national banks, to the creation of an independent federal agency that would assume the regulatory responsibilities of the Office of Thrift Supervision, Federal Deposit Insurance Corporation, Office of the Comptroller of the Currency and Federal Reserve Board. The federal savings association charter would be eliminated and federal associations required to become banks under some proposals, although others would grandfather existing charters such as that of First Federal Savings Bank. Also proposed is the creation of a new federal agency to administer and enforce consumer and fair lending laws, a function that is now performed by the depository institution regulators. The federal preemption of state laws currently accorded federally chartered depository institutions would be reduced under certain proposals as well.

Enactment of any of these proposals would revise the regulatory structure imposed on First Federal Savings Bank, which could result in more stringent regulation. At this time, management has no way of predicting the contents of any final legislation, or whether any legislation will be enacted all.

Federal Securities Laws

FedFirst Financial common stock is registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934. As a result, FedFirst Financial files quarterly and annual reports with the Securities and Exchange Commission and is subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Securities Exchange Act. Upon completion of the conversion and offering, new FedFirst Financial common stock will be registered with the Securities and Exchange Commission under the Securities Exchange Act. As a result, new FedFirst Financial will be required to file quarterly and annual reports with the Securities and Exchange Commission and will be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Securities Exchange Act.

Federal and State Taxation

Federal Income Taxation

General. We report our income on a fiscal year basis using the accrual method of accounting. The federal income tax laws apply to us in the same manner as to other corporations with some exceptions, including particularly our reserve for bad debts discussed below. The following discussion of tax matters is intended only as a summary and does not purport to be a comprehensive description of the tax rules applicable to us. Our federal income tax returns have been either audited or closed under the statute of limitations through tax year 2005. For its 2009 fiscal year, FedFirst Financial’s maximum federal income tax rate was 34%.

New FedFirst Financial and First Federal Savings Bank will enter into a tax allocation agreement. Because new FedFirst Financial will own 100% of the issued and outstanding capital stock of First Federal Savings Bank, new FedFirst Financial and First Federal Savings Bank will be members of an affiliated group within the meaning of Section 1504(a) of the Internal Revenue Code, of which group new FedFirst Financial is the common parent corporation. As a result of this affiliation, First Federal Savings Bank may be included in the filing of a consolidated federal income tax return with new FedFirst Financial and, if a decision to file a consolidated tax return is made, the parties agree to compensate each other for their individual share of the consolidated tax liability and/or any tax benefits provided by them in the filing of the consolidated federal income tax return.

Bad Debt Reserves. For fiscal years beginning before 1996, thrift institutions that qualified under certain definitional tests and other conditions of the Internal Revenue Code were permitted to use certain favorable provisions to calculate their deductions from taxable income for annual additions to their bad debt reserve. A reserve could be established for bad debts on qualifying real property loans, generally secured by interests in real property improved or to be improved, under the percentage of taxable income method or the experience method. The reserve for nonqualifying loans was computed using the experience method. Federal legislation enacted in 1996 repealed the reserve method of accounting for bad debts and the percentage of taxable income method for tax years beginning after 1995 and require savings institutions to recapture or take into income certain portions of their accumulated bad debt reserves. Approximately $1.5 million of FedFirst Financial’s accumulated bad debt reserves would not be recaptured into taxable income unless First Federal Savings Bank makes a “non-dividend distribution” to FedFirst Financial as described below.

Distributions. If First Federal Savings Bank makes “non-dividend distributions” to New FedFirst Financial, the distributions will be considered to have been made from First Federal Savings Bank’s unrecaptured tax bad debt reserves, including the balance of its reserves as of December 31, 1987, to the extent of the “non-dividend distributions,” and then from First Federal Savings Bank’s supplemental reserve for losses on loans, to the extent of those reserves, and an amount based on the amount distributed, but not more than the amount of those reserves, will be included in First Federal Savings Bank’s taxable income. Non-dividend distributions include distributions in excess of First Federal Savings Bank’s current and accumulated earnings and profits, as calculated for federal income tax purposes, distributions in redemption of stock, and distributions in partial or complete liquidation. Dividends paid out of First Federal Savings Bank’s current or accumulated earnings and profits will not be so included in First Federal Savings Bank’s taxable income.

The amount of additional taxable income triggered by a non-dividend is an amount that, when reduced by the tax attributable to the income, is equal to the amount of the distribution. Therefore, if First Federal Savings Bank makes a non-dividend distribution to new FedFirst Financial, approximately one and one-half times the amount of the distribution not in excess of the amount of the reserves would be includable in income for federal income tax purposes, assuming a 34% federal corporate income tax rate. First Federal Savings Bank does not intend to pay dividends that would result in a recapture of any portion of its bad debt reserves.

State Taxation

FedFirst Financial and its non-thrift Pennsylvania subsidiaries are subject to the Pennsylvania Corporation Net Income Tax and Capital Stock and Franchise Tax. The state Corporate Net Income Tax rate for fiscal years ended 2009, 2008 and 2007 was 9.99% and was imposed on FedFirst Financial’s and its non-thrift subsidiaries’ unconsolidated taxable income for federal purposes with certain adjustments. In general, the Capital Stock Tax is a property tax imposed at the rate of 0.389% of a corporation’s capital stock value, which is determined in accordance with a fixed formula.

Comparison of Shareholders’ Rights

As a result of the conversion, current holders of FedFirst Financial common stock will become shareholders of new FedFirst Financial. There are certain differences in shareholder rights arising from distinctions between the federal stock charter and bylaws of FedFirst Financial and the articles of incorporation and bylaws of new FedFirst Financial and from distinctions between laws with respect to federally chartered savings and loan holding companies and Maryland law.

In some instances, the rights of shareholders of new FedFirst Financial will be less than the rights shareholders of FedFirst Financial currently have. The decrease in shareholder rights under the Maryland articles of incorporation and bylaws are not mandated by Maryland law but have been chosen by management as being in the best interest of new FedFirst Financial. In some instances, the differences in shareholder rights may increase management rights. In other instances, the provisions in new FedFirst Financial’s articles of incorporation and bylaws described below may make it more difficult to pursue a takeover attempt that management opposes. These provisions will also make the removal of the board of directors or management, or the appointment of new directors, more difficult. We believe that the provisions described below are prudent and will enhance our ability to remain an independent financial institution and reduce our vulnerability to takeover attempts and certain other transactions that have not been negotiated with and approved by our board of directors. These provisions also will assist us in the orderly deployment of the conversion proceeds into productive assets and allow us to implement our business plan during the initial period after the conversion. We believe these provisions are in the best interests of new FedFirst Financial and its shareholders.

The following discussion is not intended to be a complete statement of the differences affecting the rights of shareholders, but rather summarizes the more significant differences and certain important similarities. The discussion herein is qualified in its entirety by reference to the articles of incorporation and bylaws of new FedFirst Financial and Maryland law.

Authorized Capital Stock. The authorized capital stock of both the current FedFirst Financial and new FedFirst Financial consists of 20,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share.

FedFirst Financial’s charter and new FedFirst Financial’s articles of incorporation both authorize the board of directors to establish one or more series of preferred stock and, for any series of preferred stock, to determine the terms and rights of the series, including voting rights, dividend rights, conversion and redemption rates and liquidation preferences. Although neither board of directors has any intention at the present time of doing so, it could issue a series of preferred stock that could, depending on its terms, impede a merger, tender offer or other takeover attempt.

Issuance of Capital Stock. Currently, pursuant to applicable laws and regulations, FedFirst Financial Mutual Holding Company is required to own not less than a majority of the outstanding common stock of FedFirst Financial. There will be no such restriction applicable to new FedFirst Financial following consummation of the conversion, as FedFirst Financial Mutual Holding Company will cease to exist.

New FedFirst Financial’s articles of incorporation do not contain restrictions on the issuance of shares of capital stock to the directors, officers or controlling persons of new FedFirst Financial, whereas FedFirst Financial’s federal stock charter provides that no shares may be issued to directors, officers or controlling persons other than as part of a general public offering, or to directors for purposes of qualifying for service as directors, unless the share issuance or the plan under which they would be issued has been approved by a majority of the total votes eligible to be cast at a legal meeting. Thus, new FedFirst Financial could adopt stock-related compensation plans such as stock option plans without shareholder approval and shares of the capital stock of new FedFirst Financial could be issued directly to directors or officers without shareholder approval. The rules of the Nasdaq Stock Market, however, generally require listed companies, like new FedFirst Financial will be, to obtain shareholder approval of most stock-related compensation plans for directors, officers and key employees of the corporation. Moreover, although generally not required, shareholder approval of stock-related compensation plans may be sought in certain instances to qualify such plans for favorable treatment under current federal income tax laws and regulations. We plan to submit the stock compensation plan discussed in this prospectus to shareholders for their approval.

Neither the federal stock charter and bylaws of FedFirst Financial nor the articles of incorporation and bylaws of new FedFirst Financial provide for preemptive rights to shareholders in connection with the issuance of capital stock.

Voting Rights. Neither the federal stock charter of FedFirst Financial nor the articles of incorporation of new FedFirst Financial permits cumulative voting in the election of directors. Cumulative voting entitles you to a number of votes equaling the number of shares you hold multiplied by the number of directors to be elected. Cumulative voting allows you to cast all your votes for a single nominee or apportion your votes among any two or more nominees. For example, when three directors are to be elected, cumulative voting allows a holder of 100 shares to cast 300 votes for a single nominee, apportion 100 votes for each nominee, or apportion 300 votes in any other manner.

Payment of Dividends. The ability of First Federal Savings Bank to pay dividends on its capital stock is restricted by Office of Thrift Supervision regulations and by tax considerations related to savings associations. First Federal Savings Bank will continue to be subject to these restrictions after the conversion, and such restrictions will indirectly affect new FedFirst Financial because dividends from First Federal Savings Bank will be a primary source of funds for the payment of dividends to the shareholders of new FedFirst Financial.

Maryland law generally provides that, unless otherwise restricted in a corporation’s articles of incorporation, a corporation’s board of directors may authorize and a corporation may pay dividends to shareholders. However, a distribution may not be made if, after giving effect thereto, the corporation would not be able to pay its debts as they become due in the usual course of business or the corporation’s total assets would be less than its total liabilities.

Board of Directors. The bylaws of FedFirst Financial and the articles of incorporation of new FedFirst Financial each require the board of directors to be divided into three classes as nearly equal in number as possible and that the members of each class be elected for a term of three years and until their successors are elected and qualified, with one class being elected annually. Under both the bylaws of FedFirst Financial and the bylaws of new FedFirst Financial, any vacancy occurring in the board of directors, however caused, may be filled by an affirmative vote of the majority of the directors then in office, whether or not a quorum is present. Any director of FedFirst Financial so chosen shall hold office until the next annual meting of shareholders, and any director of new FedFirst Financial so chosen shall hold office for the remainder of the full term of the class of directors in which the vacancy occurred and until his or her successor shall have been elected and qualified.

The bylaws of both FedFirst Financial and new FedFirst Financial provide that to be eligible to serve on the board of directors a person must not: (1) be under indictment for, or ever have been convicted of, a criminal offense involving dishonesty or breach of trust and the penalty for such offense could be imprisonment for more than one year, (2) be a person against whom a banking agency has, within the past ten years, issued a cease and desist order for conduct involving dishonesty or breach of trust and that order is final and not subject to appeal, or (3) have been found either by a regulatory agency whose decision is final and not subject to appeal or by a court to have (i) breached a fiduciary duty involving personal profit, or (ii) committed a willful violation of any law, rule or regulation governing banking, securities, commodities or insurance, or any final cease and desist order issued by a banking, securities, commodities or insurance regulatory agency.

Under the bylaws of FedFirst Financial, directors may be removed only for cause by the vote of the holders of a majority of the outstanding voting shares at a meeting of shareholders called for such purpose. The bylaws of new FedFirst Financial impose the same limitations.

Limitations on Liability. The articles of incorporation of new FedFirst Financial provides that, to the fullest extent permitted under Maryland law, the directors and officers of new FedFirst Financial shall have no personal liability to new FedFirst Financial or its shareholders for money damages except (A) to the extent that it is proved that the person actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received; or (B) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding; or (C) to the extent otherwise provided by the Maryland General Corporation Law.

Currently, federal law does not permit federally chartered savings and loan holding companies like FedFirst Financial to limit the personal liability of directors in the manner provided by Maryland law and the laws of many other states.

Indemnification of Directors, Officers, Employees and Agents. Federal regulations provide that FedFirst Financial must indemnify its directors, officers and employees for any costs incurred in connection with any action involving any such person’s activities as a director, officer or employee if such person obtains a final judgment on the merits in his or her favor.

In addition, indemnification is permitted in the case of a settlement, a final judgment against such person or final judgment other than on the merits, if a majority of disinterested directors determines that such person was acting in good faith within the scope of his or her employment as he or she could reasonably have perceived it under the circumstances and for a purpose he or she could reasonably have believed under the circumstances was in the best interest of FedFirst Financial or its shareholders. FedFirst Financial also is permitted to pay ongoing expenses incurred by a director, officer or employee if a majority of disinterested directors concludes that such person may ultimately be entitled to indemnification. Before making any indemnification payment, FedFirst Financial is required to notify the Office of Thrift Supervision of its intention and such payment cannot be made if the Office of Thrift Supervision objects thereto.

The articles of incorporation of new FedFirst Financial provide that it will indemnify its directors and officers, whether serving it or at its request any other entity, to the fullest extent required or permitted under Maryland law. Such indemnification includes the advancement of expenses. The articles of incorporation of new FedFirst Financial also provide that new FedFirst Financial will indemnify its employees and agents and any director, officer, employee or agent of any other entity to such extent as shall be authorized by the board of directors and be permitted by law.

Special Meetings of Shareholders. The bylaws of FedFirst Financial provide that special meetings of the shareholders of FedFirst Financial may be called by the Chairman, President, a majority of the board of directors or the holders of not less than one-tenth of the outstanding capital stock of FedFirst Financial entitled to vote at the meeting. The bylaws of new FedFirst Financial provide that special meetings of shareholders may be called by the Chairman, the President or by two-thirds of the total number of directors. In addition, Maryland law provides that a special meeting of shareholders may be called by the Secretary upon written request of the holders at least a majority of all the shares entitled to vote at a meeting.

Shareholder Nominations and Proposals. The bylaws of FedFirst Financial provide an advance notice procedure for shareholders to nominate directors or bring other business before an annual or special meeting of shareholders of FedFirst Financial. A person may not be nominated for election as a director unless that person is nominated by or at the direction of the FedFirst Financial board of directors or by a shareholder who has given appropriate notice to FedFirst Financial before the meeting. Similarly, a shareholder may not bring business before an annual meeting unless the shareholder has given FedFirst Financial appropriate notice of its intention to bring that business before the meeting. FedFirst Financial’s secretary must receive notice of the nomination or proposal at least 30 days before the date of the annual meeting; provided, however, that if less than 40 days’ notice of the meeting is given or made to the shareholders, notice by the shareholder to be timely must be received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made.

New FedFirst Financial’s bylaws establish a similar advance notice procedure for shareholders to nominate directors or bring other business before an annual meeting of shareholders of new FedFirst Financial. A person may not be nominated for election as a director unless that person is nominated by or at the direction of the new FedFirst Financial board of directors or by a shareholder who has given appropriate notice to new FedFirst Financial before the meeting. Similarly, a shareholder may not bring business before an annual meeting unless the shareholder has given new FedFirst Financial appropriate notice of its intention to bring that business before the meeting. New FedFirst Financial’s secretary must receive notice of the nomination or proposal not less than 90 days prior to the annual meeting; provided, however, that if less than 100 days’ notice of prior public disclosure of the date of the meeting is given or made to the shareholders, notice by the shareholder to be timely must be received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. A shareholder who desires to raise new business must provide certain information to new FedFirst Financial concerning the nature of the new business, the shareholder, the shareholder’s ownership of new FedFirst Financial and the shareholder’s interest in the business matter. Similarly, a shareholder wishing to nominate any person for election as a director must provide new FedFirst Financial with certain information concerning the nominee and the proposing shareholder.

Advance notice of nominations or proposed business by shareholders gives new FedFirst Financial’s board of directors time to consider the qualifications of the proposed nominees, the merits of the proposals and, to the extent deemed necessary or desirable by the board of directors, to inform shareholders and make recommendations about those matters.

Shareholder Action Without a Meeting. Under Maryland law, action may be taken by shareholders of new FedFirst Financial without a meeting if all shareholders entitled to vote on the action give written consent to taking such action without a meeting. Similarly, the bylaws of FedFirst Financial provide that action may be taken by shareholders without a meeting if all shareholders entitled to vote on the matter consent to the taking of such action without a meeting.

Shareholder’s Right to Examine Books and Records. A federal regulation, which is currently applicable to FedFirst Financial, provides that shareholders holding of record at least $100,000 of stock or at least 1% of the total outstanding voting shares may inspect and make extracts from specified books and records of a federally chartered savings and loan association after proper written notice for a proper purpose.

Under Maryland law, a shareholder who has been a shareholder of record for at least six months or who holds, or is authorized in writing by holders of, at least 5% of the outstanding shares of any class or series of stock of a corporation has the right, for any proper purpose and upon at least 20 days’ written notice, to inspect in person or by agent the corporation’s books of account and its stock ledger. In addition, under Maryland law any shareholder or his agent, upon at least seven days’ written notice, may inspect and copy during usual business hours the corporation’s bylaws, minutes of the proceedings of shareholders, annual statements of affairs and voting trust agreements.

Limitations on Voting Rights. The articles of incorporation of new FedFirst Financial provide that in no event will any record owner of any outstanding common stock which is beneficially owned, directly or indirectly, by a person who, as of any record date for the determination of shareholders entitled to vote on any matter, beneficially owns in excess of 10% of the then-outstanding shares of common stock, be entitled, or permitted to any vote in respect of the shares held in excess of the limit. This limitation does not apply to any director or officer acting solely in their capacities as directors and officers, or any employee benefit plans of new FedFirst Financial or any subsidiary or a trustee of a plan.

In addition, Office of Thrift Supervision regulations provide that for a period of three years following the date of the completion of the offering, no person, acting singly or together with associates in a group of persons acting in concert, may directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of a class of new FedFirst Financial’s equity securities without the prior written approval of the Office of Thrift Supervision. Where any person acquires beneficial ownership of more than 10% of a class of our equity securities without the prior written approval of the Office of Thrift Supervision, the securities beneficially owned by such person in excess of 10% may not be voted by any person or counted as voting shares in connection with any matter submitted to the shareholders for a vote, and will not be counted as outstanding for purposes of determining the affirmative vote necessary to approve any matter submitted to the shareholders for a vote.

The charter of FedFirst Financial provides that, for a period of five years from the effective date of FedFirst Financial’s minority stock offering (that is, through April 6, 2010) no person, other than FedFirst Financial Mutual Holding Company, shall directly or indirectly offer to acquire or acquire more than 10% of the then-outstanding shares of common stock. The foregoing restriction does not apply to:

•	the purchase of shares by underwriters in connection with a public offering; or

•	the purchase of shares by any employee benefit plans of FedFirst Financial or any subsidiary.

Mergers, Consolidations and Sales of Assets. Federal regulations currently require the approval of two-thirds of the board of directors of FedFirst Financial and the holders of two-thirds of the outstanding stock of FedFirst Financial entitled to vote thereon for mergers, consolidations and sales of all or substantially all of its assets. Such regulation permits FedFirst Financial to merge with another corporation without obtaining the approval of its shareholders if:

•	it does not involve an interim savings institution;

•	the charter of FedFirst Financial is not changed;

•

each share of FedFirst Financial stock outstanding immediately before the effective date of the transaction is to be an identical outstanding share or a treasury share of FedFirst Financial after such effective date; and

•

either: (a) no shares of voting stock of FedFirst Financial and no securities convertible into such stock are to be issued or delivered under the plan of combination or (b) the authorized unissued shares or the treasury shares of voting stock of FedFirst Financial to be issued or delivered under the plan of combination, plus those initially issuable upon conversion of any securities to be issued or delivered under such plan, do not exceed 15% of the total shares of voting stock of FedFirst Financial outstanding immediately before the effective date of the transaction.

Under Maryland law, a merger or consolidation of new FedFirst Financial requires approval of two-thirds of all votes entitled to be cast by shareholders, except that no approval by shareholders is required for a merger if:

•	the plan of merger does not make an amendment of the articles of incorporation that would be required to be approved by the shareholders;

•

each shareholder of the surviving corporation whose shares were outstanding immediately before the effective date of the merger will hold the same number of shares, with identical designations, preferences, limitations, and rights, immediately after; and

•

the number of shares of any class or series of stock outstanding immediately after the effective time of the merger will not increase by more than 20% the total number of voting shares outstanding immediately before the merger.

The articles of incorporation of new FedFirst Financial reduce the vote required for a merger or consolidation to a majority of the total shares outstanding.

In addition, under certain circumstances the approval of the shareholders shall not be required to authorize a merger with or into a 90% owned subsidiary of new FedFirst Financial.

Under Maryland law, a sale of all or substantially all of new FedFirst Financial’s assets other than in the ordinary course of business, or a voluntary dissolution of new FedFirst Financial, requires the approval of its board of directors and the affirmative vote of two-thirds of the votes entitled to be cast on the matter.

Business Combinations with Interested Shareholders. Under Maryland law, “business combinations” between new FedFirst Financial and an interested shareholder or an affiliate of an interested shareholder are prohibited for five years after the most recent date on which the interested shareholder becomes an interested shareholder. These business combinations include a merger, consolidation, statutory share exchange or, in circumstances specified in the statute, certain transfers of assets, certain stock issuances and transfers, liquidation plans and reclassifications involving interested shareholders and their affiliates or issuance or reclassification of equity securities. Maryland law defines an interested shareholder as: (i) any person who beneficially owns 10% or more of the voting power of new FedFirst Financial’s voting stock after the date on which new FedFirst Financial had 100 or more beneficial owners of its stock; or (ii) an affiliate or associate of new FedFirst Financial at any time after the date on which new FedFirst Financial had 100 or more beneficial owners of its stock who, within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of new FedFirst Financial A person is not an interested shareholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested shareholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the five-year prohibition, any business combination between new FedFirst Financial and an interested shareholder generally must be recommended by the board of directors of new FedFirst Financial and approved by the affirmative vote of at least: (i) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of new FedFirst Financial and (ii) two-thirds of the votes entitled to be cast by holders of voting stock of new FedFirst Financial other than shares held by the interested shareholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested shareholder. These super-majority vote requirements do not apply if new FedFirst Financial’s common shareholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested shareholder for its shares.

Neither the charter or bylaws of FedFirst Financial nor the federal laws and regulations applicable to FedFirst Financial contain a provision that restricts business combinations between FedFirst Financial and any interested shareholder in the manner set forth above.

Dissenters’ Rights of Appraisal. A federal regulation that is applicable to FedFirst Financial generally provides that a shareholder of a federally chartered savings and loan association that engages in a merger, consolidation or sale of all or substantially all of its assets shall have the right to demand from such institution payment of the fair or appraised value of his or her stock in the institution, subject to specified procedural requirements. This regulation also provides, however, that the shareholders of a federally chartered savings and loan association that is listed on a national securities exchange are not entitled to dissenters’ rights in connection with a merger if the shareholder is required to accept only “qualified consideration” for his or her stock, which is defined to include cash, shares of stock of any institution or corporation which at the effective date of the merger will be listed on a national securities exchange or any combination of such shares of stock and cash.

Under Maryland law, shareholders of new FedFirst Financial have the right to dissent from any plan of merger or consolidation to which new FedFirst Financial is a party, and to demand payment for the fair value of their shares unless the articles of incorporation provide otherwise. Pursuant to new FedFirst Financial’s articles of incorporation holders of new FedFirst Financial common stock are not entitled to exercise the rights of an objecting shareholder under Sections 3-201 et seq. of the Maryland General Corporation Law.

Evaluation of Offers; Other Corporate Constituencies. The articles of incorporation of new FedFirst Financial provide that its directors, in discharging their duties to new FedFirst Financial and in determining what they reasonably believe to be in the best interest of new FedFirst Financial, may, in addition to considering the effects of any action on shareholders, consider any of the following: (a) the economic effect, both immediate and long-term, upon new FedFirst Financial’s shareholders, including shareholders, if any, choosing not to participate in the transaction; (b) effects, including any social and economic effects, on the employees, suppliers, creditors, depositors and customers of, and others dealing with, new FedFirst Financial and its subsidiaries and on the communities in which new FedFirst Financial and its subsidiaries operate or are located; (c) whether the proposal is acceptable based on the historical and current operating results or financial condition of new FedFirst Financial; (d) whether a more favorable price could be obtained for new FedFirst Financial’s stock or other securities in the future; (e) the reputation and business practices of the offeror and its management and affiliates as they would affect the employees; (f) the future value of the stock or any other securities of new FedFirst Financial; and (g) any antitrust or other legal and regulatory issues that are raised by the proposal. If on the basis of these factors the board of directors determines that any proposal or offer to acquire new FedFirst Financial is not in the best interest of new FedFirst Financial, it may reject such proposal or offer. If the board of directors determines to reject any such proposal or offer, the board of directors shall have no obligation to facilitate, remove any barriers to, or refrain from impeding the proposal or offer.

By having these standards in the articles of incorporation of new FedFirst Financial, the board of directors may be in a stronger position to oppose such a transaction if the board of directors concludes that the transaction would not be in the best interest of new FedFirst Financial, even if the price offered is significantly greater than the market price of any equity security of new FedFirst Financial.

Amendment of Governing Instruments. No amendment of the charter of FedFirst Financial may be made unless it is first proposed by the board of directors, then preliminarily approved by the Office of Thrift Supervision, and thereafter approved by the holders of a majority of the total votes eligible to be cast at a legal meeting. The articles of incorporation of new FedFirst Financial generally may be amended by the holders of a majority of the shares entitled to vote, provided that any amendment of Section C of Article Sixth (limitation on common stock voting rights), Section B of Article Seventh (classification of board of directors and director terms) Sections F and J of Article Eighth (amendment of bylaws, and elimination of director and officer liability), and Article Tenth (amendment of the articles of incorporation), must be approved by the affirmative vote of the holders of at least 75% of the outstanding shares entitled to vote, except that the board of directors may amend the articles of incorporation without any action by the shareholders to the fullest extent allowed under Maryland law.

The bylaws of FedFirst Financial may be amended in a manner consistent with regulations of the Office of Thrift Supervision and shall be effective after (1) approval of the amendment by a majority vote of the authorized board of directors, or by a majority of the votes cast by the shareholders of FedFirst Financial at any legal meeting and (2) receipt of applicable regulatory approval. The bylaws of new FedFirst Financial may be amended by the affirmative vote of a majority of the directors or by the vote of the holders of not less than 75% of the votes entitled to be cast by holders of the capital stock of new FedFirst Financial entitled to vote generally in the election of directors (considered for this purpose as one class) at a meeting of the shareholders called for that purpose at which a quorum is present (provided that notice of such proposed amendment is included in the notice of such meeting).

Restrictions on Acquisition of New FedFirst Financial

General

Certain provisions in the articles of incorporation and bylaws of new FedFirst Financial may have antitakeover effects. In addition, regulatory restrictions may make it more difficult for persons or companies to acquire control of us.

Articles of Incorporation and Bylaws of New FedFirst Financial

Although our board of directors is not aware of any effort that might be made to obtain control of us after the offering, the board of directors believed it appropriate to adopt certain provisions permitted by federal and state regulations that may have the effect of deterring a future takeover attempt that is not approved by our board of directors. The following description of these provisions is only a summary and does not provide all of the information contained in our articles of incorporation and bylaws. See “Where You Can Find More Information” as to where to obtain a copy of these documents.

Limitation on Voting Rights. Our articles of incorporation provide that in no event will any record owner of any outstanding common stock which is beneficially owned, directly or indirectly, by a person who, as of any record date for the determination of shareholders entitled to vote on any matter, beneficially owns in excess of 10% of the then-outstanding shares of common stock, be entitled, or permitted to any vote in respect of the shares held in excess of the limit. This limitation does not apply to any director or officer acting solely in their capacities as directors and officers, or any employee benefit plans of new FedFirst Financial or any subsidiary or a trustee of a plan.

Board of Directors.

Classified Board. Our board of directors is divided into three classes as nearly as equal in number as possible. The shareholders elect one class of directors each year for a term of three years. The classified board makes it more difficult and time consuming for a shareholder group to fully use its voting power to gain control of the board of directors without the consent of the incumbent board of directors of new FedFirst Financial.

Filling of Vacancies; Removal. Our bylaws provide that any vacancy occurring in the board of directors, including a vacancy created by an increase in the number of directors, may be filled only by a vote of a majority of the directors then in office. A person elected to fill a vacancy on the board of directors will serve for the remainder of the full term of the class of directors in which the vacancy occurred and until his or her successor shall have been elected and qualified. Our bylaws provide that a director may be removed from the board of directors before the expiration of his or her term only for cause and only upon the vote of a majority of the shares entitled to vote in the election of directors. These provisions make it more difficult for shareholders to remove directors and replace them with their own nominees.

Qualification. Our bylaws provide that to be eligible to serve on the board of directors a person must not: (1) be under indictment for, or ever have been convicted of, a criminal offense involving dishonesty or breach of trust and the penalty for such offense could be imprisonment for more than one year, (2) be a person against whom a banking agency has, within the past ten years, issued a cease and desist order for conduct involving dishonesty or breach of trust and that order is final and not subject to appeal, or (3) have been found either by a regulatory agency whose decision is final and not subject to appeal or by a court to have (i) breached a fiduciary duty involving personal profit, or (ii) committed a willful violation of any law, rule or regulation governing banking, securities, commodities or insurance, or any final cease and desist order issued by a banking, securities, commodities or insurance regulatory agency. These provisions contained in our bylaws may prevent shareholders from nominating themselves or persons of their choosing for election to the board of directors.

Elimination of Cumulative Voting. Our articles of incorporation provide that no shares will be entitled to cumulative voting. The elimination of cumulative voting makes it more difficult for a shareholder group to elect a director nominee.

Special Meetings of Shareholder. Our shareholders must act only through an annual or special meeting. Special meetings of shareholders may only be called by the Chairman, the President, by two-thirds of the total number of directors or by the Secretary upon the written request of the holders of a majority of all the shares entitled to vote at a meeting. The limitations on the calling of special meetings of shareholders may have the effect of delaying consideration of a shareholder proposal until the next annual meeting.

Amendment of Articles of incorporation. Our articles of incorporation provide that certain amendments to our articles of incorporation relating to a change in control of us must be approved by at least 75% of the outstanding shares entitled to vote.

Advance Notice Provisions for Shareholder Nominations and Proposals. Our bylaws establish an advance notice procedure for shareholders to nominate directors or bring other business before an annual meeting of shareholders. A person may not be nominated for election as a director unless that person is nominated by or at the direction of our board of directors or by a shareholder who has given appropriate notice to us before the meeting. Similarly, a shareholder may not bring business before an annual meeting unless the shareholder has given us appropriate notice of the shareholder’s intention to bring that business before the meeting. Our Secretary must receive notice of the nomination or proposal not less than 90 days prior to the date of the annual meeting; provided, however, that if less than 100 days’ notice of prior public disclosure of the date of the meeting is given or made to the shareholders, notice by the shareholder to be timely must be received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. A shareholder who desires to raise new business must provide us with certain information concerning the nature of the new business, the shareholder, the shareholder’s ownership of new FedFirst Financial and the shareholder’s interest in the business matter. Similarly, a shareholder wishing to nominate any person for election as a director must provide us with certain information concerning the nominee and the proposing shareholder.

Advance notice of nominations or proposed business by shareholders gives our board of directors time to consider the qualifications of the proposed nominees, the merits of the proposals and, to the extent deemed necessary or desirable by our board of directors, to inform shareholders and make recommendations about those matters.

Authorized but Unissued Shares of Capital Stock. Following the offering, we will have authorized but unissued shares of common and preferred stock. Our articles of incorporation authorize the board of directors to establish one or more series of preferred stock and, for any series of preferred stock, to determine the terms and rights of the series, including voting rights, dividend rights, conversion and redemption rates, and liquidation preferences. Such shares of common and preferred stock could be issued by the board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise.

Business Combinations with Interested Stockholders. Under Maryland law, “business combinations” between new FedFirst Financial and an interested shareholder or an affiliate of an interested shareholder are prohibited for five years after the most recent date on which the interested shareholder becomes an interested shareholder. These business combinations include a merger, consolidation, statutory share exchange or, in circumstances specified in the statute, certain transfers of assets, certain stock issuances and transfers, liquidation plans and reclassifications involving interested shareholders and their affiliates or issuance or reclassification of equity securities. Maryland law defines an interested shareholder as: (i) any person who beneficially owns 10% or more of the voting power of new FedFirst Financial’s voting stock after the date on which new FedFirst Financial had 100 or more beneficial owners of its stock; or (ii) an affiliate or associate of new FedFirst Financial at any time after the date on which new FedFirst Financial had 100 or more beneficial owners of its stock who, within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of new FedFirst Financial A person is not an interested shareholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested shareholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the five-year prohibition, any business combination between new FedFirst Financial and an interested shareholder generally must be recommended by the board of directors of new FedFirst Financial and approved by the affirmative vote of at least: (i) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of new FedFirst Financial and (ii) two-thirds of the votes entitled to be cast by holders of voting stock of new FedFirst Financial other than shares held by the interested shareholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested shareholder. These super-majority vote requirements do not apply if new FedFirst Financial’s common shareholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested shareholder for its shares.

Regulatory Restrictions

Office of Thrift Supervision Regulations. Office of Thrift Supervision regulations provide that for a period of three years following the date of the completion of the offering, no person, acting singly or together with associates in a group of persons acting in concert, may directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of a class of our equity securities without the prior written approval of the Office of Thrift Supervision. Where any person acquires beneficial ownership of more than 10% of a class of our equity securities without the prior written approval of the

Office of Thrift Supervision, the securities beneficially owned by such person in excess of 10% may not be voted by any person or counted as voting shares in connection with any matter submitted to the shareholders for a vote, and will not be counted as outstanding for purposes of determining the affirmative vote necessary to approve any matter submitted to the shareholders for a vote.

Change in Bank Control Act. The acquisition of 10% or more of our outstanding common stock may trigger the provisions of the Change in Bank Control Act. The Office of Thrift Supervision has also adopted a regulation under the Change in Bank Control Act which generally requires persons who at any time intend to acquire control of a federally chartered savings association or its holding company to provide 60 days prior written notice and certain financial and other information to the Office of Thrift Supervision.

The 60-day notice period does not commence until the information is deemed to be substantially complete. Control for these purposes exists in situations in which the acquiring party has voting control of at least 25% of any class of our voting stock or the power to direct our management or policies. However, under Office of Thrift Supervision regulations, control is presumed to exist where the acquiring party has voting control of at least 10% of any class of our voting securities if specified “control factors” are present. The statute and underlying regulations authorize the Office of Thrift Supervision to disapprove a proposed acquisition on certain specified grounds.

Description of New FedFirst Financial Capital Stock

The common stock of new FedFirst Financial represents nonwithdrawable capital, is not an account of any type, and is not insured by the Federal Deposit Insurance Corporation or any other government agency.

General

New FedFirst Financial is authorized to issue 20,000,000 shares of common stock having a par value of $0.01 per share and 10,000,000 shares of preferred stock having a par value of $0.01. Each share of new FedFirst Financial’s common stock has the same relative rights as, and is identical in all respects with, each other share of common stock. Upon payment of the purchase price for the common stock, as required by the plan of conversion, all stock will be duly authorized, fully paid and nonassessable. New FedFirst Financial will not issue any shares of preferred stock in the conversion and offering.

Common Stock

Dividends. New FedFirst Financial can pay dividends if, as and when declared by its board of directors. The payment of dividends by new FedFirst Financial is limited by law and applicable regulation. See “Our Dividend Policy.“ The holders of common stock of new FedFirst Financial will be entitled to receive and share equally in dividends declared by the board of directors of new FedFirst Financial. If new FedFirst Financial issues preferred stock, the holders of the preferred stock may have a priority over the holders of the common stock with respect to dividends.

Voting Rights. The holders of common stock of new FedFirst Financial will possess exclusive voting rights in new FedFirst Financial. They will elect new FedFirst Financial’s board of directors and act on other matters as are required to be presented to them under federal law or as are otherwise presented to them by the board of directors. Except as discussed in “Restrictions on Acquisition of New FedFirst Financial,” each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. If new FedFirst Financial issues preferred stock, holders of new FedFirst Financial preferred stock may also possess voting rights.

Liquidation. If there is any liquidation, dissolution or winding up of First Federal Savings Bank, new FedFirst Financial, as the sole holder of First Federal Savings Bank’s capital stock, would be entitled to receive all of First Federal Savings Bank’s assets available for distribution after payment or provision for payment of all debts and liabilities of First Federal Savings Bank, including all deposit accounts and accrued interest. Upon liquidation, dissolution or winding up of new FedFirst Financial, the holders of its common stock would be entitled to receive all of the assets of new FedFirst Financial available for distribution after payment or provision for payment of all its debts and liabilities. If new FedFirst Financial issues preferred stock, the preferred stock holders may have a priority over the holders of the common stock upon liquidation or dissolution.

Preemptive Rights; Redemption. Holders of the common stock of new FedFirst Financial will not be entitled to preemptive rights with respect to any shares that may be issued. The common stock cannot be redeemed.

Preferred Stock

New FedFirst Financial will not issue any preferred stock in the conversion and offering and it has no current plans to issue any preferred stock after the conversion and offering. Preferred stock may be issued with designations, powers, preferences and rights as the board of directors may from time to time determine. The board of directors can, without shareholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

Transfer Agent and Registrar

The transfer agent and registrar for the common stock of new FedFirst Financial will be Registrar and Transfer Company, Cranford, New Jersey.

Registration Requirements

In connection with the conversion and offering, we will register our common stock with the Securities and Exchange Commission under Section 12(b) of the Securities Exchange Act of 1934, as amended, and will not deregister our common stock for a period of at least three years following the conversion and offering. As a result of registration, the proxy and tender offer rules, insider trading reporting and restrictions, annual and periodic reporting and other requirements of that statute will apply.

Legal and Tax Opinions

The legality of our common stock has been passed upon for us by Kilpatrick Stockton LLP, Washington, D.C. The federal income tax consequences of the conversion have been opined upon by Kilpatrick Stockton LLP. ParenteBeard LLC has provided an opinion to us regarding the Pennsylvania income tax consequences of the conversion. Kilpatrick Stockton LLP and ParenteBeard LLC have consented to the references to their opinions in this proxy statement/prospectus.

Experts

The consolidated financial statements as of December 31, 2009 and 2008 and for each of the two years in the period ended December 31, 2009 included in this Prospectus and in the Registration Statement have been so included in reliance on the report of ParenteBeard LLC, an independent registered public accounting firm, appearing elsewhere herein and in the Registration Statement, given on the authority of said firm as experts in auditing and accounting.

Beard Miller Company LLP audited the financial statements of FedFirst Financial as of December 2008 and 2007 and for the years then ended. The audit practice of Beard Miller was combined with ParenteBeard LLC on October 1, 2009. As of that same date, Beard Miller resigned as the auditors of FedFirst Financial and, with the approval of the Audit Committee of FedFirst Financial’s board of directors, ParenteBeard LLC was engaged as its independent registered public accounting firm. The reports of Beard Miller regarding FedFirst Financial’s consolidated financial statements as and for the fiscal years ended December 31, 2008 and 2007 did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. During the years ended December 31, 2008 and 2007, and during the interim period from the end of the most recently completed fiscal year through October 1, 2009, the date of resignation, there were no disagreements with Beard Miller on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Beard Miller would have caused it to make reference to such disagreement in its reports.

RP Financial has consented to the summary in this proxy statement/prospectus of its report to us setting forth its opinion as to our estimated pro forma market value and to the use of its name and statements with respect to it appearing in this proxy statement/prospectus.

Other Information Relating to Directors and Executive Officers

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires FedFirst Financial’s executive officers and directors, and persons who own more than 10% of any registered class of FedFirst Financial’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Executive officers, directors and greater than 10% shareholders are required by regulation to furnish us with copies of all Section 16(a) reports they file.

Based solely on our review of copies of the reports we have received and written representations provided to us from the individuals required to file the reports, we believe that each of our executive officers and directors has complied with applicable reporting requirements for transactions in FedFirst Financial common stock during the year ended December 31, 2009.

Transactions with Related Persons

The Sarbanes-Oxley Act of 2002 generally prohibits loans by FedFirst Financial to its executive officers and directors. However, the Sarbanes-Oxley Act contains a specific exemption from such prohibition for loans by First Federal to its executive officers and directors in compliance with federal banking regulations. Federal regulations require that all loans or extensions of credit to executive officers and directors of insured financial institutions must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and must not involve more than the normal risk of repayment or present other unfavorable features. First Federal is therefore prohibited from making any new loans or extensions of credit to executive officers and directors at different rates or terms than those offered to the general public. Notwithstanding this rule, federal regulations permit First Federal to make loans to executive officers and directors at reduced interest rates if the loan is made under a benefit program generally available to all other employees and does not give preference to any executive officer or director over any other employee.

From time to time, First Federal makes loans and extensions of credit to its executive officers and directors. The outstanding loans made to our directors and executive officers, and members of their immediate families, were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to First Federal, and did not involve more than the normal risk of collectibility or present other unfavorable features. As of December 31, 2009, all such loans were performing to their original terms.

Submission of Business Proposals and Shareholder Nominations

We must receive proposals that shareholders seek to include in the proxy statement for our next annual meeting no later than January 24, 2011. Any shareholder proposals will be subject to the requirements of the proxy rules adopted by the Securities and Exchange Commission.

FedFirst Financial’s current bylaws provide that in order for a shareholder to make nominations for the election of directors or proposals for business to be brought before the annual meeting, a shareholder must deliver notice of such nominations and/or proposals to the Corporate Secretary not less than 30 days prior to the date of the annual meeting; provided that if less than 40 days’ notice or prior public disclosure of the date of the annual meeting is given to shareholders, such notice must be received not later than the close of business on the 10th day following the day on which notice of the date of the annual meeting was mailed to shareholders or prior public disclosure of the meeting date was made. A copy of the bylaws may be obtained from FedFirst Financial.

Shareholder Communications

We encourage shareholder communications to the board of directors and/or individual directors. Communications regarding financial or accounting policies may be made in writing to the Chairman of the Audit Committee at FedFirst Financial Corporation c/o Corporate Secretary, Donner at Sixth Street, Monessen, Pennsylvania 15062 or by leaving a message at (724) 684-6800. Other communications to the board of directors and/or individual directors may be made in writing to the Chairman of the Nominating/Corporate Governance Committee or to the intended individual director at FedFirst Financial Corporation c/o Corporate Secretary, at the address listed above or by leaving a message at (724) 684-6800.

Miscellaneous

We will pay the cost of this proxy solicitation. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of FedFirst Financial common stock. In addition to soliciting proxies by mail, directors, officers and regular employees of FedFirst Financial may solicit proxies personally or by telephone without receiving additional compensation.

A copy of FedFirst Financial’s Annual Report on Form 10-K, without exhibits, for the year ended December 31, 2009, as filed with the Securities and Exchange Commission, will be furnished without charge to persons who were shareholders as of the close of business on May 4, 2010 upon written request to Jennifer L. George, Corporate Secretary, FedFirst Financial Corporation, Donner at Sixth Street, Monessen, Pennsylvania 15062.

If you and others who share your address own your shares in street name, your broker or other holder of record may be sending only one Annual Report and proxy statement to your address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, if a shareholder residing at such an address wishes to receive a separate Annual Report or proxy statement in the future, he or she should contact the broker or other holder of record. If you own your shares in street name and are receiving multiple copies of our Annual Report and proxy statement, you can request householding by contacting your broker or other holder of record.

Where You Can Find More Information

We have filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended, that registers the common stock to be issued in exchange for shares of FedFirst Financial common stock. This proxy statement/prospectus forms a part of the registration statement. The registration statement, including the exhibits, contains additional relevant information about us and our common stock. The rules and regulations of the Securities and Exchange Commission allow us to omit certain information included in the registration statement from this proxy statement/prospectus. You may read and copy the registration statement at the Securities and Exchange Commission’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the Securities and Exchange Commission’s public reference rooms. The registration statement also is available to the public from commercial document retrieval services and at the Internet World Wide Web site maintained by the Securities and Exchange Commission at “http://www.sec.gov.”

FedFirst Financial Mutual Holding Company has filed an application for approval of the plan of conversion with the Office of Thrift Supervision. This proxy statement/prospectus omits certain information contained in the application. The application may be inspected, without charge, at the offices of the Office of Thrift Supervision, 1700 G Street, NW, Washington, D.C. 20552 and at the offices of the Regional Director of the Office of Thrift Supervision at the Northeast Regional Office of the Office of Thrift Supervision, Harborside Financial Center Plaza Five, Suite 1600, Jersey City, New Jersey 07311.

A copy of the plan of conversion is available without charge from First Federal Savings Bank.

The appraisal report of RP Financial has been filed as an exhibit to our registration statement and to our application to the Office of Thrift Supervision. Portions of the appraisal report were filed electronically with the Securities and Exchange Commission and are available on its Web site as described above. The entire appraisal report is available at the public reference room of the Securities and Exchange Commission and the offices of the Office of Thrift Supervision as described above.

Index to Financial Statements of

FedFirst Financial Corporation

* * *

All schedules are omitted as the required information either is not applicable or is included in the financial statements or related notes.

Separate financial statements for new FedFirst Financial Corporation have not been included in this prospectus because new FedFirst Financial Corporation, which has engaged only in organizational activities to date, has no significant assets, contingent or other liabilities, revenues or expenses.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders

FedFirst Financial Corporation

Monessen, Pennsylvania

We have audited the accompanying consolidated statements of financial condition of FedFirst Financial Corporation and subsidiaries (the “Company”) as of December 31, 2009 and 2008, and the related consolidated statements of operations, changes in stockholders’ equity and comprehensive income, and cash flows for each of the years in the two-year period ended December 31, 2009. The Company’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of FedFirst Financial Corporation and subsidiaries as of December 31, 2009 and 2008 and the results of their operations and their cash flows for each of the years in the two-year period ended December 31, 2009, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the consolidated financial statements, the Company changed its method of recognizing other than temporary impairment on debt securities in 2009.

/s/ ParenteBeard LLC

Pittsburgh, Pennsylvania

March 9, 2010

FEDFIRST FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

December 31,	2009	2008
(Dollars in thousands except share data)
Assets:
Cash and cash equivalents:
Cash and due from banks	$1,545	$2,224
Interest-earning deposits	5,951	5,623

Total cash and cash equivalents	7,496	7,847
Securities available-for-sale	79,559	85,433
Loans, net	240,387	230,184
Federal Home Loan Bank (“FHLB”) stock, at cost	6,901	6,901
Accrued interest receivable—loans	1,133	1,147
Accrued interest receivable—securities	423	505
Premises and equipment, net	2,411	2,735
Bank-owned life insurance	7,714	7,431
Goodwill	1,080	1,080
Real estate owned	419	295
Deferred tax assets and tax credit carryforwards	3,487	4,930
Other assets	2,283	1,273

Total assets	$353,293	$349,761

Liabilities and Stockholders’ Equity:
Deposits:
Noninterest-bearing	15,963	12,005
Interest-bearing	177,618	160,799

Total deposits	193,581	172,804
Borrowings	112,511	132,410
Advance payments by borrowers for taxes and insurance	475	474
Accrued interest payable—deposits	376	743
Accrued interest payable—borrowings	460	546
Other liabilities	3,447	3,360

Total liabilities	310,850	310,337
Commitments and contingencies
Stockholders’ equity:
FedFirst Financial Corporation stockholders’ equity:
Preferred stock $0.01 par value; 10,000,000 shares authorized; none issued	—	—
Common stock $0.01 par value; 20,000,000 shares authorized; 6,707,500 shares issued, 6,326,472 and 6,351,775 shares outstanding	67	67
Additional paid-in-capital	29,558	29,291
Retained earnings—substantially restricted	17,619	15,930
Accumulated other comprehensive loss, net of deferred taxes of $(25) and $(716)	(39)	(1,111)
Unearned Employee Stock Ownership Plan (“ESOP”)	(1,728)	(1,901)
Common stock held in treasury, at cost (381,028 and 355,725 shares)	(3,113)	(2,955)

Total FedFirst Financial Corporation stockholders’ equity	42,364	39,321
Noncontrolling interest in subsidiary	79	103

Total stockholders’ equity	42,443	39,424

Total liabilities and stockholders’ equity	$353,293	$349,761

See Notes to the Consolidated Financial Statements

FEDFIRST FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

Years Ended December 31,	2009	2008
(Dollars in thousands, except per share amounts)
Interest income:
Loans	$13,707	$12,347
Securities	4,327	5,313
Other interest-earning assets	17	299

Total interest income	18,051	17,959
Interest expense:
Deposits	4,066	4,824
Borrowings	4,595	4,813

Total interest expense	8,661	9,637

Net interest income	9,390	8,322
Provision for loan losses	1,090	878

Net interest income after provision for loan losses	8,300	7,444

Noninterest income:
Fees and service charges	572	487
Insurance commissions	2,219	1,929
Income from bank-owned life insurance	288	813
Impairment loss on securities	—	(4,806)
Net gain on sales of securities	73	202
Net gain on sales of real estate owned	46	—
Other	21	32

Total noninterest income (loss)	3,219	(1,343)

Noninterest expense:
Compensation and employee benefits	5,764	5,632
Occupancy	1,424	1,329
FDIC insurance premiums	571	28
Data processing	431	425
Professional services	628	579
Other	1,735	1,417

Total noninterest expense	10,553	9,410
Income (loss) before income tax expense (benefit) and noncontrolling interest in net income of consolidated subsidiary	966	(3,309)
Income tax expense (benefit)	358	(1,239)

Net income (loss) before noncontrolling interest in net income of consolidated subsidiary	608	(2,070)
Noncontrolling interest in net income of consolidated subsidiary	51	75

Net income (loss) of FedFirst Financial Corporation	$557	$(2,145)

Earnings (loss) per share:
Basic and diluted	$0.09	$(0.36)

See Notes to the Consolidated Financial Statements

FEDFIRST FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’

EQUITY AND COMPREHENSIVE INCOME (LOSS)

	Common Stock	Additional Paid-in- Capital	Retained Earnings	Accumulated Other Compre- hensive Loss	Unearned ESOP	Common Stock Held in Treasury	Non- controlling Interest in Subsidiary	Total Stock- holders’ Equity	Compre- hensive Loss
(Dollars in thousands)
Balance at January 1, 2008	$67	$29,084	$18,520	$(70)	$(2,074)	$(1,754)	$80	$43,853
Comprehensive loss:
Net loss	—	—	(2,145)	—	—	—	75	(2,070)	$(2,070)
Reclassification adjustment on sales of securities available-for-sale, net of tax of $(79)	—	—	—	(123)	—	—	—	(123)	(123)
Reclassification adjustment on impairment loss on securities, net of tax of $1,884	—	—	—	2,922	—	—	—	2,922	2,922
Unrealized loss on securities available-for-sale, net of tax of $(2,476)	—	—	—	(3,840)	—	—	—	(3,840)	(3,840)

Cumulative effect adjustment on benefit plan reserve	—	—	(445)	—	—	—	—	(445)
Purchase of common stock to be held in treasury (183,425 shares)	—	—	—	—	—	(1,350)	—	(1,350)
ESOP shares committed to be released (17,281 shares)	—	(55)	—	—	173	—	—	118
Stock-based compensation expense	—	411	—	—	—	—	—	411
Stock awards issued	—	(149)	—	—	—	149	—	—
Distribution to noncontrolling shareholder	—	—	—	—	—	—	(52)	(52)

Total comprehensive loss									(3,111)
Less: Comprehensive income attributable to the noncontrolling interest in subsidiary									75

Comprehensive loss attributable to FedFirst Financial Corporation									$(3,186)

Balance at December 31, 2008	$67	$29,291	$15,930	$(1,111)	$(1,901)	$(2,955)	$103	$39,424

See Notes to the Consolidated Financial Statements

FEDFIRST FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’

EQUITY AND COMPREHENSIVE INCOME (LOSS)—(Continued)

	Common Stock	Additional Paid-in- Capital	Retained Earnings	Accumulated Other Compre- hensive Loss	Unearned ESOP	Common Stock Held in Treasury	Non- controlling Interest in Subsidiary	Total Stock- holders’ Equity	Compre- hensive Income
(Dollars in thousands)
Balance at January 1, 2009	$67	$29,291	$15,930	$(1,111)	$(1,901)	$(2,955)	$103	$39,424
Cumulative effect adjustment as of April 1, 2009 for the noncredit- related portion of other-than- temporary impairment losses previously recognized in earnings, net of tax of $(584)	—	—	1,132	(1,132)	—	—	—	—
Comprehensive income:
Net income	—	—	557	—	—	—	51	608	$608
Reclassification adjustment on sales of securities available-for-sale, net of tax of $(11)	—	—	—	(17)	—	—	—	(17)	(17)
Unrealized gain on securities available-for-sale, net of tax of $1,432	—	—	—	2,221	—	—	—	2,221	2,221

Purchase of common stock to be held in treasury (18,303 shares)	—	—	—	—	—	(77)	—	(77)
ESOP shares committed to be released (17,281 shares)	—	(110)	—	—	173	—	—	63
Stock-based compensation expense	—	296	—	—	—	—	—	296
Stock awards issued	—	(41)	—	—	—	41	—	—
Stock awards forfeited	—	122	—	—	—	(122)	—	—
Distribution to noncontrolling shareholder	—	—	—	—	—	—	(75)	(75)

Total comprehensive income									2,812
Less: Comprehensive income attributable to the noncontrolling interest in subsidiary									51

Comprehensive income attributable to FedFirst Financial Corporation									$2,761

Balance at December 31, 2009	$67	$29,558	$17,619	$(39)	$(1,728)	$(3,113)	$79	$42,443

See Notes to the Consolidated Financial Statements

FEDFIRST FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31,	2009	2008
(Dollars in thousands)
Cash flows from operating activities:
Net income (loss)	$557	$(2,145)
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Noncontrolling interest in net income of consolidated subsidiary	51	75
Provision for loan losses	1,090	878
Depreciation	563	506
Amortization of intangibles	98	—
Net gain on sales of available-for-sale securities	(73)	(202)
Impairment loss on securities	—	4,806
Impairment loss on real estate owned	124	—
Net gain on sales of real estate owned	(46)	—
Deferred income tax expense (benefit)	752	(1,317)
Net accretion (amortization) of security premiums and loan costs	187	(470)
Noncash expense for ESOP	63	118
Noncash expense for stock-based compensation	296	411
Noncash benefit plan reserve	—	445
Increase in bank-owned life insurance	(288)	(272)
Increase in other assets	(1,010)	(645)
(Decrease) increase in other liabilities	(367)	66

Net cash provided by operating activities	1,997	2,254
Cash flows from investing activities:
Net loan originations	(11,731)	(42,677)
Noncash income for cash surrender value of policy surrendered	—	(541)
Proceeds from maturities of and principal repayments of securities available-for-sale	23,152	16,819
Proceeds from sales of securities available-for-sale	4,094	29,783
Purchases of securities available-for-sale	(17,973)	(49,096)
Purchases of premises and equipment	(239)	(285)
Acquisition of Allsurance Insurance Agency	(525)	—
Increase in FHLB stock, at cost	—	(1,825)
Proceeds from sales of real estate owned	147	686

Net cash used in investing activities	(3,075)	(47,136)
Cash flows from financing activities:
Net decrease in short-term borrowings	(4,200)	(9,400)
Proceeds from long-term borrowings	22,100	62,500
Repayments of long-term borrowings	(37,799)	(21,764)
Net increase in deposits	20,777	17,246
Increase (decrease) in advance payments by borrowers for taxes and insurance	1	(3)
Purchases of common stock to be held in treasury	(77)	(1,350)
Distribution to noncontrolling shareholder	(75)	(52)

Net cash provided by financing activities	727	47,177

Net (decrease) increase in cash and cash equivalents	(351)	2,295
Cash and cash equivalents, beginning of year	7,847	5,552

Cash and cash equivalents, end of year	$7,496	$7,847

Supplemental cash flow information:
Cash paid for:
Interest on deposits and borrowings	$9,114	$9,877
Income tax expense	204	76
Real estate acquired in settlement of loans	405	595
Real estate owned financed	—	738
Accounts receivable on bank-owned life insurance	—	920

See Notes to the Consolidated Financial Statements

FEDFIRST FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Summary of Significant Accounting Policies

Nature of Operations

The accompanying Consolidated Financial Statements include the accounts of FedFirst Financial Corporation (“FedFirst Financial” or the “Company”), a federally chartered holding company established in 1999, whose wholly owned subsidiary is First Federal Savings Bank (“First Federal” or the “Bank”), a federally chartered stock savings bank, which owns FedFirst Exchange Corporation (“FFEC”). FFEC has an 80% controlling interest in Exchange Underwriters, Inc. (“Exchange Underwriters”). Exchange Underwriters is a full-service, independent insurance agency that offers property and casualty, commercial liability, surety and other insurance products. The Company is a majority owned subsidiary of FedFirst Financial Mutual Holding Company (“FFMHC”), a federally chartered mutual holding company. FFMHC has virtually no operations and assets other than an investment in the Company, and is not included in these financial statements. All significant intercompany transactions have been eliminated.

First Federal operates as a community-oriented financial institution offering residential, multi-family and commercial mortgages, consumer loans and commercial business loans as well as a variety of deposit products for individuals and businesses from nine locations in southwestern Pennsylvania. First Federal conducts insurance brokerage activities through Exchange Underwriters In March 2009, Exchange Underwriters expanded its operation through the acquisition of the Allsurance Insurance Agency (“Allsurance”), which is a full service independent insurance agency that offers life, health and property and casualty insurance for individuals and small businesses. The Bank is subject to competition from other financial institutions and to the regulations of certain federal and state agencies and undergoes periodic examinations by those regulatory authorities.

Estimates

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”), management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and income and expenses during the reporting period. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to determination of the allowance for losses on loans and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans, evaluation of securities for other-than-temporary impairment (“OTTI”), goodwill impairment, amortization of intangible assets, and the valuation of deferred tax assets.

Cash and Cash Equivalents

For purposes of the statements of cash flows, the Company has defined cash and cash equivalents as those amounts included in the statements of financial condition as cash and due from banks and interest-earning deposits.

Securities

The Company classifies securities at the time of purchase as either held-to-maturity, trading or available-for-sale. Securities that the Company has the positive intent and ability to hold to maturity are classified as securities held-to-maturity and are reported at amortized cost. Securities bought and held principally for the purpose of selling them in the near term are classified as securities for trading and reported at fair value with gains and losses included in earnings. The Company had no held-to-maturity or trading securities at December 31, 2009 or 2008. Securities not classified as held-to-maturity or trading securities are classified as securities available-for-sale and are reported at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income (“OCI”). Interest income includes amortization of purchase premium or discount. Premiums and discounts are amortized and accreted using the level yield method. Net gain or loss on the sale of securities is based on the amortized cost of the specific security sold.

Other-Than-Temporary Impairment

The Company reviews its investment portfolio on a quarterly basis for indications of impairment. This review includes analyzing the length of time and the extent to which the fair value has been lower than the cost, the financial condition and

FEDFIRST FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

near-term prospects of the issuer, including any specific events that may influence the operations of the issuer, and the Company’s intent and ability to hold the investment for a period of time sufficient to allow for any anticipated recovery in the market.

The Company recognizes credit-related OTTI on debt securities in earnings while noncredit-related OTTI on debt securities not expected to be sold is recognized in accumulated OCI. The Company assesses whether the credit loss existed by considering whether (a) the Company has the intent to sell the security, (b) it is more likely than not that the Company will be required to sell the security before recovery, or (c) the Company does not expect to recover the entire amortized cost basis of the security. The Company can bifurcate the OTTI on securities not expected to be sold or where the entire amortized cost of the security is not expected to be recovered into the components representing credit loss and the component representing loss related to other factors. The portion of the fair value decline attributable to credit loss is recognized through earnings.

Corporate debt securities are evaluated for OTTI by determining whether it is probable that an adverse change in estimated cash flows has occurred. Determining whether there has been an adverse change in estimated cash flows involves the calculation of the present value of remaining cash flows compared to previously projected cash flows. We consider the discounted cash flow analysis to be our primary evidence when determining whether credit-related OTTI exists on corporate debt securities.

Loans

Loans are stated at the outstanding principal amount of the loans, net of premiums and discounts on loans purchased, deferred loan costs, loans in process, and the allowance for loan losses. Interest income on loans is accrued and credited to interest income as earned. Loans are generally placed on nonaccrual status at the earlier of when they become delinquent 90 days or more as to principal or interest or when it appears that principal or interest is uncollectible. Interest accrued prior to a loan being placed on nonaccrual status is subsequently reversed. Interest income on nonaccrual loans is recognized only in the period in which it is ultimately collected. Loans are returned to an accrual status when factors indicating doubtful collectibility no longer exist.

Loan fees and direct costs of originating loans are deferred, and the net fee or cost is accreted or amortized to interest income as a yield adjustment over the contractual lives of the related loans using the interest method. Amortization of deferred loan fees is discontinued when a loan is placed on nonaccrual status.

Allowance for Loan Losses

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that in management’s judgment should be charged-off. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a quarterly basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, peer group information, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral, prevailing economic conditions and other factors related to the collectibility of the loan portfolio. This evaluation is inherently subjective as it involves a high degree of judgment and requires estimates that are susceptible to significant revision as more information becomes available.

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest according to the contractual terms of the loan agreement. Management performs individual assessments of larger impaired loans to determine the existence of loss exposure and, where applicable, the extent of loss exposure based upon the present value of expected future cash flows available to pay the loan, or based upon the estimated realizable collateral where a loan is collateral dependent. Generally, loans excluded from

FEDFIRST FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

the individual impairment analysis are collectively evaluated by management to estimate losses inherent in those loans. Management determines historical loss experience for each group of loans with similar risk characteristics within the portfolio based on loss experience for loans in each group. Loan categories represent groups of loans with similar risk characteristics and may include types of loans by product, large credit exposures, concentrations, loan grade, or any other characteristic that causes a loan’s risk profile to be similar to another. We also consider qualitative or environmental factors that are likely to cause estimated credit losses associated with the bank’s existing portfolio to differ from historical loss experience, including changes in lending policies and procedures; changes in the nature and volume of the loan portfolio; changes in experience, ability and depth of loan management; changes in the volume and severity of past due loans, non-accrual loans and adversely graded or classified loans; changes in the quality of the loan review system; changes in the value of underlying collateral for collateral dependent loans; existence of or changes in concentrations of credit; changes in economic or business conditions; and the effect of competition, legal and regulatory requirements on estimated credit losses.

Advertising Costs

The Company follows the policy of charging the costs of advertising to expense as incurred. Total advertising expense was approximately $200,000 and $119,000 for the years ended December 31, 2009 and 2008, respectively.

Real Estate Owned

When properties are acquired through foreclosure, they are transferred at estimated fair value less estimated selling costs, and any required write-downs are charged to the allowance for loan losses. Subsequently, such properties are carried at the lower of the adjusted cost or fair value less estimated selling costs. Estimated fair value of the property is generally based on an appraisal.

Premises and Equipment

Land is carried at cost. Office properties and equipment are carried at cost less accumulated depreciation and amortization. Buildings and leasehold improvements are depreciated using the straight-line method using useful lives ranging from 10 to 40 years.

Furniture, fixtures, and equipment are depreciated using the straight-line method with useful lives ranging from 3 to 10 years. Charges for maintenance and repairs are expensed as incurred.

Bank-Owned Life Insurance

The Company purchased insurance on the lives of certain executive officers and directors. The policies accumulate asset values to meet future liabilities, including the payment of employee benefits. Increases in the cash surrender value and proceeds upon the death of a key employee are recorded as noninterest income in the Consolidated Statements of Operations. The cash surrender value of bank-owned life insurance is recorded as an asset in the Consolidated Statements of Financial Condition.

Goodwill

Goodwill is reported separate from other intangible assets in the Consolidated Statements of Financial Condition and is not amortized but tested for impairment annually or more frequently if impairment indicators arise. No impairment charge was deemed necessary for the years ended December 31, 2009 and 2008.

Intangible Assets

The Company determines the accounting for intangible assets based on their useful life. An intangible asset with a finite useful life is amortized whereas an intangible asset with an indefinite useful life is not amortized. The useful life of an intangible asset is the period over which the asset is expected to contribute directly or indirectly to the future cash flows of the Company. The Company evaluates the remaining useful life of its intangible assets that are being amortized annually to determine whether events and circumstances warrant a revision to the remaining period of amortization. An intangible asset is not written down or off in the period of acquisition unless it becomes impaired during that period.

FEDFIRST FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In March 2009, Exchange Underwriters expanded its operation through the acquisition of Allsurance. The total acquisition cost recorded for Allsurance was $525,000, which included $500,000 of intangible assets related to a non-compete agreement and customer list and $25,000 of premises and equipment. The intangible assets are amortized over their estimated useful lives of four to five years. At December 31, 2009, there were $402,000 in net intangible assets. The Company periodically assesses whether events or changes in circumstances indicate that the carrying amounts of intangible assets may be impaired.

Income Taxes

The provision for income taxes is the total of the current year income tax due or refundable and the change in the deferred tax assets and liabilities. Deferred tax assets and liabilities are the estimated future tax consequences attributable to differences between the financial statements’ carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The realization of deferred tax assets is assessed and a valuation allowance provided, when necessary, for that portion of the asset which is not likely to be realized. Management believes, based upon current facts, that it is more likely than not there will be sufficient taxable income in future years to realize the deferred tax assets. The Company and its subsidiaries, which are parties to a tax allocation agreement, file a consolidated federal income tax return. The Company had no uncertain tax positions at December 31, 2009 and 2008.

Treasury Stock

Repurchase of shares of FedFirst Financial’s common stock are recorded at cost as a reduction of stockholders’ equity. Common stock held in treasury is reissued at average cost.

Investment in Affordable Housing Projects

The Company accounted for its limited partnership interests in affordable housing projects under the cost-recovery method. The Company received tax credits each year over a ten-year period. The investment was completely amortized at December 31, 2005.

At December 31, 2009 and 2008, there was approximately $1.0 million of credits that have not been utilized. The credits have been reflected as an asset and are available to be used to offset future taxes payable, with the credits expiring in years 2015 through 2020. Management believes, based upon current facts, that it is more likely than not there will be sufficient income in future years to be able to use the tax credits.

Comprehensive Income (Loss)

The Company is required to present comprehensive income (loss) and its components in a full set of general purpose financial statements for all periods presented. Other comprehensive income (loss) is comprised of net unrealized holding gains (losses) on its available-for-sale securities. The Company has elected to report the effects of its OCI as part of the Consolidated Statements of Changes in Stockholders’ Equity and Comprehensive Loss.

Federal Home Loan Bank System

The Company is a member of the Federal Home Loan Bank System. As a member, the Bank is required to maintain an investment in the capital stock of the Federal Home Loan Bank of Pittsburgh (“FHLB”). Deficiencies, if any, in the required investment at the end of any reporting period are purchased in the subsequent reporting period. The Company may receive dividends on its FHLB capital stock, which are included in interest income and are recognized when declared. The investment is carried at cost. No ready market exists for the stock, and it has no quoted market value. In December 2008, the FHLB of Pittsburgh notified member banks that it was suspending dividend payments and the repurchase of capital stock.

Earnings (Loss) Per Share

Basic earnings (loss) per common share is calculated by dividing the net income (loss) available to common stockholders by the weighted-average number of common shares outstanding during the period. Diluted earnings (loss) per

FEDFIRST FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

common share is computed in a manner similar to basic earnings (loss) per common share except that the weighted-average number of common shares outstanding is increased to include the incremental common shares (as computed using the treasury stock method) that would have been outstanding if all potentially dilutive common stock equivalents were issued during the period. Common stock equivalents include restricted stock awards and stock options. Anti-dilutive shares are common stock equivalents with weighted-average exercise prices in excess of the weighted-average market value for the periods presented. Unallocated common shares held by the Employee Stock Ownership Plan (“ESOP”) are not included in the weighted-average number of common shares outstanding for purposes of calculating both basic and diluted earnings per common share until they are committed to be released.

Stock-Based Compensation

In 2006, FedFirst Financial Corporation’s stockholders approved the 2006 Equity Incentive Plan (the “Plan”). The purpose of the Plan is to promote the Company’s success and enhance its value by linking the personal interests of its employees, officers, directors and directors emeritus to those of the Company’s stockholders, and by providing participants with an incentive for outstanding performance. All of the Company’s salaried employees, officers and directors are eligible to participate in the Plan. The Plan authorizes the granting of options to purchase shares of the Company’s stock, which may be non-statutory stock options or incentive stock options, and restricted stock which is subject to restrictions on transferability and subject to forfeiture. The Plan reserved an aggregate number of 453,617 shares of which 324,012 may be issued in connection with the exercise of stock options and 129,605 may be issued as restricted stock.

Awards are typically granted with a 5 year vesting period and a vesting rate of 20% per year. The contractual life of stock options is typically 10 years from the date of grant. The exercise price for options is the closing price on the date of grant. The Company recognizes expense associated with the awards over the vesting period. Unrecognized compensation cost related to nonvested stock-based compensation is recognized ratably over the remaining service period. The per share weighted-average fair value of stock options granted with an exercise price equal to the market value on the date of grant is calculated using the Black-Scholes-Merton option pricing model, using assumptions for expected life, expected dividend rate, risk-free interest rate, and an expected volatility. The Company uses the simplified method to determine the expected term because it does not have sufficient historical exercise data to provide a reasonable basis upon which to estimate expected term due to the limited period of time its shares have been publicly traded.

Fair Value of Financial Instruments

Fair values are determined by a third party pricing service using both quoted prices for similar assets, when available, and model-based valuation techniques that derive fair value based on market-corroborated data, such as instruments with similar prepayment speeds and default interest rates. In some instances, the fair value of certain securities cannot be determined using these techniques due to the lack of relevant market data. As such, these securities are valued using an alternative technique and classified within Level 3 of the fair value hierarchy.

Revenue Recognition of Insurance Commissions and Contingency Fees

Exchange Underwriters records insurance commission based on the method in which the policy is billed. For policies that Exchange Underwriters directly bills to policyholders, income is recorded when billed. For policies an insurance company directly bills to policyholders on behalf of Exchange Underwriters, income is recorded as payments are received.

Exchange Underwriters also receives guaranteed supplemental payments and contingency fees that may be significant to its financial results. Guaranteed supplemental payments and contingency fees are dependent on several factors, which include, but are not limited to, eligible written premiums, earned premiums, incurred losses, and stop loss charges. Guaranteed supplemental payments are only accrued when insurance companies offer a lock-in provision and Exchange Underwriters agrees to a stipulated amount that typically includes a predetermined percentage adjusting the final payout calculations. Otherwise, contingency fees are recorded on a cash basis when received based on final calculations. Contingency fees are typically received in the first quarter of the year. Since insurance companies are not required to provide any estimates, the Company is not able to accrue contingency fees in the period earned as it does with guaranteed supplemental payments.

FEDFIRST FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Reclassifications of Prior Year’s Statements

Certain previously reported items have been reclassified to conform to the current year’s classifications.

Recent Accounting Pronouncements

Accounting Standards Update (“ASU”) No. 2009-01, Generally Accepted Accounting Principles (Topic 105)—amendments based on Statement of Financial Accounting Standards No. 168—The FASB Accounting Standards Codification™ and the Hierarchy of Generally Accepted Accounting Principles. This ASU, published in July 2009, amends the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) for the issuance of FASB Statement of Financial Accounting Standard (“SFAS”) No. 168. This ASU includes SFAS No. 168 in its entirety, including the accounting standards update instructions contained in Appendix B of the Statement. In June 2009, the FASB issued SFAS No. 168, The FASB Accounting Standards CodificationTM and the Hierarchy of Generally Accepted Accounting Principles. This statement identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with GAAP. The FASB ASC became the source of authoritative GAAP for financial statements issued for interim and annual periods ending after September 15, 2009. Rules and interpretive releases of the Securities and Exchange Commission (“SEC”) under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. On September 15, 2009, all then-existing non-SEC accounting and reporting standards were superseded and all nongrandfathered, non-SEC accounting literature not included in the ASC was deemed nonauthoritative. The issuance of this ASU and the ASC did not change GAAP and therefore did not have an impact on the Company’s financial position or results of operation upon adoption on September 15, 2009.

FASB no longer issues new standards in the form of Statements, FASB Staff Positions (“FSP”), or Emerging Issues Task Force Abstracts. Instead, it issues ASUs. FASB will not consider ASUs as authoritative in their own right. ASUs will serve only to update the ASC, provide background information about the guidance, and provide the bases for conclusions on the change(s) in the ASC.

ASC 855-10 Subsequent Events. ASC 855-10 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before the financial statements are issued or are available to be issued. In particular, this ASC sets forth:

•

The period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements.

•	The circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements.

•	The disclosures that an entity should make about events or transactions that occurred after the balance sheet date.

Additionally, the ASC requires disclosure of the date through which an entity has evaluated subsequent events and the basis for that date, that is, whether that date represents the date the financial statements were issued or were available to be issued. This disclosure is intended to alert all users of the financial statements that an entity has not evaluated subsequent events after that date in the set of financial statements being presented. This ASC was effective for interim and annual periods ending after June 15, 2009 and did not have a material impact on the Company’s financial condition or results of operation.

In February 2010, the FASB issued ASU No. 2010-09 which describes amendments to ASC 855-10 and clarifies which entities are required to evaluate subsequent events through the date the financial statements are issued and the scope of subsequent events disclosures. This ASU removes the requirement for an SEC filer to disclose the date through which subsequent events have been evaluated in both issued and revised financial statements. Except as noted in paragraph 12, all other amendments or additions by ASU No. 2010-09 are effective upon issuance of the ASU No. 2010-09. Adoption of this ASU did not have a material impact on the Company’s financial condition or results of operation.

FEDFIRST FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Determining Whether a Market Is Not Active and a Transaction Is Not Distressed. In April 2009, FASB issued ASC 820-10-35-51A and ASC820-10-35-51E, Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly. Fair value is defined as the price that would be received to sell the asset or transfer the liability in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants at the measurement date under current market conditions. These ASCs provide additional guidance on determining when the volume and level of activity for the asset or liability has significantly decreased and includes guidance on identifying circumstances when a transaction may not be considered orderly.

These ASCs also provide a list of factors that a reporting entity should evaluate to determine whether there has been a significant decrease in the volume and level of activity for the asset or liability in relation to normal market activity for the asset or liability. When the reporting entity concludes there has been a significant decrease in the volume and level of activity for the asset or liability, further analysis of the information from that market is needed and significant adjustments to the related prices may be necessary to estimate fair value. This ASC clarifies that when there has been a significant decrease in the volume and level of activity for the asset or liability, some transactions may not be orderly. In those situations, the entity must evaluate the weight of the evidence to determine whether the transaction is orderly. These ASCs provide a list of circumstances that may indicate that a transaction is not orderly. A transaction price that is not associated with an orderly transaction is given little, if any, weight when estimating fair value.

These ASCs were effective for interim and annual reporting periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. An entity early adopting these ASCs must also early adopt ASC 320-10-35-33A through 35A, Recognition and Presentation of Other-Than-Temporary Impairments. The Company adopted these ASCs and they did not have a material effect on the Company’s financial condition or results of operations.

Recognition and Presentation of Other-Than-Temporary Impairments. In April 2009, the FASB issued ASC 320-10-35-33A through 35A, Recognition and Presentation of Other-Than-Temporary Impairments. This ASC clarifies the interaction of the factors that should be considered when determining whether a debt security is other-than-temporarily impaired. For debt securities, management must assess whether (a) it has the intent to sell the security and (b) it is more likely than not that it will be required to sell the security prior to its anticipated recovery. These steps are done before assessing whether the entity will recover the cost basis of the investment. Previously, this assessment required management to assert that it has both the intent and the ability to hold a security for a period of time sufficient to allow for an anticipated recovery in fair value to avoid recognizing an other-than-temporary impairment (“OTTI”). This change does not affect the need to forecast recovery of the value of the security through either cash flows or market price.

In instances when a determination is made that OTTI exists but the investor does not intend to sell the debt security and it is not more likely than not that it will be required to sell the debt security prior to its anticipated recovery, ASC 320-10-35-34C changes the presentation and amount of the OTTI recognized in the income statement. The OTTI is separated into (a) the amount of the total OTTI related to a decrease in cash flows expected to be collected from the debt security (the credit loss) and (b) the amount of the total OTTI related to all other factors. The amount of the total OTTI related to the credit loss is recognized in earnings. The amount of the total OTTI related to all other factors is recognized in other comprehensive loss.

This ASC was effective for interim and annual reporting periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. The Company adopted this pronouncement and recorded a $1.1 million increase to retained earnings (net of $584,000 of taxes) and a corresponding increase to accumulated other comprehensive loss as the cumulative effect adjustment for the noncredit-related portion of OTTI losses previously recognized in earnings. Refer to Note 2 for further discussion.

Interim Disclosures about Fair Value of Financial Instruments. In April 2009, the FASB issued ASC 825-10-50-10, Interim Disclosures about Fair Value of Financial Instruments. This ASC requires disclosures about fair value of financial instruments for interim reporting periods of publicly traded companies as well as in annual financial statements. This ASC was effective for interim and annual reporting periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. An entity early adopting this ASC must also early adopt ASC 820-10-35-51A and ASC 820-10-35-51E and ASC 320-10-35-33A through 35A. The Company adopted this pronouncement and it did not have a material effect on the Company’s financial condition or results of operations.

FEDFIRST FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

ASU No. 2009-05, Fair Value Measurements and Disclosures (Topic 820)—Measuring Liabilities at Fair Value. This ASU amends FASB ASC 820-10, Fair Value Measurements and Disclosures, to provide guidance on the fair value measurement of liabilities within the scope of ASC 820. The ASU states that if a quoted price in an active market for the identical liability is available, it represents a Level 1 fair value measurement. In circumstances in which a quoted price in an active market for an identical liability is not available, a reporting entity must measure fair value using one or more of the following techniques:

•	A valuation technique that uses the quoted price of the identical liability when traded as an asset

•	A valuation technique that uses the quoted price for similar liabilities when traded as assets

•	Another valuation technique that is consistent with the principles of Topic 820, such as an income approach or a market approach.

This ASU was effective for the first reporting period beginning after August 28, 2009 and did not have a material impact on the Company’s financial condition or results of operation.

Effective Date of FASB Statement No. 157. In February 2008, the FASB issued ASC 820-10-65-1 Transition and Open Effective Date Information related to FSP FAS 157-2, Effective Date of FASB Statement No. 157, that permits a one-year deferral in applying the measurement provisions of ASC 820-10-15-1A to non-financial assets and non-financial liabilities (non-financial items) that are not recognized or disclosed at fair value in an entity’s financial statements on a recurring basis (at least annually). Therefore, if the change in fair value of a non-financial item is not required to be recognized or disclosed in the financial statements on an annual basis or more frequently, the effective date of application ASC 820-10-15-1A to that item is deferred until fiscal years beginning after November 15, 2008 and interim periods within those fiscal years. This ASC was adopted on January 1, 2009 and did not have a material effect on the Company’s financial condition or results of operations.

ASC 810-10 Noncontrolling Interests in Consolidated Financial Statements. ASC 810-10 establishes standards related to the treatment of noncontrolling interests. A noncontrolling interest, sometimes called a minority interest, is the portion of equity in a subsidiary not attributable, directly or indirectly, to a parent. This ASC requires noncontrolling interests to be treated as a separate component of equity, not as a liability or other item outside permanent equity. The ASC applies to the accounting for noncontrolling interests and transactions with noncontrolling interest holders in consolidated financial statements. The objective of this ASC is to improve the relevance, comparability, and transparency of the financial information that a reporting entity provides in its consolidated financial statements. Before this ASC was issued, limited guidance existed for reporting noncontrolling interests. As a result, considerable diversity in practice existed. So-called minority interests were reported in the consolidated statement of financial position as liabilities or in the mezzanine section between liabilities and equity. This ASC was effective for fiscal years and interim periods within those fiscal years beginning on or after December 15, 2008. This ASC was adopted on January 1, 2009 due to the Bank’s 80% controlling interest in Exchange Underwriters and did not have a material effect on the Company’s financial condition or results of operations.

ASU 2010-02 Consolidation (Topic 810)—Accounting and Reporting for Decreases in Ownership of a Subsidiary—A Scope Clarification. In January 2010, the FASB issued ASU 2010-02, Consolidation (Topic 810)—Accounting and Reporting for Decreases in Ownership of a Subsidiary—A Scope Clarification, which clarifies that the scope of the decrease in ownership provisions of ASC 810-10 and related guidance applies to:

•	A subsidiary or group of assets that is a business or nonprofit activity;

•	A subsidiary that is a business or nonprofit activity that is transferred to an equity method investee or joint venture; and

•	An exchange of a group of assets that constitutes a business or nonprofit activity for a noncontrolling interest in an entity (including an equity method investee or joint venture).

This ASU also clarifies that the decrease in ownership guidance in ASC 810-10 does not apply to: (a) sales of in substance real estate; and (b) conveyances of oil and gas mineral rights, even if these transfers involve businesses.

FEDFIRST FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The amendments in this ASU expand the disclosure requirements about deconsolidation of a subsidiary or derecognition of a group of assets to include:

•	The valuation techniques used to measure the fair value of any retained investment;

•	The nature of any continuing involvement with the subsidiary or entity acquiring the group of assets; and

•

Whether the transaction that resulted in the deconsolidation or derecognition was with a related party or whether the former subsidiary or entity acquiring the assets will become a related party after the transaction.

This ASU is effective beginning in the period that an entity adopts ASC 810-10. If an entity has previously adopted ASC 810-10, the amendments are effective beginning in the first interim or annual reporting period ending on or after December 15, 2009. The amendments in this ASU should be applied retrospectively to the first period that an entity adopts ASC 810-10. This ASC did not have a material effect on the Company’s financial condition or results of operations. The Company has not yet determined the impact that the adoption of this ASU will have on its financial condition and results of operations.

ASU 2010-06 Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements. The FASB issued ASU 2010-06, Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements, which requires new disclosures and clarifies existing disclosure requirements about fair value measurement as set forth in ASC 820-10. The FASB’s objective is to improve these disclosures and, thus, increase the transparency in financial reporting. Specifically, ASU 2010-06 amends ASC 820-10 to now require:

•	A reporting entity to disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and describe the reasons for the transfers; and

•	In the reconciliation for fair value measurements using significant unobservable inputs, a reporting entity should present separately information about purchases, sales, issuances, and settlements.

In addition, ASU 2010-06 clarifies the requirements of the following existing disclosures:

•

For purposes of reporting fair value measurement for each class of assets and liabilities, a reporting entity needs to use judgment in determining the appropriate classes of assets and liabilities; and

•	A reporting entity should provide disclosures about the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements.

ASU 2010-06 is effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. Early adoption is permitted. The Company has not yet determined the impact that the adoption of this ASU will have on its financial condition and results of operations.

2. Securities

The following table sets forth the amortized cost and fair value of securities available-for-sale at the dates indicated (dollars in thousands).

December 31, 2009	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Government-sponsored enterprises	$5,954	$15	$224	$5,745
Municipal bonds	4,014	257	—	4,271
Mortgage-backed	35,467	1,476	7	36,936
REMICs	30,144	1,178	857	30,465
Corporate debt	3,995	—	1,902	2,093
Equities	49	—	—	49

Total securities available-for-sale	$79,623	$2,926	$2,990	$79,559

FEDFIRST FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2008	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Government-sponsored enterprises	$9,267	$99	$—	$9,366
Mortgage-backed	41,359	708	87	41,980
REMICs	32,590	318	525	32,383
Corporate debt	3,995	—	2,340	1,655
Equities	49	—	—	49

Total securities available-for-sale	$87,260	$1,125	$2,952	$85,433

The amortized cost and fair value of securities at December 31, 2009 by contractual maturity were as follows. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without penalties (dollars in thousands).

	Amortized Cost	Fair Value
Due in one year or less	$—	$—
Due from one to five years	2,008	2,073
Due from five to ten years	11,478	11,783
Due after ten years	66,088	65,654
No scheduled maturity	49	49

Total	$79,623	$79,559

Securities with an amortized cost and fair value of $11.9 and $12.4 million, respectively, at December 31, 2009 and $9.9 and $10.0 million, respectively, at December 31, 2008 were pledged to secure public deposits and repurchase agreements.

Proceeds from the sales of securities available-for-sale for the year ended December 31, 2009 were $4.1 million and related gross realized gains totaled $73,000. Proceeds from the sales of securities available-for-sale for the year ended December 31, 2008 were $29.8 million and related gross realized gains totaled $335,000 and gross realized losses totaled $133,000 netting to a gain of $202,000.

The following table presents gross unrealized losses and fair value of securities aggregated by category and length of time that individual securities have been in a continuous loss position at the dates indicated (dollars in thousands). There were 11 private label REMICs that had an OTTI of $4.8 million that are not included in the table at December 31, 2008 as they were written down to fair value.

	Less than 12 months			12 months or more			Total
December 31, 2009	Number of Securities	Fair Value	Gross Unrealized Losses	Number of Securities	Fair Value	Gross Unrealized Losses	Number of Securities	Fair Value	Gross Unrealized Losses
Government-sponsored enterprises	1	$2,775	$224	—	$—	$—	1	$2,775	$224
Mortgage-backed	9	2,111	6	1	16	1	10	2,127	7
REMICs:
Private label issuer:
Prime fixed and adjustable rate	—	—	—	3	955	25	3	955	25
Alt-A fixed rate	4	2,010	622	3	2,755	201	7	4,765	823
Government-sponsored enterprises	3	598	7	1	638	2	4	1,236	9

Total REMICs	7	2,608	629	7	4,348	228	14	6,956	857
Corporate debt	—	—	—	3	2,093	1,902	3	2,093	1,902

Total securities temporarily impaired	17	$7,494	$859	11	$6,457	$2,131	28	$13,951	$2,990

FEDFIRST FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	Less than 12 months			12 months or more			Total
December 31, 2008	Number of Securities	Fair Value	Gross Unrealized Losses	Number of Securities	Fair Value	Gross Unrealized Losses	Number of Securities	Fair Value	Gross Unrealized Losses
Mortgage-backed	71	$9,052	$86	2	$14	$1	73	$9,066	$87
REMICs:
Private label issuer:
Prime fixed and adjustable rate	3	1,277	137	2	710	185	5	1,987	322
Alt-A fixed rate	1	894	23	—	—	—	1	894	23
Government-sponsored enterprises	7	3,406	180	—	—	—	7	3,406	180

Total REMICs	11	5,577	340	2	710	185	13	6,287	525
Corporate debt	—	—	—	3	1,655	2,340	3	1,655	2,340

Total securities temporarily impaired	82	$14,629	$426	7	$2,379	$2,526	89	$17,008	$2,952

The Company reviews its investment portfolio on a quarterly basis for indications of impairment. This review includes analyzing the length of time and the extent to which the fair value has been lower than the cost, the financial condition and near-term prospects of the issuer including any specific events that may influence the operations of the issuer, and the intent and ability to hold the investment for a period of time sufficient to allow for any anticipated recovery in the market.

Private Label—REMICS—The Company invests in and is subject to credit risk related to private label REMICs that are directly supported by underlying mortgage loans. The Company’s private label REMICs are credit-enhanced, senior tranches of securities in which the subordinate classes of the securities provide credit support for the senior class of securities. Losses in the underlying loan pool would generally have to exceed the credit support provided by the subordinate classes of securities before the senior class of securities would experience any credit losses.

At December 31, 2009, the Company had 10 securities with an unrealized loss of $848,000 of which six securities with an unrealized loss of $226,000 were in a loss position for 12 months or greater and the remaining four securities with an unrealized loss of $622,000 were in a loss position for less than 12 months. The securities consist of the following vintages that range from 2003—2007 as noted (dollars in thousands):

	Less than 12 months			12 months or more			Total
December 31, 2009	Number of Securities	Fair Value	Gross Unrealized Losses	Number of Securities	Fair Value	Gross Unrealized Losses	Number of Securities	Fair Value	Gross Unrealized Losses
Vintage
2003	—	$—	$—	3	$1,355	$21	3	$1,355	$21
2004	—	—	—	1	374	16	1	374	16
2005	1	365	38	—	—	—	1	365	38
2006	2	1,233	416	2	1,981	189	4	3,214	605
2007	1	412	168	—	—	—	1	412	168

Total	4	$2,010	$622	6	$3,710	$226	10	$5,720	$848

The vintages for 2006-2007 represent the majority of the unrealized loss in this category. At December 31, 2009, the credit ratings for 2003-2004 vintages were investment grade and 2005-2007 vintages were below investment grade. The increase in unrealized loss compared to December 31, 2008 was primarily the result of $1.7 million of previously recognized OTTI deemed to be noncredit-related loss which was reclassified from retained earnings to accumulated other comprehensive loss (“OCL”) on April 1, 2009.

The Company determined credit losses by estimating the cash flows of the individual securities based on the collateral (underlying mortgages) and taking into consideration the transaction structure, which includes any subordination or credit enhancements that exist. The model also required estimates/projections of a number of key assumptions, which include prepayment rates, loss severity and default rates.

To determine estimates for the key assumptions the Company reviewed the historical performance of each security in the context of the uncertain economic environment. Specific details of the collateral (underlying mortgages) and

FEDFIRST FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

whether there were any characteristics between securities that could provide insight into future performance were evaluated. The review of historical performance focused on loss severities, default rates, delinquencies and foreclosure percentages. The Company reviewed the individual securities and the composition of collateral, which included types of loans (fixed, interest only), term (30 year, 10 year interest only), geographic concentrations (California and Florida), loan-to-value ratios (average 70%), and FICO scores (average 700). Based on this information, the Company was able to compile key assumptions and perform cash modeling to determine potential impairment. These assumptions were utilized in determination of credit losses. These are estimates and are highly subjective. If conditions deteriorate, the Company may incur additional OTTI. The key base assumptions are as follows and represent the ranges utilized for individual securities.

Key Assumptions	Percentage
Conditional prepayment rate	6%
Loss Severity	39 – 63%
Default	5 –10.5%

Based upon analysis of third party provider reports and review of key assumptions on an individual security basis and the fact that the Company does not expect to sell these securities and it is more likely than not that the Company will not be required to sell the securities before recovery of its amortized cost basis, we concluded there is no additional OTTI on these securities at December 31, 2009.

At December 31, 2008, the Company had a total of 17 private label REMICs with an amortized cost of $14.3 million and a fair market value of $9.2 million. Private label REMICs held by the Company at December 31, 2008 are summarized in the following table by vintage (year of origination) prior to evaluation for OTTI (dollars in thousands).

Vintage	Number of Securities	Amortized Cost	Fair Value	Gross Unrealized Losses
2003	5	$2,713	$2,485	$228
2004	1	514	397	117

Total 2003-2004	6	3,227	2,882	345
2005	1	610	385	225
2006	7	7,699	4,444	3,255
2007	3	2,811	1,485	1,326

Total 2005-2007	11	11,120	6,314	4,806

Total 2003-2007	17	$14,347	$9,196	$5,151

As part of the Company’s review of its available for sale securities at December 31, 2008, it was determined that 11 private label REMICs for vintages 2005 through 2007 with an unrealized loss of $4.8 million had OTTI. As such, the amortized cost of these securities was reduced by the $4.8 million to reflect fair market value and an impairment loss on securities was recorded for the period. Of these securities, 9 were significantly downgraded by the rating agencies in December 2008 with all but one accorded below investment grade status. In addition to the decrease in fair market value, the underlying assets reflected further deterioration with respect to delinquencies, foreclosures and payment speed which identified a potential loss of principal based on cash flow analysis.

In the second quarter of 2009, the Company adopted accounting standards related to the recognition and presentation of OTTI, which requires the recognition of credit-related OTTI on debt securities in earnings while noncredit-related OTTI on debt securities not expected to be sold is recognized in accumulated OCI. The standards require the Company to assess whether the credit loss existed by considering whether (a) the Company has the intent to sell the security, (b) it is more likely than not that it will be required to sell the security before recovery, or (c) it does not expect to recover the entire amortized cost basis of the security. The guidance allows the Company to bifurcate the OTTI on securities not expected to be sold or where the entire amortized cost of the security is not expected to be recovered into the components representing credit loss and the component representing loss related to other factors. The portion of the fair value decline attributable to credit loss must be recognized through earnings.

FEDFIRST FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In accordance with the guidance, the Company evaluated the previously recognized $4.8 million of OTTI charges for private label REMICs. The Company determined that $3.1 million of the OTTI charges were credit-related and $1.7 million of the OTTI charges were noncredit-related. (To determine the credit related loss, the Company utilized the process as noted in this section). Since the Company does not expect to sell these securities and it is more likely than not that the Company will not be required to sell the securities before recovery of their amortized cost basis, the Company recorded a $1.1 million increase to retained earnings (net of $584,000 of taxes) and a corresponding increase to accumulated OCL as the cumulative effect adjustment for the noncredit-related portion at April 1, 2009.

Corporate Debt—At December 31, 2009, the Company had three securities that were in an unrealized loss position for 12 months or greater at an amount of $1.9 million. These securities consist of two pools of insurance company-issued preferred trust obligations. These securities were downgraded from their original rating issuance to below investment grade. The lack of liquidity in the market for this type of security, credit rating downgrades and market uncertainties are factors contributing to the unrealized losses on these securities. The following table provides additional information related to the Company’s pooled preferred trust obligations at December 31, 2009 (dollars in thousands):

Pool	Class	Tranche	Amortized Cost	Fair Value	Unrealized Loss	S&P / Fitch Rating	Current Number of Insurance Companies	Total Collateral	Current Deferrals and Defaults	Performing Collateral	Additional Immediate Deferrals / Defaults Before Causing an Interest Shortfall (a)	Additional Immediate Deferrals / Defaults Before Causing a Break in Yield (b)
I-PreTSL 1	Mezzanine	B-3	$1,500	$799	$(701)	B+/BB	17	$193,500	$17,500	$176,000	$97,500	$50,500
I-PreTSL 2	Mezzanine	B-3	2,495	1,294	(1,201)	B+/BB	29	378,000	—	378,000	153,000	140,500

			$3,995	$2,093	$(1,902)

(a)    A temporary interest shortfall is caused by an amount of deferrals/defaults high enough such that there is insufficient cash flow available to pay current interest on the given tranche or by breaching the principal coverage test of the tranche immediately senior to the given tranche. Amounts presented represent additional deferrals/defaults beyond those currently existing that must occur before the security would experience an interest shortfall.

(b)    A break in yield for a given tranche means that deferrals/defaults have reached such a level that the tranche would not receive all of its contractual cash flows (principal and interest) by maturity (so not just a temporary interest shortfall, but an actual loss in yield on the investment). In other words, the magnitude of the defaults/deferrals has depleted all of the credit enhancement (excess interest and over-collateralization) beneath the given tranche. Amounts presented represent additional deferrals/defaults beyond those currently existing that must occur before the security would experience a break in yield.

These securities are evaluated for OTTI by determining whether it is probable that an adverse change in estimated cash flows has occurred. Determining whether there has been an adverse change in estimated cash flows involves the calculation of the present value of remaining cash flows compared to previously projected cash flows. The Company considers the discounted cash flow analysis to be primary evidence when determining whether credit-related OTTI exists. Additionally, reports are reviewed that provide information for the amount of deferral/defaults that would have to occur to prevent the tranche from collecting contractual cash flows (principal and interest). None of these securities are projecting a cash flow disruption, nor have any of these securities experienced a cash flow disruption. The Company also reviewed each of the issues’ collateral participants, including their financial condition, ratings provided by A. M. Best (for insurance companies), and adverse conditions specifically related to industry or geographic area. This information did not suggest additional deferrals and defaults in the future that would result in the securities not receiving all of their contractual cash flows. Based on the analysis performed and the fact that the Company does not expect to sell these securities and it is not more likely than not that the Company will be required to sell the securities before recovery of their amortized cost basis, the Company concluded that there is no OTTI on these securities at December 31, 2009.

Other Securities—This category includes Government-Sponsored Enterprises (“GSE”), municipal bonds, mortgage-backed and GSE—REMICS. At December 31, 2009, the Company had a total of 15 securities with an unrealized loss of $240,000 in these categories. Of this total, two securities with an unrealized loss of $3,000 were in a loss position for 12 months or greater and the remaining 13 securities with an unrealized loss of $237,000 were in a loss position for less than 12 months. An evaluation of the individual securities was performed whereby we reviewed all credit ratings and noted all remain at investment grade. Additionally, all securities are issued and backed by a

FEDFIRST FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Government-Sponsored Enterprise (“FNMA” or “FHLMC”). The Company believes the unrealized losses are due to changes in market interest rates. The Company does not intend to sell the securities and it is more likely than not it will not be required to sell the securities before their recovery. The Company expects to recover the entire amortized cost basis of these securities and concluded that there is no OTTI on these securities.

FHLB Stock—The Company is a member of the FHLB of Pittsburgh. As a member, the Company is required to purchase and hold stock in the FHLB to satisfy membership and borrowing requirements in order to obtain low cost products and services offered by the FHLB. Unlike investment securities, FHLB stock does not provide its holders with an opportunity for appreciation because by regulation FHLB stock can only be purchased, redeemed and transferred at par value. At December 31, 2009 and December 31, 2008, the Company’s FHLB stock totaled $6.9 million.

The Company evaluates impairment in FHLB stock when certain conditions warrant further consideration. In December 2008, the FHLB voluntarily suspended dividend payments on its stock as well as the repurchase of excess stock from members. The FHLB stated that this was due to a reduction in core earnings and concern over the FHLB’s capital position. After evaluating such factors as the capital adequacy of the FHLB, its overall operating performance and the FHLB’s liquidity and funding position, the Company concluded that the par value was ultimately recoverable and no impairment charge was recognized at December 31, 2009.

3. Loans

The following table sets forth the composition of the Company’s loan portfolio at the dates indicated (dollars in thousands).

December 31,	2009	2008
Real estate—mortgage:
One-to-four family residential	$158,073	$155,871
Multi-family	9,991	10,946
Commercial	31,405	24,301

Total real estate—mortgage	199,469	191,118

Real estate—construction:
Residential	3,028	9,833
Commercial	2,576	3,443

Total real estate—construction	5,604	13,276

Consumer:
Home equity	27,090	22,344
Loans on savings accounts	929	886
Other	1,314	821

Total consumer	29,333	24,051

Commercial business	10,327	8,474

Total loans	$244,733	$236,919

Net premium on loans purchased	108	120
Net deferred loan costs	829	850
Loans in process	(2,774)	(5,899)
Allowance for loan losses	(2,509)	(1,806)

Loans, net	$240,387	$230,184

Activity in the allowance for loan losses was as follows (dollars in thousands).

Years Ended December 31,	2009	2008
Allowance at beginning of year	$1,806	$1,457
Provision for loan losses	1,090	878
Charge-offs	(390)	(529)
Recoveries	3	—

Net charge-offs	(387)	(529)

Allowance at end of year	$2,509	$1,806

FEDFIRST FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Nonaccrual loans consist primarily of residential and multi-family mortgage loans at December 31, 2009 and residential and commercial real estate mortgage loans at December 31, 2008. Nonaccrual loans increased $595,000 over the prior year primarily related to two multi-family properties in the purchased secondary market portfolio that are in the process of foreclosure. Interest income that would have been recorded for the years ended December 31, 2009 and December 31, 2008 had nonaccruing loans been current according to their original terms amounted to $80,000 and $81,000, respectively. No interest related to nonaccrual loans was included in interest income for the year ended December 31, 2009 and 2008. The following table sets forth the nonaccrual loans for the years ended December 31, 2009 and 2008 (dollars in thousands).

December 31,	2009	2008
Accruing loans past due 90 or more days	$—	$—
Nonaccrual loans	1,231	636

Total nonperforming loans	$1,231	$636

4. Premises and Equipment

Premises and equipment are summarized by major classifications as follows (dollars in thousands).

December 31,	2009	2008
Land and land improvements	$511	$450
Buildings and leasehold improvements	4,496	4,492
Furniture, fixtures and equipment	3,525	3,351

Total, at cost	8,532	8,293

Less: accumulated depreciation	6,121	5,558

Premises and equipment, net	$2,411	$2,735

Depreciation expense was approximately $563,000 and $506,000 for the years ended December 31, 2009 and 2008, respectively.

5. Deposits

Deposits are summarized as follows (dollars in thousands).

December 31,	2009	2008
Noninterest-bearing demand deposits	$15,963	$12,005
Interest-bearing demand deposits	15,214	11,336
Savings accounts	21,560	22,477
Money market accounts	53,282	43,873
Certificates of deposit	87,562	83,113

Total deposits	$193,581	$172,804

Interest expense by deposit category was as follows (dollars in thousands).

Years ended December 31,	2009	2008
Interest-bearing demand deposits	$46	$56
Savings accounts	126	183
Money market accounts	969	956
Certificates of deposit	2,925	3,629

Total interest expense	$4,066	$4,824

The aggregate amount of certificates of deposit with a minimum denomination of $100,000 totaled $20.3 million and $14.5 million at December 31, 2009 and 2008, respectively. Generally, deposit amounts in excess of $100,000 are not federally insured with the exception of certain self-directed retirement accounts which are insured up to $250,000. However, deposit insurance per account owner has been temporarily raised from $100,000 to $250,000 for all types of accounts until

FEDFIRST FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2013. The Bank also opted to participate in the FDIC’s Temporary Liquidity Guarantee Program under which, for a fee, noninterest bearing transaction accounts receive unlimited insurance coverage until June 30, 2010.

Scheduled maturities of certificates of deposit were as follows (dollars in thousands):

December 31,	2009		2008
2010	$48,802	2009	$41,085
2011	16,541	2010	22,209
2012	7,971	2011	4,664
2013	2,358	2012	5,801
2014	5,284	2013	2,218
Thereafter	6,606	Thereafter	7,136

Total	$87,562	Total	$83,113

6. Borrowings

We utilize borrowings as a supplemental source of funds for loans and securities. The primary source of borrowings are FHLB advances and, to a limited extent, repurchase agreements. At December 31, 2009 and 2008, we had $107.0 million and $126.9 million, respectively, in outstanding FHLB advances and $5.5 million in repurchase agreements. Our FHLB advances include fixed rate and convertible select advances. The FHLB convertible select advances are long-term borrowings that have a fixed rate for the first three or five years of the term. After the fixed rate term expires, and quarterly thereafter, the FHLB may convert the advance to an adjustable rate advance at its option. If the advance is converted to an adjustable rate advance, the Bank has the option at the conversion date or on any future quarterly rate reset date to prepay the advance with no prepayment fee. At December 31, 2009 and 2008, we had two convertible select advances totaling $13.5 million. At December 31, 2009, a $1.5 million advance can convert to an adjustable rate each quarter at the option of the FHLB and a $12.0 million advance’s first conversion to an adjustable rate may occur in May 2010 and quarterly thereafter.

The following table sets forth borrowings based on their stated maturities and weighted average rates at December 31, 2009 and 2008 (dollars in thousands).

	Weighted Average Rate		Balance
December 31,	2009	2008	2009	2008
Due in one year or less	3.27%	3.39%	$31,778	$33,739
Due in one to two years	3.58	4.20	20,909	25,950
Due in two to three years	4.53	3.57	22,041	23,215
Due in three to four years	3.68	4.53	19,783	22,803
Due in four to five years	3.41	3.68	18,000	23,703
Due after five years	—	5.13	—	3,000

Total advances	3.67%	3.87%	$112,511	$132,410

Advances from the FHLB are secured by the Bank’s stock in the FHLB and certain qualifying mortgage-backed securities to the extent that the defined statutory value must be at least equal to the advances outstanding. Securities with an amortized cost and fair value of $7.5 and $7.8 million, respectively, at December 31, 2009 were pledged to adequately secure the repurchase agreements. The FHLB also has a blanket lien on the Bank’s loans.

The maximum remaining borrowing capacity at the FHLB at December 31, 2009 and 2008 was approximately $69.9 million and $90.9 million, respectively. The advances are subject to restrictions or penalties in the event of prepayment. The Bank also has the ability to borrow $11.4 million from the Federal Reserve based upon eligible collateral. At December 31, 2009 and 2008, the Bank had no borrowings with the Federal Reserve.

FEDFIRST FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

7. Earnings (Loss) Per Share

The following table sets forth basic and diluted earnings (loss) per common share at December 31, 2009 and 2008. There was no dilution from stock options for the years ended December 31, 2009 and 2008.

Years Ended December 31,	2009	2008
(Dollars in thousands, except per share amounts)
Net income (loss) of FedFirst Financial Corporation	$557	$(2,145)
Weighted-average shares outstanding:
Basic	6,082,812	5,956,998
Effect of dilutive stock options and awards	—	—

Diluted	6,082,812	5,956,998
Earnings (loss) per share:
Basic and diluted	$0.09	$(0.36)

8. Operating Leases

The Company leases certain properties under operating leases expiring in various years through 2017. Lease expense was $201,000 and $185,000 for the years ended December 31, 2009 and 2008, respectively.

Minimum future rental payments under noncancelable operating leases are as follows (dollars in thousands).

December 31,	2009
2010	$187
2011	139
2012	107
2013	97
2014	94
Thereafter	203

Total	$827

9. Income Taxes

The difference between actual income tax benefit and the amount computed by applying the federal statutory income tax rate of 34% to income (loss) before income tax expenses (benefits) were reconciled as follows (dollars in thousands).

Years ended December 31,	2009	2008
Computed income tax expense (benefit)	$328	$(1,151)
Increase (decrease) resulting from:
State taxes (net of federal benefit)	39	51
Nontaxable BOLI income	(98)	(276)
Stock-based compensation (ISOs)	75	94
Other, net	14	43

Actual income tax expense (benefit)	$358	$(1,239)

Effective tax rate	37.1%	(37.4)%

FEDFIRST FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, as follows (dollars in thousands).

December 31,	2009	2008
Deferred tax assets:
Allowance for loan losses	$853	$614
Investments in affordable housing projects	104	104
Postretirement benefits	612	725
Net operating loss carryforwards—Federal	12	390
Stock-based compensation (NSOs)	110	85
Impairment loss on securities	1,050	1,634
Net unrealized loss on securities available-for-sale	25	716

Total deferred tax assets	2,766	4,268
Deferred tax liabilities:
Deferred loan costs	(282)	(289)
Depreciation and amortization	(20)	(20)

Total deferred tax liabilities	(302)	(309)
Net deferred tax assets	2,464	3,959
Tax credit carryforwards	1,023	971

Total deferred tax assets and tax credit carryforwards	$3,487	$4,930

The tax credit carryforwards expiring in 2015 through 2020 are available to offset future taxes payable. The Company determined that it was not required to establish a valuation allowance for deferred tax assets since it is more likely than not that the deferred tax assets will be realized through future taxable income and future reversals of existing taxable temporary differences. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.

Income tax expense (benefit) is summarized as follows (dollars in thousands).

Years ended December 31,	2009	2008
Currently (prepaid) payable	$(394)	$78
Deferred expense (benefit)	752	(1,317)

Total income tax expense (benefit)	$358	$(1,239)

10. Regulatory Matters

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possible additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of Total and Tier 1 capital to risk-weighted assets and of Tier 1 capital to average assets. Generally, a savings association is considered to be “undercapitalized” if it has a ratio of total capital to risk weighted assets of less than 8%, a ratio of Tier 1 (core) capital to risk-weighted assets of less than 4% or a ratio of core capital to total assets of less than 4%. At December 31, 2009 and 2008, the Bank met all capital adequacy requirements to which it is subject and notifications from the regulators categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain Total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes would

FEDFIRST FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

change the Bank’s categorization. In December 2008, the Company made an additional investment of $6.5 million in the Bank in order to increase the Bank’s capital levels. The following table sets forth the Bank’s regulatory capital amounts and ratios, as well as the minimum amounts and ratios required to be well capitalized (dollars in thousands).

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action
December 31, 2009	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total capital (to risk weighted assets)	$38,119	19.45%	$15,675	8.00%	$19,594	10.00%
Tier 1 capital (to risk weighted assets)	35,670	18.20	7,838	4.00	11,756	6.00
Tier 1 capital (to adjusted total assets)	35,670	10.12	14,094	4.00	17,617	5.00
Tangible capital (to tangible assets)	35,670	10.12	5,285	1.50	N/A	N/A

December 31, 2008	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total capital (to risk weighted assets)	$35,964	19.93%	$14,435	8.00%	$18,044	10.00%
Tier 1 capital (to risk weighted assets)	34,158	18.93	7,217	4.00	10,826	6.00
Tier 1 capital (to adjusted total assets)	34,158	9.76	13,996	4.00	17,496	5.00
Tangible capital (to tangible assets)	34,158	9.76	5,249	1.50	N/A	N/A

The following is a reconciliation of the Bank’s equity under GAAP to regulatory capital at the dates indicated (dollars in thousands).

December 31,	2009	2008
GAAP equity	$37,113	$34,127
Goodwill and certain other intangible assets	(1,482)	(1,080)
Accumulated other comprehensive loss	39	1,111

Tier 1 capital	35,670	34,158
General regulatory allowance for loan losses*	2,449	1,806

Total capital	$38,119	$35,964

*	Limited to 1.25% of risk-weighted assets

Federal banking regulations place certain restrictions on dividends paid by the Bank to the Company. The total amount of dividends that may be paid at any date is generally limited to the earnings of the Bank for the year to date plus retained earnings for the prior two fiscal years, net of any prior capital distributions. In addition, dividends paid by the Bank to the Company would be prohibited if the distribution would cause the Bank’s capital to be reduced below the applicable minimum capital requirements.

11. Benefit Plans

401(k) Plan

The Company maintains a 401(k) plan for all salaried employees and may make a discretionary contribution to the plan based on a computation in relation to net income and compensation expense. The Company also matches the first 5% of employee deferrals on a graduated scale of 100% of the first 1-3%, and 50% thereafter up to a maximum of 4%. Plan expense was approximately $136,000 and $141,000 for the years ended December 31, 2009 and 2008, respectively. A full-time employee is eligible to participate in the plan after three months of employment, the attainment of age 21, and completion of 250 hours of service each Plan year.

Supplemental Executive Retirement Plan

The Company maintains a nonqualified defined contribution supplemental executive retirement plan (“SERP”) for certain key executive officers and a nonqualified defined benefit SERP for certain directors. The present value of estimated supplemental retirement benefits is charged to operations. A set retirement benefit is provided to the directors, but no set retirement is promised to officers, and no deferral of salary or income is required by the participants. Rather, the Company

FEDFIRST FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

has agreed to place a certain amount of funds into an insurance policy on behalf of the participants. Each year, whatever income the policy generates, in the case of officers, above and beyond a predetermined index rate will be accrued into a retirement account that has been established for the participant. The expense for the years ended December 31, 2009 and 2008 was approximately $53,000 and $133,000, respectively.

Employee Stock Ownership Plan

In 2005, the Bank established an ESOP that purchased 259,210 shares of Company common stock from proceeds provided by the Company in the form of a loan. The effective date of the ESOP is January 1, 2005 and it is considered a leveraged plan. A full-time employee is eligible to participate in the plan after three months of employment, the attainment of age 21, and completion of 250 hours of service in a plan year. Each plan year, the Bank may, at its discretion, make additional contributions to the plan; however, at a minimum, the Bank has agreed to provide a contribution in the amount necessary to service the debt incurred to acquire the stock.

Shares are scheduled for release as the loan is repaid based on the interest method. The present amortization schedule calls for 17,281 shares to be released each December 31. There were no dividends declared or paid for the years ended December 31, 2009 or 2008.

As shares in the ESOP are earned and committed to be released, compensation expense is recorded based on their average fair value. The difference between the average fair value of the shares committed to be released and the cost of those shares to the ESOP is charged or credited to additional paid-in capital. The balance of unearned shares held by the ESOP is shown as a reduction of stockholders’ equity. Only those shares in the ESOP that have been earned and are committed to be released are included in the computation of earnings per share.

ESOP compensation expense was $63,000 for the year ended December 31, 2009 compared to $118,000 for the year ended December 31, 2008. There were 17,281 shares earned and committed to be released and 62,843 allocated shares at December 31, 2009. At December 31, 2008, there were 17,281 shares earned and committed to be released and 49,240 allocated shares. The 172,805 and 190,086 remaining unearned/unallocated shares at December 31, 2009 and 2008 had an approximate fair market value of $588,000 and $814,000, respectively.

12. Stock-Based Compensation

In 2006, FedFirst Financial Corporation’s stockholders approved the 2006 Equity Incentive Plan (the “Plan”). The purpose of the Plan is to promote the Company’s success and enhance its value by linking the personal interests of its employees, officers, directors and directors emeritus to those of the Company’s stockholders, and by providing participants with an incentive for outstanding performance. All of the Company’s salaried employees, officers and directors are eligible to participate in the Plan. The Plan authorizes the granting of options to purchase shares of the Company’s stock, which may be non-statutory stock options or incentive stock options, and restricted stock which is subject to restrictions on transferability and subject to forfeiture. The Plan reserved an aggregate number of 453,617 shares of which 324,012 may be issued in connection with the exercise of stock options and 129,605 may be issued as restricted stock. As of December 31, 2009, there were 107,012 shares available to be issued in connection with the exercise of stock options and 22,105 shares that may be issued as restricted stock.

On August 8, 2008, a non-employee director was granted 2,000 restricted shares of common stock and 5,000 options to purchase shares of common stock. In addition, on the same date, certain officers and key employees of the Company were awarded an aggregate of 15,000 restricted shares of common stock and 30,000 options to purchase shares of common stock. The awards vest over five years at the rate of 20% per year and the stock options have a 10 year contractual life from the date of grant. The Company’s common stock closed at $6.70 per share on August 8, 2008, which is the exercise price of the options granted on that date. The market value of the restricted stock awards was approximately $113,900, before the impact of income taxes. The estimated value of the stock options was $100,100, before the impact of income taxes. The per share weighted-average fair value of stock options granted with an exercise price equal to the market value on August 8, 2008 was $2.86, using the Black-Scholes-Merton option pricing model with the following assumptions: expected life of 7 years, expected dividend rate of 0%, risk-free interest rate of 3.94% and an expected volatility of 32.56%, based on historical results.

FEDFIRST FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

On August 7, 2009, an officer of the Company was awarded an aggregate of 5,000 restricted shares of common stock and 15,000 options to purchase shares of common stock. The awards vest over five years at the rate of 20% per year and the stock options have a 10 year contractual life from the date of grant. The Company’s common stock closed at $3.10 per share on August 7, 2009, which is the exercise price of the options granted on that date. The market value of the restricted stock awards was approximately $15,500, before the impact of income taxes. The estimated value of the stock options was $24,900, before the impact of income taxes. The per share weighted-average fair value of stock options granted with an exercise price equal to the market value on August 7, 2009 was $1.66 using the following Black-Scholes-Merton option pricing model assumptions: expected life of 7 years, expected dividend rate of 0%, risk-free interest rate of 3.50% and an expected volatility of 47.55%, based on historical results.

The Company recognizes expense associated with the awards over the five-year vesting period. Compensation expense was $296,000 for the year ended December 31, 2009 compared to $411,000 for the year ended December 31, 2008. As of December 31, 2009, there was $603,000 of total unrecognized compensation cost related to nonvested stock-based compensation compared to $1.1 million at December 31, 2008. The compensation expense cost at December 31, 2009 is expected to be recognized ratably over the weighted average remaining service period of 2.4 years. There is no intrinsic value for stock options at December 31, 2009. The realized tax benefit for stock options (NSOs) was $25,000 and $47,000 for the years ended December 31, 2009 and 2008, respectively.

	Stock Options
Stock-Based Compensation	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Term
Outstanding at January 1, 2008	239,500	$10.05	8.80
Granted	35,000	6.70
Exercised or converted	—	—
Forfeited	—	—
Expired	—	—

Outstanding at December 31, 2008	274,500	$9.62	7.80
Granted	15,000	3.10
Exercised or converted	—	—
Forfeited	36,000	10.11
Expired	36,500	10.11

Outstanding at December 31, 2009	217,000	$9.01	7.09

Exercisable at December 31, 2009	104,700	$9.83	6.68

	Stock Options		Restricted Stock Awards
	Number of Shares	Fair-Value Price	Number of Shares	Fair-Value Price
Nonvested at December 31, 2007	194,100	$3.14	79,100	$10.03
Granted	35,000	2.86	17,000	6.70
Vested	55,400	3.14	22,500	10.06
Forfeited	—	—	—	—

Nonvested at December 31, 2008	173,700	$3.08	73,600	$9.25
Granted	15,000	1.66	5,000	3.10
Vested	40,400	3.09	17,900	10.04
Forfeited	36,000	3.16	12,000	10.11

Nonvested at December 31, 2009	112,300	$2.86	48,700	$8.12

FEDFIRST FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

13. Concentration of Credit Risk

The risk of loss from lending and investing activities includes the possibility that a loss may occur from the failure of another party to perform according to the terms of the loan or investment agreement. This possibility of loss is known as credit risk. Credit risk can be reduced by diversifying the Company’s assets to prevent imprudent concentrations. The Company has adopted policies designed to prevent imprudent concentrations within its security and loan portfolio.

The primary investment vehicles for the Company for the years ended December 31, 2009 and 2008 were mortgage-backed securities, which are comprised of diversified individual residential mortgage notes, and REMICs (real estate mortgage investment conduits), which represent a participation interest in a pool of mortgages. Mortgage-backed securities are guaranteed as to the timely repayment of principal and interest by a Government-sponsored enterprise. REMICs are created by redirecting the cash flows from the pool of mortgages underlying those securities to create two or more classes (or tranches) with different maturity or risk characteristics designed to meet a variety of investor needs and preferences. REMICs may be sponsored by private issuers, such as money center banks or mortgage bankers, or by U.S. Government agencies and Government-sponsored enterprises. Investments in other securities consist of Government-sponsored securities which are made to provide and maintain liquidity within the guidelines of applicable regulations.

Substantially all of the Company’s loans, excluding those serviced by others, are made to customers located in southwestern Pennsylvania. The Company does not have any other concentration of credit risk representing greater than 10% of loans.

Off-Balance Sheet Risk

The Company is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financial needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit on consumer and commercial lines of credit and fixed and adjustable rate mortgage, commercial, home equity installment and home equity line of credit commitments and are summarized as follows (dollars in thousands).

December 31,	2009	2008
Unused revolving lines of credit	$3,132	$2,664
Unused commercial lines of credit	4,202	3,372
One-to-four family residential commitments	413	1,128
Commercial commitments	—	880
Home equity commitments	283	165

Total commitments outstanding	$8,030	$8,209

Excluding unused lines of credit, fixed-rate loan commitments totaled $696,000 at December 31, 2009 and had interest rates ranging from 5.25% to 5.50%.

14. Fair Value Measurements and Fair Values of Financial Instruments

Management uses its best judgment in estimating the fair value of the Company’s financial instruments; however, there are inherent weaknesses in any estimation technique. Therefore, for substantially all financial instruments, the fair value estimates herein are not necessarily indicative of the amounts the Company could have realized in a sales transaction on the dates indicated. The estimated fair value amounts have been measured as of December 31, 2009 and 2008 and have not been re-evaluated or updated for purposes of these financial statements subsequent to those respective dates. As such, the estimated fair values of these financial instruments subsequent to December 31, 2009 and 2008 may be different than the amounts reported at each period end.

FEDFIRST FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The fair value hierarchy prioritizes the inputs to valuation methods used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are as follows:

Level 1	–	Quoted prices for identical instruments in active markets.

Level 2	–	Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are active, and model derived valuations in which significant inputs or significant drivers are observable in active markets.

Level 3	–	Valuations derived from valuation techniques in which one or more significant inputs or significant drivers are unobservable.

The majority of the Company’s securities are included in Level 2 of the fair value hierarchy. Fair values were determined by a third party pricing service using both quoted prices for similar assets, when available, and model-based valuation techniques that derive fair value based on market-corroborated data, such as instruments with similar prepayment speeds and default interest rates. In some instances, the fair value of certain securities cannot be determined using these techniques due to the lack of relevant market data. As such, these securities are valued using an alternative technique and classified within Level 3 of the fair value hierarchy.

At December 31, 2009, Level 3 includes 11 securities totaling $3.6 million. This balance is comprised of eight mortgage-backed securities at $1.5 million and three corporate debt securities at $2.1 million, which are pooled trust preferred insurance company term obligations. The mortgage-backed securities, which were AAA rated at purchase, do not have an active market and as such the Company has used an alternative method to determine the fair value of these securities. The fair value has been determined using a discounted cash flow model using market assumptions, which generally include cash flow, collateral and other market assumptions. The corporate debt securities, which were rated A at purchase and are currently rated B+, could not be priced using quoted market prices, observable market activity or comparable trades, and the financial market was considered not active. The trust preferred market has been severely impacted by the lack of liquidity in the credit markets and concern over the financial services industry. Fair values for trust preferred securities were obtained from pricing sources with reasonable pricing transparency, taking into account other unobservable inputs related to the risks for each issuer. The pooled trust preferred corporate term obligations owned are collateralized by the trust preferred securities of insurance companies in the U.S. There has been little or no active trading in these securities; therefore it was more appropriate to determine fair value using a discounted cash flow analysis. Determining the appropriate discount rate for the discounted cash flow analysis combined current and observable market spreads for comparable structured credit products with specific risks identified within each issue. The observable market spreads incorporated both credit and liquidity premiums.

For financial assets measured at fair value on a recurring basis, the following tables set forth the fair value measurements by fair value hierarchy at December 31, 2009 (dollars in thousands).

	December 31, 2009	December 31, 2008
Significant other observable inputs (Level 2)	$75,983	$80,062
Significant unobservable inputs (Level 3)	3,576	5,371

Total securities	$79,559	$85,433

FEDFIRST FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Significant Unobservable Inputs (Level 3)
December 31, 2007	$6,390
Total unrealized losses	(2,199)
Purchases	—
Settlements	—
Paydowns and maturities	(307)
Net transfers into level 3	1,487

December 31, 2008	$5,371
Total unrealized gains	591
Purchases	—
Settlements	—
Paydowns and maturities	(651)
Net transfers out of level 3	(1,735)

December 31, 2009	$3,576

	December 31, 2009	December 31, 2008
The amount of total unrealized gains (losses) for the year included in earnings (or changes in net assets) attributable to the change in unrealized gains (losses) relating to assets still held at year indicated	$591	$(2,199)

For financial assets measured at fair value on a nonrecurring basis, the following tables set forth the fair value measurements by fair value hierarchy (dollars in thousands):

December 31, 2009	Level 2
Impaired loans	$634
Real estate owned	419

Certain impaired loans over $250,000 are individually reviewed to determine the amount of each loan that may be at risk of noncollection. When repayment is expected solely from the collateral, the impaired loans are reported at the fair value of the underlying collateral using Level 2 inputs based on property appraisals. The fair value of real estate owned was estimated using Level 2 inputs based on property appraisals less any projected selling costs.

The following presents the fair value of financial instruments. In cases where quoted market prices are not available, fair value is based on estimates using present value or other valuation techniques. These techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be sustained by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. Certain financial instruments and all nonfinancial instruments are excluded from the disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company. In addition, the following information should not be interpreted as an estimate of the fair value of the Company since a fair value calculation is only provided for a limited portion of the Company’s assets and liabilities. Due to a wide range of valuation techniques and the degree of subjectivity used in making the estimates, comparisons between the Company’s disclosures and those of other companies may not be meaningful. The following methods and assumptions were used to estimate the fair values of the Company’s financial instruments at December 31, 2009 and 2008:

Cash and Cash Equivalents

The carrying amounts approximate the asset’s fair values.

FEDFIRST FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Securities (Including Mortgage-Backed Securities)

The fair value of securities are determined by a third party pricing service using both quoted prices for similar assets, when available, and model-based valuation techniques that derive fair value based on market-corroborated data, such as instruments with similar prepayment speeds and default interest rates (Level 2). In some instances, the fair value of certain securities cannot be determined using these techniques due to the lack of relevant market data. As such, these securities are valued using an alternative technique and classified within Level 3 of the fair value hierarchy. Alternative techniques include using a discounted cash flow model using market assumptions, which generally include cash flow, collateral and other market assumptions or obtaining fair values from pricing sources with reasonable pricing transparency, taking into account other unobservable inputs related to the risks for each issuer.

Loans

The fair values for residential loans are estimated using discounted cash flow analyses using mortgage commitment rates from either FNMA or FHLMC. The fair values of consumer and commercial loans are estimated using discounted cash flow analyses, using interest rates reported in various government releases. The fair values of multi-family and nonresidential mortgages are estimated using discounted cash flow analysis, using interest rates based on national commitment rates on similar loans.

Federal Home Loan Bank Stock

The carrying amount approximates the asset’s fair value.

Accrued Interest Receivable and Accrued Interest Payable

The fair value of these instruments approximates the carrying value.

Deposits

The fair values disclosed for demand deposits (eg., savings accounts) are, by definition, equal to the amount payable on demand at the repricing date (i.e., their carrying amounts). Fair values of certificates of deposits are estimated using a discounted cash flow calculation that applies the FHLB of Pittsburgh advance yield curve to the maturity schedule of the Bank’s certificates of deposit.

Borrowings

The fair value the FHLB advances and repurchase agreements are estimated using a discounted cash flow calculation using the current FHLB advance yield curve. This is the method that the FHLB of Pittsburgh used to determine the cost of terminating the borrowing contract. The FHLB of Pittsburgh issues a valuation report for convertible select advances.

Commitments to Extend Credit

These financial instruments are generally not subject to sale and estimated fair values are not readily available. The carrying value, represented by the net deferred fee arising from the unrecognized commitment, and the fair value determined by discounting the remaining contractual fee over the term of the commitment using fees currently charged to enter into similar agreements with similar credit risk, are not considered material for disclosure purposes. The contractual amounts of unfunded commitments are presented in Note 13 to these financial statements.

FEDFIRST FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table sets forth the carrying amount and estimated fair value of financial instruments (dollars in thousands).

December 31,	2009		2008
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Financial assets:
Cash and cash equivalents	$7,496	$7,496	$7,847	$7,847
Securities	79,559	79,559	85,433	85,433
Loans, net	240,387	246,502	230,184	235,331
FHLB stock	6,901	6,901	6,901	6,901
Accrued interest receivable	1,556	1,556	1,652	1,652
Financial liabilities:
Deposits	193,581	194,814	172,804	174,565
Borrowings	112,511	115,437	132,410	135,740
Accrued interest payable	836	836	1,289	1,289

15. Condensed Financial Statements of Parent Company

Financial information pertaining only to FedFirst Financial Corporation (dollars in thousands).

Statements of Financial Condition

December 31,	2009	2008
Assets:
Cash and cash equivalents	$3,058	$2,781
Investment in the Bank	37,034	34,127
Loan receivable, ESOP	1,928	2,067
Other assets	372	370

Total assets	$42,392	$39,345

Liabilities and Stockholders’ Equity:
Accrued expenses	28	24
Stockholders’ equity	42,364	39,321

Total liabilities and stockholders’ equity	$42,392	$39,345

Statements of Operations

Years ended December 31,	2009	2008
Interest income	$119	$126
Operating expense	240	288

Loss before undistributed loss of subsidiary and income tax benefit	(121)	(162)
Undistributed net income (loss) of subsidiary	639	(2,035)

Income (loss) before income tax benefit	518	(2,197)

Income tax benefit	(39)	(52)

Net income (loss)	$557	$(2,145)

FEDFIRST FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Statements of Cash Flows

Years ended December 31,	2009	2008
Cash flows from operating activities:
Net income (loss)	$557	$(2,145)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Undistributed net (income) loss in subsidiary	(639)	2,035
Noncash expense for stock-based compensation	296	411
Increase in other assets	(3)	(81)
Increase (decrease) in other liabilities	4	(166)

Net cash provided by operating activities	215	54

Cash flows from investing activities:
ESOP loan principal payments received	139	133
Investment in FFSB	—	(6,500)

Net cash provided by (used in) investing activities	139	(6,367)

Cash flows from financing activities:
Purchases of common stock to be held in treasury	(77)	(1,350)

Net cash used in financing activities	(77)	(1,350)

Net increase (decrease) in cash and cash equivalents	277	(7,663)
Cash and cash equivalents at beginning of year	2,781	10,444

Cash and cash equivalents at end of year	$3,058	$2,781

16. Segment and Related Information

The consolidated operating results of FedFirst Financial are presented as a single financial services segment. FedFirst Financial is the parent company of the Bank, which owns FFEC. FFEC has an 80% controlling interest in Exchange Underwriters. Exchange Underwriters is managed separately from the banking and related financial services that the Company offers. Exchange Underwriters is an independent insurance agency that offers property and casualty, life, health, commercial general liability, surety and other insurance products.

FEDFIRST FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Following is a table of selected financial data for the Company’s subsidiaries and consolidated results for 2009 and 2008 (dollars in thousands).

	First Federal Savings Bank	Exchange Underwriters, Inc.	FedFirst Financial Corporation	Net Eliminations	Consolidated
December 31, 2009
Assets	$353,397	$1,511	$42,392	$(44,007)	$353,293
Liabilities	316,280	783	28	(6,241)	310,850
Stockholders’ equity	37,117	728	42,364	(37,766)	42,443
December 31, 2008
Assets	$350,517	$1,338	$39,345	$(41,439)	$349,761
Liabilities	316,283	489	24	(6,459)	310,337
Stockholders’ equity	34,234	849	39,321	(34,980)	39,424
Year Ended December 31, 2009
Total interest income	$18,036	$15	$119	$(119)	$18,051
Total interest expense	8,780	—	—	(119)	8,661

Net interest income	9,256	15	119	—	9,390
Provision for loan losses	1,090	—	—	—	1,090

Net interest income after provision for loan losses	8,166	15	119	—	8,300
Noninterest income	1,001	2,218	—	—	3,219
Noninterest expense	8,546	1,767	240	—	10,553
Undistributed net income of subsidiary	254	—	639	(893)	—

Income (loss) before income tax expense (benefit) and noncontrolling interest in net income of consolidated subsidiary	875	466	518	(893)	966
Income tax (benefit) expense	185	212	(39)	—	358

Net income (loss) before noncontrolling interest in net income of consolidated subsidiary	690	254	557	(893)	608
Noncontrolling interest in net income of consolidated subsidiary	51	—	—	—	51

Net (loss) income	$639	$254	557	$(893)	$557

Year Ended December 31, 2008
Total interest income	$17,927	$32	$126	$(126)	$17,959
Total interest expense	9,763	—	—	(126)	9,637

Net interest income	8,164	32	126	—	8,322
Provision for loan losses	878	—	—	—	878

Net interest income after provision for loan losses	7,286	32	126	—	7,444
Noninterest (loss) income	(3,272)	1,929	—	—	(1,343)
Noninterest expense	7,823	1,299	288	—	9,410
Undistributed net income (loss) of subsidiary	375	—	(2,035)	1,660	—

(Loss) income before income tax (benefit) expense and noncontrolling interest in net income of consolidated subsidiary	(3,434)	662	(2,197)	1,660	(3,309)
Income tax expense (benefit)	(1,474)	287	(52)	—	(1,239)

Net (loss) income before noncontrolling interest in net income of consolidated subsidiary	(1,960)	375	(2,145)	1,660	(2,070)
Noncontrolling interest in net income of consolidated subsidiary	75	—	—	—	75

Net (loss) income	$(2,035)	$375	(2,145)	$1,660	$(2,145)

FEDFIRST FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

17. Quarterly Financial Information (Unaudited)

The following table summarizes selected information regarding the Company’s results of operations for the periods indicated (dollars in thousands). Quarterly earnings (loss) per share data may vary from annual loss per share due to rounding.

Three Months Ended	March 31, 2009	June 30, 2009	September 30, 2009	December 31, 2009
Interest income	$4,570	$4,484	$4,509	$4,488
Interest expense	2,350	2,218	2,096	1,997

Net interest income	2,220	2,266	2,413	2,491
Provision for loan losses	160	230	300	400

Net interest income after provision for loan losses	2,060	2,036	2,113	2,091
Noninterest income	913	887	706	713
Noninterest expense	2,398	2,811	2,657	2,687

Income before income tax expense and noncontolling interest in net income (loss) of consolidated subsidiary	575	112	162	117
Income tax expense	218	45	57	38

Net income before noncontrolling interest in net income (loss) of consolidated subsidiary	357	67	105	79
Noncontrolling interest in net income (loss) of consolidated subsidiary	38	19	—	(6)

Net income	$319	$48	$105	$85

Earnings per share basic and diluted	$0.05	$0.01	$0.02	$0.01

Three Months Ended	March 31, 2008	June 30, 2008	September 30, 2008	December 31, 2008
Interest income	$4,306	$4,355	$4,602	$4,696
Interest expense	2,426	2,356	2,422	2,433

Net interest income	1,880	1,999	2,180	2,263
Provision for loan losses	59	220	260	339

Net interest income after provision for loan losses	1,821	1,779	1,920	1,924
Noninterest income (loss)	1,045	589	582	(3,559)
Noninterest expense	2,354	2,236	2,380	2,440

Income (loss) before income tax expense (benefit) and noncontolling interest in net income of consolidated subsidiary	512	132	122	(4,075)
Income tax expense (benefit)	201	54	51	(1,545)

Net income (loss) before noncontrolling interest in net income of consolidated subsidiary	311	78	71	(2,530)
Noncontrolling interest in net income of consolidated subsidiary	43	13	5	14

Net income (loss)	$268	$65	$66	$(2,544)

Earnings (loss) per share basic and diluted	$0.04	$0.01	$0.01	$(0.43)

FEDFIRST FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

18. Subsequent Events

On February 23, 2010, the Company, the Bank and FFMHC adopted a Plan of Conversion and Reorganization (the “Plan of Conversion”) pursuant to which the Bank will reorganize from the two-tier mutual holding company structure to the stock holding company structure. The Plan of Conversion was subsequently amended on March 9, 2010. Pursuant to the Plan of Conversion, (i) FFMHC will merge with and into the Company, with the Company being the surviving entity, (ii) the Company will merge with a newly formed Maryland corporation named FedFirst Financial Corporation, (iii) the shares of common stock of the Company held by persons other than FFMHC (whose shares will be canceled) will be converted into shares of common stock of new FedFirst Financial Corporation pursuant to an exchange ratio designed to preserve the percentage ownership interests of such persons, (iv) the Bank will become a wholly owned subsidiary of capital new FedFirst Financial Corporation, and (v) new FedFirst Financial Corporation will offer and sell shares of the common stock to depositors of the Bank and others in the manner and subject to the priorities set forth in the Plan of Conversion.

In connection with the conversion and offering, shares of the Company’s common stock currently owned by FFMHC will be canceled and new shares of common stock, representing the approximate 57.5% ownership interest of FFMHC, will be offered for sale by new FedFirst Financial Corporation. Concurrent with the completion of the conversion and offering, the Company’s existing public shareholders will receive shares of new FedFirst Financial Corporation’s common stock for each share of the Company’s common stock they own at that date, based on an exchange ratio to ensure that they will own approximately the same percentage of the new FedFirst Financial Corporation’s common stock as they owned of the Company’s common stock immediately prior to the conversion and offering.

At the time of the conversion, liquidation accounts will be established in an amount equal to the percentage ownership in the Company owned by FFMHC multiplied by the Company’s stockholders’ equity as reflected in the latest statement of financial condition used in the final offering prospectus for the conversion plus the value of the net assets of FFMHC as reflected in the latest statement of financial condition of FFMHC prior to the effective date of the conversion. The liquidation accounts will be maintained for the benefit of eligible account holders and supplemental eligible account holders (collectively, “eligible depositors”) who continue to maintain their deposit accounts in the Bank after the conversion. In the event of a complete liquidation of the Bank or the Bank and new FedFirst Financial Corporation (and only in such event), eligible depositors who continue to maintain accounts shall be entitled to receive a distribution from the liquidation account before any liquidation may be made with respect to common stock. Neither new FedFirst Financial Corporation nor the Bank may declare or pay a cash dividend if the effect thereof would cause its equity to be reduced below either the amount required for the liquidation account or the regulatory capital requirements imposed by the Office of Thrift Supervision.

The transactions contemplated by the Plan of Conversion are subject to approval by the shareholders of the Company, the members of FFMHC, and the Office of Thrift Supervision. Meetings of the Company’s shareholders and FFMHC’s members will be held to approve the plan in the second quarter of 2010. If the conversion and offering are completed, conversion costs will be netted against the offering proceeds. If the conversion and offering are terminated, such costs will be expensed. As of February 28, 2010, the Company had incurred approximately $115,000 of conversion costs.

X PLEASE MARK VOTES AS IN THIS EXAMPLE

REVOCABLE PROXY
FEDFIRST FINANCIAL CORPORATION

The undersigned hereby appoints Patrick G. O'Brien and John J. LaCarte each with full power of substitution, to act as proxy for the undersigned, and to vote all shares of common stock of the Company which the undersigned is entitled to vote only at the Annual Meeting of Shareholders, to be held on June 28, 2010, at 1:00 p.m., local time, at the Monessen Business Development Center, Fourth Floor Conference Room, 435 Donner Avenue, Monessen, Pennsylvania, and at any and all adjournments thereof, with all of the powers the undersigned would possess if personally present at such meeting as follows:

2. The following informational proposals:

____

Please be sure to date and sign this proxy card in the box below.

Date

Sign above

FEDFIRST FINANCIAL CORPORATION

This proxy, properly signed and dated, is revocable and will be voted as directed, but if no instructions are specified, this proxy will be voted "FOR" the proposals listed. If any other business is presented at the annual meeting, including whether or not to adjourn the meeting, this proxy will be voted by the proxies in their best judgment. At the present time, the Board of Directors knows of no other business to be presented at the annual meeting. This proxy also confers discretionary authority on the Board of Directors to vote with respect to the election of any person as director where the nominees are unable to serve or for good cause will not serve and matters incident to the conduct of the meeting.

Please sign exactly as your name appears on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder may sign but only one signature is required.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

____

____

____

5812

PLEASE MARK VOTES AS IN THIS EXAMPLE

FEDFIRST REVOCABLE FINANCIAL PROXY CORPORATION

ANNUAL MEETING OF SHAREHOLDERS JUNE 28, 2010, 1:00 P.M., EASTERN TIME

THIS PROXY IS SOLICITED ON BEHALF OFT HE BOARD OF DIRECTORS

The undersigned hereby appoints Patrick G. O’Brien and John J. LaCarte each The with undersigned full power of hereby substitution, appoints to Patrick act as proxy G. O=Brien for the and undersigned, John J. LaCarte and to entitled vote all to shares vote of only common at the stock Annual of Meeting the Company of Shareholders, which the undersigned to be held on is June Center, 28, Fourth 2010, at Floor 1:00 p. Conference m., local time, Room, at the 435 Monessen Donner Business Avenue, Development Monessen, Pennsylvania, undersigned would and at possess any and if all personally adjournments present thereof, at such with meeting all of the as powers follows: the

Please this proxy be card sure int to he date box and below. sign

Date

Sign above

1. Approval of the plan of conve rsion and reorganization.

2. The following informational proposals:

2a. Approval of a provision in new FedFirst Financial’s articles of incorporation requiring a super-majority vote to approve certain amendments to new FedFirst Financial’ s articles of incorporation.

2b. Approvalof a provision in new FedFirst Financial’s articles of incorporation to limit the voting rights of shares beneficially owned in excess of 10% of new FedFirst F ina ncial’s out standi ngv ot ing stock.

3. The electi on a s director of the nominees listed.

Three years:

Richard B. Boyer, John M.K is h, David L. Wohleber

Two years: One year:

John M. Swiatek R. Carlyn Belczyk

INSTRUCTION: To withhold authority to vote f or anyi ndividual nominee, mark “For All Except” and wri te th at nominee’s name in the space provided below.

4. The ratifi cation of the appoi ntm ent of Pare nteBeard LLC as independent regi stered public account ants of FedFir st Fin ancial C orporatio n for the fis cal y ear ending December 31, 2010.

5. The approva l of the adjour nm ent of the a nnual meeting, if necessary, to solici t additional proxie s in th e ev entt ha t th ere are not sufficient votes att he time of t he annual meeting to app rove the plan of conversion.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE LISTED PROPOSALS.

For Against Abstain

For Against Abstain

For Withheld Vote Except For Al

For Against Abstain

Detach above card, sign, date and mail in the postage paid envelope provided.

FEDFIRST FINANCIAL CORPORATION

This proxy, properly signed and dated, is revocabl e and will b e voted as directed, but if no instructions are specified, this proxy will be voted “FOR” the proposals listed. If any other business is presented at the annual meeting, including whether or not to adjourn th e meeting, this proxy will be voted by the proxies in their best judgment. At the present time, the Boar d of Directors knows of no otherb us in es s to be presented att he annual meeting.T his proxya lso confers discretionary authority on the Board of Directors to vote with respe ctt o th e election of any person as director where th e nomin ees are unable to serve or for good cause wil not serve and matters in cident to the conduc t of the meeting.

Pleas e sig n exactl y as your namea ppears on thisc ard . When signing as attorney, executor, administrator, trust ee or guardian, pleaseg iv e yourf ull title. If s hare sa reh eld jointly, each holder mays ign but only one signature is required.

PLEASEC OMPLETE, DATE, SIGN AND PROMPTLY MAIL THIS PROXY IN THE ENCLOSEDP OSTAGE-PAID ENVELOPE.

IFY OURA DDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY INT HE ENVELOPE PROVIDED.

5812

Dear ESOP Participant:

On behalf of the Board of Directors of FedFirst Financial Corporation (the “Company”), I am forwarding you the attached blue vote authorization form provided for the purpose of conveying your voting instructions to MG Trust Co. (the “Trustee”) on the proposals to be presented at the Annual Meeting of Shareholders of FedFirst Financial Corporation to be held on June 28, 2010. Also enclosed is a Notice and Proxy Statement/Prospectus for the Annual Meeting of Shareholders of FedFirst Financial Corporation.

As a participant in the First Federal Savings Bank Employee Stock Ownership Plan (the “ESOP”), you are entitled to vote all shares of Company common stock allocated to your account as of May 4, 2010, the record date for the Annual Meeting. All allocated shares of Company common stock will be voted as directed by participants, so long as participant instructions are received by the Trustee on or before June 21, 2010. If you do not direct the Trustee as to how to vote the shares of Company common stock allocated to your ESOP account, the Trustee will vote your shares in a manner calculated to most accurately reflect the instructions it receives from other participants, subject to its fiduciary duties.

Please complete, sign and return the enclosed blue vote authorization form in the postage paid envelope provided.

Sincerely,

Patrick G. O’Brien President and Chief Executive Officer

VOTE AUTHORIZATION FORM

I understand that MG Trust Co. (the “ESOP Trustee”), is the holder of record and custodian of all shares of FedFirst Financial Corporation (the “Company”) common stock under the First Federal Savings Bank Employee Stock Ownership Plan. I understand that my voting instructions are solicited on behalf of the Company’s Board of Directors for the Annual Meeting of Shareholders to be held at the Monessen Business Development Center, Fourth Floor Conference Room, 435 Donner Avenue, Monessen, Pennsylvania, on June 28, 2010.

You are to vote my shares as follows:

1.		Approval of the plan of conversion and reorganization.	FOR	AGAINST	ABSTAIN

			☐	☐	☐

2.		The following proposals:	FOR	AGAINST	ABSTAIN

	2a.	Approval of a provision in new FedFirst Financial’s articles of incorporation requiring a super-majority vote to approve certain amendments to new FedFirst Financial’s articles of incorporation.	☐	☐	☐

	2b.	Approval of a provision in new FedFirst Financial’s articles of incorporation to limit the voting rights of shares beneficially owned in excess of 10% of new FedFirst Financial’s outstanding voting stock.	☐	☐	☐

3.		The election as director of the nominees listed (except as marked to the contrary below).

Three years: Richard B. Boyer, John M. Kish, David L. Wohleber

Two years: John M. Swiatek One year: R. Carlyn Belczyk

FOR VOTE WITHHELD FOR ALL EXCEPT

☐ ☐ ☐

INSTRUCTION: To withhold your vote for any individual nominee, mark “For All Except” and write that nominee’s name on the line provided below.

4.		The ratification of the appointment of ParenteBeard LLC as independent registered public accountants of FedFirst Financial Corporation for the year ending December 31, 2010.

FOR AGAINST ABSTAIN

☐ ☐ ☐

5.		The approval of the adjournment of the annual meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the annual meeting to approve the plan of conversion.

FOR AGAINST ABSTAIN

☐ ☐ ☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE LISTED PROPOSALS.

The ESOP Trustee is hereby authorized to vote all shares of Company common stock allocated to me in its trust capacity as indicated above.

Date	Signature

Please date, sign and return this form in the enclosed postage-paid envelope no later than June 21, 2010.

Dear Stock Award Recipient:

On behalf of the Board of Directors of FedFirst Financial Corporation (the “Company”), I am forwarding you the attached yellow vote authorization form provided for the purpose of conveying your voting instructions to MG Trust Co. (the “Trustee”) on the proposals to be presented at the Annual Meeting of Shareholders of FedFirst Financial Corporation to be held on June 28, 2010. Also enclosed is a Notice and Proxy Statement/Prospectus for the Annual Meeting of Shareholders of FedFirst Financial Corporation.

You are entitled to vote all shares of restricted Company common stock awarded to you under the FedFirst Financial Corporation 2006 Equity Incentive Plan (“Incentive Plan”) that are unvested as of May 4, 2010, the record date for the Annual Meeting. The Trustee will vote these shares of Company common stock held in the Incentive Plan Trust in accordance with instructions it receives from you and other Stock Award Recipients. To direct the voting of the unvested shares of Company common stock awarded to you under the Incentive Plan, you must complete and sign the attached yellow vote authorization form and return it in the enclosed postage-paid envelope no later than June 21, 2010.

Sincerely,

Patrick G. O’Brien President and Chief Executive Officer

VOTE AUTHORIZATION FORM

I understand that MG Trust Co. (the “Trustee”) is the holder of record and custodian of all unvested restricted shares FedFirst Financial Corporation (the “Company”) common stock awarded to me under the FedFirst Financial Corporation 2006 Equity Incentive Plan (“Incentive Plan”). Further, I understand that my voting instructions are solicited on behalf of the Company’s Board of Directors for the Annual Meeting of Shareholders to be held at the Monessen Business Development Center, Fourth Floor Conference Room, 435 Donner Avenue, Monessen, Pennsylvania, on June 28, 2010.

You are to vote my shares as follows:

1.		Approval of the plan of conversion and reorganization.	FOR	AGAINST	ABSTAIN

			☐	☐	☐

2.		The following proposals:	FOR	AGAINST	ABSTAIN

	2a.	Approval of a provision in new FedFirst Financial’s articles of incorporation requiring a super-majority vote to approve certain amendments to new FedFirst Financial’s articles of incorporation.	☐	☐	☐

	2b.	Approval of a provision in the new FedFirst Financial’s articles of incorporation to limit the voting rights of shares beneficially owned in excess of 10% of new FedFirst Financial’s outstanding voting stock.	☐	☐	☐

3.		The election as director of the nominees listed (except as marked to the contrary below).

Three years: Richard B. Boyer, John M. Kish, David L. Wohleber

Two years: John M. Swiatek One year: R. Carlyn Belczyk

FOR VOTE WITHHELD FOR ALL EXCEPT

☐ ☐ ☐

INSTRUCTION: To withhold your vote for any individual nominee, mark “For All Except” and write that nominee’s name on the line provided below.

4.		The ratification of the appointment of ParenteBeard LLC as independent registered public accountants of FedFirst Financial Corporation for the year ending December 31, 2010.

FOR AGAINST ABSTAIN

☐ ☐ ☐

5.		The approval of the adjournment of the annual meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the annual meeting to approve the plan of conversion.

FOR AGAINST ABSTAIN

☐ ☐ ☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE LISTED PROPOSALS.

The Trustee is hereby authorized to vote the shares credited to me in its trust capacity as indicated above.

Date	Signature

Please date, sign and return this form in the enclosed postage-paid envelope no later than June 21, 2010.

Dear 401(k) Plan Participant:

On behalf of the Board of Directors of FedFirst Financial Corporation (the “Company”), I am forwarding you the attached green vote authorization form provided for the purpose of conveying your voting instructions to MG Trust Co. (the “Trustee”) on the proposals to be presented at the Annual Meeting of Shareholders of FedFirst Financial Corporation to be held on June 28, 2010. Also enclosed is a Notice and Proxy Statement/Prospectus for the Annual Meeting of Shareholders of FedFirst Financial Corporation.

As a holder of FedFirst Financial Corporation common stock (“Common Stock”) under the First Federal Savings Bank Retirement Plan (the “401(k) Plan”), you are entitled to direct the Trustee how to vote the shares of Common Stock credited to your account as of May 4, 2010, the record date for the Annual Meeting. If the Trustee does not receive your instructions by June 21, 2010, your shares will not be voted at the Annual Meeting.

Please complete, sign and return the enclosed green vote authorization form in the postage paid envelope provided.

Sincerely,

Patrick G. O’Brien President and Chief Executive Officer

VOTE AUTHORIZATION FORM

I understand that MG Trust Co. (the “Trustee”) is the holder of record and custodian of all shares of FedFirst Financial Corporation (the “Company”) common stock credited to me under the First Federal Savings Bank Retirement Plan. I understand that my voting instructions are solicited on behalf of the Company’s Board of Directors for the Annual Meeting of Shareholders to be held at the Monessen Business Development Center, Fourth Floor Conference Room, 435 Donner Avenue, Monessen, Pennsylvania, on June 28, 2010.

You are to vote my shares as follows:

1.		Approval of the plan of conversion and reorganization.	FOR	AGAINST	ABSTAIN

			☐	☐	☐

2.		The following proposals:	FOR	AGAINST	ABSTAIN

	2a.	Approval of a provision in new FedFirst Financial’s articles of incorporation requiring a super-majority vote to approve certain amendments to new FedFirst Financial’s articles of incorporation.	☐	☐	☐

	2b.	Approval of a provision in new FedFirst Financial’s articles of incorporation to limit the voting rights of shares beneficially owned in excess of 10% of new FedFirst Financial’s outstanding voting stock.	☐	☐	☐

3.		The election as director of the nominees listed (except as marked to the contrary below).

Three years: Richard B. Boyer, John M. Kish, David L. Wohleber

Two years: John M. Swiatek One year: R. Carlyn Belczyk

FOR VOTE WITHHELD FOR ALL EXCEPT

☐ ☐ ☐

INSTRUCTION: To withhold your vote for any individual nominee, mark “For All Except” and write that nominee’s name on the line provided below.

4.		The ratification of the appointment of ParenteBeard LLC as independent registered public accountants of FedFirst Financial Corporation for the year ending December 31, 2010.

FOR AGAINST ABSTAIN

☐ ☐ ☐

5.		The approval of the adjournment of the annual meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the annual meeting to approve the plan of conversion.

FOR AGAINST ABSTAIN

☐ ☐ ☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE LISTED PROPOSALS.

The Trustee is hereby authorized to vote the shares credited to me in its trust capacity as indicated above.

Date	Signature

Please date, sign and return this form in the enclosed postage-paid envelope no later than June 21, 2010.